Use these links to rapidly review the document

As filed with the Securities and Exchange Commission on March 23, 2015

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AbbVie Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	32-0375147 (I.R.S. Employer Identification Number)

1 North Waukegan Road,
North Chicago, Illinois 60064
(847) 932-7900
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Laura J. Schumacher, Esq.
Executive Vice President, Business Development, External Affairs and General Counsel
AbbVie Inc.
1 North Waukegan Road,
North Chicago, Illinois 60064
(847) 932-7900
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Lara M. Levitan AbbVie Inc. 1 North Waukegan Road North Chicago, Illinois 60064-6400 (847) 932-7900	David C. Karp, Esq. David K. Lam, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-2000	Elaine Stracker PhD, JD General Counsel Pharmacyclics, Inc. 995 E. Arques Avenue Sunnyvale, California 94085 (408) 774-0330	Robert T. Ishii, Esq. Denny Kwon, Esq. Wilson Sonsini Goodrich & Rosati One Market Plaza Spear Tower, Suite 3300 San Francisco, California 94105 415-947-2000

Approximate date of commencement of proposed sale of the securities to the public:
March 23, 2015, the date on which the preliminary prospectus and tender offer materials are filed and sent to securityholders

           If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:    ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

           If applicable, place an ☒ in the box to designate the appropriate rule provision relied upon in conducting this transaction:

           Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)    ☐

           Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Common stock, par value $0.01 per share	150,150,179 shares(1)	N/A	$8,496,518,130(2)	$987,295.41(3)(4)

(1)
Represents the maximum number of shares of AbbVie Inc. common stock estimated to be issuable upon consummation of the offer and subsequent merger.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act on the basis of the market value of the shares of Pharmacyclics common stock to be cancelled in the offer and the merger, computed in accordance with Rule 457(f)(1) and Rule 457(f)(3) based on (a) the product of (i) $257.93, the average of the high and low sales prices per share of Pharmacyclics common stock on March 19, 2015, as reported by the New York Stock Exchange, and (ii) 80,398,544 (the number of shares of Pharmacyclics common stock estimated to be outstanding at the time the offer and the merger are consummated), less (b) $12,240,678,324 (the estimated amount of cash that will be paid by AbbVie Inc. to the holders of shares of Pharmacyclics common stock in the merger.

(3)
The amount of the filing fee, calculated in accordance with Rule 457(c) and Rule 457(f) under the Securities Act, equals 0.00011620 multiplied by the proposed maximum offering price.

(4)
The filing fee previously paid by AbbVie Inc. on behalf of AbbVie Private Limited, a wholly owned subsidiary of AbbVie, upon filing a Registration Statement on Form S-4 on August 21, 2014 (later terminated by withdrawal letter on October 22, 2014) has been offset against the currently due filing fee of $987,295.41.

           The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this document may change. The registrant may not complete the offer and issue these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This document is not an offer to sell these securities, and AbbVie Inc. is not soliciting an offer to buy these securities in any state or jurisdiction in which such offer is not permitted.

PRELIMINARY AND SUBJECT TO CHANGE, DATED MARCH 23, 2015

Offer by

ABBVIE INC.

to Exchange Each Outstanding Share of Common Stock of

PHARMACYCLICS, INC.

for

$152.25 in Cash and
$109.00 in Fair Market Value of Shares of Common Stock of AbbVie Inc.

or

$261.25 in Cash

or

$261.25 in Fair Market Value of Shares of Common Stock of AbbVie Inc.

(subject in each case to the election procedures and, in the case of an all-cash election or an all-stock election, to the proration procedures described in this document and related letter of election and transmittal)

        THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF APRIL 17, 2015, UNLESS EXTENDED.

        AbbVie Inc., through its direct wholly owned subsidiary Oxford Amherst Corporation (the "Offeror"), is offering to exchange for each outstanding share of common stock of Pharmacyclics, Inc., par value $0.0001 per share, validly tendered and not properly withdrawn in the offer:

  •
  $152.25 in cash; and

  •
  a number of shares of AbbVie common stock equal to $109.00 divided by the volume weighted average sale price per share of AbbVie common stock as reported on the New York Stock Exchange (the "NYSE") for the ten consecutive trading days ending on and including the second trading day prior to the final expiration date of the offer, as calculated by Bloomberg Financial LP under the function "ABBV UN Equity AQR."

        We refer to the above as the "mixed consideration." In lieu of receiving the mixed consideration, holders of Pharmacyclics shares may elect to receive, for each Pharmacyclics share that they hold, (1) $261.25 in cash (we refer to this election as the "all-cash election") or (2) a number of shares of AbbVie common stock equal to $261.25 divided by the volume weighted average sale price per share of AbbVie common stock as reported on the NYSE for the ten consecutive trading days ending on and including the second trading day prior to the final expiration date of the offer, as calculated by Bloomberg Financial LP under the function "ABBV UN Equity AQR" (we refer to this election as the "all-stock election").

        Pharmacyclics stockholders who validly tender and do not properly withdraw their Pharmacyclics shares into the offer and do not make a valid election will receive the mixed consideration for their Pharmacyclics shares. Pharmacyclics stockholders who make the all-cash election or the all-stock election will be subject to proration to ensure that approximately 41.7% of the aggregate consideration in the offer will be paid in shares of AbbVie common stock and approximately 58.3% of the aggregate consideration in the offer (as reduced by the Pharmacyclics shares held by stockholders who have properly exercised and perfected dissenters' rights under the General Corporation Law of the State of

Delaware (the "DGCL")) will be paid in cash. See "The Offer—Elections and Proration" for a description of the proration procedure.

        The number of shares of AbbVie common stock to be received by holders of Pharmacyclics shares in exchange for each Pharmacyclics share that will receive either the mixed consideration or the all-stock consideration will be determined in advance of the expiration date of the offer based on the final expiration date of the offer. AbbVie will announce the number of shares of AbbVie common stock to be exchanged for each Pharmacyclics share that will receive either the mixed consideration or the all-stock consideration by issuing a press release no later than 9:00 a.m., New York City time, on the trading day prior to the final expiration date. For example, AbbVie will announce, by issuing a press release no later than 9:00 a.m., New York City time, on April 16, 2015, the number of shares of AbbVie common stock to be received by holders of Pharmacyclics shares in exchange for each Pharmacyclics share that will receive either the mixed consideration or the all-stock consideration that will apply if the offer expires at 12:00 midnight, New York City time, at the end of April 17, 2015. If the offer is extended, AbbVie will recalculate this information based on the later expected final expiration date and announce the new numbers in a similar manner.

        The purpose of the offer is for AbbVie to acquire control of, and ultimately the entire equity interest in, Pharmacyclics. The offer is the first step in AbbVie's plan to acquire all of the outstanding Pharmacyclics shares. If the offer is completed, AbbVie intends to consummate promptly following (and on the same date as) the consummation of the offer a merger of the Offeror with and into Pharmacyclics, with Pharmacyclics surviving the merger (which we refer to as the "first merger"). The purpose of the first merger is for AbbVie to acquire all Pharmacyclics shares that it did not acquire in the offer. In the first merger, each outstanding Pharmacyclics share that was not acquired by AbbVie or the Offeror will be converted into the mixed consideration or, at the election of the holder of such shares, the all-cash consideration or all-stock consideration, subject to proration to ensure that approximately 41.7% of the aggregate consideration in the first merger will be paid in shares of AbbVie common stock and approximately 58.3% of the aggregate consideration in the first merger will be paid in cash. After the first merger, the Pharmacyclics business will be held in a wholly owned subsidiary of AbbVie, and the former Pharmacyclics stockholders will no longer have any direct ownership interest in the surviving corporation. Immediately following the first merger, the surviving corporation will merge with and into Merger Sub 2 (which we refer to as the "second merger" and together with the first merger, the "merger"), with Merger Sub 2 surviving the second merger under the name "Pharmacyclics."

        The Offeror's obligation to accept for exchange, and to exchange, Pharmacyclics shares for cash and shares of AbbVie common stock in the offer is subject to a number of conditions, including that a majority of the outstanding Pharmacyclics shares have been validly tendered (and not properly withdrawn) in the offer. See "The Offer—Conditions of the Offer" for a description of all of such conditions.

        AbbVie common stock is listed on the NYSE under the symbol "ABBV," and Pharmacyclics common stock is listed on the NASDAQ Capital Market (the "NASDAQ") under the symbol "PCYC."

        The merger will entitle Pharmacyclics stockholders to appraisal rights under the DGCL. To exercise appraisal rights, a Pharmacyclics stockholder must strictly comply with all of the procedures under the DGCL. These procedures are described more fully in the section entitled "The Offer—Purpose of the Offer and the Merger—Dissenters' Rights."

        For a discussion of certain factors that Pharmacyclics stockholders should consider in connection with the offer, please read "Risk Factors" beginning on page 13.

        AbbVie has not authorized any person to provide any information or to make any representation in connection with the offer other than the information contained or incorporated by reference in this document, and if any person provides any information or makes any representation of this kind, that information or representation must not be relied upon as having been authorized by AbbVie.

        Neither the U.S. Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense.

        The date of this preliminary prospectus/offer to exchange is March 23, 2015.

i

        This document incorporates by reference important business and financial information about AbbVie, Pharmacyclics and their respective subsidiaries from documents filed with the SEC that have not been included in or delivered with this document. This information is available without charge at the SEC's website at www.sec.gov, as well as from other sources. See "Where To Obtain More Information."

        You can obtain the documents incorporated by reference in this document by requesting them in writing or by telephone at the following address and telephone number.

AbbVie Inc.
1 North Waukegan Road
North Chicago, Illinois 60064
Attention: Investor Relations
(847) 932-7900
http://www.abbvieinvestor.com/

        In addition, if you have questions about the offer or the merger, or if you need to obtain copies of this document, the letter of election and transmittal or other documents incorporated by reference in this document, you may contact the company listed below. You will not be charged for any of the documents you request.

Georgeson Inc.
480 Washington Blvd., 26th Floor
Jersey City, New Jersey 07310
(888) 680-1528

        If you would like to request documents, please do so by April 10, 2015, in order to receive them before the expiration of the offer.

        Information included in this document relating to Pharmacyclics, including but not limited to the descriptions of Pharmacyclics and its business and the information under the headings "Selected Historical Consolidated Financial Data of Pharmacyclics," "The Offer—Background of the Offer and Merger," "The Offer—Pharmacyclics' Reasons for the Offer and the Merger," "The Offer—Opinion of Pharmacyclics' Financial Advisors" and "The Offer—Interests of Certain Persons in the Offer and the Merger" appears in the Solicitation/Recommendation Statement on Schedule 14D-9 dated the date of this document and filed by Pharmacyclics with the SEC (the "Schedule 14D-9"). The Schedule 14D-9 is being mailed to holders of Pharmacyclics shares as of the date of this document.

QUESTIONS AND ANSWERS ABOUT THE OFFER AND THE MERGER

Below are some of the questions that you as a holder of Pharmacyclics shares may have regarding the offer and the merger and answers to those questions. You are urged to carefully read the remainder of this document and the related letter of election and transmittal and the other documents to which we have referred because the information contained in this section and in the "Summary" is not complete. Additional important information is contained in the remainder of this document and the related letter of election and transmittal. See "Where To Obtain More Information." As used in this document, unless otherwise indicated or the context requires, "AbbVie" or "we" refers to AbbVie Inc. and its consolidated subsidiaries; the "Offeror" refers to Oxford Amherst Corporation, a wholly owned subsidiary of AbbVie; "Merger Sub 2" refers to Oxford Amherst LLC, a wholly owned subsidiary of AbbVie; and "Pharmacyclics" refers to Pharmacyclics, Inc. and its consolidated subsidiaries.

Who is offering to buy my Pharmacyclics shares?

AbbVie Inc., through its direct wholly owned subsidiary Oxford Amherst Corporation (the "Offeror"), is making this offer to exchange cash and AbbVie common stock for Pharmacyclics shares. AbbVie is a global, research-based biopharmaceutical company. AbbVie develops and markets advanced therapies that address some of the world's most complex and serious diseases. AbbVie products are used to treat chronic autoimmune diseases, including rheumatoid arthritis, psoriasis, and Crohn's disease; hepatitis C; human immunodeficiency virus; endometriosis; thyroid disease; Parkinson's disease; complications associated with chronic kidney disease (CKD) and cystic fibrosis; and other health conditions such as low testosterone. AbbVie also has a pipeline of promising new medicines, including more than 30 compounds or indications in Phase 2 or Phase 3 development across such important medical specialties as immunology, virology/liver disease, oncology, renal disease, neurological diseases and women's health. AbbVie has approximately 26,000 employees and its products are sold in over 170 countries.

On March 4, 2015, AbbVie, Offeror, Pharmacyclics and Oxford Amherst LLC, a direct wholly owned subsidiary of AbbVie, entered into an Agreement and Plan of Reorganization. On March 22, 2015, AbbVie, Offeror, Pharmacyclics and Oxford Amherst LLC entered into Amendment No. 1 to the Agreement and Plan of Reorganization. The Agreement and Plan of Reorganization and Amendment No. 1 to the Agreement and Plan of Reorganization are collectively referred to as the "merger agreement."

What are the classes and amounts of Pharmacyclics securities that AbbVie is offering to acquire?

AbbVie is seeking to acquire all issued and outstanding shares of Pharmacyclics common stock, par value $0.0001 per share.

What will I receive for my Pharmacyclics shares?

AbbVie, through the Offeror, is offering to exchange for each outstanding Pharmacyclics share validly tendered and not properly withdrawn in the offer:

  •
  $152.25 in cash; and

  •
  a number of shares of AbbVie common stock equal to $109.00 divided by the volume weighted average sale price per share of AbbVie common stock as reported on the NYSE for the ten consecutive trading days ending on and including the second trading day prior to the final expiration date of the offer, as calculated by Bloomberg Financial LP under the function "ABBV UN Equity AQR."

We refer to the above as the "mixed consideration."

In lieu of receiving the mixed consideration, holders of Pharmacyclics shares may elect to receive, for each Pharmacyclics share that they hold, (1) $261.25 in cash (we refer to this election as the "all-cash election" and this amount as the "all-cash consideration") or (2) a

v

number of shares of AbbVie common stock equal to $261.25 divided by the volume weighted average sale price per share of AbbVie common stock as reported on the NYSE for the ten consecutive trading days ending on and including the second trading day prior to the final expiration date of the offer, as calculated by Bloomberg Financial LP under the function "ABBV UN Equity AQR" (we refer to this election as the "all-stock election" and this amount as the "all-stock consideration").

Pharmacyclics stockholders who tender their Pharmacyclics shares into the offer and do not make a valid election will receive the mixed consideration for their Pharmacyclics shares. Pharmacyclics stockholders who make the all-cash election or the all-stock election will be subject to proration to ensure that approximately 41.7% of the aggregate consideration in the offer will be paid in AbbVie common stock and approximately 58.3% of the aggregate consideration in the offer (as reduced by the Pharmacyclics shares held by stockholders who have properly exercised and perfected dissenters' rights under the DGCL) will be paid in cash. See "The Offer—Elections and Proration" for a detailed description of the proration procedures applicable to the offer.

The number of shares of AbbVie common stock to be received by holders of Pharmacyclics shares in exchange for each Pharmacyclics share that will receive either the mixed consideration or the all-stock consideration will be determined in advance of the expiration date of the offer based on the final expiration date of the offer. AbbVie will announce the number of shares of AbbVie common stock to be exchanged for each Pharmacyclics share that will receive either the mixed consideration or the all-stock consideration by issuing a press release no later than 9:00 a.m., New York City time, on the trading day prior to the final expiration date. For example, AbbVie will announce, by issuing a press release no later than 9:00 a.m., New York City time, on April 16, 2015, the number of shares of AbbVie common stock to be received by holders of Pharmacyclics shares in exchange for each Pharmacyclics share that will receive either the mixed consideration or the all-stock consideration that will apply if the offer expires at 12:00 midnight, New York City time, at the end of April 17, 2015. If the offer is extended, AbbVie will recalculate this information based on the later expected final expiration date and announce the new numbers in a similar manner.

Pharmacyclics stockholders should consider the potential effects of proration and should obtain current market quotations for Pharmacyclics shares and shares of AbbVie common stock before deciding whether to tender pursuant to the offer and before electing the form of consideration they wish to receive. Please see "Risk Factors—Risk Factors Relating to the Offer."

Will I have to pay any fee or commission to exchange my Pharmacyclics shares?

If you are the record owner of your Pharmacyclics shares and you tender these shares in the offer, you will not have to pay any brokerage fees, commissions or similar expenses. If you own your Pharmacyclics shares through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your Pharmacyclics shares on your behalf, your broker or such other nominee may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

Why is AbbVie making this offer?

The purpose of the offer is for AbbVie to acquire control of, and ultimately the entire equity interest in, Pharmacyclics. The offer is the first step in AbbVie's plan to acquire all of the outstanding Pharmacyclics shares. AbbVie intends to consummate the merger promptly after (and on the same date as) the consummation of the offer. The purpose of the merger is for AbbVie to acquire all Pharmacyclics shares that it did not acquire in the offer. After the merger, the Pharmacyclics business will be held in a wholly owned subsidiary of AbbVie, and the former Pharmacyclics stockholders will no longer have any direct ownership interest in this entity.

What does the Pharmacyclics board of directors recommend?

The Pharmacyclics board of directors has unanimously resolved to recommend that the holders of Pharmacyclics shares accept the offer and tender their Pharmacyclics shares in the offer. The Pharmacyclics board of directors also unanimously determined that the terms of the merger agreement and the transactions contemplated thereby, including the offer and the merger, are fair to, and in the best interests of, Pharmacyclics and its stockholders.

A description of the reasons for this recommendation is set forth in Pharmacyclics' Solicitation/Recommendation Statement on Schedule 14D-9 that is being mailed to you together with this document.

Simultaneously with the execution and delivery of the merger agreement, Robert W. Duggan, the chairman and chief executive officer of Pharmacyclics, entered into a support agreement with AbbVie and the Offeror (which we refer to as the "support agreement"), pursuant to which Mr. Duggan has agreed, among other things, (1) to tender his Pharmacyclics shares into the offer and (2) to cause certain Pharmacyclics stockholders affiliated with Mr. Duggan to tender their respective Pharmacyclics shares into the offer. Mr. Duggan and the affiliated Pharmacyclics stockholders subject to the support agreement collectively currently own approximately 17.3% of the outstanding Pharmacyclics shares. The support agreement terminates automatically upon the termination of the merger agreement.

What are the most significant conditions of the offer?

The offer is conditioned upon, among other things, the following:

  •
  Pharmacyclics stockholders having validly tendered and not properly withdrawn prior to the expiration of the offer at least a majority of the Pharmacyclics shares outstanding as of the expiration of the offer (the "minimum tender condition");

  •
  Any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), having expired or been terminated;

  •
  The registration statement on Form S-4 of which this document is a part having become effective under the U.S. Securities Act of 1933, as amended (the "Securities Act"), and no stop order having been issued or proceeding seeking a stop order having been commenced;

  •
  There not having occurred any change, state of facts, condition, event, circumstance, effect, occurrence or development after the date of the merger agreement that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Pharmacyclics (with such term as defined in the merger agreement and described under "Merger Agreement—Termination of the Merger Agreement—Material Adverse Effect"), and that is continuing as of immediately prior to the expiration of the offer;

  •
  The shares of AbbVie common stock to be issued in the offer and the merger having been approved for listing on the NYSE, or being exempt from such requirement;

  •
  There being no law, order or injunction restraining, enjoining or otherwise prohibiting the consummation of the offer; and

  •
  The receipt of an opinion by each of AbbVie and Pharmacyclics from their respective legal counsel to the effect that the offer and the merger, taken together, will qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code (the "Code").

The offer is subject to a number of additional conditions set forth below in the section entitled "The Offer—Conditions of the Offer." The conditions to the offer are for the sole benefit of AbbVie and the Offeror and may be asserted by AbbVie or the Offeror regardless of the circumstances giving rise to any such condition or may be waived by AbbVie or the Offeror, by express and specific action to that effect, in whole or in part at any time and from time to time, in each case. However, certain specified conditions (including all the conditions noted above other than the condition related to a material adverse effect of Pharmacyclics) may only be waived by AbbVie or the Offeror with the express written consent of Pharmacyclics. There is no financing condition to the offer.

How long will it take to complete the proposed transaction?

The transaction is expected to be completed in mid-2015, subject to the satisfaction or waiver of the conditions described in "The Offer—Conditions of the Offer" and "Merger Agreement—Conditions to the Merger."

How long do I have to decide whether to tender my Pharmacyclics shares in the offer?

The offer is scheduled to expire at 12:00 midnight, New York City time, at the end of April 17, 2015, unless extended by AbbVie. Any extension, delay, termination, waiver or amendment of the offer will be followed as promptly as practicable by public announcement thereof to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During any such extension, all Pharmacyclics shares previously tendered and not properly withdrawn will remain subject to the offer, subject to the rights of a tendering stockholder to withdraw such stockholder's shares. "Expiration date" means April 17, 2015, unless and until the Offeror has extended the period during which the offer is open, subject to the terms and conditions of the merger agreement, in which event the term "expiration date" means the latest time and date at which the offer, as so extended by the Offeror, will expire.

Subject to the provisions of the merger agreement and the applicable rules and regulations of the SEC, and unless Pharmacyclics consents otherwise or the merger agreement is otherwise terminated, the Offeror must (1) extend the offer in the event that any of the offer conditions (including the minimum tender condition) have not been satisfied or waived as of any then scheduled expiration of the offer, for periods of up to ten business days each in order to further seek to satisfy the conditions to the offer, and (2) extend the offer for the minimum period required by any rule, regulation, interpretation or position of the SEC or its staff or NASDAQ which is applicable to the offer or to the extent necessary to resolve any comments of the SEC or its staff applicable to the offer or the Schedule TO.

Any decision to extend the offer will be made public by an announcement regarding such extension as described under "The Offer—Extension, Termination and Amendment."

How do I tender my Pharmacyclics shares?

To tender your Pharmacyclics shares represented by physical certificates into the offer, you must deliver the certificates representing such shares, together with a completed letter of election and transmittal and any other documents required by the letter of election and transmittal, to Computershare, the exchange agent for the offer, not later than the expiration time of the offer. The letter of election and transmittal is enclosed with this document.

If your Pharmacyclics shares are held in "street name" (i.e., through a broker, dealer, commercial bank, trust company or other nominee), these shares can be tendered by your nominee by book-entry transfer through The Depository Trust Company.

We are not providing for guaranteed delivery procedures and therefore you must allow sufficient time for the necessary tender procedures to be completed during normal business hours of The Depository Trust Company prior to the expiration date. Tenders received by the exchange agent after the expiration date will be disregarded and of no effect. In all cases, you will receive your consideration for your tendered Pharmacyclics shares only after timely receipt by the exchange agent of certificates for such shares (or of a confirmation of a book-entry transfer of such shares) and a properly completed and duly executed letter of election and transmittal and any other required documents.

For a complete discussion on the procedures for tendering your Pharmacyclics shares, see "The Offer—Procedure for Tendering."

Until what time can I withdraw tendered Pharmacyclics shares?

You may withdraw your previously tendered Pharmacyclics shares at any time until the offer has expired and, if the Offeror has not accepted your Pharmacyclics shares for payment by May 21, 2015, you may withdraw them at any time on or after that date until the Offeror accepts shares for payment. Once the Offeror accepts your tendered Pharmacyclics shares for payment upon expiration of the offer, however, you will no longer be able to withdraw them. For a complete discussion of the procedures for withdrawing your Pharmacyclics shares, see "The Offer—Withdrawal Rights."

How do I withdraw previously tendered Pharmacyclics shares?

To withdraw previously tendered Pharmacyclics shares, you must deliver a written notice of withdrawal with the required information to the exchange agent at any time at which you have the right to withdraw shares. If you tendered Pharmacyclics shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct such broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Pharmacyclics shares and such broker, dealer, commercial bank, trust company or other nominee must effectively withdraw such Pharmacyclics shares at any time at which you have the right to withdraw shares. For a discussion on the procedures for withdrawing your Pharmacyclics shares, including the applicable deadlines for effecting withdrawals, see "The Offer—Withdrawal Rights."

When and how will I receive the offer consideration in exchange for my tendered Pharmacyclics shares?

The Offeror will exchange all validly tendered and not properly withdrawn Pharmacyclics shares promptly after the expiration date of the offer, subject to the terms thereof and the satisfaction or waiver of the conditions to the offer, as set forth in "The Offer—Conditions of the Offer." The Offeror will deliver the consideration for your validly tendered and not properly withdrawn shares through the exchange agent, which will act as your agent for the purpose of receiving the offer consideration from the Offeror and transmitting such consideration to you. In all cases, you will receive your consideration for your tendered Pharmacyclics shares only after timely receipt by the exchange agent of certificates for such Pharmacyclics shares (or a confirmation of a book-entry transfer of such shares as described in "The Offer—Procedure for Tendering") and a properly completed and duly executed letter of election and transmittal and any other required documents for such shares.

Why does the cover page to this document state that this offer is preliminary and subject to change, and that the registration statement filed with the SEC is not yet effective? Does this mean that the offer has not commenced?

No. Completion of this document and effectiveness of the registration statement are not necessary to commence this offer. The offer was commenced on the date of the initial filing of the registration statement on Form S-4 of which this document is a part. AbbVie cannot, however, accept for exchange any Pharmacyclics shares tendered in the offer or exchange any shares until the registration statement is declared effective by the SEC and the other conditions to the offer have been satisfied or waived.

What happens if I do not tender my Pharmacyclics shares?

If, after consummation of the offer, AbbVie owns a majority of the outstanding Pharmacyclics shares, it intends to immediately complete the merger. Upon consummation of the merger, each Pharmacyclics share that has not been tendered and accepted for exchange in the offer, unless appraisal rights under Delaware law are properly exercised, will be converted in the merger into the right to receive, at the election of the holder, the all-cash consideration, the all-stock consideration or the mixed consideration, but the all-cash consideration and all-stock consideration will be subject to proration to ensure that approximately 41.7% of the aggregate consideration in the first merger will be paid in shares of AbbVie common stock and approximately 58.3% of the aggregate consideration in the first merger will be paid in cash. A letter of election and transmittal will be sent to you following the merger to make these elections. If you do not make an election, you will be treated as if you had made an election to receive the mixed consideration.

Does AbbVie have the financial resources to complete the offer and the merger?

The offer consideration will consist of AbbVie common stock and cash. The offer and the merger are not conditioned upon any financing arrangements or contingencies.

AbbVie has received a commitment letter, dated March 4, 2015, from Morgan Stanley Senior Funding, Inc. and The Bank of Tokyo-Mitsubishi UFJ, Ltd. that provides a commitment, subject to satisfaction of standard conditions, for an $18 billion 364-day senior unsecured bridge loan facility. On March 19, 2015, in accordance with the terms of such commitment letter, each of Morgan Stanley Senior Funding, Inc. and The Bank of Tokyo-Mitsubishi UFJ, Ltd. assigned a portion of its commitment thereunder to other financial institutions. No other plans or arrangements have been made to finance or repay such financing after the consummation of the offer and the merger. No alternative financing arrangements or alternative financing plans have been made in the event such financings fail to materialize. See "The Offer—Source and Amount of Funds."

If the offer is completed, will Pharmacyclics continue as a public company?

No. AbbVie is required, on the terms and subject to the satisfaction or waiver of the conditions set forth in the merger agreement, to consummate the merger as soon as practicable following the purchase of Pharmacyclics shares in the offer. If the merger takes place, Pharmacyclics will no longer be publicly traded. Even if for some reason the merger does not take place, if AbbVie purchases all Pharmacyclics shares validly tendered and not properly withdrawn, there may be so few remaining stockholders and publicly held shares that Pharmacyclics shares will no longer be eligible to be traded through the NASDAQ or other securities exchanges, there may not be an active public trading market for Pharmacyclics shares, and Pharmacyclics may no longer be required to make filings with the SEC or otherwise comply with the SEC rules relating to publicly held companies.

Will the offer be followed by a merger if all Pharmacyclics shares are not tendered in the offer?

Yes, unless the conditions to the merger are not satisfied or waived. If the Offeror accepts for payment and pays for all Pharmacyclics shares validly tendered and not properly withdrawn pursuant to the offer, and the other conditions to the merger are satisfied or waived, the merger will take place promptly after (and on the same date as) the consummation of the offer. If the merger takes place, AbbVie will own 100% of the equity of Pharmacyclics, and all of the remaining Pharmacyclics stockholders, other than AbbVie and the Offeror, will have the right to receive the mixed consideration, the all-cash consideration or the all-stock consideration (the "merger consideration") with the form of such consideration to be subject to further election and proration as described in this document.

Because the merger will be governed by Section 251(h) of the DGCL, no stockholder vote will be required to consummate the merger in the event that the offer is consummated. AbbVie is required, on the terms and subject to the satisfaction or waiver of the conditions set forth in the merger agreement, to consummate the merger as promptly as practicable following the consummation of the offer. As such, AbbVie does not expect there to be a significant period of time between the consummation of the offer and the consummation of the merger.

x

What are the U.S. federal income tax consequences of receiving shares of AbbVie common stock and/or cash in exchange for my Pharmacyclics shares in the merger?

The offer and the merger, taken together, are intended to qualify as a "reorganization" within the meaning of Section 368(a) of the Code. If the offer and the merger, taken together, qualify as a "reorganization" within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences to Pharmacyclics stockholders who are U.S. persons and receive shares of AbbVie common stock and/or cash in exchange for their shares pursuant to the offer and/or the merger generally will be as follows:

  •
  if a Pharmacyclics stockholder receives solely shares of AbbVie common stock in exchange for such stockholder's shares, such stockholder generally will not recognize any gain or loss, except with respect to cash received in lieu of fractional shares of AbbVie common stock;

  •
  if a Pharmacyclics stockholder receives solely cash in exchange for such stockholder's shares, such stockholder generally will recognize gain or loss equal to the difference between the amount of cash received and the stockholder's tax basis in its Pharmacyclics shares; and

  •
  if a Pharmacyclics stockholder receives a combination of AbbVie common stock and cash in exchange for such stockholder's shares and such stockholder's tax basis in its Pharmacyclics shares is less than the sum of the cash and the fair market value of the AbbVie common stock received, such stockholder generally will recognize gain equal to the lesser of (1) the sum of the cash and the fair market value of the AbbVie common stock received, minus the stockholder's tax basis in its Pharmacyclics shares surrendered, and (2) the amount of cash received. If a stockholder's tax basis in its Pharmacyclics shares surrendered is greater than the sum of the cash and the fair market value of the AbbVie common stock received, such stockholder's loss generally will not be currently allowed or recognized for U.S. federal income tax purposes.

Each Pharmacyclics stockholder should read the discussion under "The Offer—Material U.S. Federal Income Tax Consequences" and should consult its own tax advisor for a full understanding of the tax consequences of the offer and the merger to such stockholder.

Will I have the right to have my Pharmacyclics shares appraised?

Appraisal rights are not available in connection with the offer, and Pharmacyclics stockholders who tender their shares in the offer will not have appraisal rights in connection with the merger. However, if the Offeror accepts shares in the offer and the merger is completed, holders of Pharmacyclics shares will be entitled to exercise appraisal rights in connection with the merger if they did not tender Pharmacyclics shares in the offer, subject to and in accordance with applicable Delaware law. Pharmacyclics stockholders who comply with the applicable statutory procedures under the DGCL will be entitled to receive a judicial determination of the fair value of their Pharmacyclics shares (exclusive of any element of value arising from the accomplishment or expectation of the merger) and to receive payment of such fair value in cash. Any such judicial determination of the fair value of Pharmacyclics shares could be based upon considerations other than, or in addition to, the price paid in the offer and the market value of Pharmacyclics shares. The value so determined could be higher or lower than the price per Pharmacyclics share paid by AbbVie or the Offeror pursuant to the offer and the merger. You should be aware that opinions of investment banking firms as to the fairness from a financial point of view of the consideration payable in a sale transaction, such as the offer and the merger, are not opinions as to fair value under applicable Delaware law.

Under Section 262 of the DGCL, where a merger is approved under Section 251(h), either a constituent corporation before the effective date of the merger, or the surviving corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262 of the DGCL. The Schedule 14D-9 will constitute the formal notice of appraisal rights under Section 262 of the DGCL.

The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by Pharmacyclics stockholders desiring to exercise any available appraisal rights under Section 262 of the DGCL, and is qualified in its entirety by the full text of Section 262 of the DGCL. See "The Offer—Dissenters' Rights."

Who should I call if I have questions about the offer?

You may call Georgeson Inc., the information agent, toll free at (888) 680-1528 or contact via e-mail at PCYC@georgeson.com.

Where can I find more information about AbbVie and Pharmacyclics?

You can find more information about AbbVie and Pharmacyclics from various sources described in the section of this document entitled "Where To Obtain More Information."

 SUMMARY

        This section summarizes material information presented in greater detail elsewhere in this document. However, this summary does not contain all of the information that may be important to Pharmacyclics stockholders. You are urged to carefully read the remainder of this document and the related letter of election and transmittal and the other documents to which we have referred because the information in this section is not complete. See "Where To Obtain More Information."

The Offer (Page 21)

AbbVie, through its direct wholly owned subsidiary Oxford Amherst Corporation (the "Offeror"), is offering to exchange for each outstanding share of common stock of Pharmacyclics validly tendered and not properly withdrawn in the offer:

  •
  $152.25 in cash; and

  •
  a number of shares of AbbVie common stock equal to $109.00 divided by the volume weighted average sale price per share of AbbVie common stock as reported on the NYSE for the ten consecutive trading days ending on and including the second trading day prior to the final expiration date of the offer, as calculated by Bloomberg Financial LP under the function "ABBV UN Equity AQR."

We refer to the above as the "mixed consideration." In lieu of receiving the mixed consideration, holders of Pharmacyclics shares may elect to receive, for each Pharmacyclics share that they hold, either (1) $261.25 in cash (we refer to this election as the "all-cash election" and this amount as the "all-cash consideration") or (2) a number of shares of AbbVie common stock equal to $261.25 divided by the volume weighted average sale price per share of AbbVie common stock as reported on the NYSE for the ten consecutive trading days ending on and including the second trading day prior to the final expiration date of the offer, as calculated by Bloomberg Financial LP under the function "ABBV UN Equity AQR" (we refer to this election as the "all-stock election" and this amount as the "all-stock consideration").

Pharmacyclics stockholders who tender their Pharmacyclics shares into the offer and do not make a valid election will receive the mixed consideration for their Pharmacyclics shares. Pharmacyclics stockholders who make the all-cash election or the all-stock election will be subject to proration to ensure that approximately 41.7% of the aggregate consideration in the offer will be paid in shares of AbbVie common stock and approximately 58.3% of the aggregate consideration in the offer (as reduced by the Pharmacyclics shares held by stockholders who have properly exercised and perfected dissenters' rights under the DGCL) will be paid in cash. See "The Offer—Elections and Proration" for a description of the proration procedure.

Pharmacyclics stockholders will not receive any fractional shares of AbbVie common stock in the offer. No fractional shares of AbbVie common stock will be issuable in the offer or the merger and each Pharmacyclics stockholder who otherwise would be entitled to receive a fraction of a share of AbbVie common stock pursuant to the offer or the merger will be paid an amount in cash (without interest) equal to such fractional part of a share of AbbVie common stock multiplied by the volume weighted average sale price per share of AbbVie common stock as reported on the NYSE for the ten consecutive trading days ending on and including the second trading day prior to the final expiration date of the offer, as calculated by Bloomberg Financial LP under the function "ABBV UN Equity AQR." See "The Offer—Fractional Shares."

Purpose of the Offer; The Merger (Page 58)

The purpose of the offer is for AbbVie to acquire control of, and ultimately the entire equity interest in, Pharmacyclics. The offer is the first step in AbbVie's plan to acquire all of the outstanding Pharmacyclics shares. AbbVie intends to consummate the merger promptly after (and on the same date as) the consummation of the offer. The purpose of the merger is for AbbVie to acquire all

Pharmacyclics shares that it did not acquire in the offer.

In the first merger, each outstanding Pharmacyclics share that was not acquired by AbbVie or the Offeror will be converted into the mixed consideration or, at the election of the holder of such shares, the all-cash consideration or all-stock consideration, subject to proration to ensure that approximately 41.7% of the aggregate consideration in the first merger will be paid in shares of AbbVie common stock and approximately 58.3% of the aggregate consideration in the first merger will be paid in cash.

After the merger, the Pharmacyclics business will be held in a wholly owned subsidiary of AbbVie, and the former Pharmacyclics stockholders will no longer have any direct ownership interest in such entity. Immediately following the first merger, AbbVie will consummate the second merger, in which the surviving corporation in the first merger will merge with and into Merger Sub 2, with Merger Sub 2 surviving the second merger.

AbbVie expects to consummate the merger promptly after (and on the same date as) the consummation of the offer in accordance with Section 251(h) of the DGCL, and no stockholder vote to adopt the merger agreement or any other action by the Pharmacyclics stockholders will be required in connection with the merger. See "The Offer—Purpose of the Offer and the Merger—Dissenters' Rights."

The Companies (Page 19)

  AbbVie

    AbbVie Inc.
    1 North Waukegan Road
    North Chicago, Illinois 60064

AbbVie is a global, research-based biopharmaceutical company. AbbVie develops and markets advanced therapies that address some of the world's most complex and serious diseases. AbbVie products are used to treat chronic autoimmune diseases, including rheumatoid arthritis, psoriasis, and Crohn's disease; hepatitis C (HCV); human immunodeficiency virus (HIV); endometriosis; thyroid disease; Parkinson's disease; complications associated with chronic kidney disease (CKD) and cystic fibrosis; and other health conditions such as low testosterone. AbbVie also has a pipeline of promising new medicines, including more than 30 compounds or indications in Phase 2 or Phase 3 development across such important medical specialties as immunology, virology/liver disease, oncology, renal disease, neurological diseases and women's health. AbbVie has approximately 26,000 employees and its products are sold in over 170 countries.

AbbVie was incorporated in Delaware on April 10, 2012. On January 1, 2013, AbbVie became an independent, publicly-traded company as a result of the distribution by Abbott Laboratories ("Abbott") of 100% of the outstanding common stock of AbbVie to Abbott's shareholders. AbbVie's common stock began trading "regular-way" under the ticker symbol "ABBV" on the NYSE on January 2, 2013.

  Offeror

    Oxford Amherst Corporation
    c/o AbbVie Inc.
    1 North Waukegan Road
    North Chicago, Illinois 60064

The Offeror, a Delaware corporation, is a wholly owned subsidiary of AbbVie. The Offeror is newly formed, and was organized for the purpose of making the offer and consummating the merger. The Offeror has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the offer and the merger.

  Merger Sub 2

    Oxford Amherst LLC
    c/o AbbVie Inc.
    1 North Waukegan Road
    North Chicago, Illinois 60064

Merger Sub 2, a Delaware limited liability company, is a wholly owned subsidiary of AbbVie. Merger Sub 2 is newly formed, and was organized for the purpose of consummating the merger. Merger Sub 2 has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the merger.

  Pharmacyclics

    Pharmacyclics, Inc.
    995 E. Arques Avenue
    Sunnyvale, California 94085

Pharmacyclics, a Delaware corporation, is a biopharmaceutical company that develops and commercializes novel therapies intended to improve quality of life, increase duration of life and resolve medical needs for people impacted by cancer and immune-mediated diseases. Pharmacyclics markets IMBRUVICA® (ibrutinib) and has several other product candidates in clinical development and preclinical molecules in lead optimization. Pharmacyclics focuses on developing therapies for blood cancers, select solid tumors and immune-mediated disorders. Pharmacyclics is headquartered in Sunnyvale, California and has operations in select areas internationally.

Reasons for the Offer (Page 30)

The purpose of the offer is for AbbVie to acquire control of, and ultimately the entire equity interest in, Pharmacyclics. The Offeror is making the offer and AbbVie plans to complete the merger because it believes that the acquisition of Pharmacyclics by AbbVie will provide significant beneficial long-term growth prospects and increased stockholder value for the combined company.

Expiration of the Offer (Page 52)

The offer is scheduled to expire at 12:00 midnight, New York City time, at the end of April 17, 2015, unless extended by the Offeror. "Expiration date" means April 17, 2015, unless and until the Offeror has extended the period during which the offer is open, subject to the terms and conditions of the merger agreement, in which event the term "expiration date" means the latest time and date at which the offer, as so extended by the Offeror, will expire.

Extension, Termination or Amendment (Page 52)

Subject to the provisions of the merger agreement and the applicable rules and regulations of the SEC, and unless Pharmacyclics consents otherwise or the merger agreement is otherwise terminated, the Offeror must (1) extend the offer in the event that any of the conditions to the offer (including the minimum tender condition) have not been satisfied or waived as of any then scheduled expiration of the offer, for periods of up to ten business days each in order to further seek to satisfy the conditions to the offer, and (2) extend the offer for the minimum period required by any rule, regulation, interpretation or position of the SEC or its staff or NASDAQ which is applicable to the offer or to the extent necessary to resolve any comments of the SEC or its staff applicable to the offer or the Schedule TO.

The Offeror will effect any extension, termination, amendment or delay by giving oral or written notice to the exchange agent and by making a public announcement as promptly as practicable thereafter as described under "The Offer—Extension, Termination and Amendment." In the case of an extension, any such announcement will be issued no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the offer be promptly disseminated to stockholders in a manner reasonably designed to inform them of such change) and without limiting the manner in which the Offeror may choose to make any public announcement, the Offeror assumes no obligation to publish, advertise or otherwise communicate any such public announcement of this type other than by issuing a press release. During any extension, Pharmacyclics shares previously tendered and not properly withdrawn will remain subject to the offer, subject to the right of each Pharmacyclics stockholder to withdraw previously tendered Pharmacyclics shares.

The merger agreement provides that the merger agreement may be terminated if the offer has not been consummated on or before September 4, 2015, and the Offeror may not extend the offer beyond such date without the prior written consent of Pharmacyclics (except that such date may be extended by either AbbVie or Pharmacyclics to December 3, 2015 if certain regulatory conditions to the offer have not been satisfied by September 4, 2015).

No subsequent offering period will be available following the expiration of the offer.

Significant Conditions of the Offer (Page 61)

The offer is subject to certain conditions, including:

  •
  that a majority of the outstanding Pharmacyclics shares have been validly tendered in the offer (and not properly withdrawn),

  •
  receipt of required regulatory approvals,

  •
  lack of legal prohibitions,

  •
  the listing of the shares of AbbVie common stock to be issued in the offer and the merger on the NYSE,

  •
  the receipt of opinions by each of AbbVie and Pharmacyclics from their respective legal counsel regarding the tax treatment of the offer and the merger,

  •
  the effectiveness of the registration statement on Form S-4 of which document is a part,

  •
  no material adverse effect (as defined in "The Merger Agreement—Termination of the Merger Agreement—Material Adverse Effect") having occurred with respect to Pharmacyclics and its subsidiaries,

  •
  the truth and accuracy of Pharmacyclics' representations and warranties made in the merger agreement, and

  •
  Pharmacyclics and its subsidiaries being in material compliance with their covenants under the merger agreement.

Subject to applicable SEC rules and regulations, the Offeror also reserves the right, in its sole discretion, at any time or from time to time to waive any condition identified as subject to waiver in "The Offer—Conditions of the Offer" by giving oral or written notice of such waiver to the exchange agent. However, certain specified conditions (including the first six conditions in the immediately preceding list) may only be waived by AbbVie or the Offeror with the express written consent of Pharmacyclics.

Withdrawal Rights (Page 54)

Tendered Pharmacyclics shares may be withdrawn at any time prior to the expiration date. Additionally, if the Offeror has not agreed to accept the shares for exchange on or prior to May 21, 2015, Pharmacyclics stockholders may thereafter withdraw their shares from tender at any time after such date until the Offeror accepts the shares for exchange. Once the Offeror accepts shares for exchange pursuant to the offer, all tenders not previously withdrawn become irrevocable.

Procedure for Tendering (Page 55)

To validly tender Pharmacyclics shares pursuant to the offer, Pharmacyclics stockholders must:

  •
  deliver a properly completed and duly executed letter of election and transmittal, along with any required signature guarantees and any other required documents, and certificates for tendered Pharmacyclics shares to the exchange agent at its address set forth on the back cover of this document, all of which must be received by the exchange agent prior to the expiration date; or

  •
  deliver an agent's message in connection with a book-entry transfer, and any other required documents, to the exchange agent at its address set forth on the back cover of this document, and shares must be tendered pursuant to the procedures for book entry tender set forth herein (and a confirmation of receipt of that tender received), and in each case be received by the exchange agent prior to the expiration date.

Pharmacyclics stockholders who hold Pharmacyclics shares in "street name" through a bank, broker or other nominee holder, and desire to tender their Pharmacyclics shares pursuant to the offer, should instruct the nominee holder to do so prior to the expiration date.

Exchange of Shares; Delivery of Cash and Shares of AbbVie Common Stock (Page 53)

Upon the terms and subject to the satisfaction or waiver of the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any extension or amendment), as soon as practicable following the expiration date, the Offeror will accept for exchange, and will exchange, all Pharmacyclics shares validly tendered and not properly withdrawn prior to the expiration date.

Elections and Proration (Page 50)

Pharmacyclics stockholders may elect to receive the mixed consideration, the all-cash consideration or the all-stock consideration in exchange for each Pharmacyclics share validly tendered and not properly withdrawn pursuant to the offer, subject in each case to the election procedures and, in the case of elections of the all-cash consideration or the all-stock consideration, to the proration procedures described in this document and the related letter of election and transmittal, by indicating their elections in the applicable section of the letter of election and transmittal. If a Pharmacyclics stockholder decides to change its election after tendering its Pharmacyclics shares, it must first properly withdraw the tendered Pharmacyclics shares and then re-tender the shares prior to the expiration date, with a new letter of election and transmittal that indicates the revised election.

Certain Legal Matters; Regulatory Approvals (Page 63)

The offer and the merger cannot be consummated until certain information that AbbVie and Pharmacyclics have furnished to the Antitrust Division of the Department of Justice (the "DOJ") and the Federal Trade Commission (the "FTC") has been reviewed and certain waiting period requirements have been satisfied. These requirements and other issues are discussed under "The Offer—Certain Legal Matters; Regulatory Approvals."

Source and Amount of Funds (Page 70)

The offer and the merger are not conditioned upon any financing arrangements or contingencies.

Assuming all Pharmacyclics equity incentive awards vest and tender into the offer, the Offeror estimates the amounts required to purchase the outstanding shares and consummate the merger will be approximately $21 billion, including $12.2 billion of cash, plus related fees and expenses. In connection with entering into the merger agreement, AbbVie executed a commitment letter, dated March 4, 2015, with Morgan Stanley Senior Funding, Inc. and The Bank of Tokyo-Mitsubishi UFJ, Ltd. that provides a commitment, subject to satisfaction of standard conditions, for an $18 billion 364-day senior unsecured bridge loan facility. On March 19, 2015, in accordance with the terms of such commitment letter, each of Morgan Stanley Senior Funding, Inc. and The Bank of Tokyo-Mitsubishi UFJ, Ltd. assigned a portion of its commitment thereunder to other financial institutions. AbbVie currently expects to finance the offer and the merger on a permanent basis with a combination of the issuance and/or arrangement of new debt and available cash, including pursuant to underwritten notes offerings of AbbVie. See "The Offer—Source and Amount of Funds."

Dissenters' Rights (Page 75)

No dissenters' rights are available in connection with the offer, and Pharmacyclics stockholders who tender their shares in the offer will not have dissenters' rights in connection with the merger. However, Pharmacyclics stockholders who do not tender Pharmacyclics shares in the offer would have dissenters' rights under Delaware law in connection with the merger, subject to and in accordance with Delaware law. See "The Offer—Purpose of the Offer and the Merger—Dissenters' Rights."

Comparative Market Price and Dividend Matters (Page 92)

AbbVie common stock is listed on the NYSE under the symbol "ABBV," and Pharmacyclics shares are listed on the NASDAQ under the symbol "PCYC." On February 24, 2015, the trading day prior to public reports that Pharmacyclics was exploring options, including a sale of the company, the closing price per Pharmacyclics share on the NASDAQ was $188.45, and the closing price per share of AbbVie common stock on the NYSE was $60.87. On March 4, 2015, the trading day before the public announcement of the execution of the merger agreement, the closing price per Pharmacyclics share on the NASDAQ was $230.48, and the closing price per share of AbbVie common stock on the NYSE was $60.27. On March 20, 2015, the most recent trading date prior to the mailing of this document, the closing price per Pharmacyclics share on the NASDAQ was $257.85, and the closing price per share of AbbVie common stock on the NYSE was $60.40. Pharmacyclics stockholders should obtain current market quotations for Pharmacyclics shares and shares of AbbVie common stock before deciding whether to tender their Pharmacyclics shares in the offer and before electing the form of offer consideration they wish to receive. See "Comparative Market Price and Dividend Matters" for a discussion of pro forma per share data.

Ownership of AbbVie After the Offer and the Merger (Page 57)

AbbVie estimates that (assuming all Pharmacyclics stock options are exercised and all shares underlying Pharmacyclics equity incentive awards are tendered in the offer) former Pharmacyclics stockholders would own, in the aggregate, approximately 8.6% of the shares of AbbVie common stock outstanding after the merger. For a detailed discussion of the assumptions on which this estimate is based, see "The Offer—Ownership of AbbVie After the Offer and the Merger."

Comparison of Stockholders' Rights (Page 111)

The rights of AbbVie stockholders are different in some respects from the rights of Pharmacyclics stockholders. Therefore, Pharmacyclics stockholders will have different rights as stockholders once they become AbbVie stockholders. The differences are described in more detail under "Comparison of Stockholders' Rights."

Material U.S. Federal Income Tax Consequences (Page 104)

The offer and the merger, taken together, are intended to qualify as a "reorganization" within the meaning of Section 368(a) of the Code. If the offer and the merger, taken together, qualify as a "reorganization" within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences to Pharmacyclics stockholders who are U.S. persons and receive shares of AbbVie common stock and/or cash in exchange for their shares pursuant to the offer and/or the merger generally will be as follows:

  •
  if a Pharmacyclics stockholder receives solely shares of AbbVie common stock in exchange for such stockholder's shares, such stockholder generally will not recognize any gain or loss, except with respect to cash received in lieu of fractional shares of AbbVie common stock;

  •
  if a Pharmacyclics stockholder receives solely cash in exchange for such stockholder's shares, such stockholder generally will recognize gain or loss equal to the difference between the amount of cash received and the stockholder's tax basis in its shares; and

  •
  if a Pharmacyclics stockholder receives a combination of AbbVie common stock and cash in exchange for such stockholder's shares and such stockholder's tax basis in its shares is less than the sum of the cash and the fair market value of the AbbVie common stock received, such stockholder generally will recognize gain equal to the lesser of (1) the sum of the cash and the fair market value of the AbbVie common stock received, minus the stockholder's tax basis in its shares surrendered, and (2) the amount of cash received. If a stockholder's tax basis in its shares surrendered is greater than the sum of the cash and the fair market value of the AbbVie common stock received, such stockholder's loss generally will not be currently allowed or recognized for U.S. federal income tax purposes.

Each Pharmacyclics stockholder should read the discussion under "Material U.S. Federal Income Tax Consequences" and should consult its own tax advisor for a full understanding of the tax consequences of the offer and the merger to such stockholder.

Accounting Treatment (Page 71)

In accordance with accounting principles generally accepted in the United States, AbbVie will account for the acquisition of shares through the transaction under the acquisition method of accounting for business combinations.

Questions about the Offer and the Merger

Questions or requests for assistance or additional copies of this document may be directed to the information agent at the telephone number and addresses set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the offer.

The information agent for the Offer is:

480 Washington Blvd., 26th Floor
Jersey City, New Jersey 07310

Banks, Brokers and Stockholders
Call Toll-Free (888) 680-1528
Or Contact via E-mail at:
PCYC@georgeson.com

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF ABBVIE

        The following table sets forth selected financial information for AbbVie as of the end of and for the periods indicated. The selected financial information of AbbVie for the periods from 2010 to 2014 are derived from its (i) audited consolidated financial statements as of and for the years ended December 31, 2014 and 2013; and (ii) audited combined financial statements as of and for the years ended December 31, 2012, 2011 and 2010.

        On January 1, 2013, AbbVie became an independent company as a result of the distribution by Abbott Laboratories ("Abbott") of 100% of the outstanding common stock of AbbVie to Abbott's stockholders. The historical financial statements of AbbVie for periods prior to January 1, 2013 were prepared on a stand-alone basis and were derived from Abbott's consolidated financial statements and accounting records as if the former research-based pharmaceutical business of Abbott had been part of AbbVie for all periods presented. Accordingly, AbbVie's financial statements for periods prior to January 1, 2013 are presented on a combined basis and reflect AbbVie's financial position, results of operations and cash flows as its business was operated as part of Abbott prior to the separation of AbbVie from Abbott, in conformity with U.S. generally accepted accounting principles.

        The historical financial statements for periods prior to January 1, 2013 also reflected an allocation of expenses related to certain Abbott corporate functions, including senior management, legal, human resources, finance, information technology and quality assurance. These expenses were allocated to AbbVie based on direct usage or benefit where identifiable, with the remainder allocated on a pro rata basis of revenues, headcount, square footage, number of transactions or other measures. AbbVie considers the expense allocation methodology and results to be reasonable. However, the allocations may not be indicative of the actual expenses that would have been incurred had AbbVie operated as an independent, stand-alone, publicly-traded company for the periods presented. Accordingly, the historical financial information presented for periods prior to January 1, 2013 may not be indicative of the results of operations or financial position that would have been achieved if AbbVie had been an independent, stand-alone, publicly-traded company during the periods shown or of AbbVie's performance for periods subsequent to December 31, 2012. Refer to "Basis of Historical Presentation" and "Transition from Abbott and Cost to Operate as an Independent Company" included under Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations" of AbbVie's Annual Report on Form 10-K for the period ended December 31, 2014, previously filed with the SEC on February 20, 2015 and incorporated by reference into this document. Historical results are not necessarily indicative of any results to be expected in the future. See "Where to Obtain More Information."

(in millions, except per share data)	2014	2013		2012	2011	2010
Statement of earnings data
Net sales	$19,960	$18,790		$18,380	$17,444	$15,638
Net earnings(a)	$1,774	$4,128		$5,275	$3,433	$4,178
Basic earnings per share(a)	$1.11	$2.58		$3.35	$2.18	$2.65
Diluted earnings per share(a)	$1.10	$2.56		$3.35	$2.18	$2.65
Cash dividends declared per share	$1.75	$2.00	(b)	n/a	n/a	n/a
Weighted-average basic shares outstanding(c)	1,595	1,589		1,577	1,577	1,577
Weighted-average diluted shares outstanding(c)	1,610	1,604		1,577	1,577	1,577
Balance sheet data
Total assets	$27,547	$29,198		$27,008	$19,521	$21,135
Long-term debt and lease obligations(d)	$14,586	$14,310		$14,652	$48	$52

(a)
Results for the years ended December 31, 2014 and 2013 included higher expenses associated with operating as an independent, stand-alone publicly traded company than the historically derived financial statements. The increases include the impact of interest expense on debt issued in

  November 2012, a higher tax rate and other full year incremental costs of operating as an independent company. In addition, results for the year ended December 31, 2014 include after-tax transaction and financing-related costs totaling $1.8 billion, or $1.12 per share, incurred in connection with the terminated proposed combination with Shire plc (Shire), a $750 million after-tax charge related to a research and development collaboration agreement with Calico Life Sciences LLC (Calico), and a $173 million after-tax charge as a result of entering into a global collaboration with Infinity Pharmaceuticals, Inc. (Infinity). Refer to Notes 4 and 6 to the audited consolidated financial statements included under Item 8, "Financial Statements and Supplementary Data" contained in AbbVie's Annual Report on Form 10-K for the year ended December 31, 2014 for further information relating to the termination of the proposed combination with Shire and the collaborations with Calico and Infinity, respectively.

(b)
AbbVie declared regular quarterly cash dividends in 2013 aggregating $1.60 per share of common stock. In addition, a cash dividend of $0.40 per share of common stock was declared from pre-separation earnings on January 4, 2013 and was recorded as a reduction of additional paid-in capital. Refer to Note 12 to the audited consolidated financial statements included under Item 8, "Financial Statements and Supplementary Data" contained in AbbVie's Annual Report on Form 10-K for the year ended December 31, 2014 for additional information regarding cash dividends declared in 2013.

(c)
On January 1, 2013, Abbott distributed 1,577 million shares of AbbVie common stock. For periods prior to the separation, the weighted-average basic and diluted shares outstanding were based on the number of shares of AbbVie common stock outstanding on the distribution date. Refer to Note 5 to the audited consolidated financial statements included under Item 8, "Financial Statements and Supplementary Data" contained in AbbVie's Annual Report on Form 10-K for the year ended December 31, 2014 for information regarding the calculation of basic and diluted earnings per common share for the years ended December 31, 2014 and 2013.

(d)
Also includes current portion of long-term debt and lease obligations.

 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF PHARMACYCLICS

        The following table sets forth summary consolidated financial data for Pharmacyclics as of and for each of the two years ended December 31, 2014 and 2013, as of and for the six months ended December 31, 2012, and as of and for the years ended June 30, 2012, 2011 and 2010. On November 14, 2012, the Pharmacyclics board of directors approved a change in its fiscal year end from June 30 to December 31, effective December 31, 2012. All references to "fiscal years," unless otherwise noted, refer to the twelve-month fiscal year, which prior to July 1, 2012, ended on June 30, and beginning on January 1, 2013, end on December 31, of each year.

        The summary consolidated financial data as of and for each of the years ended December 31, 2014 and 2013, for the six months ended December 31, 2012, and for the year ended June 30, 2012 was derived from Pharmacyclics' audited consolidated financial statements included in its Annual Report on Form 10-K for the period ended December 31, 2014, previously filed with the SEC on February 18, 2015 and incorporated by reference into this document. The summary consolidated financial data for the years ended June 30, 2011 and 2010 are derived from Pharmacyclics' audited consolidated financial statements which are not incorporated by reference into this document.

        Such financial data should be read together with, and is qualified in its entirety by reference to, Pharmacyclics' historical consolidated financial statements and the accompanying notes and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" which are set forth in such Annual Report on Form 10-K.

	Years Ended December 31,		Six Months Ended December 31,	Years Ended June 30,
(in millions, except per share data)	2014	2013	2012	2012	2011	2010
Statement of earnings data
Net sales(1)	$730	$260	$161	$82	$8	$9
Net earnings (loss)	$86	$67	$118	$12	$(35)	$(15)
Basic earnings (loss) per share	$1.14	$0.92	$1.69	$0.17	$(0.59)	$(0.31)
Diluted earnings (loss) per share	$1.10	$0.87	$1.58	$0.17	$(0.59)	$(0.31)
Cash dividends declared per share	$—	$—	$—	$—	$—	$—
Weighted-average basic shares outstanding	75	73	70	69	60	48
Weighted-average diluted shares outstanding	78	77	74	73	60	48
Balance sheet data
Total assets	$1,060	$769	$355	$219	$116	$77
Long-term debt and lease obligations	$—	$—	$—	$—	$—	$—

(1)
Net sales include product sales, license and milestone revenue and collaboration services revenues.

 SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

        The following selected unaudited pro forma condensed combined financial data has been prepared to reflect the acquisition of Pharmacyclics by AbbVie. On March 4, 2015, AbbVie announced that it had entered into a definitive agreement to acquire all of the outstanding shares of Pharmacyclics pursuant to the offer and the merger.

        The unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheets of AbbVie and Pharmacyclics as of December 31, 2014, giving effect to the merger as if it had occurred on December 31, 2014. The unaudited pro forma condensed combined statement of earnings combines the historical consolidated statements of income of AbbVie and Pharmacyclics for the year ended December 31, 2014, giving effect to the merger as if it had occurred on January 1, 2014. The pro forma financial information does not give effect to the costs of any integration activities or benefits that may result from the realization of future cost savings from operating efficiencies, or any other synergies that may result from the merger and changes in commodity and share prices.

        The summary selected unaudited pro forma condensed combined financial information has been prepared for informational purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position of AbbVie would have been had the merger occurred on the dates assumed, nor is this information necessarily indicative of future consolidated results of operations or financial position. The following information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and the related notes included in this document.

Selected Unaudited Pro Forma Condensed Combined Statement of Earnings

(in millions, except per share data)	Year ended December 31, 2014
Net sales	$20,676
Net earnings	$1,068
Earnings per share—basic	$0.62
Earnings per share—diluted	$0.61
Weighted-average shares outstanding—basic	1,731
Weighted-average shares outstanding—diluted	1,746

Selected Unaudited Pro Forma Condensed Combined Balance Sheet

(in millions)	December 31, 2014
Total assets	$51,653
Total liabilities	$41,854
Total stockholders' equity	$9,799

 COMPARATIVE PER SHARE DATA
(UNAUDITED)

        The following table reflects historical information about basic and diluted income per share, cash dividends per share, and book value per share for the year ended December 31, 2014, on a historical basis, and for AbbVie and Pharmacyclics on an unaudited pro forma combined basis after giving effect to the offer and the merger. The pro forma data of the combined company assumes the acquisition of 100% of the shares by AbbVie and was derived by combining the historical consolidated financial information of AbbVie and Pharmacyclics as described elsewhere in this document. The actual percentage of cash and AbbVie common stock that a Pharmacyclics stockholder electing the all-cash consideration or the all-stock consideration will receive depends upon the trading price of AbbVie common stock at closing and such stockholder's election and the elections made by other Pharmacyclics stockholders and any resulting proration. For a discussion of the assumptions and adjustments made in preparing the pro forma financial information presented in this document, see "Unaudited Pro Forma Condensed Combined Financial Statements."

        Pharmacyclics stockholders should read the information presented in the following table together with the historical financial statements of AbbVie and Pharmacyclics and the related notes which are incorporated herein by reference, and the "Unaudited Pro Forma Condensed Combined Financial Statements" appearing elsewhere in this document. The pro forma data is unaudited and for illustrative purposes only. Pharmacyclics stockholders should not rely on this information as being indicative of the historical results that would have been achieved during the periods presented had the companies always been combined or the future results that the combined company will achieve after the consummation of the offer and the merger. This pro forma information is subject to risks and uncertainties, including those discussed in "Risk Factors."

	AbbVie Historical	Pharmacyclics Historical	Pro Forma Combined	Pro Forma Equivalent Pharmacyclics Share
Net income per share attributable to common stockholders for the year ended December 31, 2014:
Basic earnings per share	$1.11	$1.14	$0.62	$0.05
Diluted earnings per share	$1.10	$1.10	$0.61	$0.05
Cash dividends declared per share for the year ended December 31, 2014	$1.75	—	n/a	n/a
Book value per share as of December 31, 2014	$1.09	$10.92	$5.66	$0.44

RISK FACTORS

        Pharmacyclics stockholders should carefully read this document and the other documents referred to or incorporated by reference into this document, including in particular the following risk factors, in deciding whether to tender shares pursuant to the offer.

Risk Factors Relating to the Offer

         The market price of AbbVie common stock may decline after the consummation of the offer and the merger.

        The market price of AbbVie common stock may decline after the offer and the merger are completed because, among other things, AbbVie may not achieve the expected benefits of the acquisition of Pharmacyclics as rapidly or to the extent anticipated, or at all; Pharmacyclics' business may not perform as anticipated following the acquisition; the effect of AbbVie's acquisition of Pharmacyclics on AbbVie's financial results may not meet the expectations of AbbVie, financial analysts or investors; the addition of Pharmacyclics' business may be unsuccessful, take longer or be more disruptive than anticipated; or AbbVie's credit rating may be downgraded as a result of AbbVie's increased indebtedness incurred to finance the offer and the merger.

        As of March 19, 2015, there were 1,592,372,231 shares of AbbVie common stock outstanding, net of shares held in treasury, and held of record by approximately 55,664 stockholders, and no shares of preferred stock were outstanding. On such date, 27,135,387 shares of AbbVie common stock were subject to outstanding options, 10,162,885 shares of AbbVie common stock were subject to outstanding restricted stock units, 1,549,810 shares of AbbVie common stock were subject to outstanding restricted stock awards, and 87,622,150 shares of AbbVie common stock were unassigned and available for grant. In connection with the offer and the merger, AbbVie estimates that AbbVie could issue up to approximately 150,150,179 additional shares of AbbVie common stock, assuming that the volume weighted average closing price of a share of AbbVie common stock for the ten consecutive trading days ending on and including the second trading day prior to the final expiration date of the offer is equal to $58.37. The number of shares of AbbVie common stock that will be issued in connection with the offer and the merger will increase with any decrease in such volume weighted average closing price of AbbVie common stock. Although AbbVie intends to execute an accelerated share repurchase program promptly following the closing of the merger, there is no guarantee that AbbVie will do so and an increase in the number of outstanding shares of AbbVie common stock may lead to sales of such shares or the perception that such sales may occur, either of which may adversely affect the market price of AbbVie common stock.

         Pharmacyclics stockholders may not receive all consideration in the form elected.

        Pharmacyclics stockholders electing to receive either the all-cash consideration or the all-stock consideration in the offer will be subject to proration to ensure that approximately 41.7% of the aggregate consideration in the offer will be paid in shares of AbbVie common stock, and approximately 58.3% of the aggregate consideration in the offer (as reduced by the Pharmacyclics shares held by stockholders who have properly exercised and perfected dissenters' rights under the DGCL) will be paid in cash. Similarly, Pharmacyclics stockholders electing to receive either the all-cash consideration or the all-stock consideration in the merger will be subject to proration to ensure that approximately 41.7% of the aggregate consideration in the first merger will be paid in shares of AbbVie common stock, and approximately 58.3% of the aggregate consideration in the first merger will be paid in cash. Further proration may be required to ensure the receipt of an opinion by each of AbbVie and Pharmacyclics from their respective legal counsel to the effect that the offer and the merger, taken together, will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. The receipt of these opinions is a condition to the offer. Accordingly, some of the consideration a

Pharmacyclics stockholder receives in the offer or the merger may differ from the type of consideration selected and such difference may be significant. This may result in, among other things, tax consequences that differ from those that would have resulted if the Pharmacyclics stockholder had received solely the form of consideration that you elected. A discussion of the proration mechanism can be found under the heading "The Offer—Elections and Proration" and a discussion of the material U.S. federal income tax consequences of the offer and the merger can be found under "The Offer—Material U.S. Federal Income Tax Consequences."

         The offer remains subject to conditions that AbbVie cannot control.

        The offer is subject to conditions, including that a majority of the outstanding Pharmacyclics shares have been validly tendered into the offer (and not properly withdrawn), receipt of required regulatory approvals, lack of legal prohibitions, no material adverse effect (with such term as defined in the merger agreement and described under "Merger Agreement—Termination of the Merger Agreement—Material Adverse Effect") having occurred with respect to Pharmacyclics and its subsidiaries, the truth and accuracy of Pharmacyclics' representations and warranties made in the merger agreement, Pharmacyclics and its subsidiaries being in material compliance with their covenants under the merger agreement, the listing of the shares of the AbbVie common stock to be issued in the offer and the merger being authorized for listing on the NYSE, the receipt of an opinion by each of AbbVie and Pharmacyclics from their respective legal counsel to the effect that the offer and the merger, taken together, will qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and the registration statement on Form S-4 of which this document is a part becoming effective. There are no assurances that all of the conditions to the offer will be satisfied. If the conditions to the offer are not met, then AbbVie may allow the offer to expire, or could amend or extend the offer. See "The Offer—Conditions of the Offer" for a discussion of the conditions to the offer.

         Pharmacyclics stockholders who receive AbbVie common stock in the offer will become AbbVie stockholders. AbbVie common stock may be affected by different factors and AbbVie stockholders will have different rights than Pharmacyclics stockholders.

        Upon consummation of the offer, Pharmacyclics stockholders receiving shares of AbbVie common stock will become stockholders of AbbVie. AbbVie's business differs from that of Pharmacyclics, and AbbVie's results of operations and the trading price of AbbVie common stock may be adversely affected by factors different from those that would affect Pharmacyclics' results of operations and stock price.

        In addition, holders of shares of AbbVie common stock will have rights as AbbVie stockholders that differ from the rights they had as Pharmacyclics stockholders before the offer or the merger. For a detailed comparison of the rights of AbbVie stockholders to the rights of Pharmacyclics stockholders, see "Comparison of Stockholders' Rights."

         The receipt of shares of AbbVie common stock in the offer and/or the merger may be taxable to Pharmacyclics stockholders.

        The offer is contingent upon the receipt of an opinion by each of AbbVie and Pharmacyclics from their respective legal counsel to the effect that the offer and the merger, taken together, will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. However, if the offer and the merger are not treated as component parts of an integrated transaction for U.S. federal income tax purposes, if the merger is not completed or if the transaction otherwise fails to qualify as a "reorganization" within the meaning of Section 368(a) of the Code, the exchange of Pharmacyclics shares for shares of AbbVie common stock in the offer and/or the merger will be taxable to such Pharmacyclics stockholders for U.S. federal income tax purposes.

        Pharmacyclics stockholders should consult their tax advisors to determine the specific tax consequences to them of the offer and the merger, including any federal, state, local, foreign or other tax consequences, and any tax return filing or other reporting requirements.

Risk Factors Relating to AbbVie and the Combined Company

         AbbVie may fail to realize all of the anticipated benefits of the merger or those benefits may take longer to realize than expected.

        The full benefits of the transactions, including the anticipated sales or growth opportunities, may not be realized as expected or may not be achieved within the anticipated time frame, or at all. Failure to achieve the anticipated benefits of the transactions could adversely affect AbbVie's results of operations or cash flows, cause dilution to the earnings per share of AbbVie, decrease or delay the expected accretive effect of the transactions, and negatively impact the price of AbbVie common stock.

        In addition, AbbVie and Pharmacyclics will be required to devote significant attention and resources prior to closing to prepare for the post-closing operation of the combined company, and AbbVie will be required post-closing to devote significant attention and resources to successfully align the business practices and operations of AbbVie and Pharmacyclics. This process may disrupt the businesses and, if ineffective, would limit the anticipated benefits of the merger.

         AbbVie's ability to realize the anticipated benefits of the merger will depend on its ability to effectively and profitably commercialize IMBRUVICA® (ibrutinib).

        The anticipated benefits of the merger will depend on AbbVie's ability to effectively and profitably commercialize IMBRUVICA® (ibrutinib), including AbbVie's ability to:

  •
  create continued market demand through education, marketing and sales activities;

  •
  achieve market acceptance and generate product sales;

  •
  receive continued reimbursement from third-party payers, such as federal government payers and private insurance programs;

  •
  comply with post-marketing requirements established by the U.S. Food and Drug Administration, or FDA, and applicable foreign regulatory agencies, including any requirements established by the FDA or foreign regulatory agencies in the future;

  •
  comply with the regulations and guidelines of the FDA, and applicable foreign regulatory agencies, surrounding promotional activities;

  •
  conduct the post-marketing studies required by the FDA;

  •
  comply with other healthcare regulatory requirements;

  •
  ensure that the active pharmaceutical ingredient for IMBRUVICA® (ibrutinib) and the finished product are manufactured in sufficient quantities and in compliance with requirements of the FDA and similar foreign regulatory agencies and with an acceptable quality and pricing level in order to meet commercial demand; and

  •
  ensure that the entire supply chain efficiently and consistently delivers IMBRUVICA® (ibrutinib) to AbbVie's customers.

        The commercialization of IMBRUVICA® (ibrutinib) may not be successful for a number of reasons, including:

  •
  unexpected challenges from competitors with potential new therapeutic options and also in overcoming inertia in the adoption of upcoming novel therapies such as IMBRUVICA® (ibrutinib);

  •
  new safety issues or concerns being reported that may impact or narrow the approved indications;

  •
  Pharmacyclics' level of experience in marketing IMBRUVICA® (ibrutinib) is limited to the time during which it has been commercially available for any patient population;

  •
  reimbursement and coverage policies of government and private payers such as Medicare, Medicaid, insurance companies, health maintenance organizations and other plan administrators could change unexpectedly;

  •
  government price controls and reimbursement policies in foreign countries;

  •
  the relative price of IMBRUVICA® (ibrutinib) as compared to alternative treatment options;

  •
  changed or increased legal or regulatory restrictions and our ability to comply with such restrictions;

  •
  changes to the label for IMBRUVICA® (ibrutinib) that further restrict its marketing, arising from the results of any other on-going or future studies, including post-marketing studies; and

  •
  ability to obtain adequate commercial supplies of IMBRUVICA® (ibrutinib) to meet demand or at an acceptable cost because of manufacturing or other issues, including a potential recall of IMBRUVICA® (ibrutinib).

If the commercialization of IMBRUVICA® (ibrutinib) is unsuccessful, AbbVie's ability to generate revenue from product sales and realize the anticipated benefits of the merger will be adversely affected.

         AbbVie and Pharmacyclics will incur direct and indirect costs as a result of the offer and the merger.

        AbbVie and Pharmacyclics will incur substantial expenses in connection with and as a result of completing the offer and the merger and, following the completion of the merger, AbbVie expects to incur additional expenses in connection with combining the businesses, operations, policies and procedures of AbbVie and Pharmacyclics. Factors beyond AbbVie's control could affect the total amount or timing of these expenses, many of which, by their nature, are difficult to estimate accurately.

         AbbVie's and Pharmacyclics' actual financial positions and results of operations may differ materially from the unaudited pro forma financial data included in this document.

        The pro forma financial information contained in this document is presented for illustrative purposes only and may differ materially from what AbbVie's actual financial position or results of operations would have been had the transactions been completed on the dates indicated. The pro forma financial information has been derived from the audited and unaudited historical financial statements of AbbVie and certain adjustments and assumptions have been made regarding the combined company after giving effect to the transactions. The assets and liabilities of Pharmacyclics have been measured at fair value based on various preliminary estimates using assumptions that AbbVie management believes are reasonable utilizing information currently available. The process for estimating the fair value of acquired assets and assumed liabilities requires the use of judgment in determining the appropriate assumptions and estimates. These estimates may be revised as additional information becomes available and as additional analyses are performed. Differences between preliminary estimates in the pro forma financial information and the final acquisition accounting will occur and could have a material impact on the pro forma financial information and the combined company's financial position and future results of operations.

        In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect AbbVie's financial condition or results of operations following the closing. Any potential decline in AbbVie's financial condition or results of operations may cause significant variations in the share price of AbbVie. See "Unaudited Pro Forma Condensed Combined Financial Data."

         AbbVie expects to incur significant additional debt in connection with the offer and the merger.

        AbbVie is likely to incur or assume significant additional debt in connection with the financing of the offer and the merger. AbbVie currently expects to finance the offer and the merger with a combination of available cash and the issuance and/or arrangement of new debt, including pursuant to underwritten notes offerings of AbbVie, as described in "The Offer—Source and Amount of Funds" below. AbbVie has outstanding debt and other financial obligations and significant unused borrowing capacity that subjects AbbVie to certain risks. The incurrence of additional debt in connection with the consummation of the offer and the merger could cause these risks to increase. These risks include, among other things, requiring a portion of AbbVie's cash flow from operations to make interest payments on debt and reducing the cash flow available to fund capital expenditures and other corporate purposes and to grow AbbVie's business. In addition, AbbVie's cash flow from operations may not be sufficient to repay all of the outstanding debt as it becomes due, and AbbVie may not be able to borrow money, sell assets, or otherwise raise funds on acceptable terms, or at all, to refinance its debt. The incurrence of this additional debt could also lead AbbVie's credit rating to be downgraded.

Risks Related to AbbVie's Business

        You should read and consider the risk factors specific to AbbVie's business that will also affect the combined company after the merger. These risks are described in Part I, Item 1A of AbbVie's Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and in other documents that are incorporated by reference into this document. See "Where To Obtain More Information" for the location of information incorporated by reference in this document.

Risks Related to Pharmacyclics' Business

        You should read and consider the risk factors specific to Pharmacyclics' business that will also affect the combined company after the merger. These risks are described in Part I, Item 1A of Pharmacyclics' Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and in other documents that are incorporated by reference into this document. See "Where To Obtain More Information" for the location of information incorporated by reference in this document.

 FORWARD-LOOKING STATEMENTS

        Information both included and incorporated by reference in this document may contain forward-looking statements, concerning, among other things, AbbVie's outlook, financial projections and business strategies, all of which are subject to risks, uncertainties and assumptions. These forward-looking statements are identified by their use of terms such as "intend," "plan," "may," "should," "will," "anticipate," "believe," "could," "estimate," "expect," "continue," "potential," "opportunity," "project" and similar terms. These statements are based on certain assumptions and analyses that we believe are appropriate under the circumstances. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may differ materially from those expected, estimated or projected. Management believes that these forward-looking statements are reasonable. However, we cannot guarantee that we actually will achieve these plans, intentions or expectations, including completing the offer and the merger on the terms summarized in this document. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to publicly update or revise any of them in light of new information, future events or otherwise. Factors that could have a material adverse effect on AbbVie's operations and future prospects or the consummation of the offer and the merger include, but are not limited to:

  •
  failure to satisfy the conditions to consummate the offer and the merger;

  •
  the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

  •
  the failure of the offer or the merger to close for any other reason;

  •
  the amount of the costs, fees, expenses and charges related to the offer and the merger;

  •
  general economic and business conditions;

  •
  global economic growth and activity;

  •
  industry conditions; and

  •
  changes in laws or regulations.

        These risks and uncertainties, along with the risk factors discussed under "Risk Factors" in this document, should be considered in evaluating any forward-looking statements contained in this document. All forward-looking statements speak only as of the date of this document. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section.

THE COMPANIES

AbbVie

        AbbVie Inc., a Delaware corporation, is a global research-based biopharmaceutical company. AbbVie develops and markets advanced therapies that address some of the world's most complex and serious diseases. AbbVie products are used to treat chronic autoimmune diseases, including rheumatoid arthritis, psoriasis, and Crohn's disease; hepatitis C (HCV); human immunodeficiency virus (HIV); endometriosis; thyroid disease; Parkinson's disease; complications associated with chronic kidney disease (CKD) and cystic fibrosis; and other health conditions such as low testosterone. AbbVie also has a pipeline of promising new medicines, including more than 30 compounds or indications in Phase 2 or Phase 3 development across such important medical specialties as immunology, virology/liver disease, oncology, renal disease, neurological diseases and women's health. AbbVie has approximately 26,000 employees and its products are sold in over 170 countries.

        AbbVie was incorporated in Delaware on April 10, 2012. On January 1, 2013, AbbVie became an independent, publicly-traded company as a result of the distribution by Abbott Laboratories (Abbott) of 100% of the outstanding common stock of AbbVie to Abbott's shareholders. AbbVie common stock began trading "regular-way" under the ticker symbol "ABBV" on the NYSE on January 2, 2013.

        The address of AbbVie's principal executive offices is 1 North Waukegan Road, North Chicago, Illinois 60064. AbbVie's telephone number is (847) 932-7900.

        AbbVie also maintains an Internet site at www.abbvie.com. AbbVie's website and the information contained therein or connected thereto shall not be deemed to be incorporated herein, and you should not rely on any such information in making an investment decision.

Offeror

        Oxford Amherst Corporation, a Delaware corporation, is a wholly owned subsidiary of AbbVie. The Offeror is newly formed, and was organized for the purpose of making the offer and consummating the merger. The Offeror has engaged in no material business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the offer and the merger. The Offeror's address is c/o AbbVie Inc., 1 North Waukegan Road, North Chicago, Illinois 60064.

Merger Sub 2

        Oxford Amherst LLC, a Delaware limited liability company, is a wholly owned subsidiary of AbbVie. Merger Sub 2 is newly formed, and was organized for the purpose of consummating the merger. Merger Sub 2 has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the merger. Merger Sub 2's address is c/o AbbVie Inc., 1 North Waukegan Road, North Chicago, Illinois 60064.

Pharmacyclics

        Pharmacyclics, Inc., a Delaware corporation, is a biopharmaceutical company that develops and commercializes novel therapies intended to improve quality of life, increase duration of life and resolve medical needs for people impacted by cancer and immune-mediated diseases. Pharmacyclics markets IMBRUVICA® (ibrutinib) and has several other product candidates in clinical development and preclinical molecules in lead optimization. Pharmacyclics focuses on developing therapies for blood cancers, select solid tumors and immune-mediated disorders. Pharmacyclics is headquartered in Sunnyvale, California and has operations in select areas internationally.

        The address of Pharmacyclics' principal executive offices is 995 E. Arques Avenue, Sunnyvale, California 94085. Pharmacyclics' telephone number is (408) 774-0330.

        Pharmacyclics also maintains an Internet site at www.pharmacyclics.com. Pharmacyclics' website and the information contained therein or connected thereto shall not be deemed to be incorporated herein, and you should not rely on any such information in making an investment decision.

 THE OFFER

General

        AbbVie, through its direct wholly owned subsidiary Oxford Amherst Corporation (the "Offeror"), is offering to exchange for each outstanding Pharmacyclics share validly tendered and not properly withdrawn in the offer:

  •
  $152.25 in cash; and

  •
  a number of shares of AbbVie common stock equal to $109.00 divided by the volume weighted average sale price per share of AbbVie common stock as reported on the NYSE for the ten consecutive trading days ending on and including the second trading day prior to the final expiration date of the offer, as calculated by Bloomberg Financial LP under the function "ABBV UN Equity AQR".

        We refer to the above as the "mixed consideration." In lieu of receiving the mixed consideration, holders of Pharmacyclics shares may elect to receive, for each Pharmacyclics share that they hold, (1) $261.25 in cash (we refer to this election as the "all-cash election") or (2) a number of shares of AbbVie common stock equal to $261.25 divided by the volume weighted average sale price per share of AbbVie common stock as reported on the NYSE for the ten consecutive trading days ending on and including the second trading day prior to the final expiration date of the offer, as calculated by Bloomberg Financial LP under the function "ABBV UN Equity AQR" (we refer to this election as the "all-stock election").

        Pharmacyclics stockholders who tender their Pharmacyclics shares into the offer and do not make a valid election will receive the mixed consideration for their Pharmacyclics shares. Pharmacyclics stockholders who make the all-cash election or the all-stock election will be subject to proration to ensure that approximately 41.7% of the aggregate consideration in the offer will be paid in shares of AbbVie common stock and approximately 58.3% of the aggregate consideration in the offer (as reduced by the Pharmacyclics shares held by stockholders who have properly exercised and perfected dissenters' rights under the DGCL) will be paid in cash. See "The Offer—Elections and Proration" for a description of the proration procedure.

        The purpose of the offer is for AbbVie to acquire control of, and ultimately the entire equity interest in, Pharmacyclics. The offer is the first step in AbbVie's plan to acquire all of the outstanding Pharmacyclics shares. If the offer is completed, AbbVie intends to consummate promptly following (and on the same date as) the consummation of the offer a merger of the Offeror with and into Pharmacyclics, with Pharmacyclics surviving the merger (which we refer to as the "first merger"). The purpose of the first merger is for AbbVie to acquire all Pharmacyclics shares that it did not acquire in the offer. In the first merger, each outstanding Pharmacyclics share that was not acquired by AbbVie or the Offeror will be converted into the mixed consideration or, at the election of the holder of such shares, the all-cash consideration or all-stock consideration, subject to proration to ensure that approximately 41.7% of the aggregate consideration in the first merger will be paid in shares of AbbVie common stock and approximately 58.3% of the aggregate consideration in the first merger will be paid in cash. After the first merger, the Pharmacyclics business will be held in a wholly owned subsidiary of AbbVie, and the former Pharmacyclics stockholders will no longer have any direct ownership interest in the surviving corporation. Immediately following the first merger, the surviving corporation will merge with and into Merger Sub 2 (which we refer to as the "second merger" and together with the first merger, the "merger"), with Merger Sub 2 surviving the second merger under the name "Pharmacyclics."

Background of the Offer and the Merger

        The Pharmacyclics board of directors regularly evaluates Pharmacyclics' strategic direction and ongoing business plans. As part of this evaluation, the Pharmacyclics board of directors has from time to time considered a variety of strategic alternatives for Pharmacyclics, including additional partnerships or strategic alliances with other participants in the pharmaceuticals industry, strategic licensing transactions and a possible merger of Pharmacyclics with other pharmaceutical companies.

        In mid-February 2014, Robert W. Duggan, the chairman and chief executive officer of Pharmacyclics, was approached by the chief executive officer of another biotechnology company with an offer to evaluate a potential merger between the two companies.

        In March 2014, a very preliminary discussion occurred between representatives of the two companies regarding the potential merger. Following the discussion, Pharmacyclics determined that the potential merger would not be in the best interests of the Pharmacyclics stockholders at such time, and Pharmacyclics' determination was communicated in a timely manner to the other company.

        On September 25, 2014, and again in mid-November 2014, Mr. Duggan and Maky Zanganeh, Pharmacyclics' chief operating officer, met with representatives of J.P. Morgan Securities LLC ("J.P. Morgan"), an investment bank with a long-standing relationship with Pharmacyclics, to discuss industry trends and market perspectives on Pharmacyclics. At both meetings, the representatives of J.P. Morgan informed Mr. Duggan and Ms. Zanganeh that in regular dialogue multiple pharmaceutical companies had informally expressed a potential interest in a possible strategic transaction with Pharmacyclics.

        In November and December of 2014, through a series of meetings, the Pharmacyclics board of directors conducted a substantive evaluation of Pharmacyclics' strategic direction. The Pharmacyclics board of directors considered the fact that through the normal course of market discussions over the preceding months, both Pharmacyclics and its financial advisors were of the view that Pharmacyclics could be an acquisition target. They further considered the increasingly positive preliminary results of IMBRUVICA® (ibrutinib) in additional disease settings, as well as the other products that Pharmacyclics had in development, and the fact that in the view of the Pharmacyclics board of directors neither those results nor the full potential of IMBRUVICA® (ibrutinib) in treatment of its existing approved disease indications were reflected in the trading price of Pharmacyclics' stock at that time. In addition, the Pharmacyclics board of directors determined that to realize the full value and potential of its product portfolio, and to develop a viable pipeline of products beyond IMBRUVICA® (ibrutinib), Pharmacyclics would need to further accelerate the expansion of its infrastructure, scientific management expertise and organization generally. At the same time, the Pharmacyclics board of directors considered the need to develop a succession plan and identify a potential successor to Mr. Duggan as Pharmacyclics' chief executive officer. In light of these factors, particularly the risks and challenges associated with accelerating Pharmacyclics' growth and identifying a leader to succeed Mr. Duggan, the Pharmacyclics board of directors concluded that combining with a larger strategic partner might be the most effective way to maximize value to the Pharmacyclics stockholders. As a result, the Pharmacyclics board of directors authorized Pharmacyclics' senior management to engage in discussions with financial advisors, to conduct an orderly strategic process with those potential partners most likely and able to consummate a transaction, to explain to such potential partners in detail the factors driving the potential upside of the Pharmacyclics business, and to evaluate further whether such a combination would be in the best interests of Pharmacyclics' stockholders.

        On December 7, 2014, during the American Society of Hematology's Annual Meeting, Mr. Duggan and Ms. Zanganeh met with representatives of Centerview Partners LLC ("Centerview"), another investment bank with whom the Company maintained regular contact, to discuss industry trends and market perspectives on Pharmacyclics. Representatives of Centerview stated that in regular dialogue multiple pharmaceutical companies had informally expressed a potential interest in a possible strategic transaction with Pharmacyclics. The meeting included a discussion regarding planning, timelines and strategies for a potential bid solicitation process for a potential merger or other business combination involving Pharmacyclics.

        On December 10, 2014, Mr. Duggan and Ms. Zanganeh met with a representative of J.P. Morgan, during which the participants discussed whether one or more pharmaceutical companies might have a potential interest in a possible strategic transaction with Pharmacyclics. The meeting included a discussion regarding planning, timelines and strategies for a potential bid solicitation process for a potential merger or other business combination involving Pharmacyclics. It was discussed that the upcoming J.P. Morgan Healthcare Conference would be a logical time to arrange senior management meetings for Mr. Duggan with senior representatives of potentially interested parties.

        On December 10, 2014, Mr. Duggan informed a senior executive of a pharmaceutical company (referred to as "Party A") that there was a strong likelihood that Pharmacyclics was being viewed as a potential merger partner by several pharmaceutical companies. Mr. Duggan inquired as to whether Party A would be interested in being a part of a bid solicitation process, were Pharmacyclics to initiate one. Mr. Duggan was informed that Party A would respond within a day or so. On the following day, Mr. Duggan was told that Party A was very interested in participating in such a process.

        From December 2014 through February 2015, the Pharmacyclics senior management team developed certain financial projections, and provided such projections to J.P. Morgan and Centerview.

        On December 16, 2014, Mr. Duggan and Ms. Zanganeh discussed with executives of Party A timing and logistics of conducting due diligence and scheduling sessions with the management teams.

        Also on December 16, 2014, and again on December 19, 2014, Mr. Duggan, Ms. Zanganeh and Mr. Manmeet Soni, the chief financial officer of Pharmacyclics, met with representatives of Centerview to discuss planning, timelines and strategies for a potential solicitation process for a sale of the Company.

        Between December 20, 2014 and January 9, 2015, members of Pharmacyclics senior management met with representatives of Centerview and J.P. Morgan on various occasions to continue discussions regarding planning, timelines and strategies for a potential solicitation process for a potential merger or other business combination involving Pharmacyclics.

        From January 6, 2015 to January 11, 2015, the Pharmacyclics senior management team, together with representatives of Centerview and J.P. Morgan, discussed the potential list of pharmaceutical companies that would be most likely to be interested in, and have the financial capacity to consummate, a merger with Pharmacyclics. The Pharmacyclics senior management team considered that, based in part on input from Centerview and J.P. Morgan, for a variety of reasons, including financial capability or potential strategic fit with Pharmacyclics, the most likely interested parties consisted of five major pharmaceutical companies: Party A (with whom contact had already been initiated, as described above), AbbVie, Party B, Party C and Party D.

        In January 2015, Mr. Duggan discussed the parties identified by the Pharmacyclics senior management team and Centerview and J.P. Morgan with several members of the Pharmacyclics board of directors on an individual basis and each of those members of the Pharmacyclics board of directors confirmed the Pharmacyclics senior management team's conclusions.

        Representatives of Centerview contacted representatives of Party C and Party B on January 9, 2015 and January 10, 2015, respectively, in each case to gauge each party's interest in exploring a potential merger with Pharmacyclics.

        On January 12, 2015, at the J.P. Morgan Healthcare Conference, Mr. Duggan delivered a presentation to conference attendees regarding the progress and prospects at Pharmacyclics. In the presentation, Mr. Duggan disclosed that for the fourth quarter of 2014, Pharmacyclics achieved preliminary results of approximately $185 million in U.S. net product revenue for IMBRUVICA® (ibrutinib), and that for 2015, Pharmacyclics anticipated U.S. net product revenue of approximately $1 billion for IMBRUVICA® (ibrutinib). The revenue forecast was based on the expectation that IMBRUVICA® (ibrutinib) would receive FDA approval for an additional indication in Waldenstroms macroglobulinemia, a type of non-Hodgkin lymphoma, in the near future and that Pharmacyclics expected very positive results from a front-line chronic lymphocytic leukemia trial to be announced in mid-2015. The positive prospects of Pharmacyclics were also bolstered by clinical successes involving the use of IMBRUVICA® (ibrutinib) in combination with other drugs in the field of hematology, as well as additional early pre-clinical results from the use of IMBRUVICA® (ibrutinib) in combination with multiple other novel therapies in the field of solid cancer tumors. Mr. Duggan finally reported that clinical data from patients taking IMBRUVICA® (ibrutinib) as a therapy for graft-versus-host-disease were uniformly positive and that such results validated the potential to explore the use of IMBRUVICA® (ibrutinib) across a variety of additional indications.

        On January 12, 2015 and January 14, 2015, Mr. Duggan, Ms. Zanganeh and Mr. Soni met with other senior executives from Party A regarding preliminary due diligence and employee retention matters related to a potential merger transaction.

        On January 12, 2015, J.P. Morgan first contacted AbbVie to solicit its interest in a potential merger with Pharmacyclics. Late that day, representatives of Centerview introduced Mr. Duggan and Ms. Zanganeh to a senior executive of Party B.

        On January 13, 2015, senior executives of Pharmacyclics and Party B met on two occasions. In the first meeting, attended by Mr. Duggan, Ms. Zanganeh and senior executives from Party B, the parties discussed the Pharmacyclics drug pipeline and potential collaboration opportunities. In the second meeting, attended by the individuals from the first meeting, and joined by a representative of Centerview and another senior executive from Party B, Mr. Duggan and Ms. Zanganeh provided an overview of Pharmacyclics and its current status and outlook. Representatives of Party B expressed strong interest in exploring a potential merger with Pharmacyclics.

        On January 15, 2015, representatives of Centerview contacted representatives of Party D to gauge Party D's interest in exploring a potential merger with Pharmacyclics.

        In mid-January through early February 2015, Pharmacyclics negotiated and executed nondisclosure agreements with each of AbbVie, Party A and Party B. Each of the nondisclosure agreements contained customary standstill provisions, which would automatically terminate upon the entry by Pharmacyclics into a definitive acquisition agreement with a third party.

        On January 20, 2015, representatives of Centerview spoke with representatives of Party C, who expressed uncertainty about exploring a potential merger with Pharmacyclics at such time. After this discussion, there was no further dialogue with representatives of Party C regarding a potential merger with Pharmacyclics.

        On January 20, 2015, representatives of Centerview also spoke with representatives of Party D, who said they were continuing to evaluate their level of interest in exploring a potential merger with Pharmacyclics.

        On January 27, 2015, following an introduction by J.P. Morgan, Mr. Duggan and Ms. Zanganeh met with Richard A. Gonzalez, the chief executive officer of AbbVie. Mr. Duggan and Ms. Zanganeh provided an overview of Pharmacyclics' business and operations, among other matters.

        On January 29, 2015, representatives of AbbVie contacted Ms. Zanganeh to confirm AbbVie's interest in engaging in further due diligence and discussions about a potential merger with Pharmacyclics.

        On February 2, 2015, representatives of Centerview spoke with representatives of Party D, who expressed uncertainty about exploring a potential merger with Pharmacyclics at such time. After this discussion, there was no further dialogue with representatives of Party D regarding a potential merger with Pharmacyclics.

        The Pharmacyclics management team delivered a series of presentations providing a more detailed overview of various aspects of Pharmacyclics' business and operations in meetings with representatives of each of the three interested parties that occurred in the first half of February 2015, with Party A's management presentation occurring on February 4, 2015, AbbVie's management presentation occurring on February 9 and 10, 2015, and Party B's management presentation occurring on February 12 and 13, 2015. At each of the management presentations, the Pharmacyclics management team presented representatives of each of the three interested parties with information regarding the latest status of Pharmacyclics' clinical trials, as well as other operational, commercial, intellectual property, finance, legal and tax matters. The parties also had further discussions regarding employee retention matters. The initial feedback that the Pharmacyclics senior management team received from each of the three interested parties after the management presentations was very positive, and each of the three interested parties expressed strong interest in further exploring a potential merger with Pharmacyclics.

        On February 13, 2015, the Pharmacyclics board of directors met and received an update from the senior management team regarding the status of discussions with the parties that were contacted on behalf of Pharmacyclics to gauge their interest in exploring a potential merger with Pharmacyclics. The senior management team reported on the strong interest from AbbVie, Party A and Party B, as well as the status of due diligence. Representatives of Wilson Sonsini Goodrich & Rosati, Professional Corporation, referred to as "WSGR," legal counsel to Pharmacyclics, delivered a presentation on the Pharmacyclics board of directors' fiduciary duties in the context of a potential sale of Pharmacyclics. The Pharmacyclics board of directors then discussed the formal engagement of Centerview and J.P. Morgan. As part of this discussion, the Pharmacyclics board of directors considered various factors and criteria, including each bank's understanding of Pharmacyclics' business, each bank's leadership position in and understanding of the pharmaceutical industry, each bank's relationships with potential merger partners and other respective capabilities and strengths. After deliberation, including consideration of the proposed fee structures, the Pharmacyclics board of directors determined that having two financial advisors who had deep experience in the pharmaceuticals industry would be conducive to attaining the highest possible stockholder value, and resolved to retain formally both firms. The Pharmacyclics board of directors then discussed the preferred consideration for the potential merger, deliberating between proposing an all-cash transaction versus a transaction that would give stockholders the choice between the certainty of cash, and the potential upside and tax free treatment of receiving stock of the merger partner in exchange for their shares of Pharmacyclics common stock.

        On February 16, 2015, J.P. Morgan had its initial conversation with the financial advisor to Party A regarding the status of the solicitation process for the merger transaction.

        On February 17, 2015, Mr. Duggan and Ms. Zanganeh met with senior executives of Party A and discussed various aspects of a potential transaction.

        On February 18, 2015, Pharmacyclics released its fourth quarter 2014 and fiscal year 2014 financial results, announcing $492 million in net revenues from the sale of IMBRUVICA® (ibrutinib) in the United States in 2014, up from $14 million in fiscal year 2013.

        On February 19, 2015, Pharmacyclics signed engagement letters with Centerview and J.P. Morgan.

        On February 19, 2015, Mr. Duggan and Ms. Zanganeh met with a senior executive of Party B and discussed matters related to Pharmacyclics' clinical trials as well as employee retention matters.

        On February 20, 2015, the Pharmacyclics board of directors met and received an update from the senior management team and its advisors on the status of the ongoing discussions with each of the three interested parties. The senior management team reviewed with the Pharmacyclics board of directors its financial forecasts. Representatives of Centerview and J.P. Morgan presented to the Pharmacyclics board of directors their joint summary of the potential bid solicitation process and financial considerations relevant to a potential sale of Pharmacyclics. The Pharmacyclics board of directors discussed whether additional parties that might have an interest in merging with Pharmacyclics should be contacted, and after discussion, determined that a limited solicitation process involving only the most likely interested parties would best maximize stockholder value while minimizing the risk of leaks, management distraction and disclosure of competitively sensitive information. The Pharmacyclics board of directors further considered whether selling Pharmacyclics at the current time would be in the best interests of Pharmacyclics' stockholders, and discussed the potential implications to the business if Pharmacyclics progressed with its ongoing clinical trials and if such trials continued to deliver positive results. After deliberation, the Pharmacyclics board of directors decided that on a risk-adjusted basis, and in light of the favorable macroeconomic conditions in place at such time, a merger of Pharmacyclics with a third party at this time could deliver better value to the Pharmacyclics' stockholders than the value offered by continuing to execute Pharmacyclics' strategic plan, if Pharmacyclics were to achieve an attractive valuation in the current potential bid solicitation process. Finally, the Pharmacyclics board of directors discussed the desired structure for the transaction, and after deliberation, decided that the ideal transaction form would be a transaction that would give stockholders the choice between the certainty of value offered by cash, and the potential upside and tax free treatment of receiving stock of the merger partner in exchange for their shares of Pharmacyclics common stock.

        Also, on February 20, 2015, after conclusion of the Pharmacyclics board of directors meeting, Pharmacyclics' financial advisors, at the direction of the Pharmacyclics board of directors, delivered a letter to each of the three interested parties requesting the submission of a proposal to merge with Pharmacyclics by March 3, 2015. The letter stated that the Company's preference was to enter into a tax-free transaction for its stockholders that would allow its stockholders to participate in the continued success of IMBRUVICA® (ibrutinib) through a meaningful portion of stock in any merger.

        On or around February 23, 2015, each of the three interested parties received a draft merger agreement prepared by WSGR, which reflected a transaction structured as an exchange offer in which the Pharmacyclics stockholders would have the right to elect to receive cash, stock or a mix of cash and stock, with the exchange of stock intended to occur without triggering any U.S. federal income taxes. The number of shares of the merger partner's stock would be determined as a fixed value based on the trading price of the merger partner's stock at closing. The termination fee payable by Pharmacyclics in specified circumstances, including if the agreement was terminated in order to accept a superior proposal, would be 2% of the transaction value.

        In late February 2015, the Pharmacyclics management team hosted additional due diligence sessions with representatives of each of the three interested parties. The due diligence sessions covered a broad range of topics related to Pharmacyclics' business and operations, including drug pipeline, research and development, clinical programs, human resources, intellectual property, tax, finance and legal matters. Party B representatives attended sessions from February 21 through 24, 2015, Party A representatives attended sessions from February 23 through 24, 2015, and AbbVie representatives attended sessions from February 24 through 25, 2015.

        On February 23, 2015, Mr. Duggan, Ms. Zanganeh and Mr. Soni met with senior executives of Party A to discuss employee retention and other human resource matters and research & development matters.

        On February 25, 2015, Mr. Duggan and Ms. Zanganeh met again with Mr. Gonzalez of AbbVie to discuss the potential transaction, including AbbVie's potential growth and the potential post-closing integration of Pharmacyclics into AbbVie's operations.

        On February 25, 2015, Bloomberg issued a news report that Pharmacyclics was exploring options, including a sale of the company valuing Pharmacyclics between $17 billion to $18 billion. Pharmacyclics' share price rose from $188 per share to $220 per share, a 17% gain, on sharply increased trading volume.

        On February 26 and 27, 2015, in light of the Bloomberg article, and at the direction of Pharmacyclics, Centerview and J.P. Morgan instructed each of the three interested parties that, although each of their proposals to merge with Pharmacyclics were still requested by March 3, 2015, each of them would be permitted to submit preliminary proposals, and were encouraged to submit their proposed revisions to the merger agreement, in advance of that date, with the goal of signing and announcing a transaction in the second half of the week of March 1, 2015.

        On February 27, 2015, the Pharmacyclics board of directors met and received an update on the status of the ongoing discussions with each of the three interested parties, including the proposed accelerated timeline for the bid solicitation process.

        On February 28, 2015, the legal counsel to Party B submitted a revised merger agreement to WSGR. Party B's revised merger agreement provided for an exchange offer to acquire Pharmacyclics, with total stock consideration not to exceed 40% of the total consideration and cash consideration not to exceed 60% of the total consideration. In addition, Party B proposed a termination fee equal to 3.5% of the transaction value.

        That same day, on behalf of AbbVie, Wachtell, Lipton, Rosen & Katz (referred to as "Wachtell Lipton"), legal counsel to AbbVie, submitted a revised merger agreement to WSGR. The revised merger agreement proposed an unspecified mix of cash and stock consideration, with the ability of Pharmacyclics stockholders to elect their preferred form of consideration, and a single-step merger structure. The structure included an unspecified collar around AbbVie's share price for purposes of calculating the stock consideration. In addition, AbbVie's revised merger agreement included a termination fee equal to 4% of the transaction value.

        For the next few days, negotiations were conducted with representatives of each party's respective legal counsel.

        On March 2, 2015, senior executives of Party A met with Mr. Duggan, Ms. Zanganeh and Mr. Soni and outlined the terms of a proposed transaction. Party A proposed that it would make an offer to acquire all of the outstanding shares of Pharmacyclics stock for cash and stock consideration valued at $225 per share. Party A's proposed transaction would allow Pharmacyclics' stockholders to elect to receive either cash or new equity interests in an acquisition vehicle that would own Pharmacyclics, with the equity interest being exchangeable in the future for Party A's stock, and not to exceed 20% of the total consideration and the exchange ratio being subject to a symmetrical 10% fixed value collar. The senior executives of Party A explained that the stock portion of the consideration was intended to be delivered on a tax-free basis. The Party A representatives also indicated that it could potentially offer a higher price in an all-cash transaction.

        On March 2, 2015, Mr. Duggan, Ms. Zanganeh and Mr. Soni met with senior executives of Party B, during which the senior executives of Party B outlined generally the value proposition offered by Party B, including making an offer to acquire all of the outstanding shares of Pharmacyclics stock for cash and stock consideration valued at $240 per share. Party B acknowledged that the merger agreement negotiations had been substantially completed, and agreed to provide Pharmacyclics' stockholders with a total mix of consideration of 57.5% cash and 42.5% stock. In addition, Party B agreed to a termination fee equal to 3% of the transaction value.

        Also on March 2, 2015, Mr. Duggan, Ms. Zanganeh and Mr. Soni met with Mr. Gonzalez, the chief executive officer of AbbVie, during which Mr. Gonzalez outlined generally the value proposition offered by AbbVie, including making an offer to acquire all of the outstanding shares of Pharmacyclics stock for cash and stock consideration valued at $250 per share, with $145 per share (equivalent to 58% of the total consideration) in cash and $105 per share (equivalent to 42% of the total consideration) in AbbVie common stock. The number of shares of AbbVie common stock would be determined on a fixed value with no collar around AbbVie's share price, and Pharmacyclics stockholders would have the right to elect all cash consideration or all stock consideration, subject to proration in the event of oversubscription.

        On the afternoon of March 2, 2015, Wachtell Lipton delivered a further revised merger agreement to WSGR, which now contemplated, among other things, an exchange offer structure with no collar around AbbVie's stock price and a proposed termination fee equal to 3.75% of the transaction value.

        Also on the afternoon of March 2, 2015, Party A's legal counsel delivered a revised merger agreement to WSGR. Party A's revised merger agreement proposed a cash-stock election, with the total stock consideration not to exceed 20% of the total consideration. The stock consideration would consist of new equity interests in the form of a preferred instrument in a new subsidiary of Party A that would own Pharmacyclics, with the equity interests being exchangeable for Party A's stock after a one-year holding period. The revised merger agreement proposed a one-step merger and a termination fee equal to 3% of the transaction value.

        On the evening of March 2, 2015, the Pharmacyclics board of directors met with senior management and Pharmacyclics' legal counsel to consider all three proposals. At the time of the meeting, AbbVie's offer included the highest per-share consideration; however, the Pharmacyclics board of directors took into consideration Party A's indication that it could potentially offer a higher price in an all-cash transaction. The Pharmacyclics board of directors considered the fact that removing the stock component would limit the flexibility of Pharmacyclics' stockholders to elect the form of consideration—including depriving Pharmacyclics' stockholders the opportunity to participate in any future upside in IMBRUVICA® (ibrutinib). After deliberation, the Pharmacyclics board of directors instructed Pharmacyclics' advisors to inform Party A that Pharmacyclics preferred a transaction on the terms outlined in the February 20, 2015 letter as opposed to an all-cash transaction.

        On the morning of March 3, 2015, the Pharmacyclics board of directors met and further discussed with senior management and Pharmacyclics' financial advisors and legal counsel various aspects of the three proposals and the approaches to drawing the bid solicitation process to a conclusion in a manner that would maximize stockholder value. After careful deliberation, the Pharmacyclics board of directors determined that reaching a final conclusion quickly was of paramount importance and would be most likely to maximize stockholder value, because it would motivate bidding parties to offer their maximum potential bid. Accordingly, the Pharmacyclics board of directors instructed Pharmacyclics' financial advisors and management to solicit "best and final" offers from the three interested parties. In addition, the Pharmacyclics board of directors discussed the terms of a proposed severance plan. The proposed severance plan contemplated severance in the amount of twelve months' base pay and bonuses, plus COBRA benefits, payable to individuals whose employment with Pharmacyclics terminated during the 24 months after a change in control transaction, with customary exceptions. In addition, the proposed severance plan contemplated payments to employees who would be subject to excise taxes under Section 280G of the Code as a result of the transaction, with the amount of such payments to be sufficient to eliminate the impact of such excise taxes on such individual's receipt of proceeds from the transaction.

        On March 3, 2015, Pharmacyclics' financial advisors delivered a letter to each of Party A, Party B and AbbVie. In the letter, each party was invited to conduct final due diligence after confirming that the merger agreement was in a form that the party would be prepared to execute. In addition, each party was requested to submit best and final offers on March 4, 2015, together with a final merger agreement and other related documents duly executed by such party.

        On the afternoon of March 3, 2015, the Pharmacyclics board of directors met and was provided with an update on the status of the negotiations with the three interested parties from the senior management team and representatives of WSGR.

        On March 3 and 4, 2015, representatives of WSGR negotiated the terms of merger agreements with legal counsel for each of Party A, Party B and AbbVie.

        In the early afternoon of March 4, 2015, Pharmacyclics received best and final offers from each of the three bidders, together with a merger agreement duly executed by such bidder. Party B's best and final offer was valued at $250 per share, with 42.5% of the total consideration in the form of stock and 57.5% of the total consideration in the form of cash. Party A's best and final offer was an all-cash transaction at a purchase price of $250 per share. AbbVie's best and final offer was valued at $261.25 per share, with approximately 41.7% of the total consideration in the form of stock and 58.3% of the total consideration in the form of cash.

        On the afternoon of March 4, 2015, the Pharmacyclics board of directors convened to consider the best and final offers. Also participating were certain members of Pharmacyclics' management and representatives of Centerview, J.P. Morgan and WSGR. Representatives of WSGR reviewed with the Pharmacyclics board of directors its fiduciary duties in considering a merger of Pharmacyclics with a third party. Representatives of Centerview and J.P. Morgan began by reviewing the proposals received by each of the three parties, explaining that each bidder had been instructed to make a "best and final" offer, which would not be subject to further negotiations or counteroffers. The Pharmacyclics board of directors reviewed the proposals, including a summary of each of the proposed merger agreements. After discussion, the Pharmacyclics board of directors concluded that AbbVie's proposal, together with the terms of the proposed merger agreement with AbbVie, represented a transaction that was superior to the proposals submitted by Party A and Party B and that entry into a transaction with AbbVie on such terms was in the best interests of Pharmacyclics stockholders.

        Representatives of WSGR then provided a detailed review of the terms of the proposed merger agreement with AbbVie. Representatives of Centerview and J.P. Morgan reviewed with the Pharmacyclics board of directors the terms of the proposed transaction from a financial point of view. Following this presentation, representatives of Centerview and J.P. Morgan delivered to the Pharmacyclics board of directors their respective oral opinions, subsequently confirmed in writing, that, as of the date of March 4, 2015 and based upon and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken in preparing their respective written opinions, the aggregate merger consideration to be paid to the holders of Pharmacyclics shares (other than certain Pharmacyclics shares specified in the respective opinions) was fair, from a financial point of view, to such holders. For more information about Centerview's and J.P. Morgan's respective opinions, see below under the headings "—Opinion of Centerview Partners LLC" and "—Opinion of J.P. Morgan Securities LLC." After discussing potential reasons for and against the proposed transaction (see below under the heading "—Pharmacyclics' Reasons for the Offer and the Merger"), the Pharmacyclics board of directors unanimously determined that the offer and the merger and the other transactions contemplated by the merger agreement were at a price and on terms that were fair to, advisable and in the best interests of Pharmacyclics and its stockholders, approved the offer, the merger and merger agreement and recommended that Pharmacyclics' stockholders tender their shares in the offer. The Pharmacyclics board of directors also adopted a resolution authorizing amendments to Pharmacyclics' bylaws to provide that courts in Santa Clara County, California would be the exclusive forum for derivative claims brought on behalf of Pharmacyclics, claims asserting breaches of fiduciary duties or arising from the DGCL or Pharmacyclics' charter or bylaws, and certain other types of claims. The Pharmacyclics board of directors also approved the proposed severance plan for employees of the Pharmacyclics described above.

        On March 4, 2015, following the Pharmacyclics board of directors meeting, Pharmacyclics and AbbVie finalized the merger agreement and related schedules and agreements and executed the merger agreement and related agreements in connection with the transaction.

        Following the close of markets in the United States on March 4, 2015, AbbVie and Pharmacyclics jointly announced the transaction.

Pharmacyclics' Reasons for the Offer and the Merger

        In evaluating the merger agreement and the transactions contemplated by the merger agreement, including the offer and the merger, the Pharmacyclics board of directors consulted with Pharmacyclics' senior management, as well as Centerview and J.P. Morgan. In the course of reaching its determination that the offer and the merger are in the best interests of Pharmacyclics stockholders, and its recommendation that Pharmacyclics stockholders accept the offer and tender their Pharmacyclics shares into the offer, the Pharmacyclics board of directors considered numerous factors, including the following material factors and benefits of the offer and the merger, each of which the Pharmacyclics board of directors believed supported its unanimous determination and recommendation:

  •
  Offer Price.  The Pharmacyclics board of directors considered:

  •
  the fact that the offer price represented a 39% premium to the closing trading price of Pharmacyclics shares on February 24, 2015, the last trading day before Bloomberg published a market rumor stating that Pharmacyclics was exploring options, including a sale of the company valuing Pharmacyclics between $17 billion and $18 billion, and a 62% premium over the volume weighted average price of Pharmacyclics shares for the thirty-trading day period ending February 24, 2015;

  •
  the fact that the trading price of Pharmacyclics shares has never exceeded the offer price;

  •
  the highly competitive bidding process that Pharmacyclics and its financial advisors conducted; and

  •
  the Pharmacyclics board of directors' belief that it had obtained AbbVie's best and final offer, which was $11.25 per share higher than its initial proposal and any other offer received, and that, as of the date of the merger agreement, the offer price represented the highest per-share consideration reasonably obtainable.

  •
  Business and Financial Condition of Pharmacyclics; Risks of Execution in a Highly Competitive, Rapidly Evolving Marketplace.  The Pharmacyclics board of directors considered the current and historical financial condition, results of operations, business, competitive position and prospects of Pharmacyclics. Additionally, the Pharmacyclics board of directors also considered a number of other factors, including:

  •
  Timing.  The Pharmacyclics board of directors considered prevailing market conditions and industry trends, including (1) the interest rate environment, including the fact that interest rates on ten-year government bonds and AA rated corporate debt were near or at historic lows, (2) the fact that the stock indexes for the biotechnology industry, NASDAQ and the Standard & Poor 500 were all near or at historic highs, (3) the fact that the price to earnings ratios and price to sales ratios at which biotechnology stocks were trading were all near or at historic highs, and (4) the fact that market sentiment was generally near or at historic highs in the biotechnology segment;

  •
  Product Pipeline.  In order to drive future growth, Pharmacyclics would need to search for and develop additional products and compounds, which involves significant risk, capital and broad scientific management expertise;

  •
  Infrastructure.  Pharmacyclics would need to greatly expand its logistical infrastructure to realize the full value and potential of its product portfolio and to compete with other participants in its industry, many of which were significantly larger than Pharmacyclics;

    •
    Industry Dynamics.  The fast-paced nature of innovation of new treatments and compounds in the pharmaceutical industry, including the risk that one or more treatments and compounds unknown to Pharmacyclics could one day supplant a Pharmacyclics product as the leading treatment for a given indication;

    •
    CEO Succession.  The Pharmacyclics board of directors considered the possibility of needing to identify a successor to Mr. Duggan as Pharmacyclics' chief executive officer and the risk associated with finding a suitable candidate with the ability and expertise to take Pharmacyclics to the next stage of its development and growth;

    •
    Strong Partnership.  In the view of the Pharmacyclics board of directors, AbbVie has an excellent management team, is well capitalized and has the infrastructure to realize the full potential of Pharmacyclics' product portfolio, including the further development and application of Pharmacyclics' product portfolio; and

    •
    Future Success.  Given the stock component of the offer and the merger, Pharmacyclics stockholders will continue to be able to participate in Pharmacyclics', as well as AbbVie's, future success.

  •
  Strategic Alternatives Process.  The Pharmacyclics board of directors' belief that the value offered to Pharmacyclics stockholders in the offer, the merger and the other transactions contemplated by the merger agreement were more favorable to Pharmacyclics stockholders than the potential value of remaining an independent public company and that the offer price obtained was the highest that was reasonably attainable. This belief was supported in part by the results of the Pharmacyclics board of directors' strategic alternatives process through which the parties that were believed to be the most able and willing to pay the highest price for Pharmacyclics were solicited, including being given an opportunity to make a best and final offer, understanding that they would not be permitted to further improve or negotiate their offers.

  •
  Centerview's and J.P. Morgan's Opinions and Related Analyses.  The Pharmacyclics board of directors considered Centerview's and J.P. Morgan's oral opinions, subsequently confirmed in writing by each, to the Pharmacyclics board of directors to the effect that, based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview and J.P. Morgan, as set forth in their respective written opinions, the aggregate merger consideration to be paid to the Pharmacyclics stockholders (other than certain Pharmacyclics shares specified in such opinion) pursuant to the merger agreement was fair from a financial point of view to such holders, as more fully described below in "—Opinion of Centerview Partners LLC" and "—Opinion of J.P. Morgan Securities LLC." The Pharmacyclics board of directors was aware that each of Centerview and J.P. Morgan became entitled to certain fees upon rendering of their respective opinions and will become entitled to additional fees upon consummation of the merger, as more fully described below in "—Opinion of Centerview Partners LLC" and "—Opinion of J.P. Morgan Securities LLC."

  •
  Election of Consideration; Potential Participation in Growth.  The Pharmacyclics board of directors considered the ability of Pharmacyclics stockholders in the offer to elect to receive the mixed consideration, the all-cash consideration or the all-stock consideration, or a combination thereof, subject to proration as provided in the merger agreement. The ability to choose cash consideration will offer Pharmacyclics stockholders certainty as to the value of that consideration, while the ability to choose shares of AbbVie common stock as consideration will offer potential "tax-free" treatment to the receipt of such shares, as well as the ability to participate in the future growth of AbbVie and, indirectly, Pharmacyclics.

  •
  Likelihood of Completion; Certainty of Payment.  The Pharmacyclics board of directors considered its belief that the offer and the merger will likely be consummated, based on, among other factors:

  •
  the absence of any financing condition to consummation of the offer or the merger;

  •
  the reputation and financial condition of AbbVie, including the strong debt commitment letter it received;

  •
  Pharmacyclics' ability to request the Delaware Court of Chancery to specifically enforce the merger agreement, including the consummation of the offer and the merger; and

  •
  Pharmacyclics' ability under the merger agreement to pursue damages.

  •
  Other Terms of the Merger Agreement.  The Pharmacyclics board of directors considered other terms of the merger agreement, which are more fully described in the section entitled "Merger Agreement." Certain provisions of the merger agreement that the Pharmacyclics board of directors considered important included:

  •
  Tender Offer Structure.  The Pharmacyclics board of directors considered the fact that the offer followed by the merger for the same cash and/or stock consideration would likely enable Pharmacyclics stockholders the opportunity to obtain the benefits of the transaction more quickly than in a one-step merger transaction.

  •
  Ability to Respond to Certain Unsolicited Acquisition Proposals.  The merger agreement permits the Pharmacyclics board of directors, in furtherance of the exercise of its fiduciary duties under Delaware law, to engage in negotiations or discussions with third parties regarding alternative transactions under certain circumstances (see "Merger Agreement—No Solicitation of Other Offers by Pharmacyclics");

  •
  Change of Recommendation.  Under certain circumstances, the Pharmacyclics board of directors has the right to change or withdraw its recommendation to Pharmacyclics stockholders (see "Merger Agreement—No Solicitation of Other Offers by Pharmacyclics");

  •
  Fiduciary Termination Right.  The Pharmacyclics board of directors may terminate the merger agreement to accept a superior proposal, if certain conditions are met, subject to the payment of the termination fee to AbbVie (see "Merger Agreement—Termination of the Merger Agreement—Termination by Pharmacyclics");

  •
  Conditions to Consummation of the Offer and the Merger; Likelihood of Closing.  The fact that Purchaser's obligations to purchase (and AbbVie's obligation to cause Purchaser to purchase) Pharmacyclics shares in the offer and to close the merger are subject to limited conditions, and that the offer and the merger are reasonably likely to be consummated; and

  •
  Extension of Offer Period.  The fact that the Purchaser must extend the offer for one or more periods until the offer conditions have been satisfied.

  •
  Appraisal Rights.  The Pharmacyclics board of directors considered the availability of statutory appraisal rights under Delaware law in connection with the merger for Pharmacyclics stockholders.

        In reaching its determinations and recommendations described above, the Pharmacyclics board of directors also considered the following potentially negative factors:

  •
  Non-Solicitation Covenant.  The Pharmacyclics board of directors considered that the merger agreement imposes restrictions on soliciting competing acquisition proposals from third parties.

  •
  Termination Fees.  The Pharmacyclics board of directors considered the fact that Pharmacyclics must pay AbbVie a termination fee of $680,000,000 in cash if the merger agreement is terminated under certain limited circumstances.

  •
  Interim Operating Covenants.  The Pharmacyclics board of directors considered that the merger agreement imposes restrictions on the conduct of Pharmacyclics' business prior to the consummation of the offer (see "Merger Agreement—Conduct of Business Before Completion of the Merger—Restrictions on Pharmacyclics' Operations)".

  •
  Risks the Offer and Merger May Not Be Completed.  The Pharmacyclics board of directors considered the risk that the conditions to the offer may not be satisfied and that, therefore, Pharmacyclics shares may not be purchased pursuant to the offer and the merger may not be consummated. The Pharmacyclics board of directors also considered the risks and costs to Pharmacyclics if the offer and the merger are not consummated, including the diversion of management and employee attention, potential employee attrition, the potential effect on business relationships and the potential effect on the trading price of the Pharmacyclics shares.

  •
  Interests of Directors and Executive Officers.  The Pharmacyclics board of directors considered the potential conflict of interest created by the fact that Pharmacyclics' executive officers and directors have financial interests in the transactions contemplated by the merger agreement, including the offer and the merger, as more fully described in "The Offer—Interests of Certain Persons in the Offer and the Merger."

  •
  Regulatory Approval.  The Pharmacyclics board of directors considered the regulatory approval under the HSR Act in the United States, that would be required to consummate the offer and the merger, as well as the likelihood of receiving such approval.

  •
  Participation in Future Growth.  The Pharmacyclics board of directors considered the fact that those Pharmacyclics stockholders who receive cash consideration, either because of an affirmative election or because of subsequent proration, will not be able to participate in the future growth of Pharmacyclics or IMBRUVICA® (ibrutinib).

        The foregoing discussion of the factors considered by the Pharmacyclics board of directors is intended to be a summary, and is not intended to be exhaustive, but rather includes the material factors considered by the Pharmacyclics board of directors. After considering these factors, the Pharmacyclics board of directors concluded that the positive factors relating to the merger agreement and the transactions contemplated by the merger agreement, including the offer and the merger, substantially outweighed the potential negative factors. The Pharmacyclics board of directors collectively reached the conclusion to approve the merger agreement and the related transactions, including the offer and the merger, in light of the various factors described above and other factors that the members of the Pharmacyclics board of directors believed were appropriate. In view of the wide variety of factors considered by the Pharmacyclics board of directors in connection with its evaluation of the merger agreement and the transactions contemplated by the merger agreement, including the offer and the merger, and the complexity of these matters, the Pharmacyclics board of directors did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision, and it did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. Rather, the Pharmacyclics board of directors made its recommendation based on the totality of information it received and the investigation it conducted. In considering the factors discussed above, individual directors may have given different weights to different factors.

AbbVie's Reasons for the Offer and the Merger

        In reaching its decision to approve the offer, the merger, the merger agreement and the other transactions contemplated by the merger agreement, AbbVie's board of directors consulted with AbbVie's senior management team, as well as AbbVie's outside advisors, and considered a number of factors, including the following material factors which it viewed as supporting its decision to approve the offer, the merger, the merger agreement and the other transactions contemplated by the merger agreement:

  •
  the expectation that the offer and the merger would accelerate AbbVie's clinical and commercial presence in oncology and establish a strong leadership position in hematological oncology—an attractive and rapidly growing market, now approaching $24 billion globally;

  •
  the expectation that the combined company would have a more diversified development pipeline, reducing risk by enhancing the combined company's potential future drug portfolio;

  •
  the expectation that the combined company would create long-term stockholder value by creating additional growth opportunities by leveraging the respective strengths of each business, expanding the combined company's product portfolio and unlocking value in new business lines and product offerings;

  •
  the expectation that the combined company would have better access to capital markets as a result of enhanced size and business diversification, and expected increased earnings and cash flow over time;

  •
  the expectation that the acquisition would create substantial incremental efficiency and growth opportunities;

  •
  the view that the terms and conditions of the merger agreement and the transactions contemplated therein, including the representations, warranties, covenants, closing conditions and termination provisions, are comprehensive and favorable to completing the proposed transaction;

  •
  the expectation that the satisfaction of the conditions to consummation of the offer and the merger is possible in mid-2015;

  •
  the fact that the merger agreement places limitations on Pharmacyclics' ability to seek a superior proposal and requires Pharmacyclics to pay AbbVie a termination fee of $680 million if AbbVie or Pharmacyclics terminates the merger agreement under certain circumstances and Pharmacyclics consummates or enters into an agreement with respect to a competing acquisition proposal within a certain time period;

  •
  the expectation that the strong cash flows and balance sheet of the combined company would support continued investments in R&D and growth initiatives while facilitating deleveraging post-close;

  •
  the expectation that the combined company would have a strong balance sheet and the ability to generate substantial cash flow to finance future expansion as well as to invest in improving and adding new technology, services and products for customers;

  •
  that existing AbbVie stockholders and Pharmacyclics stockholders are expected to hold approximately 91.4% and 8.6%, respectively, assuming a closing price of $58.37, of the outstanding AbbVie common stock after completion of the acquisition;

  •
  the scope and results of the due diligence investigation of Pharmacyclics conducted by AbbVie management and outside advisors, and the results of that investigation; and

  •
  AbbVie's management's recommendation in favor of the offer and the merger.

        The AbbVie board of directors also considered a variety of uncertainties and risks and other potentially negative factors concerning the merger agreement and the acquisition, including the following (not in any relative order of importance):

  •
  the risk that the acquisition of Pharmacyclics might not be completed in a timely manner or at all and the attendant adverse consequences for AbbVie's and Pharmacyclics' businesses as a result of the pendency of the acquisition and operational disruption;

  •
  the risks associated with the occurrence of events which may materially and adversely affect the operations or financial condition of Pharmacyclics and its subsidiaries, which may not entitle AbbVie to terminate the merger agreement;

  •
  the fact that the number of shares of AbbVie common stock to be issued in the offer and the merger would not be known at the time of entering into the merger agreement;

  •
  the risk of adverse outcomes of pending or threatened litigation or government investigations with respect to Pharmacyclics, and the possibility that an adverse judgment for monetary damages could have a material adverse effect on the business or operations of Pharmacyclics, or of the combined company after the acquisition;

  •
  the restrictions on the conduct of AbbVie's business prior to the completion of the acquisition, including the restrictions of acquiring or agreeing to acquire any entity or assets which would reasonably be expected to prevent or materially delay or impede the consummation of the transactions contemplated by the merger agreement;

  •
  the risk that the potential benefits of the acquisition may not be fully or partially achieved, or may not be achieved within the expected timeframe;

  •
  the challenges and difficulties relating to combining the operations of AbbVie and Pharmacyclics;

  •
  the risk of diverting AbbVie management focus and resources from other strategic opportunities and from operational matters while working to implement the transaction with Pharmacyclics, and other potential disruption associated with combining the companies, and the potential effects of such diversion and disruption on the businesses and customer relationships of AbbVie and Pharmacyclics;

  •
  the possibility that the combined company could have lower revenue and growth rates than each of the companies experienced historically;

  •
  the effects of general competitive, economic, political and market conditions and fluctuations on AbbVie, Pharmacyclics or the combined company; and

  •
  various other risks associated with the acquisition and the businesses of AbbVie, Pharmacyclics and the combined company, some of which are described under "Risk Factors."

        The AbbVie board of directors concluded that the potential negative factors associated with the acquisition were outweighed by the potential benefits that it expected AbbVie and its stockholders to achieve as a result of the offer and the merger. Accordingly, the AbbVie board of directors approved the merger agreement, the offer, the merger and the other transactions contemplated by the merger agreement.

        The foregoing discussion of the information and factors considered by the AbbVie board of directors is not intended to be exhaustive, but includes the material factors considered by the AbbVie board of directors. In view of the variety of factors considered in connection with its evaluation of the acquisition, the AbbVie board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual directors may have given different weights to different factors. The AbbVie board of directors did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The AbbVie board of directors based its determination on the totality of the information presented.

Opinion of Pharmacyclics' Financial Advisors

  Opinion of Centerview Partners LLC

        Pharmacyclics retained Centerview as financial advisor to the Pharmacyclics board of directors in connection with the proposed offer and merger and the other transactions contemplated by the merger agreement, which are collectively referred to as the "offer and the merger" throughout this section. In connection with this engagement, the Pharmacyclics board of directors requested that Centerview evaluate the fairness, from a financial point of view, to the holders of Pharmacyclics shares (other than Pharmacyclics shares to be cancelled in connection with the merger, Pharmacyclics shares held by stockholders who have properly exercised and perfected dissenters' rights under the DGCL and any Pharmacyclics shares held by any affiliate of AbbVie, which are collectively referred to as "excluded shares" throughout this section) of the aggregate mixed consideration together with the aggregate all-cash consideration and the aggregate all-stock consideration proposed to be paid to such holders, taken together (and not separately), which is referred to as "merger consideration" throughout this section, pursuant to the merger agreement.

        On March 4, 2015, Centerview rendered to the Pharmacyclics board of directors its oral opinion, which was subsequently confirmed by delivery of a written opinion dated as of such date, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations described in its written opinion, the merger consideration proposed to be paid to the holders of Pharmacyclics shares (other than excluded shares) pursuant to the merger agreement was fair, from a financial point of view, to such holders.

        The full text of Centerview's written opinion, dated March 4, 2015, which describes the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, is attached as Annex B to this document and is incorporated herein by reference. Centerview's financial advisory services and opinion were provided for the information and assistance of the members of the Pharmacyclics board of directors (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the offer and the merger and Centerview's opinion addressed only the fairness, from a financial point of view, as of the date thereof, to the holders of Pharmacyclics shares (other than excluded shares) of the merger consideration to be paid to such holders pursuant to the merger agreement. Centerview's opinion did not address any other term or aspect of the merger agreement or the offer and the merger and does not constitute a recommendation to any stockholder of Pharmacyclics as to whether or not such holder should tender Pharmacyclics shares in connection with the offer, or how such stockholder or other person should otherwise act with respect to the offer and the merger or any other matter, including, without limitation, whether such stockholder should elect to receive the all-cash consideration, the all-stock consideration or the mixed consideration, or make no election, in the offer and the merger.

        The full text of Centerview's written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion. The summary of the written opinion of Centerview set forth below is qualified in its entirety by the full text of Centerview's written opinion attached as Annex B.

        In connection with rendering the opinion described above and performing its related financial analyses, Centerview reviewed, among other things:

  •
  a draft of the merger agreement dated March 4, 2015, referred to in this summary of Centerview's opinion as the "draft merger agreement;"

  •
  Annual Reports on Form 10-K of Pharmacyclics for the years ended December 31, 2014, 2013 and 2012 and Annual Reports on Form 10-K of AbbVie for the years ended December 31, 2014, 2013 and 2012;

  •
  certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Pharmacyclics and AbbVie;

  •
  certain publicly available research analyst reports for Pharmacyclics and AbbVie;

  •
  certain other communications from Pharmacyclics and AbbVie to their respective stockholders;

  •
  certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of Pharmacyclics, including certain financial forecasts, analyses and projections relating to Pharmacyclics prepared by management of Pharmacyclics and furnished to Centerview by Pharmacyclics for purposes of Centerview's analysis, which are referred to in this summary of Centerview's opinion as the "Pharmacyclics forecasts," and which are collectively referred to in this summary of Centerview's opinion as the "Pharmacyclics internal data;" (for further discussion of Pharmacyclics forecasts, see "Item 4. The Solicitation or Recommendation—Projected Financial Information" in the Schedule 14D-9) and

  •
  certain information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of AbbVie, which are referred to in this summary of Centerview's opinion as the "AbbVie data."

        Centerview also conducted discussions with members of the senior management and representatives of Pharmacyclics regarding their assessment of Pharmacyclics internal data and the strategic rationale for the offer and the merger, and with members of the senior management and representatives of AbbVie regarding the AbbVie data. In addition, Centerview reviewed publicly available financial and stock market data, including valuation multiples, for Pharmacyclics and compared that data with similar data for certain other companies, the securities of which are publicly traded, in lines of business that Centerview deemed relevant. Centerview also compared certain of the proposed financial terms of the offer and the merger with the financial terms, to the extent publicly available, of certain other transactions that Centerview deemed relevant and conducted such other financial studies and analyses and took into account such other information as Centerview deemed appropriate.

        Centerview assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by Centerview for purposes of its opinion and, with Pharmacyclics' consent, Centerview relied upon such information as being complete and accurate. In that regard, Centerview assumed, at Pharmacyclics' direction, that Pharmacyclics internal data (including, without limitation, the Pharmacyclics forecasts) were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Pharmacyclics as to the matters covered thereby, and Centerview relied, at Pharmacyclics' direction, on Pharmacyclics internal data for purposes of Centerview's analysis and opinion. Centerview expressed no view or opinion as to Pharmacyclics internal data or the assumptions on which it was based. In addition, at Pharmacyclics' direction, Centerview did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of Pharmacyclics or AbbVie, nor was Centerview furnished with any such evaluation or appraisal, and Centerview was not asked to conduct, and did not conduct, a physical inspection of the properties or assets of Pharmacyclics or AbbVie. Centerview assumed, at Pharmacyclics' direction, that the final executed merger agreement would not differ in any respect material to Centerview's analysis or opinion from the draft merger agreement reviewed by Centerview. Centerview also assumed, at Pharmacyclics' direction, that the offer and the merger will be consummated on the terms set forth in the merger agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to Centerview's analysis or Centerview's opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the offer and the merger, no delay, limitation, restriction, condition or other change, including any divestiture requirements or amendments or modifications will be imposed, the effect of which would be material to Centerview's analysis or Centerview's opinion. Centerview further assumed, at Pharmacyclics' direction, that the offer and the merger will qualify for U.S. federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code, without adjustment to the relative mix of cash consideration and stock consideration. Centerview did not evaluate and did not express any opinion as to the solvency or fair value of Pharmacyclics or AbbVie, or the ability of Pharmacyclics or AbbVie to pay their respective obligations when they come due, or as to the impact of the offer and the merger on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Centerview is not a legal, regulatory, tax or accounting advisor, and Centerview expressed no opinion as to any legal, regulatory, tax or accounting matters.

        Centerview's opinion expressed no view as to, and did not address, Pharmacyclics' underlying business decision to proceed with or effect the offer and the merger, or the relative merits of the offer and the merger as compared to any alternative business strategies or transactions that might be available to Pharmacyclics or in which Pharmacyclics might engage. Centerview's opinion was limited to and addressed only the fairness, from a financial point of view, as of the date of Centerview's written opinion, to the holders of the Pharmacyclics shares (other than excluded shares) of the merger consideration to be paid to such holders pursuant to the merger agreement. For purposes of its opinion, Centerview was not asked to, and Centerview did not, express any view on, and its opinion did not address, any other term or aspect of the merger agreement or the offer and the merger, including, without limitation, the structure or form of the offer and the merger, or any other agreements or arrangements contemplated by the merger agreement (including the support agreement) or entered into in connection with or otherwise contemplated by the offer and the merger, including, without limitation, (a) the fairness of the offer and the merger or any other term or aspect of the offer and the merger to, or any consideration to be received in connection therewith by, or the impact of the offer and the merger on, the holders of any other class of securities, creditors or other constituencies of Pharmacyclics or any other party, (b) the allocation of the merger consideration as among holders of Pharmacyclics shares who receive the all-cash consideration, the all-stock consideration or the mixed consideration, or (c) the relative fairness of the all-cash consideration, the all-stock consideration and the mixed consideration. In addition, Centerview expressed no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of Pharmacyclics or any party, or class of such persons in connection with the offer and the merger, whether relative to the merger consideration to be paid to the holders of the Pharmacyclics shares (other than excluded shares) pursuant to the merger agreement or otherwise. Centerview's opinion was necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to Centerview as of, the date of Centerview's written opinion, and Centerview does not have any obligation or responsibility to update, revise or reaffirm its opinion based on circumstances, developments or events occurring after the date of Centerview's written opinion. Centerview expressed no view or opinion as to what the value of AbbVie common stock actually will be when issued pursuant to the offer and the merger or the prices at which Pharmacyclics shares or AbbVie common stock will trade or otherwise be transferable at any time, including following the announcement or consummation of the offer and the merger. Centerview's opinion does not constitute a recommendation to any stockholder of Pharmacyclics as to whether or not such holder should tender Pharmacyclics shares in connection with the offer, or how such stockholder or other person should otherwise act with respect to the offer and the merger or any other matter, including, without limitation, whether such stockholder should elect to receive the all-cash consideration, the all-stock consideration or the mixed consideration, or make no election, in the offer and the merger. Centerview's financial advisory services and its written opinion were provided for the information and assistance of the members of the Pharmacyclics board of directors (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the offer and the merger. The issuance of Centerview's opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.

  Summary of Centerview Financial Analysis

        The following is a summary of the material financial analyses prepared and reviewed with the Pharmacyclics board of directors in connection with Centerview's opinion, dated March 4, 2015. The summary set forth below does not purport to be a complete description of the financial analyses performed or factors considered by, and underlying the opinion of, Centerview, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Centerview. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analyses summarized below should not be taken to be Centerview's view of the actual value of Pharmacyclics. Some of the summaries of the financial analyses set forth below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses performed by Centerview. Considering the data in the tables below without considering all financial analyses or factors or the full narrative description of such analyses or factors, including the methodologies and assumptions underlying such analyses or factors, could create a misleading or incomplete view of the processes underlying Centerview's financial analyses and its opinion. In performing its analyses, Centerview made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Pharmacyclics or any other parties to the offer and the merger. None of Pharmacyclics, AbbVie, Offeror, Merger Sub 2 or Centerview or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of Pharmacyclics do not purport to be appraisals or reflect the prices at which Pharmacyclics may actually be sold. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before March 3, 2015 (the last trading day before the public announcement of the offer and the merger) and is not necessarily indicative of current market conditions. The implied per share equity value ranges described below were based on Pharmacyclics' fully diluted outstanding Pharmacyclics shares calculated on a treasury stock method basis (taking into account outstanding in-the-money options, restricted stock units, or RSUs, and other equity awards and convertible securities) based on information provided by Pharmacyclics.

  Selected Comparable Public Company Analysis

        Centerview reviewed and compared certain financial information of Pharmacyclics to corresponding financial information of the following publicly traded companies that Centerview deemed comparable, based on its experience and professional judgment, to Pharmacyclics:

  •
  Alexion Pharmaceuticals, Inc.

  •
  Vertex Pharmaceuticals Incorporated

  •
  BioMarin Pharmaceutical Inc.

  •
  Incyte Corporation

  •
  UCB S.A.

  •
  Actelion Ltd.

  •
  Jazz Pharmaceuticals Public Limited Company

  •
  Medivation, Inc.

  •
  United Therapeutics Corporation

  •
  Seattle Genetics, Inc.

        Although none of the selected companies is directly comparable to Pharmacyclics, the companies listed above were chosen by Centerview, among other reasons, because they are publicly traded biopharmaceutical companies with certain operational, business and/or financial characteristics that, for purposes of Centerview's analysis, may be considered similar to those of Pharmacyclics.

        Centerview calculated and compared financial multiples for the selected comparable companies based on publicly available information it obtained from SEC filings, FactSet (a data source containing historical and estimated financial data) and other Wall Street research, and closing stock prices on March 3, 2015 (the last full trading day prior to the delivery by Centerview of its opinion to the Pharmacyclics board of directors). With respect to each of the selected comparable companies, Centerview calculated enterprise value (calculated as the equity value (taking into account outstanding in-the-money options, restricted stock units, or RSUs, and other equity awards and convertible securities) plus the book value of debt less cash equivalents) as a multiple of the consensus estimated or Wall Street research analyst estimated revenues for calendar years 2016 and 2017 and earnings per share, or EPS (a ratio commonly referred to as price to earnings ratio, or P/E), for calendar year 2017.

        The results of this analysis are summarized as follows:

	Revenue Multiple		EPS Multiple
	2016E	2017E	2017E
75th Percentile	11.0x	9.1x	20.6x
Median	10.0x	7.5x	18.3x
25th Percentile	6.7x	6.0x	16.3x

        Companies which had a revenue multiple greater than 30x or an EPS multiple greater than 50x were excluded from the applicable summary statistic above as outliers.

        Based on the foregoing, Centerview applied a valuation range of (i) 6.7x to 11.0x, representing the 25th and 75th percentiles, respectively, of estimated 2016 revenue multiples derived from the selected comparable companies, to Pharmacyclics' estimated calendar year 2016 revenue based on 50% of worldwide IMBRUVICA® (ibrutinib) product revenue of $1.355 billion, as set forth in the Pharmacyclics forecasts, which resulted in an implied per share equity value range for the Pharmacyclics shares of approximately $125.10 to $196.70; (ii) 6.0x to 9.1x, representing the 25th and

75th percentiles, respectively, of estimated 2017 revenue multiples derived from the selected comparable companies, to Pharmacyclics' estimated calendar year 2017 revenue based on 50% of worldwide IMBRUVICA® (ibrutinib) product revenue of $1.888 billion, as set forth in the Pharmacyclics forecasts, which resulted in an implied per share equity value range for the Pharmacyclics shares of approximately $152.80 to $224.70; and (iii) 16.3x to 20.6x, representing the 25th and 75th percentiles, respectively, of estimated 2017 EPS multiples derived from the selected comparable companies, to Pharmacyclics' estimated calendar year 2017 EPS of $11.25 per share, as set forth in the Pharmacyclics forecasts, which resulted in an implied per share equity value range for the Pharmacyclics shares of approximately $183.30 to $231.70. Centerview compared these ranges to the per share equity value of the merger consideration of $261.25.

  Selected Precedent Transactions Analysis

        Centerview reviewed and analyzed certain information relating to selected transactions involving biopharmaceutical companies that Centerview, based on its experience and judgment as a financial advisor, deemed relevant to consider in relation to Pharmacyclics and the offer and the merger. These transactions were:

Date Announced	Target	Acquiror
12/8/14	Cubist Pharmaceuticals, Inc.	Merck & Co., Inc.
8/24/14*	InterMune, Inc.	Roche Holding Ltd
12/19/13*	Algeta ASA	Bayer AG
8/25/13*	Onyx Pharmaceuticals, Inc.	Amgen Inc.
6/29/12*	Amylin Pharmaceuticals, Inc.	Bristol-Myers Squibb Company
11/21/11	Pharmasset, Inc.	Gilead Sciences, Inc.
2/16/11*	Genzyme Corporation	Sanofi-Aventis
6/30/10*	Abraxis BioScience, Inc.	Celgene Corporation
5/16/10*	OSI Pharmaceuticals, Inc.	Astellas Pharma Inc.
10/06/08*	ImClone Systems Incorporated	Eli Lilly and Company
4/10/08	Millennium Pharmaceuticals, Inc.	Takeda Pharmaceutical Company Limited
12/10/07	MGI Pharma, Inc.	Eisai Co., Ltd.
11/18/07	Pharmion Corporation	Celgene Corporation
4/23/07*	MedImmune, Inc.	AstraZeneca PLC

*
Indicates transactions with public pre-announcement transaction rumors. Premiums summarized below are based on pre-rumor prices.

        No company or transaction used in this analysis is identical or directly comparable to Pharmacyclics or the offer and the merger. The companies included in the selected transactions above were selected, among other reasons, because they have certain characteristics that, for the purposes of this analysis, may be considered similar to certain characteristics of Pharmacyclics. The reasons for and the circumstances surrounding each of the selected precedent transactions analyzed were diverse and there are inherent differences in the business, operations, financial conditions and prospects of Pharmacyclics and the companies included in the selected precedent transactions analysis. This analysis involves complex considerations and qualitative judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the selected target companies and Pharmacyclics.

        Financial data for the precedent transactions was based on publicly available information at the time of the announcement of the relevant transactions that Centerview obtained from SEC filings, relevant press releases, FactSet, Bloomberg and Wall Street research. Using publicly available information, Centerview calculated, for each selected transaction, the enterprise value (calculated as the equity value (taking into account outstanding in-the-money options, RSU, and other equity awards and convertible securities) plus the book value of debt less cash equivalents) implied for each target company based on the consideration payable in the applicable selected transaction as a multiple of the target company's next-twelve months, or NTM, estimated revenues, at the time of the transaction announcement.

        The results of this analysis are summarized as follows:

Trans. Value/ NTM Revenues
75th Percentile	13.0x
Median	7.8x
25th Percentile	6.8x

        Transactions having a multiple greater than 30x were excluded from the summary statistic above as outliers.

        Based on the foregoing analysis and other considerations that Centerview deemed relevant in its professional judgment and expertise, Centerview applied an illustrative range of NTM revenues multiples of 6.8x to 13.0x, respectively, of estimated NTM revenue multiples derived from the precedent transactions, to Pharmacyclics' estimated NTM revenue based on estimated 50% of worldwide IMBRUVICA® (ibrutinib) product revenue (calculated as 75% of 2015 IMBRUVICA® (ibrutinib) product revenue plus 25% of 2016 IMBRUVICA® (ibrutinib) product revenue) of $906 million, as set forth in the Pharmacyclics forecasts, which resulted in an implied per share equity value range for the Pharmacyclics shares of approximately $89.20 to $158.30. Centerview compared this range to the per share equity value of the merger consideration of $261.25.

  Discounted Cash Flow Analysis

        Centerview performed a discounted cash flow analysis of Pharmacyclics based on the Pharmacyclics forecasts. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the "present value" of estimated future cash flows of the asset. "Present value" refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors. Centerview calculated a range of illustrative enterprise values for Pharmacyclics by (a) discounting to present value as of March 31, 2015, using discount rates ranging from 9% to 11% (reflecting Centerview's analysis of Pharmacyclics' weighted average cost of capital), using the mid-year convention: (i) the forecasted fully-taxed unlevered free cash flows of Pharmacyclics during the period beginning on April 1, 2015 and ending on December 31, 2028 calculated based on the Pharmacyclics forecasts (excluding expenditures for non-IMBRUVICA® (ibrutinib) pipeline programs) and (ii) a range of illustrative terminal values of Pharmacyclics as of December 31, 2028 calculated by Centerview applying to Pharmacyclics' fully-taxed unlevered free cash flows for the terminal year perpetuity growth decline ranging from 70% to 90% for fully-taxed unlevered free cash flows in the U.S. and decline ranging from 30% to 70% for fully-taxed unlevered free cash flows outside of the United States, respectively and (b) adding to the foregoing results (i) $750 million, representing the estimated value of Pharmacyclics' non-IMBRUVICA® (ibrutinib) pipeline programs (calculated based on the approximate median enterprise value of select publicly-traded development-stage biopharmaceutical companies) and (ii) Pharmacyclics' estimated net cash balance of $850 million as of March 31, 2015, as provided by management of Pharmacyclics. Centerview divided the result of the foregoing calculations by Pharmacyclics' fully diluted outstanding Pharmacyclics shares, calculated as described above, to derive an implied per share equity value range of approximately $195.00 to $223.00 per share. Centerview compared this range to the per share equity value of the merger consideration of $261.25.

  Other Considerations

        Centerview noted for the Pharmacyclics board of directors certain additional factors solely for informational purposes, including, among other things, the following:

  •
  historical closing trading prices of the Pharmacyclics shares during the 12-month period ended February 24, 2015 (the day prior to Bloomberg's article speculating that Pharmacyclics was exploring options, including a sale of the company), which reflected low and high stock trading prices for Pharmacyclics during such period of $85.85 to $188.45 per share, noting a high price per share of $216.77 after February 24, 2015; and

  •
  stock price targets for the Pharmacyclics shares in publicly available Wall Street research analyst reports as of February 24, 2015 (the day prior to Bloomberg's article speculating that Pharmacyclics was exploring options, including a sale of the company), which indicated low and high stock price targets of $128.00 and $253.00 per share, respectively.

  General

        The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. In arriving at its opinion, Centerview did not draw, in isolation, conclusions from or with regard to any factor or analysis that it considered. Rather, Centerview made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses.

        Centerview's financial analyses and opinion were only one of many factors taken into consideration by the Pharmacyclics board of directors in its evaluation of the offer and the merger. Consequently, the analyses described above should not be viewed as determinative of the views of the board of directors or management of Pharmacyclics with respect to the merger consideration or as to whether the Pharmacyclics board of directors would have been willing to determine that a different consideration was fair. The consideration for the transaction was determined through arm's-length negotiations between Pharmacyclics and AbbVie and was approved by the Pharmacyclics board of directors. Centerview provided advice to Pharmacyclics during these negotiations. Centerview did not, however recommend any specific amount of consideration to Pharmacyclics or its board of directors or that any specific amount of consideration constituted the only appropriate consideration for the transaction.

        Centerview is a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the past two years, Centerview has not provided any financial advisory or other services to Pharmacyclics or AbbVie for which it has received any compensation. Centerview may provide investment banking and other services to or with respect to Pharmacyclics or AbbVie or their respective affiliates in the future, for which Centerview may receive compensation. Certain (i) of Centerview and its affiliates' directors, officers, members and employees, or family members of such persons, (ii) of Centerview's affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, Pharmacyclics, AbbVie or any of their respective affiliates, or any other party that may be involved in the offer and the merger.

        The Pharmacyclics board of directors selected Centerview as its financial advisor in connection with the offer and the merger based on various factors and criteria, including Centerview's understanding of Pharmacyclics' business, Centerview's leadership position in and understanding of the pharmaceutical industry, Centerview's relationships with potential merger partners and other capabilities and strengths. Centerview is an internationally recognized investment banking firm that has substantial experience in transactions similar to the offer and the merger.

        In connection with Centerview's services as the financial advisor to the Pharmacyclics board of directors, Pharmacyclics has agreed to pay Centerview an aggregate fee of approximately $40.8 million, $1.5 million of which was payable upon the rendering of Centerview's opinion and approximately $39.3 million of which is payable contingent upon consummation of the offer and the merger. In addition, Pharmacyclics has agreed to reimburse certain of Centerview's expenses arising, and to indemnify Centerview against certain liabilities that may arise, out of Centerview's engagement.

  Opinion of J.P. Morgan Securities LLC

        Pursuant to an engagement letter dated February 18, 2015, Pharmacyclics retained J.P. Morgan as its financial advisor in connection with the offer and the first merger (which we refer to collectively in this section as the "offer and the merger").

        At the meeting of the Pharmacyclics board of directors on March 4, 2015, J.P. Morgan rendered its oral opinion to the Pharmacyclics board of directors that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the consideration to be paid to the holders of Pharmacyclics shares in the offer and the merger was fair, from a financial point of view, to such stockholders. J.P. Morgan confirmed its March 4, 2015 oral opinion by delivering its written opinion to the Pharmacyclics board of directors, dated March 4, 2015, that, as of such date, the consideration to be paid to the holders of Pharmacyclics shares in the offer and the merger was fair, from a financial point of view, to such stockholders. No limitations were imposed by Pharmacyclics' board of directors upon J.P. Morgan with respect to the investigations made or procedures followed by it in rendering its opinions.

        The full text of the written opinion of J.P. Morgan dated March 4, 2015, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex C to this document and is incorporated herein by reference. Holders of Pharmacyclics shares are urged to read the opinion in its entirety. J.P. Morgan's written opinion is addressed to the Pharmacyclics board of directors (in its capacity as such), is directed only to the consideration to be paid in the offer and the merger and does not constitute a recommendation to any holder of Pharmacyclics shares as to whether such stockholder should tender its shares in the offer and the merger, or how such stockholder should vote with respect to the offer and the merger or any other matter, including, without limitation, whether any stockholder should elect to receive the all-cash consideration, the all-stock consideration or the mixed consideration or make no election in the offer or the merger. The summary of the opinion of J.P. Morgan set forth in this document is qualified in its entirety by reference to the full text of such opinion.

        In arriving at its opinions, J.P. Morgan, among other things:

  •
  reviewed a draft of the merger agreement dated March 4, 2015;

  •
  reviewed certain publicly available business and financial information concerning Pharmacyclics and AbbVie and the industries in which they operate;

  •
  compared the proposed financial terms of the offer and the merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration paid for such companies;

  •
  compared the financial and operating performance of Pharmacyclics and AbbVie with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of Pharmacyclics shares and shares of AbbVie common stock and certain publicly traded securities of such other companies;

  •
  reviewed certain internal financial analyses and forecasts prepared by the management of Pharmacyclics relating to its business; and

  •
  performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

        J.P. Morgan also held discussions with certain members of the management of Pharmacyclics and AbbVie with respect to certain aspects of the offer and the merger, and the past and current business operations of Pharmacyclics and AbbVie, the financial condition and future prospects and operations of Pharmacyclics and AbbVie, the effects of the offer and the merger on the financial condition and future prospects of Pharmacyclics and AbbVie, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

        J.P. Morgan relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by Pharmacyclics and AbbVie or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not conduct or was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of Pharmacyclics, AbbVie, the Offeror or Merger Sub 2 under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to it, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Pharmacyclics and AbbVie to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. J.P. Morgan also assumed that the offer and the merger will qualify as a tax-free reorganization for United States federal income tax purposes and will be consummated as described in the merger agreement and this document, and that the other transactions contemplated by the merger agreement will be consummated as described in the merger agreement and this document, and that the definitive merger agreement would not differ in any material respect from the draft thereof provided to J.P. Morgan. J.P. Morgan relied as to all legal matters relevant to the rendering of its opinion upon the advice of counsel. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the offer and the merger will be obtained without any adverse effect on Pharmacyclics, AbbVie, the Offeror or Merger Sub 2 or on the contemplated benefits of the offer and the merger.

        The projections furnished to J.P. Morgan for Pharmacyclics were prepared by the management of Pharmacyclics. Pharmacyclics does not publicly disclose internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan's analysis of the offer and the merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

        J.P. Morgan's opinion is based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of the date of such opinion. Subsequent developments may affect J.P. Morgan's written opinion dated March 4, 2015, and J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan's opinion is limited to the fairness, from a financial point of view, of the consideration to be paid to holders of Pharmacyclics shares in the merger, and J.P. Morgan has expressed no opinion as to the fairness of the offer and the merger to, or any consideration of, the holders of any other class of securities, creditors or other constituencies of Pharmacyclics or the underlying decision by Pharmacyclics to engage in the offer and the merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the offer and the merger, or any class of such persons relative to the consideration to be paid to the holders of Pharmacyclics shares in the merger or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which Pharmacyclics shares stock or shares of AbbVie common stock will trade at any future time, whether before or after the closing of the offer and the merger.

        In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with providing its opinion.

        For each of the analyses performed by J.P. Morgan, J.P. Morgan utilized the treasury stock method to calculate fully diluted shares outstanding and options and restricted stock units provided by the management of Pharmacyclics.

  Public Trading Multiples

        Using publicly available information, J.P. Morgan compared selected financial data of Pharmacyclics with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be analogous to Pharmacyclics. The companies selected by J.P. Morgan were as follows:

  •
  Alexion Pharmaceuticals, Inc.

  •
  Vertex Pharmaceuticals Incorporated

  •
  BioMarin Pharmaceutical Inc.

  •
  Incyte Corporation

  •
  Medivation, Inc.

  •
  Seattle Genetics, Inc.

        These companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan's analyses, were, in J.P. Morgan's judgment, considered sufficiently similar to that of Pharmacyclics based on business sector participation, financial metrics and form of operations. None of the selected companies reviewed is identical to Pharmacyclics and certain of these companies may have characteristics that are materially different from that of Pharmacyclics. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies differently than would affect Pharmacyclics.

        For each of the selected companies, multiples were based on closing stock prices on March 3, 2015 (the last full trading day prior to the delivery by J.P. Morgan of its opinion to the Pharmacyclics board of directors). For each of the following analyses performed by J.P. Morgan, estimated financial data for the selected companies were based on information J.P. Morgan obtained from SEC filings, FactSet Research Systems and other Wall Street research. The multiples and ratios for each of the selected companies were based on such information. Among other calculations, with respect to Pharmacyclics and the selected companies, J.P. Morgan calculated (1) the multiple of firm value (calculated as the market value of equity on a fully-diluted basis, taking into account in-the-money options, restricted stock units and other equity awards and, convertible securities, plus the book value of debt and other adjustments, including preferred equity and minority interest, net of equity in affiliates and cash and cash equivalents) to estimated revenue for calendar years 2016 and 2017 (which we refer to in this section as "FV / Revenue"), and (2) the multiple of share price to estimated earnings per share, or EPS for calendar year 2017 (which we refer to in this section as "P/E 2017E").

        Based on this analysis, J.P. Morgan then selected a multiple reference range of 9.0x - 13.0x and 7.5 - 9.5x for the FV / Revenue multiples for 2016 and 2017, respectively, and a P/E multiple reference range of 18.0x - 21.0x for 2017. After applying such ranges to the appropriate Pharmacyclics metrics, which, in the case of the FV / Revenue multiples were based on 50% of estimated worldwide IMBRUVICA® (ibrutinib) product revenue of $1.355 billion and $1.888 billion for 2016 and 2017, respectively, as set forth in the projected financial information provided by Pharmacyclics to J.P. Morgan, the analysis indicated the following implied per share equity values of Pharmacyclics shares, as compared to the merger consideration of $261.25 per share:

  Public Trading Analysis Implied Equity Value for Pharmacyclics

Implied Value Per Share
FV / 2016E Revenue	$163.00 - $230.00
FV / 2017E Revenue	$188.00 - $234.00
P/E 2017E	$202.00 - $236.00

  Selected Transaction Analysis

        Using publicly available information from SEC filings, relevant press releases and FactSet Research Systems, J.P. Morgan examined selected transactions with respect to the firm value implied for the target company (calculated on the basis of the consideration payable in the selected transactions) as a multiple of the target company's two-year forward estimated revenues, at the time of the transaction announcement (which we refer to as "Two-Year Forward FV / Revenue"). The forward-looking two-year period that was used in each case was the same calendar year for transactions announced prior to June 30 of a given year and the next calendar year for transactions announced following June 30 of a given year. The transactions considered and the resulting Two-Year Forward FV / Revenue multiples are as follows:

Announcement Date	Acquiror	Target
December 8, 2014	Merck & Co., Inc.	Cubist Pharmaceuticals, Inc.
August 24, 2014	Roche Holdings, Ltd.	InterMune, Inc.
December 19, 2013	Bayer AG	Algeta ASA
August 25, 2013	Amgen Inc.	Onyx Pharmaceuticals, Inc.
June 29, 2012	Bristol-Myers Squibb Company	Amylin Pharmaceuticals, Inc.
November 21, 2011	Gilead Sciences, Inc.	Pharmasset, Inc.
February 16, 2011	Sanofi-Aventis	Genzyme Corporation
June 30, 2010	Celgene Corporation	Abraxis BioScience, Inc.
May 16, 2010	Astellas Pharma Inc.	OSI Pharmaceuticals, Inc.
October 6, 2008	Eli Lilly and Company	ImClone Systems Incorporated
April 10, 2008	Takeda Pharmaceutical Company Ltd	Millennium Pharmaceuticals, Inc.,
December 10, 2007	Eisai Co., Ltd.	MGI Pharma, Inc.
November 18, 2007	Celgene Corporation	Pharmion Corporation
April 23, 2007	AstraZeneca PLC	MedImmune Inc.

        The low and high two-year forward estimated FV / Revenue multiples of the selected transactions ranged from 4.0x to 14.0x. Based on the results of this analysis and other factors that J.P. Morgan considered appropriate (including comparing recent transactions involving companies that each had a 3-year revenue compound annual growth rate exceeding 20%), J.P. Morgan applied a Two-Year Forward FV / Revenue multiple range of 8.0x to 14.0x to the appropriate Pharmacyclics metrics, which, in the case of the Two-Year Forward FV / Revenue multiple ranges, were based on 50% of estimated worldwide IMBRUVICA® (ibrutinib) product revenue as set forth in the projected financial information provided by Pharmacyclics to J.P. Morgan. This analysis produced a range of implied equity values as follows, as compared to the merger consideration of $261.25 per share:

Transaction Analysis Implied Equity Value for Pharmacyclics

Implied Value Per Share
Two Year Forward FV / Revenue	$147.00 - $247.00

        No company, business or transaction used in this analysis is identical to Pharmacyclics or the offer and the merger, and accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics, market conditions and other factors that could affect the acquisition or other values of the companies, businesses or transactions to which Pharmacyclics and the offer and the merger were compared or perspectives regarding the transactions selected for comparative purposes.

  Discounted Cash Flow Analysis

        J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining an implied fully diluted equity value per share for Pharmacyclics. A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered free cash flows generated by the asset and taking into consideration the time value of money with respect to those future cash flows by calculating their "present value." The "unlevered free cash flows" refers to a calculation of the future cash flows of an asset without including in such calculation any debt servicing costs. Specifically, unlevered free cash flow represents unlevered net operating profit after tax (including stock based compensation expenses but excluding expenditures for non-IMBRUVICA® (ibrutinib) pipeline program), adjusted for, as applicable, depreciation, capital expenditures, changes in net working capital, and certain other one-time cash expenses. "Present value" refers to the current value of one or more future cash payments from the asset, which is referred to as that asset's cash flows, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, capitalized returns and other appropriate factors. "Terminal value" refers to the capitalized value of all cash flows from an asset for periods beyond the projections period.

        J.P. Morgan calculated the present value of unlevered free cash flows that Pharmacyclics is expected to generate during the remainder of 2015 and calendar years 2016 through 2028 based upon financial projections prepared by the management of Pharmacyclics. J.P. Morgan also calculated a range of terminal values for Pharmacyclics at December 31, 2028 by applying perpetual growth decline rates ranging from 70% to 90% for unlevered free cash flows in the United States, and perpetual growth decline rates ranging from 30% to 70% for unlevered free cash flows outside of the United States, respectively to the unlevered free cash flows of Pharmacyclics during 2028. The unlevered free cash flows and the range of terminal values were then discounted to present values using a discount rate range of 8.5% to 10.5%, which was chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of Pharmacyclics. The present value of the unlevered free cash flows and the range of terminal values were then adjusted by adding $750 million, representing the estimated value of non-IMBRUVICA® (ibrutinib) pipeline programs (calculated based upon guidance of management of Pharmacyclics and J.P. Morgan's analysis of selected publicly-traded development-state biopharmaceutical companies) and estimated net cash balance of $850 million as of March 31, 2015, as provided by management of Pharmacyclics, to indicate a range of implied fully diluted equity values per share of Pharmacyclics of $191.00 and $219.00, as compared to the merger consideration of $261.25 per share.

  Other Information

    Historical Trading Range

        J.P. Morgan reviewed the 52-week trading range of Pharmacyclics share prices for the period ending February 24, 2015, which was $85.85 per share to $188.45 per share, and compared that to the closing price of $188.45 as of February 24, 2015, the day prior to the first public reports that Pharmacyclics was exploring options, including a sale of the company. J.P. Morgan also reviewed the trading range of Pharmacyclics' share prices for the period between February 25, 2015, the day of the first public reports that Pharmacyclics was exploring options, including a sale of the company, and March 3, 2015, which was $188.45 per share to $221.29 per share, and compared that to the closing price of $216.77 as of March 3, 2015. J.P. Morgan compared the trading ranges to the merger consideration of $261.25 per share. J.P. Morgan noted that historical trading range analyses were presented merely for reference purposes only, and were not relied upon for valuation purposes.

    Analyst Price Targets

        J.P. Morgan reviewed the price targets of public equity research analysts for Pharmacyclics which provided a reference range of $128.00 per share to $253.00 per share for the period ending February 24, 2015, the day prior to the first public reports that Pharmacyclics was exploring options, including a sale of the company, and compared that to the closing price of $188.45 as of February 24, 2015. J.P. Morgan also reviewed the price targets of public equity research analysts for Pharmacyclics which provided a reference range of $210.00 per share to $274.00 per share for the period between February 25, 2015, the day of the first news leak, and March 3, 2015, and compared that to the closing price of $216.77 as of March 3, 2015. J.P. Morgan compared the analyst price targets analysis to the merger consideration of $261.25 per share. J.P. Morgan noted that the analyst price targets were presented merely for reference purposes only, and were not relied upon for valuation purposes.

  Miscellaneous

        The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.

        Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. None of the selected companies reviewed as described in the above summary is identical to Pharmacyclics, and none of the selected transactions reviewed was identical to the offer and the merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan's analysis, may be considered similar to those of Pharmacyclics. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of J.P. Morgan's analysis, may be considered similar to the offer and the merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Pharmacyclics and the transactions compared to the offer and the merger.

        As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. J.P. Morgan was selected to advise Pharmacyclics with respect to the offer and the merger on the basis of such experience and its familiarity with Pharmacyclics.

        J.P. Morgan has acted as financial advisor to Pharmacyclics with respect to the offer and the merger and will receive a fee from Pharmacyclics for its services equal to a total of approximately $40.8 million, $1.5 million of which was payable upon the rendering of J.P. Morgan's opinion and approximately $39.3 million of which will become payable only if the offer and the merger are consummated. In addition, Pharmacyclics has agreed to reimburse J.P. Morgan for the reasonable fees and expenses of J.P. Morgan's legal counsel, and will indemnify J.P. Morgan against certain liabilities that may arise out of J.P. Morgan's engagement, including liabilities arising under the Federal securities laws. During the two years preceding the date of its opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with Pharmacyclics and AbbVie, for which J.P. Morgan and its affiliates have received customary compensation. Such services during such period have included acting as bookrunner on Pharmacyclics' equity offering in March 2013, as financial advisor to AbbVie in connection with its proposed acquisition of Shire plc in July 2014, as bookrunner and administrative agent on AbbVie's bridge financing in connection with such proposed acquisition in July 2014, as financial advisor to AbbVie in connection with certain strategic planning (other than the offer and the merger) in January 2015 and as bookrunner and arranger for AbbVie's revolving credit facility in October 2014. In addition, J.P. Morgan's commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of AbbVie, for which it receives customary compensation or other financial benefits. During the two years preceding the date of its opinion, J.P. Morgan received approximately $5,574,000 in fees from Pharmacyclics and approximately $99,598,000 in fees from AbbVie. In the ordinary course of J.P. Morgan's businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of Pharmacyclics or AbbVie for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

Elections and Proration

        Pharmacyclics stockholders electing the mixed consideration will not be subject to proration; however, holders electing the all-cash consideration or the all-stock consideration may receive a different form of consideration than selected. Pharmacyclics stockholders who make the all-cash election or the all-stock election will be subject to proration to ensure that approximately 41.7% of the aggregate consideration in the offer will be paid in shares of AbbVie common stock and approximately 58.3% of the aggregate consideration in the offer (as reduced by the Pharmacyclics shares held by stockholders who have properly exercised and perfected dissenters' rights under the DGCL) will be paid in cash. Further proration may be required to ensure the receipt of an opinion by each of AbbVie and Pharmacyclics from their respective legal counsel to the effect that the offer and the merger, taken together, will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. The receipt of these opinions is a condition to the offer.

        Pharmacyclics stockholders who otherwise would be entitled to receive a fractional share of AbbVie common stock will instead receive an amount in cash (without interest) equal to the amount of such fraction multiplied by the volume weighted average sale price per share of AbbVie common stock as reported on the NYSE for the ten consecutive trading days ending on and including the second trading day prior to the final expiration date of the offer, as calculated by Bloomberg Financial LP under the function "ABBV UN Equity AQR".

        The number of Pharmacyclics shares that will receive the all-cash consideration in the offer will be calculated as follows:

  •
  58.3% of the sum of:

  •
  the aggregate number of Pharmacyclics shares validly tendered in the offer (and not properly withdrawn) (excluding shares electing to receive mixed consideration and shares for which no election is made); and

  •
  the number of Pharmacyclics shares that have validly asserted appraisal rights under the DGCL as of the expiration date of the offer;

  minus

  •
  the number of Pharmacyclics shares that have validly asserted appraisal rights under the DGCL as of the expiration date of the offer.

        The number of Pharmacyclics shares that will receive the all-stock consideration in the offer will be calculated as follows:

  •
  41.7% of the sum of

  •
  the aggregate number of Pharmacyclics shares validly tendered in the offer (and not properly withdrawn) (excluding shares electing to receive mixed consideration and shares for which no election is made); and

  •
  the number of Pharmacyclics shares that have validly asserted appraisal rights under the DGCL as of the expiration date of the offer.

  Over Election of Cash

        If the number of Pharmacyclics shares validly tendered and not properly withdrawn in the offer making an all-cash election is greater than the number of Pharmacyclics shares to receive the all-cash consideration in the offer as calculated above, such shares will be subject to proration. If proration applies to the Pharmacyclics shares making an all-cash election in the offer, the percentage of Pharmacyclics shares making an all-cash election that will receive the all-cash consideration in the offer will be equal to the following:

  •
  the number of Pharmacyclics shares that will receive the all-cash consideration in the offer, as calculated above;

  divided by

  •
  the aggregate number of Pharmacyclics shares validly tendered and not properly withdrawn in the offer that have made an all-cash election.

All such prorations will be applied on a pro rata basis, such that each Pharmacyclics stockholder who tenders shares subject to an all-cash election bears its proportionate share of the proration. If proration applies to the Pharmacyclics shares with respect to which an all-cash election has been made, the shares that do not receive the all-cash consideration due to proration will receive the all-stock consideration.

  Over Election of Stock

        If the number of Pharmacyclics shares validly tendered and not properly withdrawn in the offer making an all-stock election is greater than the number of Pharmacyclics shares to receive the all-stock consideration in the offer as calculated above, such shares will be subject to proration. If proration applies to the Pharmacyclics shares making an all-stock election in the offer, the percentage of Pharmacyclics shares making an all-stock election that will receive the all-stock consideration will be equal to the following:

  •
  the number of Pharmacyclics shares that will receive the all-stock consideration in the offer, as calculated above;

  divided by

  •
  the aggregate number of Pharmacyclics shares validly tendered and not properly withdrawn in the offer that have made an all-stock election.

All such prorations will be applied on a pro rata basis, such that each Pharmacyclics stockholder who tenders shares subject to an all-stock election bears its proportionate share of the proration. If proration applies to the Pharmacyclics shares with respect to which an all-stock election has been made, the shares that do not receive the all-stock consideration due to proration will receive the all-cash consideration.

        See "Risk Factors—Pharmacyclics stockholders may not receive all consideration in the form elected."

Consequences of Tendering with No Election

        Pharmacyclics stockholders who validly tender and do not properly withdraw their Pharmacyclics shares in the offer and do not make an election will be deemed to have elected to receive the mixed consideration.

Distribution of Offering Materials

        This document, the related letter of election and transmittal and other relevant materials will be delivered to record holders of shares and to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on Pharmacyclics' stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, so that they can in turn send these materials to beneficial owners of shares.

Expiration of the Offer

        The offer is scheduled to expire at 12:00 midnight, New York City time, at the end of April 17, 2015 which is the "expiration date," unless further extended by AbbVie. "Expiration date" means April 17, 2015, unless and until the Offeror has extended the period during which the offer is open, subject to the terms and conditions of the merger agreement, in which event the term "expiration date" means the latest time and date at which the offer, as so extended by the Offeror, will expire.

Extension, Termination and Amendment

        Subject to the provisions of the merger agreement and the applicable rules and regulations of the SEC, and unless Pharmacyclics consents otherwise or the merger agreement is otherwise terminated, the Offeror must (1) extend the offer in the event that any of the conditions to the offer (including the minimum tender condition) have not been satisfied or waived as of any then scheduled expiration of the offer, for periods of up to ten business days each in order to further seek to satisfy the conditions to the offer, and (2) extend the offer for the minimum period required by any rule, regulation, interpretation or position of the SEC or its staff or NASDAQ which is applicable to the offer or to the extent necessary to resolve any comments of the SEC or its staff applicable to the offer or the Schedule TO.

        The merger agreement prohibits the Offeror and AbbVie from making certain changes to the offer or waiving certain conditions to the offer without the express written consent of Pharmacyclics. Changes to the offer that require the express written consent of Pharmacyclics include changes (i) to the terms or conditions to the offer that change the form of consideration to be paid in the offer, (ii) that decrease the consideration in the offer or the number of shares sought in the offer, (iii) that extend the offer (other than extensions required by law or SEC or NASDAQ regulation, or extensions of up to ten business days each if any of the conditions to the offer have not been satisfied or waived as of the then-scheduled expiration date of the offer in order to seek the satisfaction of such conditions), (iv) that impose conditions in the offer not included in the merger agreement, or (v) that amend any other terms or conditions of the offer in a manner adverse to Pharmacyclics stockholders. Conditions to the offer that the Offeror and AbbVie may not waive without the express written consent of Pharmacyclics include (i) the minimum tender condition, (ii) the receipt of required regulatory approvals, (iii) lack of legal prohibitions, (iv) the approval for listing on the NYSE of the shares of AbbVie common stock to be issued in the offer (or the exemption of such shares from such listing requirements) , (v) the receipt of an opinion by each of AbbVie and Pharmacyclics from their respective legal counsel to the effect that the offer and the merger, taken together, will qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and (vi) the effectiveness of the registration statement on Form S-4 of which this document is a part.

        The Offeror will effect any extension, termination, amendment or delay by giving oral or written notice to the exchange agent and by making a public announcement as promptly as practicable thereafter. In the case of an extension, any such announcement will be issued no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the offer be promptly disseminated to stockholders in a manner reasonably designed to inform them of such change) and without limiting the manner in which the Offeror may choose to make any public announcement, the Offeror assumes no obligation to publish, advertise or otherwise communicate any such public announcement of this type other than by issuing a press release.

        If the Offeror materially changes the terms of the offer or the information concerning the offer, or if the Offeror waives a material condition of the offer, the Offeror will extend the offer to the extent legally required under the Exchange Act. If, prior to the expiration date, the Offeror changes the percentage of shares being sought or the consideration offered, that change will apply to all Pharmacyclics stockholders whose shares are accepted for exchange pursuant to the offer. If at the time notice of that change is first published, sent or given to Pharmacyclics stockholders, the offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the Offeror will extend the offer until the expiration of that ten business day period. For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

        No subsequent offering period will be available after the offer.

Exchange of Shares; Delivery of Cash and Shares of AbbVie Common Stock

        AbbVie has retained Computershare Trust Company, N.A. as the depositary and exchange agent for the offer (the "exchange agent") to handle the exchange of shares for the offer consideration and for the merger.

        Upon the terms and subject to the satisfaction or waiver of the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any such extension or amendment), the Offeror will accept for exchange, and will exchange, shares validly tendered and not properly withdrawn promptly after the expiration date. In all cases, a Pharmacyclics stockholder will receive consideration for tendered Pharmacyclics shares only after timely receipt by the exchange agent of certificates for those shares, or a confirmation of a book-entry transfer of those shares into the exchange agent's account at The Depository Trust Company ("DTC"), a properly completed and duly executed letter of election and transmittal, or an agent's message in connection with a book-entry transfer, and any other required documents.

        For purposes of the offer, the Offeror will be deemed to have accepted for exchange shares validly tendered and not properly withdrawn if and when it notifies the exchange agent of its acceptance of those shares pursuant to the offer. The exchange agent will deliver to the applicable Pharmacyclics stockholders any cash and shares of AbbVie common stock issuable in exchange for shares validly tendered and accepted pursuant to the offer as soon as practicable after receipt of such notice. The exchange agent will act as the agent for tendering Pharmacyclics stockholders for the purpose of receiving cash and shares of AbbVie common stock from the Offeror and transmitting such cash and stock to the tendering Pharmacyclics stockholders. Pharmacyclics stockholders will not receive any interest on any cash that the Offeror pays in the offer, even if there is a delay in making the exchange.

        If the Offeror does not accept any tendered Pharmacyclics shares for exchange pursuant to the terms and conditions of the offer for any reason, or if certificates are submitted representing more shares than are tendered for, the Offeror will return certificates for such unexchanged shares without expense to the tendering stockholder or, in the case of shares tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the procedures set forth below in "—Procedure for Tendering," the shares to be returned will be credited to an account maintained with DTC as soon as practicable following expiration or termination of the offer.

Withdrawal Rights

        Pharmacyclics stockholders can withdraw tendered Pharmacyclics shares at any time until the expiration date and, if the Offeror has not agreed to accept the shares for exchange on or prior to May 21, 2015, Pharmacyclics stockholders can thereafter withdraw their shares from tender at any time after such date until the Offeror accepts shares for exchange.

        For the withdrawal of shares to be effective, the exchange agent must receive a written notice of withdrawal from the Pharmacyclics stockholder at one of the addresses set forth on the back cover of this document, prior to the expiration date. The notice must include the Pharmacyclics stockholder's name, address, social security number, the certificate number(s), the number of shares to be withdrawn and the name of the registered holder, if it is different from that of the person who tendered those shares, and any other information required pursuant to the offer or the procedures of DTC, if applicable.

        A financial institution must guarantee all signatures on the notice of withdrawal, unless the shares to be withdrawn were tendered for the account of an eligible institution. Most banks, savings and loan associations and brokerage houses are able to provide signature guarantees. An "eligible institution" is a financial institution that is a participant in the Securities Transfer Agents Medallion Program.

        If shares have been tendered pursuant to the procedures for book-entry transfer discussed under the section entitled "—Procedure for Tendering," any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn shares and must otherwise comply with DTC's procedures. If certificates have been delivered or otherwise identified to the exchange agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the shares withdrawn must also be furnished to the exchange agent, as stated above, prior to the physical release of such certificates.

        The Offeror will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal in its sole discretion, and its decision will be final and binding. None of the Offeror, AbbVie, Pharmacyclics, the exchange agent, the information agent or any other person is under any duty to give notification of any defects or irregularities in any tender or notice of withdrawal or will incur any liability for failure to give any such notification. Any shares properly withdrawn will be deemed not to have been validly tendered for purposes of the offer. However, a Pharmacyclics stockholder may re-tender withdrawn shares by following the applicable procedures discussed under the section "—Procedure for Tendering" at any time prior to the expiration date.

Procedure for Tendering

        For a Pharmacyclics stockholder to validly tender Pharmacyclics shares pursuant to the offer:

  •
  a properly completed and duly executed letter of election and transmittal, along with any required signature guarantees and any other documents required by the letter of election and transmittal, and certificates for tendered Pharmacyclics shares held in certificate form must be received by the exchange agent at one of its addresses set forth on the back cover of this document before the expiration date; or

  •
  an agent's message in connection with a book-entry transfer, and any other required documents, must be received by the exchange agent at one of its addresses set forth on the back cover of this document, and the shares must be tendered into the exchange agent's account at DTC pursuant to the procedures for book-entry tender set forth below (and a confirmation of receipt of such tender, referred to as a "book-entry confirmation" must be received), in each case before the expiration date.

        The term "agent's message" means a message transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the DTC participant tendering the shares that are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the letter of election and transmittal and that the Offeror may enforce that agreement against such participant.

        The exchange agent has established an account with respect to the shares at DTC in connection with the offer, and any financial institution that is a participant in DTC may make book-entry delivery of shares by causing DTC to transfer such shares prior to the expiration date into the exchange agent's account in accordance with DTC's procedure for such transfer. However, although delivery of shares may be effected through book-entry transfer at DTC, the letter of election and transmittal with any required signature guarantees, or an agent's message, along with any other required documents, must, in any case, be received by the exchange agent at one of its addresses set forth on the back cover of this document prior to the expiration date. The Offeror cannot assure Pharmacyclics stockholders that book-entry delivery of shares will be available. If book-entry delivery is not available, Pharmacyclics stockholders must tender shares by means of delivery of Pharmacyclics share certificates. We are not providing for guaranteed delivery procedures and therefore you must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC prior to the expiration date. Tenders received by the exchange agent after the expiration date will be disregarded and of no effect.

        Signatures on all letters of election and transmittal must be guaranteed by an eligible institution, except in cases in which shares are tendered either by a registered holder of shares who has not completed the box entitled "Special Issuance Instructions" or the box entitled "Special Delivery Instructions" on the letter of election and transmittal or for the account of an eligible institution.

        If the certificates for shares are registered in the name of a person other than the person who signs the letter of election and transmittal, or if certificates for unexchanged shares are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed by an eligible institution.

        The method of delivery of Pharmacyclics share certificates and all other required documents, including delivery through DTC, is at the option and risk of the tendering Pharmacyclics stockholder, and delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, the Offeror recommends registered mail with return receipt requested and properly insured. In all cases, Pharmacyclics stockholders should allow sufficient time to ensure timely delivery.

        To prevent U.S. federal income tax backup withholding, each Pharmacyclics stockholder, other than a stockholder exempt from backup withholding as described below, must provide the exchange agent with its correct taxpayer identification number and certify that it is not subject to backup withholding of U.S. federal income tax by completing the IRS Form W-9 included in the letter of election and transmittal. Certain stockholders (including, among others, certain foreign persons) are not subject to these backup withholding and reporting requirements. In order for a foreign person to qualify as an exempt recipient, the stockholder must submit an IRS Form W-8BEN, or other applicable IRS Form W-8, signed under penalties of perjury, attesting to such person's exempt status.

        The tender of shares pursuant to any of the procedures described above will constitute a binding agreement between the Offeror and the tendering Pharmacyclics stockholder upon the terms and subject to the satisfaction or waiver of the conditions of the offer.

No Guaranteed Delivery

        We are not providing for guaranteed delivery procedures and therefore Pharmacyclics stockholders must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC prior to the expiration date. Pharmacyclics stockholders must tender their Pharmacyclics shares in accordance with the procedures set forth in this document. In all cases, the Offeror will exchange shares tendered and accepted for exchange pursuant to the offer only after timely receipt by the exchange agent of certificates for shares (or timely confirmation of a book-entry transfer of such shares into the exchange agent's account at DTC as described above), a properly completed and duly executed letter of election and transmittal (or an agent's message in connection with a book-entry transfer) and any other required documents.

Grant of Proxy

        By executing a letter of election and transmittal as set forth above, a Pharmacyclics stockholder irrevocably appoints the Offeror's designees as such Pharmacyclics stockholder's attorneys-in-fact and proxies, each with full power of substitution, to the full extent of such stockholder's rights with respect to its shares tendered and accepted for exchange by the Offeror and with respect to any and all other shares and other securities issued or issuable in respect of those shares on or after the expiration date. That appointment is effective, and voting rights will be affected, when and only to the extent that the Offeror accepts tendered Pharmacyclics shares for exchange pursuant to the offer and deposits with the exchange agent the cash consideration or the shares of AbbVie common stock consideration for such shares. All such proxies will be considered coupled with an interest in the tendered Pharmacyclics shares and therefore will not be revocable. Upon the effectiveness of such appointment, all prior proxies that the Pharmacyclics stockholder has given will be revoked, and such stockholder may not give any subsequent proxies (and, if given, they will not be deemed effective). The Offeror's designees will, with respect to the shares for which the appointment is effective, be empowered, among other things, to exercise all of such stockholder's voting and other rights as they, in their sole discretion, deem proper at any annual, special or adjourned meeting of the Pharmacyclics' stockholders or otherwise. The Offeror reserves the right to require that, in order for shares to be deemed validly tendered, immediately upon the exchange of such shares, the Offeror must be able to exercise full voting rights with respect to such shares. However, prior to acceptance for exchange by the Offeror in accordance with terms of the offer, the appointment will not be effective, and the Offeror will have no voting rights as a result of the tender of shares.

Fees and Commissions

        Tendering registered Pharmacyclics stockholders who tender shares directly to the exchange agent will not be obligated to pay any charges or expenses of the exchange agent or any brokerage commissions. Tendering Pharmacyclics stockholders who hold Pharmacyclics shares through a broker or bank should consult that institution as to whether or not such institution will charge the stockholder any service fees in connection with tendering shares pursuant to the offer. Except as set forth in the instructions to the letter of election and transmittal, transfer taxes on the exchange of shares pursuant to the offer will be paid by the Offeror.

Matters Concerning Validity and Eligibility

        The Offeror will determine questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of shares, in its sole discretion, and its determination will be final and binding. The Offeror reserves the absolute right to reject any and all tenders of shares that it determines are not in the proper form or the acceptance of or exchange for which may be unlawful. The Offeror also reserves the absolute right to waive any defect or irregularity in the tender of any shares. No tender of shares will be deemed to have been validly made until all defects and irregularities in tenders of such shares have been cured or waived. None of offeror, AbbVie, Pharmacyclics the exchange agent, the information agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any shares or will incur any liability for failure to give any such notification. The Offeror's interpretation of the terms and conditions of the offer (including the letter of election and transmittal and instructions thereto) will be final and binding.

        Pharmacyclics stockholders who have any questions about the procedure for tendering shares in the offer should contact the information agent at the address and telephone number set forth on the back cover of this document.

Announcement of Results of the Offer

        AbbVie will announce the final results of the offer, including whether all of the conditions to the offer have been satisfied or waived and whether the Offeror will accept the tendered Pharmacyclics shares for exchange, as promptly as practicable following the expiration date. The announcement will be made by a press release in accordance with applicable stock exchange requirements.

Ownership of AbbVie After the Offer and the Merger

        Assuming that:

  •
  all outstanding options to purchase Pharmacyclics shares, of which there were 4,789,787 represented by Pharmacyclics to be outstanding as of March 2, 2015, are exercised prior to the expiration of the offer or the consummation of the merger;

  •
  all restricted stock units and associated rights to the issuance of Pharmacyclics shares, of which there were 392,850 represented by Pharmacyclics to be outstanding as of March 2, 2015, vest prior to the expiration of the offer or the consummation of the merger and all underlying Pharmacyclics shares are tendered into the offer;

  •
  the Offeror exchanges, pursuant to the offer and the merger, 81,362,368 Pharmacyclics shares, which number is the sum of (1) 76,179,731 the total number of shares represented by Pharmacyclics to be outstanding as of March 2, 2015, (2) 4,789,787 shares assumed to have been issued pursuant to the exercise of options to purchase Pharmacyclics shares and (3) 392,850, the total number of restricted stock units represented by Pharmacyclics to be outstanding as of March 2, 2015;

  •
  the trading price of AbbVie common stock used to determine the number of shares of AbbVie common stock included in the all-stock consideration and the stock component of the mixed consideration is $58.37; and

  •
  1,592,372,231 shares (net of shares held in treasury) of AbbVie common stock are outstanding immediately prior to the consummation of the merger;

former Pharmacyclics stockholders would own in the aggregate 8.6% of the outstanding shares of AbbVie common stock if 100% of the Pharmacyclics shares are exchanged in the offer.

Purpose of the Offer and the Merger; Dissenters' Rights

  Purpose of the Offer; the Merger

        The purpose of the offer is for AbbVie to acquire control of, and ultimately the entire equity interest in, Pharmacyclics. The offer, as the first step in the acquisition of Pharmacyclics, is intended to facilitate the acquisition of Pharmacyclics. The purpose of the merger is for AbbVie to acquire all outstanding shares not tendered and purchased pursuant to the offer. If the offer is successful, AbbVie intends to consummate the merger promptly after (and on the same date as) the consummation of the offer. Upon consummation of the merger, the surviving company in the merger would become a wholly owned subsidiary of AbbVie.

  No Stockholder Approval

        If the offer is consummated, AbbVie is not required to and will not seek the approval of Pharmacyclics' remaining public stockholders before effecting the merger. Section 251(h) of the DGCL provides that following consummation of a successful tender offer for a public corporation, and subject to certain statutory provisions, if the acquiring corporation owns at least the amount of shares of each class of stock of the target corporation that would otherwise be required to approve a merger involving the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquiring corporation can effect a merger without the action of the other stockholders of the target corporation. Accordingly, if AbbVie consummates the offer, it intends to effect the closing of the merger without a vote of the Pharmacyclics stockholders in accordance with Section 251(h) of the DGCL.

  Dissenters' Rights

        No appraisal rights are available to the holders of Pharmacyclics shares in connection with the offer. However, if the merger is consummated, the holders of Pharmacyclics shares immediately prior to the effective time of the first merger who (1) did not tender Pharmacyclics shares in the offer; (2) follow the procedures set forth in Section 262 of the DGCL; and (3) do not thereafter withdraw their demand for appraisal of such shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to have their shares appraised by the Delaware Court of

Chancery and receive payment of the "fair value" of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, as determined by such court.

        The "fair value" of any Pharmacyclics shares could be based upon considerations other than, or in addition to, the price paid in the offer and the market value of such shares. Holders of Pharmacyclics shares should recognize that the value so determined could be higher or lower than, or the same as, the consideration payable in the offer and the merger. Moreover, AbbVie and Pharmacyclics may argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of such Pharmacyclics shares is less than such amount.

        Under Section 262 of the DGCL, if a merger is approved under Section 251(h), either a constituent corporation before the effective date of the merger, or the surviving corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and will include in such notice a copy of Section 262 of the DGCL. The Schedule 14D-9 will constitute the formal notice of appraisal rights under Section 262 of the DGCL.

        As will be described more fully in the Schedule 14D-9, if a Pharmacyclics stockholder elects to exercise appraisal rights under Section 262 of the DGCL, such stockholder must do all of the following:

  •
  within the later of the consummation of the offer and 20 days after the mailing of the Schedule 14D-9, deliver to Pharmacyclics a written demand for appraisal of Pharmacyclics shares held, which demand must reasonably inform Pharmacyclics of the identity of the stockholder and that the stockholder is demanding appraisal;

  •
  not tender Pharmacyclics shares in the offer; and

  •
  continuously hold of record the shares from the date on which the written demand for appraisal is made through the first Effective Time.

        This does not purport to be a complete statement of the procedures to be followed by Pharmacyclics stockholders desiring to exercise any appraisal rights and is qualified in its entirety by reference to Section 262 of the DGCL. The proper exercise of appraisal rights requires strict and timely adherence to the applicable provisions of Delaware law. A copy of Section 262 of the DGCL will be included as Annex B to the Schedule 14D-9.

  "Going Private" Transactions

        The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions, and which may under certain circumstances be applicable to the merger or another business combination following the purchase of shares pursuant to the offer in which the Offeror seeks to acquire the remaining shares not held by it. The Offeror believes that Rule 13e-3 will not be applicable to the merger because it is anticipated that the merger will be effected within one year following the consummation of the offer and, in the merger, stockholders will receive the same consideration as that paid in the offer.

Plans for Pharmacyclics

        In connection with the offer, AbbVie has reviewed and will continue to review various possible business strategies that it might consider in the event that the Offeror acquires control of Pharmacyclics, whether pursuant to the offer, the merger or otherwise. Following a review of additional information regarding Pharmacyclics, these changes could include, among other things, changes in Pharmacyclics' business, operations, personnel, employee benefit plans, corporate structure, capitalization and management.

  Delisting and Termination of Registration

        If Pharmacyclics qualifies for termination of registration under the Exchange Act after the offer is consummated, AbbVie intends to seek to have Pharmacyclics withdraw the Pharmacyclics shares from listing on the NASDAQ and to terminate the registration of Pharmacyclics shares under the Exchange Act. See "—Effect of the Offer on the Market for Pharmacyclics Shares; NASDAQ Listing; Registration Under the Exchange Act; Margin Regulations."

  Board of Directors and Management

        Upon consummation of the merger, the directors of the Offeror immediately prior to the merger will be the directors of the surviving company in the merger, and the officers of Pharmacyclics immediately prior to the merger will be the officers of the surviving company. After AbbVie's review of Pharmacyclics and its corporate structure, management and personnel, AbbVie will determine what additional changes, if any, are desirable.

  Pharmacyclics and IMBRUVICA® (ibrutinib) Names

        For a period of five years after the closing of the merger, AbbVie has agreed to maintain the name of the surviving company in the merger as "Pharmacyclics" and to maintain such entity as the primary operating entity which owns and markets IMBRUVICA® (ibrutinib) in the United States (provided that AbbVie may substitute another entity for the surviving company in order to facilitate certain internal planning and management). For the same period, AbbVie has agreed to market IMBRUVICA® (ibrutinib) (and any future versions) under the "IMBRUVICA® (ibrutinib)" trade name, and to display such name in greater size and prominence than other AbbVie trade names on such products, and to display the IMBRUVICA® (ibrutinib) trade name on all packaging materials, labels and promotional materials relating to IMBRUVICA® (ibrutinib). AbbVie's obligations pursuant to the merger agreement will not restrict the taking of any actions reasonably required in order to comply with applicable law or agreements in effect as of the date of the merger agreement, or necessary in the reasonable judgment of AbbVie's board of directors to exercise its fiduciary duties.

Effect of the Offer on the Market for the Pharmacyclics Shares; NASDAQ Listing; Registration Under the Exchange Act; Margin Regulations

  Effect of the Offer on the Market for Pharmacyclics Shares

        The purchase of Pharmacyclics shares by the Offeror pursuant to the offer will reduce the number of holders of Pharmacyclics shares and the number of Pharmacyclics shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Pharmacyclics shares held by the public. The extent of the public market for Pharmacyclics shares after consummation of the offer and the availability of quotations for such shares will depend upon a number of factors, including the number of stockholders holding Pharmacyclics shares, the aggregate market value of the Pharmacyclics shares held by the public at such time, the interest of maintaining a market in the Pharmacyclics shares, analyst coverage of Pharmacyclics on the part of any securities firms and other factors.

  NASDAQ Quotation

        The Pharmacyclics shares are currently quoted on the NASDAQ. However, the rules of NASDAQ establish certain criteria that, if not met, could lead to the discontinuance of quotation of Pharmacyclics shares from NASDAQ. Among such criteria are the number of stockholders, the number of shares publicly held and the aggregate market value of the shares publicly held. If, as a result of the purchase of Pharmacyclics shares pursuant to the offer or otherwise, Pharmacyclics shares no longer meet the requirements of NASDAQ for continued quotation and the quotation of Pharmacyclics shares is discontinued, the market for Pharmacyclics shares would be adversely affected.

        Following the consummation of the offer, it is possible that Pharmacyclics shares would be traded on other securities exchanges (with trades published by such exchanges), the OTC Bulletin Board or in a local or regional over-the-counter market. The extent of the public market for Pharmacyclics shares would, however, depend upon the number of holders of Pharmacyclics shares and the aggregate market value of Pharmacyclics shares remaining at such time, the interest in maintaining a market in Pharmacyclics shares on the part of securities firms, the possible termination of registration of Pharmacyclics shares under the Exchange Act, as described below, and other factors.

  Margin Regulations

        The Pharmacyclics shares are currently "margin securities" under the Regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which designation has the effect, among other effects, of allowing brokers to extend credit on the collateral of Pharmacyclics shares. Depending upon factors similar to those described above regarding the market for Pharmacyclics shares and stock quotations, it is possible that, following the offer, Pharmacyclics shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.

  Registration Under the Exchange Act

        The Pharmacyclics shares are currently registered under the Exchange Act. Such registration may be terminated upon application by Pharmacyclics to the SEC if Pharmacyclics shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of Pharmacyclics shares under the Exchange Act would substantially reduce the information required to be furnished by Pharmacyclics to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Pharmacyclics, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with meetings of stockholders and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of Pharmacyclics and persons holding "restricted securities" of Pharmacyclics to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired. If registration of Pharmacyclics shares under the Exchange Act were terminated, Pharmacyclics shares would no longer be "margin securities" or be eligible for quotation on NASDAQ as described above. After consummation of the offer, AbbVie and the Offeror currently intend to cause Pharmacyclics to terminate the registration of Pharmacyclics shares under the Exchange Act as soon as the requirements for termination of registration are met.

Conditions of the Offer

        The Offeror will not accept for exchange or exchange any Pharmacyclics shares, may postpone the acceptance for exchange, or the exchange, of tendered Pharmacyclics shares, if at the expiration date any of the following conditions is not satisfied or validly waived:

  Minimum Tender Condition

        There must have been validly tendered and not properly withdrawn in accordance with the terms of the offer a number of shares that, together with the shares then owned by AbbVie and the Offeror (if any), represents at least a majority of the Pharmacyclics shares outstanding as of the expiration of the offer.

  Antitrust

        Any applicable waiting period under the HSR Act must have expired or been terminated.

  Certain Other Conditions

        The other conditions to the offer are as follows:

  •
  the registration statement, of which this document is a part, must have become effective under the Securities Act, and must not be the subject of any stop order or proceeding seeking a stop order;

  •
  the shares of AbbVie common stock to be issued in the offer and the merger must have been approved for listing on the NYSE, subject to official notice of issuance, or must be exempt from such requirement under then applicable laws, regulations and rules of the NYSE;

  •
  no law, order, or injunction restraining or enjoining or otherwise prohibiting the consummation of the offer must have been issued by a governmental entity of competent jurisdiction;

  •
  Pharmacyclics must have performed or complied in all material respects with the covenants and agreements required to be performed or complied with by it under the merger agreement prior to the expiration date;

  •
  there must not be any change, state of facts, condition, event, circumstance, effect, occurrence or development after the date of the merger agreement that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Pharmacyclics (with such term as defined in the merger agreement and described under "Merger Agreement—Termination of the Merger Agreement—Material Adverse Effect") and that is continuing as of immediately prior to the expiration of the offer;

  •
  the representations and warranties of Pharmacyclics in the merger agreement must be true and correct as of the date of the merger agreement and as of the expiration date as though made on and as of the expiration date (except for representations and warranties that by their terms speak specifically as of the date of the merger agreement or another date, in which case as of such date), where the failure of such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or material adverse effect) would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Pharmacyclics (with such term as defined in the merger agreement and described under "Merger Agreement—Termination of the Merger Agreement—Material Adverse Effect"); provided that (1) Pharmacyclics' representations related to its organization and existence, its authority to enter into the merger agreement, the required approval of the merger by Pharmacyclics stockholders, and brokers must be true and correct in all material respects and (2) Pharmacyclics' representations related to its capitalization must be true and correct in all respects, except for any failures to be true and correct that would not, individually or in the aggregate, increase the aggregate consideration payable in the offer and the merger by more than 0.25%;

  •
  AbbVie must have received an opinion of counsel to AbbVie, dated as of the expiration date and based on facts, representations and assumptions described in such opinion to the effect that the offer and the merger, taken together, will qualify as a "reorganization" within the meaning of Section 368(a) of the Code;

  •
  Pharmacyclics must have received an opinion of WSGR, counsel to Pharmacyclics, dated as of the expiration date and based on facts, representations and assumptions described in such opinion to the effect that the offer and the merger, taken together, will qualify as a "reorganization" within the meaning of Section 368(a) of the Code; and

  •
  the merger agreement will not have been terminated in accordance with its terms or amended in accordance with its terms to provide for such termination.

        However, certain specified conditions may only be waived by AbbVie or the Offeror with the express written consent of Pharmacyclics. These conditions include the minimum tender condition, the receipt of required regulatory approvals, lack of legal prohibitions, the shares of AbbVie common stock to be issued in the offer and the merger having been approved for listing on the NYSE or exempt from the listing requirement, the receipt of an opinion by each of AbbVie and Pharmacyclics from their respective legal counsel to the effect that the offer and the merger, taken together, will qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and the registration statement on Form S-4 of which this document is a part having become effective.

Certain Legal Matters; Regulatory Approvals

  General

        AbbVie is not aware of any governmental license or regulatory permit that appears to be material to Pharmacyclics' business that might be adversely affected by the Offeror's acquisition of Pharmacyclics shares pursuant to the offer or, except as described below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for the Offeror's acquisition or ownership of Pharmacyclics shares pursuant to the offer. Should any of these approvals or other actions be required, AbbVie and the Offeror currently contemplate that these approvals or other actions will be sought. There can be no assurance that (a) any of these approvals or other actions, if needed, will be obtained (with or without substantial conditions), (b) if these approvals were not obtained or these other actions were not taken adverse consequences would not result to Pharmacyclics' business, or (c) certain parts of Pharmacyclics' or AbbVie's, or any of their respective subsidiaries', businesses, would not have to be disposed of or held separate, any of which could cause the Offeror to elect to terminate the offer without the exchange of shares under the offer. The Offeror's obligation under the offer to accept for exchange and pay for shares is subject to certain conditions. See "The Offer—Conditions of the Offer."

  Antitrust

        AbbVie and Pharmacyclics have agreed to use their reasonable best efforts to comply with all regulatory notification requirements and obtain all regulatory approvals required to consummate the offer and the merger. Under the HSR Act and the rules that have been promulgated thereunder, the offer and the merger cannot be completed until AbbVie and Pharmacyclics file a Notification and Report Form with the FTC and the DOJ under the HSR Act, and the applicable 30-day waiting period has expired or been terminated.

        Pursuant to the requirements of the HSR Act, AbbVie and Pharmacyclics each filed a Notification and Report Form with respect to the offer and the merger with the Antitrust Division of the DOJ and the FTC on March 20, 2015.

        At any time before or after consummation of the merger, notwithstanding the termination or expiration of the waiting period under the HSR Act, the FTC or the DOJ could take such action under the antitrust laws as it deems necessary under the applicable statutes, including seeking to enjoin the completion of the merger, seeking divestiture of substantial assets of the parties, or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the merger, and notwithstanding the termination or expiration of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary. Such action could include seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the parties, or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

        There can be no assurance that a challenge to the offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See "The Offer—Conditions of the Offer" for certain conditions to the offer, including conditions with respect to litigation and certain governmental actions.

  Litigation

        On March 13, 2015, a putative class action lawsuit, Evangelista v. Duggan et al, was filed against Pharmacyclics, the members of the Pharmacyclics board of directors, AbbVie, and certain affiliates of AbbVie in the Superior Court of the State of California, Santa Clara County. Also on March 13, 2015, another putative class action lawsuit, Treppel v. Duggan et al, was filed against the members of the Pharmacyclics board of directors and certain unnamed "Doe" defendants in the Superior Court of the State of California, Santa Clara County. On March 17, 2015, a third putative class action lawsuit, Wang v. Pharmacyclics, Inc. et al, was filed against Pharmacyclics, the members of the Pharmacyclics board of directors, AbbVie, and certain affiliates of AbbVie in the Superior Court of the State of California, Santa Clara County. On March 18, 2015, a fourth putative class action lawsuit, Wallach v. Duggan et al, was filed against Pharmacyclics, the members of the Pharmacyclics board of directors, AbbVie, and certain affiliates of AbbVie in the Superior Court of the State of California, Santa Clara County.

        The lawsuits were each brought on behalf of purported stockholders of Pharmacyclics. Each alleges generally that the members of the Pharmacyclics board of directors breached their fiduciary duties in connection with the offer and the merger by, among other things, (i) failing to maximize the value of Pharmacyclics to its public stockholders, (ii) ignoring or failing to protect against conflicts of interests and (iii) agreeing to unreasonable deal protection devices. In the case of Evangelista v. Duggan et al, Wang v. Pharmacyclics, Inc. et al and Wallach v. Duggan et al, the plaintiffs further allege that AbbVie and its affiliates (and, in the case of Wang v. Pharmacyclics, Inc. et al, Pharmacyclics) aided and abetted the breaches by the members of the Pharmacyclics board of directors of their fiduciary duties. The plaintiffs seek, among other relief, equitable relief to enjoin consummation of the offer and the merger, rescission of the offer and the merger and/or rescissory damages, and attorneys' fees and costs.

Interests of Certain Persons in the Offer and the Merger

        Pharmacyclics' directors and executive officers may have interests in the offer, the merger, and the other transactions contemplated by the merger agreement that are different from, or in addition to, the interests of the Pharmacyclics stockholders generally. These interests may create potential conflicts of interest. The Pharmacyclics board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated by the merger agreement, as more fully discussed below in "The Offer—Pharmacyclics' Reasons for the Offer and Merger."

  Effect of the Offer and the Merger on Pharmacyclics Shares and Equity Awards

  Consideration for Pharmacyclics Shares.

        If Pharmacyclics' directors and executive officers were to tender any Pharmacyclics shares they own for purchase pursuant to the offer, they would receive the same consideration on the same terms and conditions as the other stockholders of Pharmacyclics. As of March 19, 2015, Pharmacyclics' directors and executive officers (and affiliates and affiliated investment entities) owned 14,077,934 Pharmacyclics shares in the aggregate (including estimated purchases under the ESPP (as defined below) based on accrued ESPP contributions as of such date but excluding options (as defined below) and restricted stock units (as defined below)). If the directors and executive officers (and affiliates and affiliated investment entities) were to validly tender and not properly withdraw all of their outstanding Pharmacyclics shares pursuant to the offer and those Pharmacyclics shares were accepted for exchange by Offeror, the directors and executive officers (and affiliates and affiliated investment entities) would receive cash and shares of AbbVie common stock having an aggregate value of approximately $3,677,860,258.

  Consideration for Options.

        As of March 19, 2015, Pharmacyclics' directors and executive officers held outstanding options to purchase 1,246,304 Pharmacyclics shares (referred to as "options") under Pharmacyclics' 2004 Equity Incentive Award Plan or 2014 Equity Incentive Award Plan (each referred to as a "plan") in the aggregate, with exercise prices ranging from $0.75 to $139.89. Pursuant to the terms of the Pharmacyclics 2004 Equity Incentive Award Plan and the Pharmacyclics 2014 Equity Incentive Award Plan, (i) (A) 50% of each option that is subject to service-based vesting and is unvested as of immediately prior to the effective time of the first merger will immediately vest and become exercisable and (B) the remaining unvested portion of such option will remain unvested except as described herein, (ii) certain options held by non-employee directors as of immediately prior to the effective time of the first merger that were granted under the 2004 Equity Incentive Award Plan will immediately vest in full and become exercisable, and (iii) Ms. Tomasello's options granted pursuant to the terms of her offer letter with Pharmacyclics dated August 7, 2014 will vest in full and become exercisable as of immediately prior to the effective time of the first merger under the terms of such offer letter. While the Pharmacyclics 2004 Equity Incentive Award Plan provides for accelerated vesting of 50% of each option as described in the preceding sentence, the Pharmacyclics 2014 Equity Incentive Award Plan was amended concurrently with the execution of the merger agreement to provide for such accelerated vesting.

        Pursuant to, and as further described in, the merger agreement, AbbVie will not assume any options in connection with the merger or any other transactions contemplated by the merger agreement. Upon the terms and subject to the conditions set forth in the merger agreement, each option that is subject to performance-based vesting conditions and is unvested and outstanding as of immediately prior to the effective time of the first merger will become fully vested as of such time, with all applicable performance goals deemed achieved at target levels. Each option that remains outstanding as of immediately prior to the effective time of the first merger (whether vested or unvested) will be cancelled and terminated as of the effective time of the first merger and, in consideration for such cancellation and termination, the holder of each such option will be eligible to receive an amount in cash (without interest) equal to the product obtained by multiplying (x) the aggregate number of Pharmacyclics shares that were issuable upon exercise of such option immediately prior to the effective time of the first merger, by (y) the excess (if any) of the all-cash consideration over the per share exercise price of such option (the "option cash payment"). Each option cash payment will be paid, less any applicable tax withholdings, according to the following schedule: (1) the portion of the option cash payment relating to the portion of each option that is vested as of immediately prior to the effective time of the first merger (after taking into account the vesting acceleration that will occur as of immediately prior to the effective time of the first merger described in the previous paragraph) will be paid as promptly as practicable following the effective time of the first merger; (2) the portion of the option cash payment relating to the remaining unvested portion of each option will be paid in accordance with the vesting terms applicable to such option until December 31 following the effective time of the first merger (the "final payment date"), subject to the holder of such option continuing to provide services to AbbVie or any of its subsidiaries through the applicable vesting date; and (3) the remainder of the option cash payment will be paid on the final payment date, subject to the option holder continuing to provide services to AbbVie or any of its subsidiaries through that date. If, before the applicable vesting date or final payment date, the employment or service of the option holder terminates under circumstances that would give rise to severance benefits under the severance plan (as described in "—Change in Control and Severance Plan") or the option holder dies (in either case, an "equity termination"), then, in either case, any then-unpaid portion of the option cash payment will become immediately payable in a lump sum. The unpaid portion of the option cash payment to any non-employee director will immediately become payable upon the non-employee director ceasing to be a director and service provider of Pharmacyclics after the effective time of the first merger. Please see "—Table of Equity Related Payments" below for additional information.

  Consideration for Restricted Stock Units

        As of March 19, 2015, Pharmacyclics' directors and executive officers held outstanding restricted stock units under the Pharmacyclics plans covering a total of 129,000 Pharmacyclics shares. Pursuant to the terms of the applicable plan, (i)(A) 50% of each restricted stock unit award that is subject to service-based vesting and is unvested as of immediately prior to the effective time of the first merger will immediately vest and (B) the remaining unvested portion of such restricted stock unit award will remain unvested except as described herein and (ii) Ms. Tomasello's restricted stock units granted pursuant to the terms of her offer letter with Pharmacyclics dated August 7, 2014 will vest in full as of immediately prior to the effective time of the first merger under the terms of such offer letter. While the Pharmacyclics 2004 Equity Incentive Award Plan provides for accelerated vesting of 50% of each restricted stock unit award as described in the preceding sentence, the Pharmacyclics 2014 Equity Incentive Award Plan was amended concurrently with the execution of the merger agreement to provide for such accelerated vesting.

        Pursuant to, and as further described in, the merger agreement, AbbVie will not assume any restricted stock units in connection with the merger or any other transactions contemplated by the merger agreement. Upon the terms and subject to the conditions set forth in the merger agreement, each restricted stock unit that is subject to performance-based vesting conditions and is unvested and outstanding as of immediately prior to the effective time of the first merger will become fully vested as of such time, with all applicable performance goals deemed achieved at target levels. Each restricted stock unit that remains outstanding as of immediately prior to the effective time of the first merger will be cancelled and terminated as of the effective time of the first merger and, as consideration for such cancellation and termination, the holder of each such restricted stock unit will be eligible to receive an amount in cash (without interest), equal to the product obtained by multiplying (x) the aggregate number of Pharmacyclics shares subject to such restricted stock unit grant immediately prior to the effective time of the first merger, by (y) the all-cash consideration (the "RSU cash payment"). Each RSU cash payment will be paid, less any applicable tax withholdings, according to the following schedule: (1) the portion of the RSU cash payment relating to restricted stock units that are vested and unsettled as of immediately prior to the effective time of the first merger (after taking into account the vesting acceleration described in the previous paragraph that will occur as of immediately prior to the effective time of the first merger) will be paid as promptly as practicable following the effective time of the first merger; (2) the portion of the RSU cash payment relating to the remaining unvested restricted stock units will be paid in accordance with the vesting and settlement terms applicable to such restricted stock units until the final payment date, subject to the holder of such restricted stock units continuing to provide services to AbbVie or any of its subsidiaries through the applicable vesting date; and (3) the remainder of the RSU cash payment will be paid on the final payment date, subject to the holder of the restricted stock units continuing to provide services to AbbVie or any of its subsidiaries through that date. If, before the final payment date, the employment or service of the restricted stock unit holder terminates due to an equity termination, then any then-unpaid portion of the RSU cash payment will become immediately payable in a lump sum. The unpaid portion of the RSU cash payment to any non-employee director (other than Dr. Booth) will immediately become payable upon the non-employee director ceasing to be a director of Pharmacyclics after the effective time of the first merger. The unpaid portion of the RSU cash payment to Dr. Booth, who is a consultant and a non-employee director of Pharmacyclics, will become payable to Dr. Booth in accordance with the corresponding restricted stock unit's vesting terms and any unpaid portion of the RSU cash payment as of December 31 following the effective time of the first merger will be paid in a lump sum at such time, subject to Dr. Booth's continued service with AbbVie or its subsidiaries through such time (unless Dr. Booth experiences an earlier equity termination (in all capacities, including as both a consultant and a director) prior to such time, in which case any unpaid portion of this payment will be paid upon such equity termination). Please see "—Table of Equity Related Payments" for additional information.

  Treatment of Employee Stock Purchase Plan

        Prior to the expiration of the offer, Pharmacyclics' Employee Stock Purchase Plan (the "ESPP"), and each outstanding offering period then in progress, will terminate and each participant's accumulated contributions to the ESPP will be used to purchase Pharmacyclics shares as of such time in accordance with the terms of the ESPP (and any funds that remain in participants' account after such purchase shall be returned to the applicable participants). No employee may elect to participate in the ESPP, and no participant may increase his or her payroll deduction percentages or purchase elections, after March 4, 2015. No new offerings in the ESPP will be made after March 4, 2015.

  Treatment of Equity Awards held by Directors and Executive Officers

        As discussed above, all options and restricted stock units held by Pharmacyclics' directors and executive officers will be cancelled in exchange for the option cash payment and RSU cash payment, as and if applicable. Please see "—Table of Equity Related Payments" for additional information.

  Table of Equity Related Payments

        The following table sets forth the approximate amount of the payments that each of Pharmacyclics' directors and executive officers would be entitled to receive in connection with the consummation of the offer, the merger, and the other transactions contemplated by the merger agreement assuming that the effective time of the first merger occurred on March 19, 2015 and that each individual received the full option cash payment and/or RSU cash payment, as applicable, in respect of such individual's options and/or restricted stock units, as applicable. The information in the following table further assumes that all contributions to the ESPP are applied to the purchase of Pharmacyclics shares immediately prior to March 19, 2015 based on the offering price under the ESPP.

Name	Number of Pharmacyclics Shares Owned(1)	Merger Consideration for Owned Shares ($)(2)	Shares Subject to Outstanding Options(3)	Option Cash Payment ($)(4)	Number of Outstanding Restricted Stock Units(5)	RSU Cash Payment ($)(6)	Total Payment ($)
Directors
Robert F. Booth, Ph.D.	—	—	66,549	15,662,411	10,000	2,612,500	18,274,911
Eric H. Halvorson	1,000	261,250	31,474	6,692,738	—	—	6,953,988
Kenneth Clark, J.D.	—	—	24,619	4,846,880	—	—	4,846,880
Minesh P. Mehta, M.D.	—	—	30,131	6,462,445	—	—	6,462,445
David D. Smith, Ph.D.	3,000	783,750	182,110	45,689,234	—	—	46,472,984
Richard A. van den Broek	29,610	7,735,613	100,342	24,265,415	—	—	32,001,028
Executive Officers
Robert W. Duggan*	13,599,690	3,552,919,013	—	—	—	—	3,552,919,013
Mahkam Zanganeh, D.D.S., MBA	428,281	118,888,411	466,569	108,783,820	15,000	3,918,750	224,590,981
Manmeet S. Soni	856	223,630	92,902	15,464,917	54,000	14,107,500	29,796,047
Heow Tan	7,994	2,088,433	151,608	31,523,994	—	—	33,612,427
Shawn Tomasello	7,503	1,960,159	100,000	13,936,000	50,000	13,062,500	28,958,659

*
Mr. Duggan is both a director and an executive officer. Mr. Duggan does not hold any options or restricted stock units and will not receive any option cash payment or RSU cash payment.

(1)
Based on the number of shares owned (directly or indirectly) as of March 19, 2015.

(2)
Equals (i) the corresponding number of owned Pharmacyclics shares multiplied by (ii) the merger consideration.

(3)
Number shown is the number of Pharmacyclics shares subject to outstanding options (whether vested or unvested) as of March 19, 2015.

(4)
Equals, with respect to all option awards held by the applicable director or executive officer listed in the "Shares Subject to Outstanding Options" column, (i) the number of shares subject to such option award multiplied by (ii) the all-cash consideration minus the exercise price applicable to such option award. The portions of the amounts in this column that will not become payable on the effective time of the first merger (unless the director or executive officer experiences an equity termination upon the effective time of the first merger) are as follows: $51,928 (Dr. Booth, Mr. Halvorson, Mr. Clark, Dr. Mehta, Dr. Smith, and Mr. van den Broek), $0 (Dr. Zanganeh), $748,688 (Mr. Soni), $0 (Mr. Tan), and $0 (Ms. Tomasello). For options that are unvested immediately before the effective time of the first merger (after taking into account the vesting acceleration described in the "—Consideration for Options" section above), the corresponding option cash payment will be paid in accordance with the corresponding option's vesting terms and any unpaid portion of the option cash payment as of December 31 following the effective time of the first merger will be paid in a lump sum at that time subject to the applicable award holder continuing to provide services to AbbVie or its subsidiaries through such date (unless the applicable award holder experiences an equity termination prior to such time, in which case the option cash payment will be paid upon such equity termination). Such amounts for any non-employee director will become payable upon the non-employee director ceasing to be a director and service provider of Pharmacyclics after the effective time of the first merger.

(5)
Number shown is the number of outstanding restricted stock units as of March 19, 2015.

(6)
Equals (i) the corresponding number listed in the "Number of Outstanding Restricted Stock Units" column multiplied by (ii) the all-cash consideration. The portions of the amounts in this column that will not become payable on the effective time of the first merger (unless the director or executive officer experiences an equity termination upon the effective time of the first merger) are as follows: $1,306,250 (Dr. Booth), $1,959,375 (Dr. Zanganeh), $2,873,750 (Mr. Soni), $0 (Mr. Tan) and $0 (Ms. Tomasello). For restricted stock units that are unvested immediately before the effective time of the first merger (after taking into account the vesting acceleration described in the "—Consideration for Restricted Stock Units" section above), the corresponding RSU cash payment will be paid in accordance with the corresponding restricted stock unit's vesting terms and any unpaid portion of the RSU cash payment as of December 31 following the effective time of the first merger will be paid in a lump sum at that time subject to the applicable award holder continuing to provide services to AbbVie or its subsidiaries through such date (unless the applicable award holder experiences an equity termination prior to such time, in which case the RSU cash payment will be paid upon such equity termination). Such amount for Dr. Booth, who is a consultant and a non-employee director of Pharmacyclics, will become payable to Dr. Booth in accordance with the corresponding restricted stock unit's vesting terms and any unpaid portion of the RSU cash payment as of December 31 following the effective time of the first merger will be paid in a lump sum at that time, subject to Dr. Booth's continued service with AbbVie or its subsidiaries (unless Dr. Booth experiences an earlier equity termination (in all capacities, including as both a consultant and a director) prior to such time, in which case this amount will be paid upon such equity termination).

  Change in Control and Severance Plan

        As an employee of Pharmacyclics, each executive officer identified in the table above (referred to as an "executive") is eligible to participate in the Pharmacyclics Change in Control and Severance Plan (referred to as the "severance plan"). Under the severance plan, each executive who remains employed with Pharmacyclics or any subsidiary or affiliate of Pharmacyclics through immediately before a "change in control" (which is defined in the severance plan to be the completion of the transactions contemplated by the merger agreement) and who, within the two-year period following such change in control (referred to as the "change in control period"), (x) is involuntarily terminated by Pharmacyclics or any subsidiary or affiliate of Pharmacyclics for any reason other than by reason of such executive's retirement, voluntary resignation, death or "disability" (as defined below), or a termination for "cause" (as defined below) or (y) voluntarily resigns for "good reason" (as defined below) under the circumstances described in the severance plan (such involuntary termination described in clause (x) or voluntary resignation described in clause (y) that occurs during the change in control period, a "qualifying termination"), will receive, subject to the terms and conditions of the severance plan, (i) a lump-sum cash severance payment in an aggregate amount equal to the sum of 100% of such executive's Base Pay (as defined below) and 100% of such executive's "target bonus" (as defined below) and (ii) up to twelve months of company-paid premiums for continuation coverage under the Consolidated Omnibus Reconciliation Act of 1985, as amended (referred to as "COBRA"), for such executive and such executive's family members who have coverage under the Pharmacyclics or successor company plan on the date of such executive's termination. Additionally, each executive who receives any "parachute payments" as determined under Section 280G of the Internal Revenue Code of 1986, as amended (referred to as the "code"), in connection with the change in control will receive a tax

"gross-up" payment from Pharmacyclics such that the net amount retained by such executive, after payment of any excise taxes and any federal, state and local income and employment taxes (including any such taxes on the tax gross-up payment itself), would be equal to the net amount the executive would have retained after payment of any federal, state and local income and employment taxes had the payments not been deemed "parachute payments."

        An executive's receipt of any severance benefits under the severance plan (referred to as the "severance plan benefits") is conditioned on the executive timely signing and not revoking a general release of claims in Pharmacyclics' favor as well as the executive complying with the terms of any confidentiality, proprietary information and inventions agreement or other applicable agreement between the executive and Pharmacyclics.

        Under the severance plan, "cause" means, with respect to any executive, the occurrence of any of the following: (a) the executive's conviction of, or plea of nolo contendere to, a felony or any crime involving fraud or embezzlement that has had or will have a material detrimental effect on Pharmacyclics' reputation or business, (b) the executive's willful and intentional gross misconduct that has had or will have a material detrimental effect on Pharmacyclics' reputation or business, (c) the executive's unauthorized use or disclosure of any of Pharmacyclics' proprietary information or trade secrets that has had or will have a material detrimental effect on Pharmacyclics' reputation or business, or (d) the executive's willful and intentional breach of material obligations under a written agreement or covenant with Pharmacyclics that has had or will have a material detrimental effect on Pharmacyclics' reputation or business. Notwithstanding the preceding sentence, Pharmacyclics' termination of an executive's employment will not be treated as for "cause" unless Pharmacyclics first provides the executive with written notice specifically identifying the acts or omissions constituting the grounds for a termination for "cause" and, with respect to clauses (b) through (d), a reasonable cure period of not less than 10 business days following such notice. For purposes of this definition, no act or failure to act by an executive will be considered "willful" unless committed without good faith and without a reasonable belief that the act or omission was in Pharmacyclics' best interest.

        Under the severance plan, "good reason" means the occurrence of one or more of the following without an executive's express written consent: (a) a material adverse alteration in the executive's position or in the nature or status of the executive's duties and responsibilities from those in effect immediately prior to the change in control; provided, however, that the continued employment of an executive following the change in control with substantially the same duties and responsibilities with respect to Pharmacyclics' business and operations, or an alteration in duties and responsibilities as a result of Pharmacyclics no longer being a publicly traded company, but rather a subsidiary or business unit of the acquirer, will not constitute "good reason", (b) any reduction in the executive's base salary rate or target annual bonus, in each case as in effect immediately prior to the change in control, or (c) the relocation of the executive's principal place of employment to a location that is more than 50 miles from the location where the executive was principally employed at the time of the change in control or a relocation that materially increases the time of the executive's commute as compared to the executive's commute at the time of the change in control (except for required travel on Pharmacyclics business to an extent substantially consistent with the executive's customary business travel obligations in the ordinary course of business prior to the change in control). In order for an executive's termination to be for "good reason," the executive must first provide Pharmacyclics with written notice of the acts or omissions constituting the grounds for "good reason" within 90 days following the executive's knowledge of the initial existence of the grounds for "good reason" specifying in reasonable detail the conditions constituting good reason and a reasonable cure period of 30 days following the date of written notice (referred to as the "cure period"), such grounds must not have been cured during the cure period, and the executive must resign within 2 years following the end of the cure period.

        Under the severance plan, "base pay" means the higher of: (a) an executive's annualized base salary in effect immediately prior to the change in control or (b) such executive's annualized base salary in effect immediately prior to his or her termination of employment (or if the termination is due to a resignation for good reason based on a material reduction in base pay, then the executive's annualized base salary in effect immediately prior to such reduction).

        Under the severance plan, "target bonus" means the higher of: (a) an executive's target annual bonus in effect immediately prior to the change in control or (b) such executive's target annual bonus in effect immediately prior to his or her termination of employment (or if the termination is due to a resignation for good reason based on a material reduction in target annual bonus, then the executive's target annual bonus in effect immediately prior to such reduction).

  Indemnification

        The merger agreement provides that AbbVie will cause the ultimate surviving company of the merger to indemnify and hold harmless, to the fullest extent permitted under applicable law, each current and former director, officer and employee of Pharmacyclics and its subsidiaries against liabilities in connection with claims based on or arising out of the fact that such person is or was such an officer, director, employee or other fiduciary of Pharmacyclics. In addition, for six years after the effective time of the merger, the ultimate surviving company of the merger will maintain in effect the current policies of directors' and officers' liability insurance maintained by Pharmacyclics. For a more complete description of the indemnification of the officers and directors of Pharmacyclics and its subsidiaries, see "The Merger Agreement—Directors' and Officers' Indemnification."

  Retention of WSGR

        Kenneth A. Clark, a member of the Pharmacyclics board of directors, is also a member of WSGR. Pharmacyclics has retained WSGR as legal counsel on certain matters, including in connection with the offer and the merger and the other transactions contemplated by the merger agreement.

  Section 16 Matters

        Pursuant to the merger agreement, prior to the effective time, Pharmacyclics and AbbVie have agreed to, as applicable, take all such steps as may be reasonably necessary or advisable hereto to cause any dispositions of equity securities of Pharmacyclics (including derivative securities) and acquisitions of equity securities of AbbVie pursuant to the transactions contemplated by the merger agreement by each individual who is a director or officer of Pharmacyclics subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Pharmacyclics to be exempt under Rule 16b-3 promulgated under the Exchange Act.

  Rule 14d-10(d) Matters

        The merger agreement provides that the Compensation Committee of the Pharmacyclics board of directors, at a meeting to be held prior to the expiration of the offer, will duly adopt resolutions approving as an "employment compensation, severance or other employee benefit arrangement" within the meaning of Rule 14d-10(d)(1) under the Exchange Act (i) each arrangement related to certain payments made or to be made and certain benefits granted or to be granted according to employment compensation, severance and other employee benefit plans of Pharmacyclics and (ii) the treatment of Company Equity Awards (as defined in the merger agreement) in accordance with the terms of the merger agreement. In addition, the Compensation Committee of the Pharmacyclics board of directors will take all other actions necessary to satisfy the requirements of the non-exclusive safe harbor within Rule 14d-10(d)(2) under the Exchange Act with respect to the foregoing matters.

Certain Relationships With Pharmacyclics

        As of the date of this document, AbbVie does not own any Pharmacyclics shares. Neither AbbVie nor the Offeror have effected any transaction in securities of Pharmacyclics in the past 60 days. To the best of AbbVie and the Offeror's knowledge, after reasonable inquiry, none of the persons listed on Annex D hereto, nor any of their respective associates or majority-owned subsidiaries, beneficially owns or has the right to acquire any securities of Pharmacyclics or has effected any transaction in securities of Pharmacyclics during the past 60 days.

Source and Amount of Funds

        The offer and the merger are not conditioned upon any financing arrangements or contingencies.

        Assuming all equity incentive awards vest and tender into the offer, the Offeror estimates the amounts required to purchase the outstanding shares will be approximately $21.0 billion, including $12.2 billion of cash, plus related fees and expenses. In connection with entering into the merger agreement, AbbVie executed a commitment letter, dated March 4, 2015, with Morgan Stanley Senior Funding, Inc. and The Bank of Tokyo-Mitsubishi UFJ, Ltd. that provides a commitment, subject to satisfaction of standard conditions, for an $18 billion 364-day senior unsecured bridge loan facility. On March 19, 2015, in accordance with the terms of such commitment letter, each of Morgan Stanley Senior Funding, Inc. and The Bank of Tokyo-Mitsubishi UFJ, Ltd. assigned a portion of its commitment thereunder to other financial institutions. AbbVie currently expects to finance the offer and the merger on a permanent basis with a combination of the issuance and/or arrangement of new debt and available cash, including pursuant to underwritten notes offerings of AbbVie.

Support Agreement

        Simultaneously with the execution and delivery of the merger agreement, Robert W. Duggan, the chairman and chief executive officer of Pharmacyclics, entered into a support agreement with AbbVie and the Offeror (which we refer to as the "support agreement"), pursuant to which Mr. Duggan has agreed, among other things, (1) to tender his shares into the offer and (2) to cause certain Pharmacyclics stockholders affiliated with Mr. Duggan to tender their respective Pharmacyclics shares into the offer. Mr. Duggan and the affiliated Pharmacyclics stockholders subject to the support agreement collectively currently own approximately 17.3% of the outstanding shares. The support agreement terminates automatically upon the termination of the merger agreement.

Fees and Expenses

        AbbVie has retained Georgeson Inc. as information agent in connection with the offer. The information agent may contact holders of shares by mail, email, telephone, facsimile and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the offer to beneficial owners of shares. AbbVie will pay the information agent reasonable and customary compensation for these services in addition to reimbursing the information agent for its reasonable out-of-pocket expenses. AbbVie agreed to indemnify the information agent against certain liabilities and expenses in connection with the offer, including certain liabilities under the U.S. federal securities laws.

        In addition, AbbVie has retained Computershare as exchange agent in connection with the offer and the merger. AbbVie will pay the exchange agent reasonable and customary compensation for its services in connection with the offer, will reimburse the exchange agent for its reasonable out-of-pocket expenses and will indemnify the exchange agent against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws.

        AbbVie will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers. Except as set forth above, neither AbbVie nor the Offeror will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares pursuant to the offer.

Accounting Treatment

        In accordance with accounting principles generally accepted in the United States, AbbVie will account for the acquisition of shares through the transaction under the acquisition method of accounting for business combinations.

Stock Exchange Listing

        Shares of AbbVie common stock are listed on the NYSE. AbbVie intends to submit a supplemental listing application to list on the NYSE the shares of AbbVie common stock that AbbVie will issue in the offer and the merger.

Resale of AbbVie Common Stock

        All AbbVie common stock received by Pharmacyclics stockholders as consideration in the offer and the merger will be freely tradable for purposes of the Securities Act, except for AbbVie common stock received by any person who is deemed an "affiliate" of AbbVie at the time of the closing of the merger. AbbVie common stock held by an affiliate of AbbVie may be resold or otherwise transferred without registration in compliance with the volume limitations, manner of sale requirements, notice requirements and other requirements under Rule 144 or as otherwise permitted under the Securities Act. This document does not cover resales of AbbVie common stock received upon completion of the merger by any person, and no person is authorized to make any use of this document in connection with any resale.

MERGER AGREEMENT

        The following summary describes certain material provisions of the merger agreement entered into by AbbVie, the Offeror, Merger Sub 2 and Pharmacyclics, a copy of which is attached hereto as Annex A. This summary may not contain all of the information about the merger agreement that is important to Pharmacyclics stockholders, and Pharmacyclics stockholders are encouraged to read the merger agreement carefully in its entirety. The legal rights and obligations of the parties are governed by the specific language of the merger agreement and not this summary.

The Offer

        The Offeror is offering to exchange for each outstanding Pharmacyclics share validly tendered and not properly withdrawn in the offer:

  •
  $152.25 in cash; and

  •
  a number of shares of AbbVie common stock equal to $109.00 divided by the volume weighted average sale price per share of AbbVie common stock as reported on the NYSE for the ten consecutive trading days ending on and including the second trading day prior to the final expiration date of the offer, as calculated by Bloomberg Financial LP under the function "ABBV UN Equity AQR".

        We refer to the above as the "mixed consideration." In lieu of receiving the mixed consideration, holders of Pharmacyclics shares may elect to receive, for each Pharmacyclics share that they hold, (1) $261.25 in cash (we refer to this election as the "all-cash election" and this amount as the "all-cash consideration") or (2) a number of shares of AbbVie common stock equal to $261.25 divided by the volume weighted average sale price per share of AbbVie common stock as reported on the NYSE for the ten consecutive trading days ending on and including the second trading day prior to the final expiration date of the offer, as calculated by Bloomberg Financial LP under the function "ABBV UN Equity AQR" (we refer to this election as the "all-stock election" and this amount as the "all-stock consideration").

        See "The Offer—Elections and Proration" for a detailed description of the proration procedures applicable to the offer.

        The Offeror's obligation to accept for exchange and to exchange Pharmacyclics shares validly tendered and not properly withdrawn in the offer is subject to the satisfaction or waiver by the Offeror of certain conditions, including the valid tender of at least a majority of the Pharmacyclics shares outstanding as of the expiration of the offer (including any Pharmacyclics shares then owned by AbbVie and its subsidiaries), as more fully described under "The Offer—Conditions of the Offer."

        Under the merger agreement, and subject to the outside date of the merger agreement, unless Pharmacyclics consents otherwise or the merger agreement is otherwise terminated, the Offeror must extend the offer:

  •
  for any period required by law, or by any rule, regulation, interpretation of the SEC, the SEC's staff or NASDAQ applicable to the offer;

  •
  for any period necessary to resolve any comments of the SEC or its staff to the offer, this document, or any other related document; or

  •
  for successive periods of up to ten business days each if any of the conditions to closing of the offer have not been satisfied or validly waived as of the scheduled expiration of the offer, in order to seek to satisfy any such condition or conditions.

        The merger agreement may be terminated by either AbbVie or Pharmacyclics if the acceptance for exchange of Pharmacyclics shares tendered in the offer has not occurred by midnight, Pacific time, on

September 4, 2015, the outside date of the merger agreement (except that such date may be extended by either AbbVie or Pharmacyclics to December 3, 2015 if certain regulatory conditions to the offer have not been satisfied by September 4, 2015). The Offeror will not be required to extend the offer beyond the termination of the merger agreement.

        For a more complete description of the offer, see "The Offer."

The Merger

        The merger agreement provides that, if the offer is completed, the parties will effect the merger of the Offeror with and into Pharmacyclics, with Pharmacyclics continuing as the surviving corporation in the first merger, followed by the merger of Pharmacyclics with and into Merger Sub 2. As a result of the second merger, Pharmacyclics will cease to exist and Merger Sub 2 will continue as the surviving company in the merger, under the name Pharmacyclics. After the first merger, the surviving company will be a direct wholly owned subsidiary of AbbVie, and the former Pharmacyclics stockholders will not have any direct equity ownership interest in the surviving entity.

Completion and Effectiveness of the Merger

        Under the merger agreement, the closing of the merger must occur as soon as practicable after the acceptance of tendered Pharmacyclics shares in the offer, and in any case no later than the second business day after satisfaction or permitted waiver of the conditions to closing of the merger, unless the parties agree otherwise in writing (see "Merger Agreement—Conditions to the Merger"). The merger will become effective upon the issuance of certificates of merger by the Secretary of State of the State of Delaware unless a later date is specified therein. The first merger (the merger of the Offeror with and into Pharmacyclics) must precede the second merger (the merger of Pharmacyclics with and into Merger Sub 2).

Merger Consideration

  General

        In the merger, Pharmacyclics stockholders will have the opportunity to elect to receive the mixed consideration, the all-cash consideration or the all-stock consideration, subject to proration of the all-cash consideration or the all-stock consideration.

  Elections and Proration

        Pharmacyclics stockholders electing the mixed consideration will not be subject to proration; however, holders electing the all-cash consideration or the all-stock consideration may receive a different form of consideration than selected. Pharmacyclics stockholders electing either the all-cash consideration or the all-stock consideration will be subject to proration in order to ensure that approximately 58.3% of the aggregate consideration in the first merger will be paid in cash and approximately 41.7% of the aggregate consideration in the first merger will be paid in AbbVie common stock. Further proration may be required to ensure the satisfaction of the condition related to the receipt of an opinion by each of AbbVie and Pharmacyclics from their respective legal counsel to the effect that the offer and the merger, taken together, will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. Pharmacyclics stockholders who otherwise would be entitled to receive a fractional share of AbbVie common stock will instead receive an amount in cash (without interest) equal to the amount of such fraction multiplied by the volume weighted average sale price per share of AbbVie common stock as reported on the NYSE for the ten consecutive trading days ending on and including the second trading day prior to the final expiration date of the offer, as calculated by Bloomberg Financial LP under the function "ABBV UN AQR".

        The number of Pharmacyclics shares that will receive the all-cash consideration in the merger will be equal to 58.3% of the aggregate number of Pharmacyclics shares entitled to receive the consideration in the merger (excluding shares electing to receive the mixed consideration and shares for which no election is made). The number of Pharmacyclics shares that will receive the all-stock consideration in the merger will be equal to 41.7% of the aggregate number of Pharmacyclics shares entitled to receive the consideration in the merger (excluding shares electing to receive the mixed consideration and shares for which no election is made).

  Over Election of Cash

        If the number of validly tendered and not properly withdrawn Pharmacyclics shares making an all-cash election in the merger is greater than the number of Pharmacyclics shares to receive the all-cash consideration in the merger as calculated above, such shares will be subject to proration. If proration applies to the Pharmacyclics shares making an all-cash election in the merger, the percentage of Pharmacyclics shares making an all-cash election in the merger that will receive the all-cash consideration will be equal to the following:

  •
  the number of Pharmacyclics shares that will receive the all-cash consideration in the merger, as calculated above;

  divided by

  •
  the aggregate number of Pharmacyclics shares entitled to receive the consideration in the merger that make an all-cash election.

All such prorations will be applied on a pro rata basis, such that each Pharmacyclics stockholder who makes an all-cash election in the merger bears its proportionate share of the proration. If proration applies to the Pharmacyclics shares that have made an all-cash election, the shares that do not receive the all-cash consideration due to proration will receive the all-stock consideration.

  Over Election of Stock

        If the number of validly tendered and not properly withdrawn Pharmacyclics shares making an all-stock election in the merger is greater than the number of Pharmacyclics shares to receive the all-stock consideration in the merger as calculated above, such shares will be subject to proration. If proration applies to the Pharmacyclics shares making an all-stock election in the merger, the percentage of Pharmacyclics shares making an all-stock election in the merger that will receive the all-stock consideration will be equal to the following:

  •
  the number of Pharmacyclics shares that will receive the all-stock consideration in the merger, as calculated above;

  divided by

  •
  the aggregate number of Pharmacyclics shares entitled to receive the consideration in the merger that make an all-stock election.

All such prorations will be applied on a pro rata basis, such that each Pharmacyclics stockholder who makes an all-stock election in the merger bears its proportionate share of the proration. If proration applies to the Pharmacyclics shares that have made an all-stock election, the shares that do not receive the all-stock consideration due to proration will receive the all-cash consideration.

        See "Risk Factors—Pharmacyclics stockholders may not receive all consideration in the form elected."

  Consequences of Failing to Make an Election in the Merger

        Pharmacyclics stockholders with shares to be converted into the merger consideration in the merger who do not make an election will be deemed to have elected to receive the mixed consideration.

  Dissenters' Rights

        No appraisal rights are available to the holders of Pharmacyclics shares in connection with the offer. However, if the merger is consummated, the holders of Pharmacyclics shares immediately prior to the effective time of the first merger who (1) did not tender Pharmacyclics shares in the offer; (2) follow the procedures set forth in Section 262 of the DGCL; and (3) do not thereafter withdraw their demand for appraisal of such shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to have their Pharmacyclics shares appraised by the Delaware Court of Chancery and receive payment of the "fair value" of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, as determined by such court.

        The "fair value" of any Pharmacyclics shares could be based upon considerations other than, or in addition to, the price paid in the offer and the market value of such shares. Pharmacyclics stockholders of shares should recognize that the value so determined could be higher or lower than, or the same as, the consideration payable in the offer and the merger. Moreover, AbbVie and Pharmacyclics may argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of such shares is less than such amount.

        Under Section 262 of the DGCL, where a merger is approved under Section 251(h) of the DGCL, either a constituent corporation before the effective date of the merger, or the surviving corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and will include in such notice a copy of Section 262 of the DGCL.

        The Schedule 14D-9 will constitute the formal notice of appraisal rights under Section 262 of the DGCL.

        As will be described more fully in the Schedule 14D-9, if a Pharmacyclics stockholder elects to exercise appraisal rights under Section 262 of the DGCL, such Pharmacyclics stockholder must do all of the following:

  •
  within the later of the consummation of the offer and 20 days after the mailing of the Schedule 14D-9, deliver to Pharmacyclics a written demand for appraisal of shares held, which demand must reasonably inform Pharmacyclics of the identity of the Pharmacyclics stockholder and that the Pharmacyclics stockholder is demanding appraisal;

  •
  not tender Pharmacyclics shares in the offer; and

  •
  continuously hold of record the shares from the date on which the written demand for appraisal is made through the effective time of the first merger.

        This does not purport to be a complete statement of the procedures to be followed by Pharmacyclics stockholders desiring to exercise any appraisal rights and is qualified in its entirety by reference to Section 262 of the DGCL. The proper exercise of appraisal rights requires strict and timely adherence to the applicable provisions of Delaware law. A copy of Section 262 of the DGCL will be included as Annex B to the Schedule 14D-9.

Exchange of Pharmacyclics Stock Certificates for the Merger Consideration

        AbbVie has retained Computershare Trust Company, N.A. as the depositary and exchange agent for the offer and the merger (the "exchange agent") to handle the exchange of Pharmacyclics shares for the offer consideration and the merger consideration, as applicable.

        To effect the exchange of Pharmacyclics shares, promptly after the effective time of the merger, the exchange agent will mail to each record holder of Pharmacyclics shares a form of election and instructions for surrendering the stock certificates that formerly represented shares for the merger consideration. After surrender to the exchange agent of certificates that formerly represented Pharmacyclics shares for cancellation, together with an executed form of election, the record holder of the surrendered certificates will be entitled to receive the merger consideration.

        After the effective time of the merger, each stock certificate formerly representing Pharmacyclics shares that has not been surrendered will represent only the right to receive upon such surrender the merger consideration to which such holder is entitled by virtue of the merger and any dividends or other distributions payable to such holder upon such surrender.

Fractional Shares

        AbbVie will not issue fractional shares of AbbVie common stock in the offer or the merger. Instead, each holder of Pharmacyclics shares who otherwise would be entitled to receive fractional shares of AbbVie common stock will be entitled to an amount of cash (without interest) equal to an amount in cash (without interest) equal to such fractional part of a share of AbbVie common stock multiplied by the volume weighted average sale price per share of AbbVie common stock as reported on the NYSE for the ten consecutive trading days ending on and including the second trading day prior to the final expiration date of the offer.

Conditions to the Merger

        The respective obligations of Pharmacyclics, AbbVie, Merger Sub 2 and the Offeror to complete the merger under the merger agreement are subject to the satisfaction or waiver of the following conditions:

  •
  the Offeror having accepted for payment all Pharmacyclics shares validly tendered in the offer and not properly withdrawn;

  •
  no governmental entity with jurisdiction over the matter having issued or granted any order or injunction that is in effect as of immediately prior to the effective time of the first merger which has the effect of restraining, enjoining or otherwise prohibiting the consummation of the merger; and

  •
  no governmental entity with jurisdiction over the matter having enacted, issued or promulgated any law that is in effect as of immediately prior to the effective time of the first merger that has the effect of restraining, enjoining or otherwise prohibiting the consummation of the merger.

Representations and Warranties

        The merger agreement contains customary representations and warranties of the parties. These include representations and warranties of Pharmacyclics with respect to:

  •
  organization and qualification;

  •
  subsidiaries;

  •
  capitalization;

  •
  authority relative to the merger agreement;

  •
  due execution and delivery of the merger agreement and merger;

  •
  required consents and approvals;

  •
  no violations;

  •
  SEC filings;

  •
  financial statements;

  •
  internal controls and procedures;

  •
  the absence of undisclosed liabilities;

  •
  absence of certain changes or events;

  •
  compliance with applicable laws;

  •
  permits;

  •
  environmental matters;

  •
  employee benefit plans;

  •
  regulatory matters;

  •
  tax matters;

  •
  labor matters;

  •
  investigations;

  •
  litigation;

  •
  intellectual property;

  •
  real property;

  •
  material contracts;

  •
  insurance;

  •
  information supplied;

  •
  opinions of financial advisors to Pharmacyclics;

  •
  takeover statutes; and

  •
  brokers.

        The merger agreement also contains customary representations and warranties of AbbVie, Merger Sub 2 and the Offeror, including among other things:

  •
  organization and qualification;

  •
  subsidiaries;

  •
  capitalization;

  •
  authority relative to the merger agreement and merger;

  •
  due execution and delivery of the merger agreement,

  •
  required consents and approvals;

  •
  no violations;

  •
  SEC filings;

  •
  financial statements;

  •
  internal controls and procedures;

  •
  the absence of undisclosed liabilities;

  •
  absence of certain changes or events;

  •
  compliance with applicable laws;

  •
  permits;

  •
  information supplied;

  •
  availability of financing;

  •
  intentions with respect to Pharmacyclics' 2015 annual operating budget; and

  •
  brokers.

        The representations and warranties contained in the merger agreement expire at the effective time of the merger. The representations, warranties and covenants made by Pharmacyclics in the merger agreement are qualified by information contained in the disclosure schedules delivered to AbbVie, Merger Sub 2 and the Offeror in connection with the execution of the merger agreement. The representations, warranties and covenants made by AbbVie, Merger Sub 2 and the Offeror in the merger agreement are qualified by information contained in the disclosure schedules delivered to Pharmacyclics in connection with the execution of the merger agreement. Stockholders are not third-party beneficiaries of these representations and warranties under the merger agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Pharmacyclics or any of its affiliates or of AbbVie or any of its affiliates.

No Solicitation of Other Offers by Pharmacyclics

        Under the terms of the merger agreement, subject to certain exceptions described below, Pharmacyclics has agreed that, from the date of the merger agreement until the earlier of the acceptance time or the date the merger agreement is terminated, it and its subsidiaries will not, and Pharmacyclics will not authorize or knowingly permit its directors, officers, employees and other representatives to (and will use its reasonable best efforts to cause the foregoing persons not to), directly or indirectly:

  •
  solicit, initiate, knowingly encourage or knowingly facilitate any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer, in each case which constitutes or would be reasonably expected to lead to an acquisition proposal;

  •
  participate in any negotiations regarding, or furnish to any person any non-public information relating to, Pharmacyclics or any subsidiary, in each case in connection with an acquisition proposal or a potential acquisition proposal;

  •
  approve or recommend, or propose publicly to approve or recommend, any acquisition proposal; or

  •
  take any action to make any takeover law inapplicable to any person (other than AbbVie or any AbbVie subsidiary).

        In addition, under the merger agreement, Pharmacyclics has agreed that it will:

  •
  immediately cease, and will cause its and its directors, officers, employees and other representatives to cease, any and all existing discussions or negotiations, or provision of any non-public information to any party, with respect to any acquisition proposal or potential acquisition proposal, conducted prior to the date of the merger agreement; and

  •
  promptly request that each person that previously executed a confidentiality agreement with Pharmacyclics relating to an acquisition proposal or a potential acquisition proposal promptly destroy or return to Pharmacyclics all non-public information, documents or materials relating to such acquisition proposal, Pharmacyclics, or Pharmacyclics' businesses, operations or assets.

        Under the merger agreement, Pharmacyclics is obligated to notify AbbVie within 24 hours after receiving any acquisition proposal, any inquiry that would reasonably be expected to lead to an acquisition proposal, or any inquiry or request for non-public information relating to Pharmacyclics or any subsidiary by any person who has made or would reasonably be expected to make any acquisition proposal. The notice must include the identity of the person making the proposal, inquiry or request, the material terms and conditions of any such proposal or offer, and the nature of the information requested pursuant to any such inquiry or request, including copies of all written requests, proposals or offers (including any proposed agreements received by Pharmacyclics). Pharmacyclics also must keep AbbVie informed, on a prompt and timely basis, of the status and material terms of any such acquisition proposal or potential proposal (including any amendments), or of the nature of any information requested. Pharmacyclics also must promptly provide AbbVie with any material non-public information concerning Pharmacyclics provided to any other person in connection with any acquisition proposal that was not previously provided to AbbVie.

        Notwithstanding the prohibitions described above, if Pharmacyclics receives an unsolicited written acquisition proposal that did not result from a breach of Pharmacyclics' non-solicitation obligations, Pharmacyclics is permitted to furnish non-public information to such person and engage in discussions or negotiations with such person with respect to the acquisition proposal, as long as:

  •
  the Pharmacyclics board of directors determines in good faith, after consulting with their outside legal counsel and financial advisors, that such proposal constitutes or would reasonably be expected to result in, a superior proposal;

  •
  the Pharmacyclics board of directors determines in good faith, after consulting with their outside legal counsel and financial advisors, that the failure to take such action would reasonably be expected to be inconsistent with the directors' fiduciary duties under applicable law; and

  •
  prior to providing any such information, the person making the acquisition proposal enters into a confidentiality agreement containing terms that are no less favorable in the aggregate to Pharmacyclics than those contained in the confidentiality agreement between AbbVie and Pharmacyclics (provided that the confidentiality agreement is not required to include a standstill provision) and that expressly permits Pharmacyclics' compliance with the provisions of the merger agreement.

        An "acquisition proposal" for purposes of the merger agreement means any offer, proposal or indication of interest from any person or group (other than AbbVie or a subsidiary of AbbVie) relating to any transaction or series of related transactions involving:

  •
  the acquisition or purchase of more than 20% of any class of Pharmacyclics equity securities;

  •
  any tender offer (including a self-tender offer) or exchange offer that would result in any person or group beneficially owning more than 20% of any class of Pharmacyclics equity securities if consummated;

  •
  any merger, consolidation, share exchange, business combination, joint venture, recapitalization or reorganization, or any similar transaction, in each case involving Pharmacyclics and any other person, if it would result in the Pharmacyclics stockholders prior to such transaction holding less than 80% of the equity interests in the resulting entity of such transaction; or

  •
  any sale, lease, exchange, transfer or other disposition to any person or group of more than 20% of the consolidated assets of Pharmacyclics and its subsidiaries (measured by their fair market value).

        A "superior proposal" for purposes of the merger agreement means any acquisition proposal which the Pharmacyclics board of directors determines in good faith (after consultation with Pharmacyclics' outside legal counsel and financial advisors) to be more favorable to the Pharmacyclics' stockholders than the offer and the merger, (taking into account all relevant factors, including the terms and conditions of the proposal and the merger agreement, as well as any changes to the terms of the merger agreement proposed by AbbVie in response to any acquisition proposal). When determining whether an offer constitutes a superior proposal, references in the term "acquisition proposal" to "20%" or "80%" will be deemed to be references to "50%."

Change of Recommendation

        The merger agreement requires the Pharmacyclics board of directors to recommend that Pharmacyclics stockholders tender their Pharmacyclics shares into the offer. Other than as described below (any of the following being a "change in recommendation"), the Pharmacyclics board of directors may not:

  •
  approve or recommend, or propose publicly to approve or recommend, any acquisition proposal other than the offer;

  •
  withdraw, change, amend, modify or qualify, in a manner adverse to AbbVie, the recommendation of the Pharmacyclics board of directors in favor of the offer and the merger, or propose publicly to do any of the foregoing;

  •
  fail to include the recommendation of the Pharmacyclics board of directors in favor of the offer and the merger in the Schedule 14D-9 when it is sent to Pharmacyclics stockholders;

  •
  fail to issue a press release stating that the recommendation of the Pharmacyclics board of directors in favor of the offer and the merger has not changed within ten business days of any request by AbbVie to do so (or at least two business days prior to the scheduled expiration date of the offer, if such date is earlier than ten business days from such request), following receipt of any acquisition proposal; or

  •
  enter into any letter of intent or similar document relating to, or any agreement or commitment providing for, any acquisition proposal, other than certain confidentiality agreements.

        Notwithstanding the foregoing, the Pharmacyclics board of directors may take such actions if, prior to the Acceptance Time:

  •
  an intervening event (as defined below) has occurred, and the Pharmacyclics board of directors has determined in good faith (after consultation with Pharmacyclics' outside financial and legal advisors) that failure to make a change in recommendation would reasonably be expected to be inconsistent with the directors' fiduciary duties under applicable law; or

  •
  Pharmacyclics has received an unsolicited acquisition proposal which the Pharmacyclics board of directors has determined in good faith (after consultation with Pharmacyclics' outside financial and legal advisors) both (a) that such proposal is a superior proposal, and (b) that failure to make a change in recommendation would reasonably be expected to be inconsistent with the directors' fiduciary duties under applicable law.

        The "acceptance time" for purposes of the merger agreement is the time that AbbVie will accept for payment, and pay for, all Pharmacyclics shares that are validly tendered and not properly withdrawn in the offer promptly after the expiration of the offer (as it may be extended pursuant to the terms of the merger agreement).

        Prior to making a change in recommendation for any reason set forth above, Pharmacyclics must give AbbVie three business days prior written notice of its intent to make a change in recommendation. The notice must specify in reasonable detail the reasons for any change in recommendation due to an intervening event (as defined below), or the material terms and conditions of the acquisition proposal for any change in recommendation due to a superior proposal. In each case, Pharmacyclics must negotiate in good faith, and cause its representatives to negotiate in good faith, any proposal from AbbVie to amend the merger agreement in a way that would eliminate the need to make a change in recommendation, and the Pharmacyclics board of directors must make the required determination regarding its fiduciary duties again at the end of such three business day negotiation period. With respect to any change in recommendation due to a superior proposal, Pharmacyclics must give a new notice to AbbVie and continue to negotiate in good faith for an additional two business day period with respect to any revised terms proposed by AbbVie.

        In addition to these requirements, Pharmacyclics may make a change in recommendation with respect to a superior proposal only if the Pharmacyclics board of directors also terminates the merger agreement in order to enter into a definitive agreement with respect to the superior proposal.

        An "intervening event" for purposes of the merger agreement is an event, fact, development or occurrence that does not result from a material breach of the merger agreement by Pharmacyclics, and that was not known to the Pharmacyclics board of directors on the date of the merger agreement and becomes known to them prior to the time that Pharmacyclics shares are accepted for exchange in the offer. The receipt, existence or terms of an acquisition proposal, or any matter relating to, or consequence of, an acquisition proposal, is not an intervening event.

        Nothing in the merger agreement prohibits Pharmacyclics or the Pharmacyclics board of directors from taking and disclosing to the Pharmacyclics stockholders anything contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act (or any substantially similar communication in connection with an acquisition proposal that is not a tender offer), or making any other disclosure if the Pharmacyclics board of directors has reasonably determined in good faith (after consultation with Pharmacyclics' outside legal counsel) that the failure to make such disclosure would be inconsistent with the directors' duties under applicable law (in each case if such disclosure is not a change in recommendation, except to the extent a change of recommendation is permitted as described above).

Conduct of Business Before Completion of the Merger

  Restrictions on Pharmacyclics' Operations

        The merger agreement provides for certain restrictions on Pharmacyclics' and its subsidiaries' activities until either the completion of the merger or the termination of the merger agreement. In general, Pharmacyclics is required to conduct its business in all material respects in the ordinary course consistent with past practice, including by using commercially reasonable efforts to preserve its present business organizations and its present relationships with customers, suppliers, governmental entities, and other people with which they have material business relationships. In addition, unless specifically permitted by the merger agreement or otherwise approved in writing by AbbVie (which approval may not be unreasonably withheld, conditioned or delayed), none of Pharmacyclics nor any Pharmacyclics subsidiary may, among other things:

  •
  authorize, declare or pay any dividends or distributions on its outstanding capital stock;

  •
  enter into any agreement with respect to voting of its capital stock;

  •
  split, combine, reduce or reclassify any shares of its capital stock;

  •
  issue or authorize the issuance of any securities in substitution of its capital stock, other than transactions with wholly owned Pharmacyclics subsidiaries;

  •
  increase the compensation or benefits payable to, or pay any amount not required to be paid to, any current or former director, executive officer, employee or consultant, other than (a) as required by law or any Pharmacyclics benefit plan existing as of the date of the merger agreement or (b) increases to employees (other than executive officers) or consultants in annual base salaries, wages or target annual cash incentive opportunities, in each case in the ordinary course of business consistent with past practice during the twelve months prior to the date of the merger agreement;

  •
  grant any severance pay or termination pay to any director, executive officer, employee or consultant, other than as required by law or any Pharmacyclics benefit plan existing as of the date of the merger agreement;

  •
  pay or award, or commit to pay or award, any bonuses or incentive compensation (including equity-based incentive compensation) to any director, executive officer, employee or consultant, other than (a) as required by law or any Pharmacyclics benefit plan existing as of the date of the merger agreement or (b) in the ordinary course of business consistent with past practice, and with respect to such persons who are not executive officers;

  •
  enter into employment, severance or retention agreements, other than (a) as required by law or any Pharmacyclics benefit plan existing as of the date of the merger agreement or (b) offer letters that do not provide severance or change of control benefits, other than severance benefits provided to similarly situated employees under Pharmacyclics benefit plans in the ordinary course of business consistent with past practice;

  •
  establish, adopt, enter into, amend or terminate any collective bargaining agreement or Pharmacyclics benefit plan, other than (a) as required by law or any Pharmacyclics benefit plan existing as of the date of the merger agreement, (b) any amendments in the ordinary course of business consistent with past practice that do not violate any of the other related prohibitions in the merger agreement or materially increase the cost to Pharmacyclics, in the aggregate, of maintaining such benefit plan, or (c) as otherwise specifically permitted by the merger agreement;

  •
  establish or fund any "rabbi trust," other than as required by law or any Pharmacyclics benefit plan existing as of the date of the merger agreement;

  •
  hire or terminate (other than for cause) any employee or consultant, other in the ordinary course of business consistent with past practice;

  •
  change any financial accounting policies or procedures, or any method of reporting income, deductions or other material items for financial accounting purposes, except as required by United States Generally Accepted Accounting Principles ("GAAP"), applicable law or SEC policy;

  •
  authorize or enter into agreements for any mergers, consolidations, business combinations, acquisitions of an equity interest in, or substantial assets of, any other person or entity (or a business or division thereof), or announce any intention to do so, other than transactions involving wholly owned Pharmacyclics subsidiaries;

  •
  amend its articles of incorporation, by-laws or similar governing documents;

  •
  restructure, reorganize, dissolve or liquidate;

  •
  issue, deliver, grant, sell, pledge, dispose of or encumber any shares of its capital stock, voting securities or other equity interests, or any related securities, or grant, modify the exercisability or vesting of, or take any action to cause any Pharmacyclics equity award to become exercisable (other than as required by the express terms of any equity award outstanding on the date of the merger agreement), in each case other than (a) issuances of shares in respect of the exercise of Pharmacyclics options or the vesting or settlement of Pharmacyclics equity awards outstanding on the date of the merger agreement, in each case in accordance with their terms as of the date of the merger agreement, (b) the purchase of shares under the Pharmacyclics Employee Stock Purchase Plan, (c) issuances or grants of Pharmacyclics equity awards to newly hired employees or existing employees under "refresh" grant policies, in each case under existing Pharmacyclics equity plans and with values and material terms not more favorable to the employees than those made in the ordinary course of business consistent with past practice or (d) transactions involving wholly owned Pharmacyclics subsidiaries;

  •
  purchase, redeem or otherwise acquire any shares of its capital stock or any related securities, other than (a) acquisitions of shares tendered by holders of Pharmacyclics equity awards in connection with payment of an exercise price or tax withholding obligations, (b) redemption for no consideration of forfeited Pharmacyclics equity awards or (c) transactions involving wholly owned Pharmacyclics subsidiaries;

  •
  redeem, repurchase, prepay, defease, incur, assume, endorse, guarantee or otherwise become liable for, or modify in any material respect, the terms of any indebtedness, derivatives or hedging transactions, or issue or sell any debt securities or rights to acquire any debt securities, other than (a) indebtedness for borrowed money among Pharmacyclics and its wholly owned subsidiaries and guarantees of such indebtedness solely among Pharmacyclics and its wholly owned subsidiaries, in the aggregate, (b) indebtedness of up to $5 million in aggregate principal amount, (c) interest rate, currency or commodity derivatives or hedging transactions with aggregate exposure not reasonably expected to be in excess of $5 million, or (d) guarantees, letters of credit or surety bonds for the benefit of commercial counterparties in the ordinary course of business consistent with past practice;

  •
  make loans, advances or capital contributions, other than among Pharmacyclics and wholly owned subsidiaries;

  •
  sell, lease, license, transfer, exchange swap, dispose of or subject to a lien (other than a permitted lien) any properties or assets (including capital stock and intellectual property, other than (a) pursuant to existing agreements disclosed to AbbVie prior to the date of the merger agreement, (b) liens required in connection with indebtedness permitted to be incurred under the merger agreement, (c) sales of inventory or dispositions of obsolete or worthless equipment in the ordinary course of business, (d) licenses of non-material intellectual property that do not relate to IMBRUVICA® (ibrutinib) either in the ordinary course of business or in connection with the permitted settlement of certain claims or litigation, (e) transactions where neither the fair market value of the assets nor the purchase price exceeds $5 million and that do not involve IMBRUVICA® (ibrutinib), and (f) transactions among Pharmacyclics and wholly owned subsidiaries;

  •
  compromise or settle any claim, litigation, investigation or proceeding made or pending against Pharmacyclics or any Pharmacyclics subsidiary or any of their officers or directors in such capacity, other than settlements for not more than $5 million in excess of insurance proceeds and that do not impose any injunctive or equitable relief or actions that would have a material effect on Pharmacyclics' operations, and that do not provide for the license of any material intellectual property and that do not relate to IMBRUVICA® (ibrutinib);

  •
  (a) make or change any material tax election, (b) change any tax accounting period for purposes of a material tax or material method of tax accounting, (c) file any material amended tax return, (d) settle or compromise any audit or proceeding relating to a material amount of taxes, (e) agree to an extension or waiver of the statute of limitations with respect to a material amount of taxes, except in the ordinary course of business, (f) enter into any "closing agreement" with respect to any material tax, or (g) surrender any right to claim a material tax refund;

  •
  make or commit to make any new capital expenditure, other than (a) in the ordinary course of business consistent with past practice, (b) in accordance with Pharmacyclics' budget previously disclosed to AbbVie, or (c) expenditures for less than $5 million individually or $20 million in the aggregate;

  •
  except in the ordinary course of business consistent with past practice or in connection with any transaction to the extent specifically permitted by the merger agreement, (a) enter into any contract that would be a "material contract" as defined in the merger agreement, (b) materially modify or amend, or terminate, any material contract or (c) waive, release, terminate, amend, renew or assign any material rights or claims of Pharmacyclics or a subsidiary thereunder; or

  •
  agree to take any such prohibited action.

  Restrictions on AbbVie's Operations

        The merger agreement provides for certain restrictions on AbbVie's and its subsidiaries' activities until either the completion of the merger or the termination of the merger agreement. Unless otherwise approved in writing by Pharmacyclics (which approval may not be unreasonably withheld, delayed or conditioned), AbbVie and its subsidiaries may not, among other things:

  •
  authorize, declare or pay any dividends or distributions on its outstanding capital stock, other than (a) AbbVie's regular quarterly dividends of up to $0.51 per share per quarter and (b) dividends and distributions among AbbVie and wholly owned AbbVie subsidiaries;

  •
  split, combine, reduce or reclassify any shares of its capital stock;

  •
  issue or authorize the issuance of any securities in respect of its capital stock, other than transactions with wholly owned AbbVie subsidiaries;

  •
  authorize or enter into agreements for any mergers, consolidations, business combinations, acquisitions of an equity interest in, or substantial assets of, any other person or entity (or a business or division thereof), or announce any intention to do so, if it would reasonably be expected to prevent, materially delay or impede the consummation of the offer and the merger;

  •
  amend AbbVie's articles of incorporation, by-laws or similar governing documents in a way that would be adverse to the holders of shares;

  •
  issue, deliver, grant, sell, pledge, dispose of or encumber any shares of its capital stock, voting securities or other equity interests, or any related securities, in each case other than (a) issuances of shares of AbbVie common stock in respect of the exercise of AbbVie options or the vesting or settlement of AbbVie equity awards, (b) issuances or grants of AbbVie equity awards or (d) other issuances of AbbVie common stock of up to 2% of the outstanding shares of AbbVie common stock;

  •
  purchase, redeem or otherwise acquire any shares of its capital stock or any related securities, other than (a) acquisitions of AbbVie common stock tendered by holders of AbbVie equity awards in connection with payment of an exercise price or tax withholding obligations, (b) redemption of forfeited AbbVie equity awards, (c) the repurchase of shares of AbbVie common stock pursuant to AbbVie's announced share repurchase plans, (d) transactions involving wholly owned AbbVie subsidiaries and (e) other acquisitions of shares of AbbVie common stock of up to 2% of the outstanding shares of AbbVie common stock; or

  •
  agree to take any such prohibited action.

Pharmacyclics and IMBRUVICA® (ibrutinib) Names

        For five years after the closing of the merger, AbbVie has agreed to maintain the name of the surviving company in the merger as "Pharmacyclics" and to maintain such entity as the primary operating entity which owns and markets IMBRUVICA® (ibrutinib) in the United States (provided that AbbVie may substitute another entity for the surviving company in order to facilitate certain internal planning and management). For the same period, AbbVie has agreed to market IMBRUVICA® (ibrutinib) under the IMBRUVICA® (ibrutinib) trade name, and to display such name in greater size and prominence than other AbbVie trade names on such products, and to display the IMBRUVICA® (ibrutinib) trade name on all packaging materials, labels and promotional materials relating to IMBRUVICA® (ibrutinib). AbbVie's obligations pursuant to the merger agreement will not restrict the taking of any actions reasonably required in order to comply with applicable law or agreements in effect as of the date of the merger agreement, or necessary in the reasonable judgment of AbbVie's board of directors to exercise its fiduciary duties. Holders or "groups" (as defined in Section 13(d)(3) of the Exchange Act) of holders of Pharmacyclics shares who beneficially owned 15% or more of the outstanding Pharmacyclics shares as of immediately prior to the acceptance of Pharmacyclics shares for exchange in the offer are express third party beneficiaries of these agreements.

Access

        The merger agreement provides that during the period prior to the effective time of the first merger, Pharmacyclics and AbbVie will give each other and each other's representatives reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books and records, and will furnish promptly to the other party all information concerning their business, properties and personnel as the other party reasonably requests. However, neither party is required to disclose information that may not be disclosed pursuant to contractual or legal restrictions, provided that the disclosing party will use commercially reasonable efforts to make alternative arrangements for disclosure that do not violate such restrictions.

Additional Agreements

        Under the merger agreement, AbbVie and Pharmacyclics are required to use reasonable best efforts to:

  •
  prepare and file all documentation to effect all necessary applications, notices, petitions, filings, and other documents;

  •
  obtain all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity in order to consummate the offer or the merger;

  •
  take all steps as may be necessary to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals;

  •
  obtain all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations for the offer and the merger under the HSR Act or any other antitrust, competition or trade regulation laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition ("antitrust laws");

  •
  cooperate in all respects and consult with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party in connection with the HSR Act or antitrust laws;

  •
  promptly inform the other of any communication with the Antitrust Division of the Department of Justice (the "DOJ"), the Federal Trade Commission (the "FTC") or any other governmental entity, by promptly providing copies of any written communications, and of any material communication received or given in connection with any proceeding by a private party; and

  •
  permit the other to review in advance any communication that it gives to, and consult with each other in advance of any meeting, substantive telephone call or conference with, the DOJ, the FTC or any other governmental entity, or, in connection with any proceeding by a private party, and give the other the opportunity to attend and participate in any in-person meetings with the DOJ, the FTC or any other governmental entity.

Treatment of Pharmacyclics Equity Awards; Employee Stock Purchase Plan

        Each option and Pharmacyclics restricted stock unit that is outstanding as of immediately prior to the effective time of the first merger and that is subject to performance-based vesting conditions will become fully vested at such time, with all applicable performance goals deemed achieved at target levels. Each Pharmacyclics option or RSU, whether vested or unvested, that is outstanding as of the effective time of the first merger will be cancelled and converted into the right to receive a cash amount equal to the product of (1) the total number of Pharmacyclics shares subject to such option or RSU and (2) (A) in the case of an RSU, the all-cash consideration, or (B) in the case of an option, the excess, if any, of the all-cash consideration over the per-share exercise price of such option (referred to as the "equity consideration"). The portion of the equity consideration that relates to an option or RSU that is outstanding and vested as of immediately prior to the effective time of the first merger will be paid to the holder of the applicable option or RSU (less applicable taxes) in a lump sum promptly following the completion of the merger. The portion of the equity consideration that relates to an option or RSU that is outstanding and unvested as of the effective time of the first merger will be paid to the holder of the applicable option or RSU (without interest and less applicable taxes), contingent on the holder's continued service with AbbVie or its subsidiaries through such date (subject to certain exceptions in the event of severance-qualifying terminations of employment or the holder's death), on the earlier of (x) the original vesting date of such option or RSU, or (y) December 31 of the year in which the completion of the merger occurs. Upon such severance-qualifying terminations of employment or the holder's death, any unpaid portion of the Award Cash Payment will become immediately payable in a lump sum.

        Prior to the time that Pharmacyclics shares are accepted for exchange in the offer, Pharmacyclics' Employee Stock Purchase Plan (referred to as the "ESPP"), and each outstanding offering period then in progress thereunder, will terminate and each participant's accumulated contributions to the ESPP will be used to purchase Pharmacyclics shares as of such time in accordance with the terms of the ESPP (and any funds that remain in participants' account after such purchase will be returned to the applicable participants). No one may elect to participate in the ESPP after March 4, 2015 and no participant as of March 4, 2015 may increase his or her payroll deduction percentages or purchase elections after March 4, 2015. No new offerings in the ESPP will be made after March 4, 2015.

Employee Matters

        AbbVie has agreed under the merger agreement to assume, or to cause to be assumed, Pharmacyclics' employee benefit plans in accordance with their terms and subject to the other terms of the merger agreement. AbbVie has also agreed that for two years following the effective time of the first merger, AbbVie will provide, or cause to be provided, to each Pharmacyclics employee who continues to be employed by AbbVie or its subsidiaries (1) cash compensation opportunities (but not equity-based compensation) that are no less favorable in the aggregate to such employee as the cash compensation opportunities provided to such employee immediately prior to the time that Pharmacyclics shares were accepted for exchange in the offer, and (2) employee benefits that are substantially comparable in the aggregate to the employee benefits provided to such employee immediately prior to the time that Pharmacyclics shares were accepted for exchange in the offer. AbbVie also has agreed to recognize years of service with Pharmacyclics or its subsidiaries under most employee benefit plans to the extent such service would have been recognized under a corresponding Pharmacyclics employee benefit plan, including for vacation and 401(k) and other retirement plans, except for purposes of determining any accrued benefit under any defined benefit pension plan, eligibility for retirement under an equity-based compensation plan, eligibility for any retiree health plans operated by AbbVie, or to the extent that any such recognition would result in a duplication of benefits.

        Pharmacyclics will terminate its 401(k) plan(s) as of the day immediately preceding the effective time of the first merger if AbbVie provides timely, written notice requesting such termination in accordance with the merger agreement.

Directors' and Officers' Indemnification

        Under the merger agreement, for a period of six years after the effective time of the first merger, AbbVie must cause the surviving company in the merger to indemnify and hold harmless, to the fullest extent required or permitted under applicable law, each current and former director, officer and employee of Pharmacyclics and its subsidiaries against costs and expenses in connection with claims asserted or claimed prior to, at or after the effective time of the first merger, in respect of acts or omissions occurring or alleged to have occurred at or prior to the effective time of the first merger, based on or arising out of the fact that such person is or was such an officer, director or employee or other fiduciary of Pharmacyclics. In addition, for a period of six years following the effective time of the first merger, the surviving company in the merger may not amend, modify or repeal any provision of the surviving company's organizational documents in any manner that would adversely affect the rights or protections thereunder of any current and former director, officer or employee of Pharmacyclics in respect of acts or omissions occurring at or prior to the effective time of the first merger.

        For six years after the effective time of the first merger, the surviving company must provide current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the effective time of the first merger that is no less favorable than Pharmacyclics' existing policy or, if insurance coverage that is no less favorable is unavailable, the best available coverage, provided that the surviving company is not required to pay annual premiums in excess of 300% of the last annual premium paid by Pharmacyclics prior to the date of the merger agreement.

        Under the merger agreement, instead of the insurance described above, Pharmacyclics may purchase a directors' and officers' liability insurance "tail" insurance program for a period of six years after the effective time of the first merger with respect to acts or omissions committed at or prior to the effective time of the first merger, with an annual cost not in excess of 300% of the last annual premium paid by Pharmacyclics prior to the date of the merger agreement.

Termination of the Merger Agreement

  Termination by AbbVie or Pharmacyclics

        The merger agreement may be terminated at any time before the time that Pharmacyclics shares are accepted for exchange in the offer:

  •
  by mutual written consent of AbbVie and Pharmacyclics;

  •
  by either AbbVie or Pharmacyclics, if:

  •
  any governmental entity of competent jurisdiction has issued a final, non-appealable order, injunction, decree or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of the offer or the merger; or

  •
  Pharmacyclics shares have not been accepted for exchange in the offer by midnight, Pacific time, on September 4, 2015 (the "outside date") (except that such date may be extended by either AbbVie or Pharmacyclics to December 3, 2015 if certain regulatory conditions to the offer have not been satisfied by September 4, 2015, in which case such extended date will become the outside date, provided that, such termination right is not available to any party whose action or failure to fulfill any obligation under the merger agreement has proximately caused (a) any of the conditions to the closing of the offer to fail to be satisfied, and such action or failure to act constitutes a material breach of the merger agreement, or (b) the expiration or termination of the offer in accordance with the terms of the merger agreement and the offer without the Offeror having accepted for payment the shares tendered in the offer, and such action or failure to act constitutes a material breach of the merger agreement.

  Termination by Pharmacyclics

        Pharmacyclics may terminate the merger agreement if:

  •
  Pharmacyclics has determined to make a change in recommendation and enter into a definitive agreement in connection with a superior proposal either concurrently with or immediately following such termination, provided that (1) Pharmacyclics has complied in all material respects with its obligations to negotiate with AbbVie an amendment to the merger agreement, as described under "Merger Agreement—Change of Recommendation" and (2) Pharmacyclics has paid AbbVie the termination fee;

  •
  (1) AbbVie, the Offeror or Merger Sub 2 has breached its covenants or agreements under the merger agreement or any of the representations and warranties of AbbVie, the Offeror or Merger Sub 2 have become inaccurate and such inaccuracy would reasonably be expected to have a material adverse effect on AbbVie (with such term as defined in the merger agreement and described under "—Material Adverse Effect"), (2) the breach, violation or inaccuracy is incapable of being cured or is not cured within the earlier of (A) 30 calendar days following receipt of written notice from Pharmacyclics or (B) the then-scheduled expiration date of the offer (provided that for purposes of this clause (B), AbbVie may irrevocably extend the expiration date of the offer to the 30th calendar day after such written notice), and (3) Pharmacyclics is not in material breach of the merger agreement at the time of the applicable breach by AbbVie, the Offeror or Merger Sub 2; or

  •
  there has been any change, state of facts, condition, event, circumstance, effect, occurrence or development after the date of the merger agreement that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on AbbVie (with such term as defined in the merger agreement and described under "—Material Adverse Effect").

  Termination by AbbVie and the Offeror

        Under the merger agreement, AbbVie may terminate the merger agreement if:

  •
  the Pharmacyclics board of directors has made a change in recommendation prior to the Acceptance Time; or

  •
  (1) Pharmacyclics has breached its covenants or agreements under the merger agreement or any of the representations and warranties of Pharmacyclics have become inaccurate such that the conditions to the consummation of the offer related to Pharmacyclics' compliance with its covenants and agreements or the accuracy of Pharmacyclics' representations and warranties are not capable of being satisfied by the outside date, (2) such breach, violation or inaccuracy is incapable of being cured or is not cured within 30 calendar days following receipt of written notice from Pharmacyclics, and (3) AbbVie, the Offeror and Merger Sub 2 are not in material breach of the merger agreement at the time of the applicable breach by Pharmacyclics.

  Material Adverse Effect

        A "material adverse effect" with respect to either AbbVie or Pharmacyclics means any change, effect, development, circumstance, condition, state of facts, event or occurrence that, individually or in the aggregate, has a material adverse effect on the condition (financial or otherwise), business, assets or operations of such party and its subsidiaries, taken as a whole (or, in the case of Pharmacyclics, on Pharmacyclics' assets associated with IMBRUVICA® (ibrutinib)); provided, however, that no such change, effect, development, circumstance, condition, state of facts, event or occurrence resulting or arising from any of the following will be deemed to constitute a material adverse effect or will be taken into account when determining whether a material adverse effect exists or has occurred or is reasonably likely to exist or occur:

  (a)
  any changes in general U.S. or global economic conditions;

  (b)
  conditions (or changes therein) in any industry or industries in which such party operates;

  (c)
  general legal, tax, economic, political and/or regulatory conditions, or changes therein, including any changes affecting financial, credit or capital market conditions;

  (d)
  any changes in GAAP or interpretation thereof;

  (e)
  any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable law of or by any governmental entity;

  (f)
  any actions expressly required by the merger agreement, or the failure to take any action expressly prohibited by the merger agreement;

  (g)
  any failure by such party to meet internal or published projections, estimates or expectations, or internal budgets, plans or forecasts (provided that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a "material adverse effect" may be taken into account);

  (h)
  any change, effect, development, circumstance, condition, state of facts, event or occurrence arising out of changes in geopolitical conditions, acts of terrorism or sabotage, war, armed hostility, weather or other force majeure events, including a material worsening of conditions as of the date of the merger agreement;

  (i)
  certain matters disclosed in the disclosure letter delivered by such party to the other party in connection with the merger agreement;

  (j)
  the execution and delivery of the merger agreement or the consummation of the offer and the merger, or the public announcement of the merger agreement, including any litigation arising out of or relating to the merger agreement or the transactions contemplated by the merger agreement or the events leading to the merger agreement;

  (k)
  any action or failure to take any action that is consented to or requested by the other party in writing;

provided that with respect to the exceptions in clauses (a), (b), (c), (d), (e) and (h), the exclusion will not apply to the extent such party is materially and disproportionately affected relative to other participants in the industry in which such party operates.

Termination Fee and Expenses

        Except as set forth below, all fees and expenses incurred in connection with the merger agreement, the offer, and the merger will be paid by the party incurring the fee or expense.

  Termination Fee

        The merger agreement provides that Pharmacyclics will pay AbbVie a termination fee of $680 million if:

  •
  (a) either Pharmacyclics or AbbVie terminates the merger agreement as a result of the failure to satisfy the minimum tender condition by the outside date of the merger agreement, (b) an acquisition proposal has been publicly disclosed and not withdrawn after the date of the merger agreement, and (c) an acquisition proposal is consummated within twelve months of such termination or a definitive agreement with respect to an acquisition proposal is entered into within twelve months of such termination (with references to "20%" in the definition of acquisition proposal deemed to be references to "50%");

  •
  AbbVie terminates the merger agreement because of a change in recommendation by the Pharmacyclics board of directors; or

  •
  Pharmacyclics terminates the merger agreement in order to enter into a definitive agreement with respect to a superior proposal.

        In no event will Pharmacyclics be obligated to pay the termination fee on more than one occasion. Additionally, AbbVie and Pharmacyclics acknowledge in the merger agreement that the termination fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate AbbVie in the circumstances in which the termination fee is payable for the efforts and resources expended and opportunities foregone while negotiating the merger agreement and in reliance on the merger agreement and on the expectation of the consummation of the transactions contemplated by the merger agreement. In the event that the termination fee is payable and Pharmacyclics pays AbbVie the termination fee, none of Pharmacyclics, any of its subsidiaries, any of their respective former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents will have any further liability or obligation relating to or arising out of the merger agreement or the transactions contemplated by the merger agreement.

Effect of Termination

        In the event of termination of the merger agreement prior to the effective time of the merger in accordance with the terms of the merger agreement, the merger agreement will become void, and there will be no liability or further obligation on the part of AbbVie, the Offeror, Merger Sub 2 or Pharmacyclics, provided that no party will be relieved of liability for any willful breach of the merger agreement prior to such termination (which AbbVie and Pharmacyclics acknowledged and agreed in the merger agreement may include the benefit of the bargain lost by Pharmacyclics or its stockholders or AbbVie, as applicable).

Amendments, Enforcements and Remedies, Extensions and Waivers

  Amendments

        The merger agreement may be amended by the parties at any time.

  Enforcements and Remedies

        Under the merger agreement, the parties have agreed that, prior to the valid termination of the merger agreement, each party will be entitled to:

  •
  an injunction or injunctions to prevent or remedy any breaches or threatened breaches of the merger agreement;

  •
  a decree or order of specific performance specifically enforcing the terms and provisions of the merger agreement; and

  •
  any further equitable relief.

  Extensions and Waivers

        Under the merger agreement, at any time prior to the effective time of the first merger, any party may:

  •
  extend the time for the performance of any of the obligations or other acts of the other parties;

  •
  waive any inaccuracies in the representations and warranties of the other parties; or

  •
  waive compliance by the other parties with any of the agreements or conditions contained in the merger agreement.

COMPARATIVE MARKET PRICE AND DIVIDEND MATTERS

Market Price History

        AbbVie common stock is listed on the NYSE under the symbol "ABBV," and Pharmacyclics shares are listed on the NASDAQ under the symbol "PCYC." The following table sets forth, for the periods indicated, as reported by the NYSE with respect to AbbVie and the NASDAQ with respect to Pharmacyclics, the per share high and low sales prices of each company's common stock.

	AbbVie Common Stock						Pharmacyclics Shares
	High		Low		Dividend		High	Low	Dividend
2012
First Calendar Quarter		(1)		(1)		(1)	$29.43	$14.74	—
Second Calendar Quarter		(1)		(1)		(1)	$55.43	$24.50	—
Third Calendar Quarter		(1)		(1)		(1)	$70.48	$48.50	—
Fourth Calendar Quarter		(1)		(1)		(1)	$70.24	$44.91	—
2013
First Calendar Quarter	$40.80		$33.33		$0.80		$95.85	$59.45	—
Second Calendar Quarter	$48.00		$39.96		$0.40		$93.67	$71.85	—
Third Calendar Quarter	$48.42		$41.07		$0.40		$140.45	$80.88	—
Fourth Calendar Quarter	$54.78		$44.32		$0.40		$143.34	$97.01	—
2014
First Calendar Quarter	$54.73		$46.42		$0.42		$154.89	$99.03	—
Second Calendar Quarter	$56.90		$45.50		$0.42		$110.50	$82.51	—
Third Calendar Quarter	$60.02		$51.37		$0.42		$129.16	$88.45	—
Fourth Calendar Quarter	$70.76		$52.06		$0.49		$145.41	$101.25	—
2015					$0.51
First Calendar Quarter (through March 20, 2015)	$68.29		$54.78		$0.51		$258.95	$117.01	—

(1)
AbbVie common stock began trading on the NYSE on January 2, 2013.

        On February 24, 2015, the trading day prior to public reports that Pharmacyclics was exploring options, including a sale of the company, the closing price per Pharmacyclics share on the NASDAQ was $188.45, and the closing price per share of AbbVie common stock on the NYSE was $60.87. On March 4, 2015, the trading day before the public announcement of the execution of the merger agreement, the closing price per Pharmacyclics share on the NASDAQ was $230.48, and the closing price per share of AbbVie common stock on the NYSE was $60.27. On March 20, 2015, the most recent trading date prior to the mailing of this document, the closing price per Pharmacyclics share on the NASDAQ was $257.85, and the closing price per share of AbbVie common stock on the NYSE was $60.40. Pharmacyclics stockholders should obtain current market quotations for Pharmacyclics shares and shares of AbbVie common stock before deciding whether to tender their Pharmacyclics shares in the offer and before electing the form of offer consideration they wish to receive.

Dividends

        The timing, declaration, amount of, and payment of any dividends by AbbVie is within the discretion of the AbbVie board of directors and will depend upon many factors, including AbbVie's financial condition, earnings, capital requirements of its operating subsidiaries, covenants associated with certain of AbbVie's debt service obligations, legal requirements, regulatory constraints, industry practice, ability to access capital markets, and other factors deemed relevant by the AbbVie board of directors.

 UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

        The following unaudited pro forma condensed combined financial statements have been prepared to reflect the acquisition of Pharmacyclics by AbbVie. The unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheets of AbbVie and Pharmacyclics as of December 31, 2014, giving effect to the merger as if it had occurred on December 31, 2014. The unaudited pro forma condensed combined statement of earnings combines the historical statements of earnings of AbbVie and Pharmacyclics for the year ended December 31, 2014, giving effect to the merger as if it had occurred on January 1, 2014. The historical consolidated financial information has been adjusted to reflect factually supportable items that are directly attributable to the acquisition and, with respect to the statement of income only, expected to have a continuing impact on the combined results.

        The pro forma financial statements have been prepared using the acquisition method of accounting for business combinations under accounting principles generally accepted in the United States, with AbbVie treated as the acquirer. The acquisition method of accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measure. Accordingly, the pro forma adjustments are preliminary, have been made solely for the purpose of providing pro forma financial statements, and are subject to revision based on a final determination of fair value as of the date of acquisition. Differences between these preliminary estimates and the final acquisition accounting may have a material impact on the accompanying pro forma financial statements and AbbVie's future results of operations and financial position.

        The pro forma financial statements do not give effect to the costs of any integration activities or benefits that may result from the realization of future cost savings from operating efficiencies, or any other synergies that may result from the merger.

        The pro forma financial statements are provided for informational purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of AbbVie would have been had the combination occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position. The pro forma financial statements should be read in conjunction with the accompanying notes to the pro forma financial statements and the audited consolidated financial statements and accompanying notes of AbbVie and Pharmacyclics contained in their respective Annual Reports on Form 10-K for the year ended December 31, 2014, incorporated by reference herein.

 AbbVie Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2014

	Historical
(in millions)	AbbVie	Pharmacyclics after reclassifications (Note 4)	Acquisition adjustments	Note reference	Financing adjustments	Note reference	Pro forma combined
Assets
Current assets
Cash and equivalents	$8,348	$845	$(12,419)	5b	$11,800	5m	$8,054
			(94)	5c	(129)	5n
			(70)	5i
			(227)	5l
Short-term investments	26	12	—		—		38
Accounts and other receivables, net	3,735	64	—		—		3,799
Inventories, net	1,124	35	496	5d	—		1,655
Income tax receivable	556	—	—		—		556
Deferred income taxes	896	—	(120)	5h	—		776
Prepaid expenses and other	1,403	60	—		129	5n	1,592

Total current assets	16,088	1,016	(12,434)		11,800		16,470

Investments	92	—	—		—		92
Property and equipment, net	2,485	32	—		—		2,517
Intangible assets, net of amortization	1,513	9	18,891	5e	—		20,413
Goodwill	5,862	—	5,204	5j	—		11,066
Other assets	1,507	3	(415)	5h	—		1,095

Total assets	$27,547	$1,060	$11,246		$11,800		$51,653

Liabilities and Equity
Current liabilities
Short-term borrowings	$425	$—	$—		$—		$425
Current portion of long-term debt and lease bligations	4,021	—	—		—		4,021
Accounts payable and accrued liabilities	6,954	194	(12)	5f	—		7,262
			138	5g
			(12)	5i

Total current liabilities	11,400	194	114		—		11,708

Long-term liabilities	3,840	37	(35)	5f	—		7,781
			(49)	5l
			3,988	5h
Long-term debt and lease obligations	10,565	—	—		11,800	5m	22,365
Commitments and contingencies
Stockholders' equity
Common stock	16	—	1	5a	—		17
Common stock held in treasury, at cost	(972)	—	—		—		(972)
Additional paid-in-capital	4,194	960	(960)	5k	—		12,486
			8,292	5a
Retained earnings	535	(131)	131	5k	—		299
			(58)	5i
			(178)	5l
Accumulated other comprehensive loss	(2,031)	—	—		—		(2,031)

Total stockholders' equity	1,742	829	7,228		—		9,799

Total liabilities and equity	$27,547	$1,060	$11,246		$11,800		$51,653

See the accompanying notes to the unaudited pro forma condensed combined financial statements.

 AbbVie Unaudited Pro Forma Condensed Combined Statement of Earnings

For the Year Ended December 31, 2014

	Historical
(in millions, except share data)	AbbVie	Pharmacyclics after reclassifications (Note 4)	Acquisition adjustments	Note reference	Financing adjustments	Note reference	Pro forma combined
Net sales	$19,960	$730	$(14)	6f	$—		$20,676
Cost of products sold	4,426	267	187	6a	—		5,211
			331	6d
Selling, general and administrative	7,724	168	118	6e	—		8,010
Research and development	3,297	173	—		—		3,470
Acquired in-process research and development	352	—	—		—		352
Other expense	750	—	—				750

Total operating costs and expenses	16,549	608	636		—		17,793

Operating earnings (losses)	3,411	122	(650)		—		2,883
Interest expense, net	391	—	—		580	6b	971
Net foreign exchange loss	678	—	—		—		678
Other income, net	(27)	—	—		—		(27)

Earnings (losses) before income tax expense (benefit)	2,369	122	(650)		(580)		1,261
Income tax expense (benefit)	595	36	(224)	6c	(214)	6c	193

Net earnings	$1,774	$86	$(426)		$(366)		$1,068

Per Share Data
Earnings per share
Basic	$1.11						$0.62
Diluted	$1.10						$0.61
Weighted-average shares outstanding
Basic	1,595						1,731
Diluted	1,610						1,746

See the accompanying notes to the unaudited pro forma condensed combined financial statements.

Note 1—Description of the Transaction

        On March 4, 2015, AbbVie announced that it had entered into a definitive agreement to acquire all of the outstanding shares of Pharmacyclics pursuant to the offer and the merger. Through the Offeror, AbbVie is offering to acquire all of the outstanding Pharmacyclics shares, offering to exchange each outstanding Pharmacyclics share for (i) $152.25 in cash and $109.00 in fair market value of shares of AbbVie common stock, (ii) $261.25 in cash, or (iii) $261.25 in fair market value of AbbVie common stock at the election of each holder, subject to the election and proration procedures described in this document. Cash payments to Pharmacyclics equity award holders as a result of the transaction are not subject to the proration.

        AbbVie expects to fund the cash portion of the transaction with a combination of the issuance and/or arrangement of new debt and available cash. In connection with entering into the merger agreement, AbbVie executed a commitment letter, dated March 4, 2015, with Morgan Stanley Senior Funding, Inc. and the Bank of Tokyo-Mitsubishi UFJ, Ltd. that provides a commitment, subject to the satisfaction of standard conditions, for an $18.0 billion, 364-day senior unsecured bridge loan facility.

        AbbVie currently expects to finance the offer and the merger on a permanent basis with a combination of the issuance and/or arrangement of new debt and available cash, including pursuant to underwritten notes offerings of AbbVie. The Offeror's obligation to accept for exchange, and to exchange, Pharmacyclics shares for cash and shares of AbbVie common stock in the offer is subject to a number of conditions, including that a majority of the outstanding Pharmacyclics shares have been validly tendered (and not properly withdrawn) in the offer and the receipt of the required regulatory approvals. The transaction is expected to be completed in mid-2015, subject to the satisfaction or waiver of the conditions to the closing.

Note 2—Basis of Presentation

        The unaudited pro forma condensed combined balance sheet gives effect to the acquisition of Pharmacyclics as if it occurred on December 31, 2014. The pro forma adjustments required to reflect the acquired assets and assumed liabilities of Pharmacyclics are based on the estimated fair value of Pharmacyclics' assets and liabilities as of December 31, 2014. The pro forma condensed combined statement of earnings for the year ended December 31, 2014 gives effect to the Pharmacyclics acquisition as if it occurred on January 1, 2014. The pro forma financial statements do not give effect to the any accelerated share repurchases, which AbbVie may enter into following the closing of the offer and the merger.

        The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and was based on the historical financial information of AbbVie and Pharmacyclics. The acquisition method of accounting, in accordance with ASC 805, "Business Combinations" (ASC 805) requires, among other things, that assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date, using the fair value concepts defined in ASC 820 "Fair Value Measurement" (ASC 820). The historical consolidated financial information has been adjusted in the accompanying unaudited pro forma combined financial information to give effect to pro forma events that are (i) directly attributable to the acquisition, (ii) factually supportable, and (iii) with respect to the unaudited pro forma combined statements of earnings, are expected to have a continuing impact on the consolidated results.

        Fair value is defined in ASC 820 as "the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date." This is an exit price concept for the valuation of an asset or liability. Market participants are assumed to be buyers or sellers in the most advantageous market for the asset or liability. Fair value measurement for an asset assumes the highest and best use by these market participants. As a result of

Note 2—Basis of Presentation (Continued)

the requirements of ASC 820, AbbVie may be required to record assets which are not intended to be used or sold and/or to value assets at fair value measurement that do not reflect AbbVie's intended use for those assets. Fair value measurements can be highly subjective and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances.

Note 3—Accounting Policies

        Acquisition accounting rules require evaluation of certain assumptions, estimates, or determination of financial statement classifications which are completed during the measurement period as defined in current accounting standards. The accounting policies of AbbVie may materially vary from those of Pharmacyclics. During preparation of the unaudited pro forma condensed combined financial information, management has performed a preliminary analysis and is not aware of any material differences, and accordingly, this unaudited pro forma condensed combined financial information assumes no material differences in accounting policies between the two companies other than the pro forma reclassifications detailed in Note 4. Following the acquisition and during the measurement period, management will conduct a final review of Pharmacyclics' accounting policies in order to determine if differences in accounting policies require adjustment or reclassification of Pharmacyclics' results of operations or reclassification of assets or liabilities to conform to AbbVie's accounting policies and classifications. As a result of this review, management may identify differences that, when conformed, could have a material impact on these unaudited pro forma condensed combined financial statements.

Note 4—Reclassification of Pharmacyclics historical financial information

        Certain reclassifications have been made to Pharmacyclics' historical financial statements to conform to AbbVie's presentation, as follows.

Reclassifications included in the unaudited pro forma condensed combined balance sheet

	As of December 31, 2014
(in millions)	Pharmacyclics before reclassification	Reclassifications	Pharmacyclics after reclassification
Advances to manufacturers	$12	$(12)	$—
Prepaid expenses and other	21	12	60
		27
Marketable securities	12	(12)	—
Short-term investments	—	12	12
Receivable from collaboration partners	27	(27)	—
Payable to collaboration partner	80	(80)	—
Deferred revenue—current portion	19	(19)	—
Accounts payable and accrued liabilities	95	80	194
		19
Deferred revenue—non-current portion	35	(35)	—
Long-term liabilities	2	35	37

Note 4—Reclassification of Pharmacyclics historical financial information (Continued)

Reclassifications included in the unaudited pro forma condensed combined statements of earnings

	For the Year Ended December 31, 2014
(in millions)	Pharmacyclics, before reclassification	Reclassifications	Pharmacyclics, after reclassification
Net sales(a)	$730	$—	$730
Cost of products sold	40	1	267
		226
Amortization of intangible assets	1	(1)	—
Costs of collaboration	226	(226)	—
(a)
Net sales for the year ended December 31, 2014 included product sales of $492 million, license and milestone revenue of $220 million and collaboration revenues of $17 million.

Note 5—Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

        The estimated pro forma adjustments as a result of recording assets acquired and liabilities assumed at their respective fair values in accordance with ASC 805 discussed below are preliminary. The final allocation of the purchase price will be determined at a later date and is dependent on a number of factors, including the final valuation of Pharmacyclics' tangible and intangible assets acquired and liabilities assumed. The final valuation of assets acquired and liabilities assumed may be materially different than the value of assets acquired and liabilities assumed resulting from the estimated pro forma adjustments.

        The preliminary consideration and estimated fair value of assets acquired and liabilities assumed as if the acquisition date was December 31, 2014 is presented as follows.

(in millions)	Amount	Note
Calculation of consideration estimated to be transferred
Fair value of shares of AbbVie common stock to be issued to Pharmacyclics stockholders	$8,293	(a)
Cash consideration to be paid to Pharmacyclics stockholders and equity award holders	12,419	(b)

Fair value of total consideration	$20,712

Recognized amounts of identifiable assets acquired and liabilities assumed
Net book value of assets acquired	$829
Less transaction costs expected to be incurred by Pharmacyclics	(94)	(c)
Less historical Pharmacyclics intangible assets	(9)	(e)

Adjustments to net book value of assets acquired and liabilities assumed	726
Inventory fair value adjustment	496	(d)
Identifiable intangible assets at fair value	18,900	(e)
Other fair value adjustments, net	47	(f)
Excess amounts due to Janssen upon change in control	(138)	(g)
Deferred tax impact of fair value adjustments	(4,523)	(h)

Goodwill	$5,204	(j)

(a)
Represents the acquisition date value of shares of AbbVie common stock to be issued to Pharmacyclics stockholders based on 76,016,912 Pharmacyclics shares outstanding as of February 12, 2015 and 65,000 shares expected to be purchased under the Employee Stock Purchase

Note 5—Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments (Continued)

  Program (ESPP). For each outstanding share, Pharmacyclics stockholders will receive the mixed consideration, which consists of $152.25 in cash and a number of shares of AbbVie common stock equal to $109.00 divided by the volume weighted average price per share of AbbVie common stock for the ten consecutive trading days ending on and including the second trading day prior to the final expiration date of the offer. In lieu of receiving the mixed consideration, Pharmacyclics stockholders may elect to receive the all-cash consideration or the all-stock consideration, subject to proration as described in this document. Pharmacyclics stockholders who make the all-cash election or the all-stock election in the offer will be subject to proration to ensure that approximately 58.3% of the aggregate consideration in the offer (as reduced by the Pharmacyclics shares held by stockholders who have properly exercised and perfected dissenters' rights under the DGCL) will be paid in cash and approximately 41.7% of the aggregate consideration in the offer will be paid in shares of AbbVie common stock. Pharmacyclics stockholders who make the all-cash election or all-stock election in the merger will be subject to proration to ensure that approximately 58.3% of the aggregate consideration in the merger will be paid in cash and approximately 41.7% of the aggregate consideration in the merger will be paid in AbbVie common stock. Refer to the calculation below, which takes into account the proration of cash consideration and stock consideration described in this document.

(in millions, except per share data)
Pharmacyclics shares outstanding and shares expected to be purchased under the ESPP	76.082
Consideration per share	$109.00

Value of share consideration	$8,293
Weighted average sale price per share AbbVie common stock (closing price per share of AbbVie common stock on March 19, 2015)	$61.19

Shares of AbbVie common stock to be issued	135.528

(b)
Represents anticipated cash consideration to be transferred to (i) Pharmacyclics stockholders and (ii) equity award holders for equity awards vested or expected to be subject to automatic vesting due to change in control provisions upon the close of the transaction.

Pharmacyclics stockholders will receive (i) $152.25 in cash and $109.00 in fair market value of shares of AbbVie common stock, (ii) $261.25 in cash, or (iii) $261.25 in fair market value of AbbVie common stock, at the election of each holder, subject to the election and proration procedures described in this document. Pharmacyclics stockholders who make the all-cash election or the all-stock election in the offer will be subject to proration to ensure that approximately 58.3% of the aggregate consideration in the offer (as reduced by the Pharmacyclics shares held by stockholders who have properly exercised and perfected dissenters' rights under the DGCL) will be paid in cash and approximately 41.7% of the aggregate consideration in the offer will be paid in shares of AbbVie common stock. Pharmacyclics stockholders who make the all-cash election or the all-stock election in the merger will be subject to proration to ensure that approximately 58.3% of the aggregate consideration in the merger will be paid in cash and approximately 41.7% of the aggregate consideration in the merger will be paid in AbbVie common stock. The anticipated cash consideration to Pharmacyclics stockholders reflects the proration of cash consideration and stock consideration described in this document.

Each Pharmacyclics stock option or restricted stock unit award (RSU) outstanding at the effective time of the first merger will be cancelled and converted into the right to receive a cash amount equal to, in the case of RSUs, the all-cash consideration of $261.25 per share underlying such

Note 5—Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments (Continued)

  RSU, or in the case of stock options, the excess of the all-cash consideration of $261.25 per share underlying such option less the per-share exercise price of such option. Equity awards that vest as a result of discretionary change in control provisions are attributed to post-combination services in accordance with ASC 805 and accounted for subsequent to the transaction.

(c)
Represents estimated transaction costs to be incurred by Pharmacyclics, which will reduce net assets acquired.

(d)
To record the increase to Pharmacyclics' inventory to present inventory at estimated fair value. This estimated step-up in inventory is preliminary and is subject to change based upon management's final determination of the fair values of finished goods and work-in-process inventories. The amortization of the inventory step-up is reflected as an increase to cost of products sold in the pro forma condensed combined statement of earnings, as detailed in Note 6(d).

(e)
The adjustments reflect the incremental amount necessary to record the estimated fair value of the Pharmacyclics intangible assets acquired. Identifiable intangible assets expected to be acquired consist of the following.

(in millions)	As of December 31, 2014
Identifiable intangible assets
Definite-lived intangible assets	$11,200
IPR&D	7,700

Estimated fair value of identified intangible assets	18,900
Historical Pharmacyclics intangible assets	9

Pro forma adjustment for estimated fair value of identifiable intangible assets	$18,891

  Currently, AbbVie does not have sufficient information as to the amount, timing and risk of cash flows of all of the acquired intangible assets. Some of the more significant assumptions inherent in the development of intangible asset fair values, from the perspective of a market participant, include: the amount and timing of projected future cash flows (including revenue, cost of sales, research and development costs, sales and marketing expenses, capital expenditures, and working capital requirements) as well as estimated contributory asset charges; the discount rate selected to measure inherent risk of future cash flows; and the assessment of the asset's life cycle and the competitive trends impacting the asset, among other factors. These assumptions will be adjusted accordingly, if the final identifiable intangible asset valuation generates results, including a corresponding useful lives and related amortization methods, that differ from the pro forma estimates or if the above scope of intangible assets is modified. The final valuation will be completed within 12 months from the close of the acquisition.

(f)
Represents adjustments to record various historical liabilities of Pharmacyclics at fair value.

(g)
To record payment for the reimbursement of costs under Pharmacyclics' 2011 worldwide collaboration and license agreement with Janssen Biotech Inc. that become payable upon change in control.

(h)
Reflects the adjustment to deferred income tax assets and liabilities resulting from pro forma acquisition adjustments for the assets and liabilities to be acquired. This estimate of deferred taxes was determined based on the excess book basis over the tax basis of the fair value pro forma

Note 5—Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments (Continued)

  adjustments attributable to the assets and liabilities to be acquired. The statutory tax rate was applied, as appropriate, to each adjustment based on the jurisdiction in which the adjustment is expected to occur. In situations where jurisdictional detail was not available, a U.S. statutory rate of 37 percent was applied to the adjustment. This estimate of deferred income tax assets and liabilities is preliminary and is subject to change based upon management's final determination of the fair value of assets acquired and liabilities assumed by jurisdiction.

(i)
To record AbbVie's estimated acquisition-related transaction costs. The unaudited pro forma condensed balance sheet reflects the costs as a reduction of cash with a corresponding decrease to retained earnings, net of tax.

(j)
Goodwill is calculated as the difference between the fair value of the consideration expected to be transferred and the values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed.

(k)
Represents the elimination of Pharmacyclics' historical common stock, additional paid-in capital, accumulated other comprehensive income, and accumulated deficit.

(l)
To record the estimated nonrecurring post-combination expense related to (i) the accelerated vesting of Pharmacyclics equity awards as a result of change in control provisions that are considered discretionary and is effective at the time of the first merger; and (ii) the reimbursement to Pharmacyclics' directors and executive officers for excise taxes resulting from the acquisition so that, on a net after-tax basis, they would be in the same position as if such excise tax had not been applied. The unaudited pro forma condensed balance sheet reflects the costs as a reduction of cash with a corresponding decrease to retained earnings, net of tax.

(m)
AbbVie expects to fund the cash portion of the transaction with a combination of the issuance of new debt and available cash, including pursuant to underwritten notes offerings of AbbVie. In connection with entering into the merger agreement, AbbVie executed a commitment letter, dated March 4, 2015, that provides a commitment, subject to the satisfaction of standard conditions, for an $18.0 billion, 364-day senior unsecured bridge loan facility. The bridge loan facility can be used to fund the cash portion of the merger consideration and other expenses of the merger. For purposes of the unaudited pro forma condensed combined financial statements, AbbVie assumes the bridge loan facility financed the cash portion of the transaction. The unaudited pro forma condensed combined balance sheet presents borrowings under the bridge loan facility as long-term debt under the assumption that AbbVie has the intent and ability to replace the bridge loan facility with long-term debt financing.

(n)
Represents financing-related transaction fees expected to be incurred, all of which are expected to be capitalized in prepaid expenses and other as debt issuance costs associated with the bridge loan facility.

Note 6—Unaudited Pro Forma Condensed Combined Statement of Earnings Adjustments

(a)
To record estimated pro forma amortization expense on the definite-lived intangible assets pro forma adjustment discussed in Note 5(e). Pro forma amortization has been estimated on a

Note 6—Unaudited Pro Forma Condensed Combined Statement of Earnings Adjustments (Continued)

  preliminary basis using the estimated pattern of economic benefit provided by the assets over their estimated useful lives and is as follows.

(in millions)	For the Year Ended December 31, 2014
Estimated amortization for acquired definite-lived intangible assets	$188
Historical Pharmacyclics definite-lived intangible amortization expense	1

Pro forma adjustment to cost of products sold	$187

  Preliminary anticipated annual amortization expense, calculated using the estimated pattern of economic benefit, for the definite-lived intangible assets is $188 million in 2015, $375 million in 2016, $473 million in 2017, $612 million in 2018, and $753 million in 2019. The weighted-average estimated useful life for acquired definite-lived intangible assets is 13 years. A 5% increase or decrease in the fair value of definite-lived identifiable intangible assets would increase or decrease amortization by approximately $9 million for the year ended December 31, 2014.

(b)
Interest expense consists of contractual interest expense, amortization of debt issuance costs and other recurring financing costs associated with the bridge loan facility, with an assumed weighted-average interest rate of 1.55%.

A 1/8% change in the variable interest rate of the bridge loan facility would result in a change in total interest expense of $15 million for the year ended December 31, 2014.

(c)
Statutory tax rates were applied, as appropriate, to each acquisition adjustment based on the jurisdiction in which the adjustment was expected to occur. In situations where jurisdictional detail was not available, a U.S. statutory rate of 37 percent was applied to the adjustment. The total effective tax rate of the combined company could be significantly different depending on the post-acquisition geographical mix of income and other factors.

(d)
Cost of products sold reflects a pro forma adjustment for the amortization of the inventory step-up. The increase in the value of inventory was reflected as an increase to cost of products sold during the period subsequent to the acquisition date based on a historical average inventory turnover rate.

(e)
To record pro forma compensation expense related to the payment of cash to Pharmacyclics equity award holders as a result of discretionary accelerated vesting of equity awards that will be paid contingent upon the holder's continued service with AbbVie through December 31, 2015, in accordance with the merger agreement. In accordance with ASC 805, these amounts will be attributable to post-combination services and accounted for subsequent to the transaction.

(f)
Reversal of deferred revenue recognized by Pharmacyclics to record at fair value.

Note 7—Earnings per Share

        The unaudited pro forma combined basic and diluted earnings per share for the year ended December 31, 2014 has been adjusted by the shares expected to be issued by AbbVie in connection with the acquisition.

(in millions, except per share data)
Value of the stock consideration	$8,293
AbbVie price per share (as of March 19, 2015)	$61.19

AbbVie shares to be issued	135.528

        An increase or decrease in AbbVie common share price by $5 per share would decrease or increase the number of shares to be issued by approximately 10.2 million or 12.1 million, respectively.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following section describes the material U.S. federal income tax consequences of the offer and the merger, taken together, to "U.S. holders" (as defined below) of Pharmacyclics shares. This summary is based on provisions of the Code, final, temporary or proposed U.S. Treasury Regulations promulgated thereunder, judicial opinions, published positions of the Internal Revenue Service ("IRS") and all other applicable authorities, all as in effect as of the date of this document and all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this document.

        For purposes of this discussion, the term "U.S. holder" means a beneficial owner of Pharmacyclics shares that is, for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof, or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

  •
  a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

        If an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes holds Pharmacyclics shares, the tax treatment of a partner in such entity generally will depend on the status of the partners and the activities of the partnership. If you are a partner in a partnership holding Pharmacyclics shares, please consult your tax advisor.

        This discussion only addresses holders of Pharmacyclics shares that are U.S. holders and hold their Pharmacyclics shares as a capital asset within the meaning of Section 1221 of the Code. Further, this summary does not address all aspects of U.S. federal income taxation that may be relevant to a holder in light of the holder's particular circumstances or that may be applicable to holders subject to special treatment under U.S. federal income tax law (including, for example, persons that are not U.S. holders, financial institutions, dealers in securities, traders in securities that elect mark-to-market treatment, insurance companies, mutual funds, tax-exempt organizations, partnerships or other flow-through entities and their partners or members, U.S. expatriates, holders liable for the alternative minimum tax or the tax on net investment income, holders whose functional currency is not the U.S. dollar, holders who hold their Pharmacyclics shares as part of a hedge, straddle, constructive sale or conversion transaction, holders who acquired their Pharmacyclics shares through the exercise of employee stock options or other compensation arrangements, and holders who exercise dissenters' rights). In addition, no information is provided herein with respect to the tax consequences of the offer and the merger under applicable state, local or non-U.S. laws or federal laws other than those pertaining to the U.S. federal income tax.

        ALL HOLDERS OF PHARMACYCLICS SHARES SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL, FOREIGN AND OTHER TAX LAWS.

Treatment of the Offer and the Merger as a "Reorganization"

        It is a condition to the consummation of the offer that each of AbbVie and Pharmacyclics receive an opinion from their respective legal counsel to the effect that the offer and the merger, taken together, will qualify as a reorganization within the meaning of Section 368(a) of the Code, and the U.S. federal income tax consequences to holders of Pharmacyclics shares who receive shares of AbbVie common stock and/or cash in exchange for Pharmacyclics shares pursuant to the offer and/or the merger generally will be as described below. Such opinions will be based on factual representations contained in letters provided by AbbVie and Pharmacyclics, and on certain customary factual assumptions, all of which must continue to be true and accurate as of the consummation of the offer. However, no ruling has been or will be sought from the IRS as to the U.S. federal income tax consequences of the offer and the merger. Consequently, there can be no assurance that the offer and the merger, taken together, will qualify as a reorganization for U.S. federal income tax purposes. There also can be no assurance that the IRS will not disagree with, or challenge, any of the conclusions described below.

        If the offer and the merger, taken together, qualify as a "reorganization" within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences to Pharmacyclics stockholders who receive shares of AbbVie common stock and/or cash in exchange for shares pursuant to offer and/or the merger generally will be as follows:

  Holders who Receive Solely AbbVie Common Stock

        A holder of Pharmacyclics shares who exchanges all of its Pharmacyclics shares solely for shares of AbbVie common stock will not recognize gain or loss for U.S. federal income tax purposes, except with respect to cash received in lieu of a fractional share of AbbVie common stock. The aggregate tax basis of the shares of AbbVie common stock received (including any fractional shares deemed received and exchanged for cash) will be equal to the aggregate tax basis in the Pharmacyclics shares surrendered. The holding period of the AbbVie common stock received (including any fractional shares deemed received and exchanged for cash) will include the holding period of the Pharmacyclics shares surrendered.

  Holders who Receive Solely Cash

        The exchange of Pharmacyclics shares solely for cash generally will result in recognition of gain or loss by the holder in an amount equal to the difference between the amount of cash received and the holder's tax basis in the Pharmacyclics shares surrendered. The gain or loss recognized will be long-term capital gain or loss if, as of the date of the exchange, the holder's holding period for the Pharmacyclics shares surrendered exceeds one year. The deductibility of capital losses is subject to limitations. In some cases, if a holder actually or constructively owns AbbVie common stock after the merger, the cash received could be treated as having the effect of the distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such holder may have dividend income up to the amount of the cash received. In such cases, holders that are corporations should consult their tax advisors regarding the potential applicability of the "extraordinary dividend" provisions of the Code.

  Holders who Receive a Combination of Shares of AbbVie Common Stock and Cash

        If the holder's adjusted tax basis in the Pharmacyclics shares surrendered is less than the sum of the fair market value of the shares of AbbVie common stock and the amount of cash (other than cash received in lieu of a fractional share of AbbVie common stock) received by the holder, then the holder will recognize gain in an amount equal to the lesser of (1) the sum of the amount of cash (other than cash received in lieu of a fractional share of AbbVie common stock) and the fair market value of the AbbVie common stock received, minus the adjusted tax basis of the Pharmacyclics shares surrendered in exchange therefor, and (2) the amount of cash received by the holder. However, if a holder's adjusted tax basis in the Pharmacyclics shares surrendered is greater than the sum of the amount of cash (other than cash received in lieu of a fractional share of AbbVie common stock) and the fair market value of the AbbVie common stock received, the holder's loss will not be currently allowed or recognized for U.S. federal income tax purposes. If a holder of Pharmacyclics shares acquired different blocks of shares at different times or different prices, the holder should consult the holder's tax advisor regarding the manner in which gain or loss should be determined. Any recognized gain generally will be long-term capital gain if, as of the date of the exchange, the holder's holding period with respect to the Pharmacyclics shares surrendered exceeds one year. In some cases, if the holder actually or constructively owns AbbVie common stock other than AbbVie common stock received in the transaction, the recognized gain could be treated as having the effect of the distribution of a dividend under the tests described in Section 302 of the Code, in which case such gain would be treated as dividend income. In such cases, holders that are corporations should consult their tax advisors regarding the potential applicability of the "extraordinary dividend" provisions of the Code. The aggregate tax basis of the AbbVie common stock received (including any fractional shares deemed received and exchanged for cash) by a holder that exchanges its Pharmacyclics shares for a combination of AbbVie common stock and cash will be equal to the aggregate adjusted tax basis of the shares surrendered, reduced by the amount of cash received by the holder (excluding any cash received instead of fractional shares of AbbVie common stock) and increased by the amount of gain, if any, recognized by the holder (excluding any gain recognized with respect to cash received in lieu of fractional shares of AbbVie common stock) on the exchange. The holding period of the AbbVie common stock received (including any fractional shares deemed received and exchanged for cash) will include the holding period of the Pharmacyclics shares surrendered. Holders receiving a combination of AbbVie common stock and cash should consult their tax advisors regarding the manner in which cash and AbbVie common stock should be allocated among the holder's shares and the manner in which the above rules would apply in the holder's particular circumstances.

  Cash in Lieu of a Fractional Share

        A holder that receives cash in lieu of a fractional share of AbbVie common stock generally will be treated as having received such fractional share in the offer or the merger and then as having received cash in exchange for such fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the tax basis allocated to such fractional share of AbbVie common stock. Such gain or loss generally will be long-term capital gain or loss if, as of the date of the exchange, the holding period for such shares is greater than one year.

  Reporting

        Pharmacyclics stockholders who owned at least five percent (by vote or value) of the total outstanding shares of Pharmacyclics, or owned Pharmacyclics shares with a tax basis of $1 million or more, are required to attach a statement to their tax returns for the year in which the integrated merger is completed that contains the information listed in Treasury Regulations Section 1.368-3(b). Such statement must include the Pharmacyclics stockholder's tax basis in that stockholder's Pharmacyclics shares and the fair market value of such shares.

Information Reporting and Backup Withholding

        Certain U.S. holders may be subject to information reporting with respect to the cash received in exchange for shares, including cash received instead of a fractional share interest in shares of AbbVie common stock. U.S. holders who are subject to information reporting may be subject, under certain circumstances, to backup withholding (currently, at a rate of 28%) of the cash payable to such holder unless the holder provides proof of an applicable exemption or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Any amount withheld under the backup withholding rules is not an additional tax and may be refunded or credited against such U.S. holder's federal income tax liability, provided that the required information is timely furnished to the IRS.

 DESCRIPTION OF ABBVIE CAPITAL STOCK

General

        AbbVie's authorized capital stock consists of 4 billion shares of common stock, par value $0.01 per share, and 200 million shares of preferred stock, par value $0.01 per share, all of which shares of preferred stock are undesignated. AbbVie's board of directors may establish the rights and preferences of the preferred stock from time to time.

Common Stock

        Each holder of AbbVie common stock is entitled to one vote for each share on all matters to be voted upon by the common stockholders, and there are no cumulative voting rights. Subject to any preferential rights of any outstanding preferred stock, holders of AbbVie common stock are entitled to receive ratably the dividends, if any, as may be declared from time to time by its board of directors out of funds legally available for that purpose. If there is a liquidation, dissolution or winding up of AbbVie, holders of its common stock would be entitled to ratable distribution of its assets remaining after the payment in full of liabilities and any preferential rights of any then outstanding preferred stock.

        Holders of AbbVie common stock will have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of AbbVie common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that AbbVie may designate and issue in the future.

Preferred Stock

        Under the terms of AbbVie's amended and restated certificate of incorporation, its board of directors is authorized, subject to limitations prescribed by the DGCL and by its amended and restated certificate of incorporation, to issue up to 200 million shares of preferred stock in one or more series without further action by the holders of its common stock. AbbVie's board of directors has the discretion, subject to limitations prescribed by the DGCL and by AbbVie's amended and restated certificate of incorporation, to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. As of the date of this document, no shares of preferred stock were issued or outstanding.

Anti-Takeover Effects of Various Provisions of Delaware Law and AbbVie's Amended and Restated Certificate of Incorporation and By-laws

        Provisions of the DGCL and AbbVie's amended and restated certificate of incorporation and by-laws could make it more difficult to acquire AbbVie by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that its board of directors may consider inadequate and to encourage persons seeking to acquire control of the company to first negotiate with AbbVie's board of directors.

        Delaware Anti-Takeover Statute.    AbbVie is subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 of the DGCL prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the time the person became an interested stockholder, unless the business combination or the acquisition of shares that resulted in a stockholder becoming an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) 15% or more of a corporation's voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by AbbVie's board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by AbbVie's stockholders.

        Board Structure.    AbbVie's amended and restated certificate of incorporation and amended and restated by-laws provide that its board of directors be divided into three classes. At any meeting of stockholders for the election of directors at which a quorum is present, the election will be determined by a majority of the votes cast by the stockholders entitled to vote in the election, with directors not receiving a majority of the votes cast required to tender their resignations for consideration by the board, except that in the case of a contested election, the election will be determined by a plurality of the votes cast by the stockholders entitled to vote in the election. Under the classified board provisions, it would take at least two elections of directors for any individual or group to gain control of AbbVie's board. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of AbbVie.

        Removal of Directors.    AbbVie's amended and restated by-laws provide that its stockholders may only remove its directors for cause.

        Amendments to Certificate of Incorporation.    AbbVie's amended and restated certificate of incorporation provides that the affirmative vote of the holders of at least 80% of its voting stock then outstanding is required to amend certain provisions relating to the number, term and removal of its directors, the filling of its board vacancies, the calling of special meetings of stockholders, stockholder action by written consent, and director and officer indemnification.

        Amendments to By-Laws.    AbbVie's by-laws provide that they may be amended by AbbVie's board of directors or by the affirmative vote of holders of a majority of AbbVie's voting stock then outstanding, except that the affirmative vote of holders of at least 80% of AbbVie's voting stock then outstanding is required to amend certain provisions relating to the number, term and removal of AbbVie's directors, the filling of its board vacancies, the calling of special meetings of stockholders, stockholder action by written consent, and director and officer indemnification.

        Size of Board and Vacancies.    AbbVie's amended and restated by-laws provide that the number of directors on its board of directors will be fixed exclusively by its board of directors. Any vacancies created in its board of directors resulting from any increase in the authorized number of directors or the death, resignation, retirement, disqualification, removal from office or other cause will be filled by a majority of the board of directors then in office, even if less than a quorum is present, or by a sole remaining director. Any director appointed to fill a vacancy on AbbVie's board of directors will be appointed for a term expiring at the next election of the class for which such director has been appointed, and until his or her successor has been elected and qualified.

        Special Stockholder Meetings.    AbbVie's amended and restated certificate of incorporation provides that only the chairman of its board of directors, its chief executive officer, any president or its board of directors pursuant to a resolution adopted by a majority of the entire board of directors may call special meetings of AbbVie stockholders. Stockholders may not call special stockholder meetings.

        Stockholder Action by Written Consent.    AbbVie's amended and restated certificate of incorporation provides that any action of its stockholders must be taken at an annual or special meeting of stockholders and may not be effected by written consent of AbbVie stockholders.

        Requirements for Advance Notification of Stockholder Nominations and Proposals.    AbbVie's amended and restated by-laws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of its board of directors or a committee of its board of directors.

        No Cumulative Voting.    The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless the company's certificate of incorporation provides otherwise. AbbVie's amended and restated certificate of incorporation does not provide for cumulative voting.

        Undesignated Preferred Stock.    The authority that AbbVie's board of directors possesses to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of AbbVie through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. AbbVie's board of directors may be able to issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of common stock.

Limitations on Liability, Indemnification of Officers and Directors, and Insurance

        The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duties as directors, and AbbVie's amended and restated certificate of incorporation includes such an exculpation provision. AbbVie's amended and restated certificate of incorporation and by-laws include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of AbbVie, or for serving at AbbVie's request as a director or officer or another position at another corporation or enterprise, as the case may be. AbbVie's amended and restated certificate of incorporation and by-laws also provide that AbbVie must indemnify and advance reasonable expenses to its directors and officers, subject to an undertaking from the indemnified party as may be required under the DGCL. AbbVie's by-laws expressly authorize AbbVie to carry directors' and officers' insurance to protect AbbVie, its directors, officers and certain employees for some liabilities.

        The limitation of liability and indemnification provisions that are in AbbVie's amended and restated certificate of incorporation and by-laws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against AbbVie's directors and officers, even though such an action, if successful, might otherwise benefit AbbVie and its stockholders. However, these provisions will not limit or eliminate AbbVie's rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director's duty of care. The provisions will not alter the liability of directors under the federal securities laws.

Exclusive Forum

        AbbVie's amended and restated certificate of incorporation provides that unless the board of directors otherwise determines, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any derivative action or proceeding brought on behalf of AbbVie, any action asserting a claim of breach of a fiduciary duty owed by any director or officer of AbbVie to AbbVie or AbbVie's stockholders, creditors or other constituents, any action asserting a claim against AbbVie or any director or officer of AbbVie arising pursuant to any provision of the DGCL or AbbVie's amended and restated certificate of incorporation or by-laws, or any action asserting a claim against AbbVie or any director or officer of AbbVie governed by the internal affairs doctrine. However, if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, the action may be brought in another court sitting in the State of Delaware.

Authorized but Unissued Shares

        AbbVie's authorized but unissued shares of common stock and preferred stock will be available for future issuance without your approval. AbbVie may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of AbbVie by means of a proxy contest, tender offer, merger or otherwise.

COMPARISON OF STOCKHOLDERS' RIGHTS

        As a result of the offer and the merger, holders of Pharmacyclics shares will become holders of AbbVie common stock. Both AbbVie and Pharmacyclics are Delaware corporations and are governed by the DGCL, so many of the differences between the rights of the stockholders of AbbVie and the current rights of the stockholders of Pharmacyclics arise primarily from differences in their respective constituent documents.

        The following is a summary of the material differences between the current rights of Pharmacyclics stockholders and the current rights of AbbVie stockholders under Delaware law and their respective constituent documents. It is not a complete statement of the provisions affecting, and the differences between, the rights of AbbVie and Pharmacyclics stockholders. This summary is qualified in its entirety by reference to Delaware law and AbbVie's and Pharmacyclics' respective constituent documents. To find out where copies of these documents can be obtained, see "Where to Obtain More Information."

	Pharmacyclics	AbbVie
Authorized Capital Stock	The authorized capital stock of Pharmacyclics currently consists of (1) 150,000,000 shares of common stock, par value $0.0001 per share, and (2) 1,000,000 shares of preferred stock, par value $0.0001 per share.	The authorized capital stock of AbbVie currently consists of (1) 4,000,000,000 shares of common stock, par value $0.01 per share, and (2) 200,000,000 shares of preferred stock, par value $0.01 per share.
Number of Directors and Size of Board	Pharmacyclics' by-laws provide for between three and 15 directors to serve on its board of directors and authorizes the board of directors to set the number of directors within these parameters.	AbbVie's certificate of incorporation authorizes the board of directors to set the number of directors.
	The Pharmacyclics board of directors currently consists of seven directors.	AbbVie's board of directors currently consists of nine directors.
Term of Directors

Pharmacyclics' directors are elected to one-year terms expiring at the next annual stockholders' meeting following election. Pharmacyclics' certificate of incorporation does not provide for staggered terms.

AbbVie's directors serve for three year terms. The directors are divided into three classes, and the terms of approximately one-third of the directors expire each year.
Removal of Directors

Pharmacyclics' by-laws provide that any or all of Pharmacyclics' directors may be removed with or without cause by the affirmative vote of the stockholders holding a majority of the shares entitled to vote in the election of such director.

AbbVie's certificate of incorporation provides that, subject to the rights of the holders of any series of preferred stock, any or all of the directors may be removed from office at any time, but only for cause by the affirmative vote of the holders of a majority of the then outstanding shares of capital stock entitled to vote generally in the election of directors, voting as a single class.

	Pharmacyclics	AbbVie
Special Stockholders' Meetings	The Pharmacyclics charter and by-laws provide that special meetings of Pharmacyclics stockholders may not be called by Pharmacyclics stockholders. These meetings may only be called by:	The AbbVie charter and by-laws provide that special meetings of AbbVie stockholders may not be called by AbbVie stockholders. These meetings may only be called by:

•

the board of directors;

•

the chairman of the board of directors;

•

the vice chairman of the board of directors; or

•

the president.

The Pharmacyclics by-laws further provide that business transacted at any special meeting shall be confined to the purposes stated in the notice of the meeting.

•

the board of directors pursuant to a resolution adopted by a majority of the total number of directors which AbbVie would have if there were no vacancies;

•

the chairman of the board of directors;

•

the chief executive officer; or

•

by any president.

	Pharmacyclics	AbbVie
Delivery and Notice Requirements of Stockholder Nominations and Proposals

Under the Pharmacyclics by-laws, for business to be properly brought before the annual meeting by a stockholder, the stockholder must (1) be a stockholder of record who is entitled to vote at the meeting and (2) deliver notice to the principal executive offices of Pharmacyclics upon the earlier of (A) not less than 90 nor more than 120 days prior to the first anniversary of the preceding year's meeting and (B) not less than 45 nor more than 75 days prior to first anniversary of the date when Pharmacyclics first sent or gave its proxy statement to stockholders for the preceding year's annual meeting.

Such notice for the proposal of business other than a nomination of a director must set forth as to each such matter (1) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (2) the name and address, as they appear on the corporation's books, of the stockholder proposing such business, (3) the class and number of shares of the corporation which are beneficially owned by the stockholder, (4) any material interest of the stockholder in such business, and (5) any other information that is required to be provided by the stockholder pursuant to Regulation 14A of the Exchange Act.

Each notice for the nomination of a director must set forth as to each nominee, (1) the name, age, business address and residence address of such person, (2) the principal occupation or employment of such person, (3) the class and number of shares of the corporation which are beneficially owned by such person, (4) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or

Under the AbbVie by-laws, for business to be properly brought before the annual meeting or a special meeting called to elect a director by a stockholder, the stockholder must (1) be a stockholder of record who is entitled to vote at the meeting and (2) deliver notice to the Secretary at the principal executive offices of AbbVie not less than 90 nor more than 120 days prior to the first anniversary of the preceding year's meeting; in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be delivered not less than 90 nor more than 120 days prior to the date of the annual meeting or, if the first public announcement of the date of the annual meeting is less than 100 days prior to the date of the meeting, within ten days of the first public announcement of the meeting. The stockholder's notice must also be updated so that its information is current as of the record date and ten business days prior to the meeting.

The stockholder's notice must contain the name and address of such stockholder, affiliates and any others acting in concert, and with respect to AbbVie: (1) shares beneficially owned, (2) options, warrants, convertible securities, stock appreciation rights, or similar rights and derivative instruments beneficially owned, (3) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder has a right to vote any class or series of shares, (4) any agreement, repurchase, "stock borrowing" or other short interests, (5) any rights to dividends that are separated from underlying shares, (6) any proportionate interest a general or limited partnership holding shares or derivative instruments, (7) any performance-related fees (other than an asset-based fee) that such

Pharmacyclics	AbbVie
persons) pursuant to which the nominations are to be made by the stockholder, and (5) any other information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the 1934 Act (including without limitation such person's written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected)

The chairman of any meeting of stockholders may refuse to recognize the nomination of any person not made in compliance with the foregoing procedures.

stockholder or members of such stockholder's immediate family sharing the same household are entitled to based on any increase or decrease in the value of shares or derivative instruments, (8) any significant equity interests or any derivative instruments or short interests in any principal competitor of AbbVie held by such stockholder, and (9) any direct or indirect interest in any agreement with AbbVie, as well as all other information to be filed with the SEC if such stockholder or stockholders were a participant in a solicitation for the proposal or a contested election subject to Section 14 of the Exchange Act.

Such notice for the proposal of business other than a nomination of a director must set also forth as to each such matter (1) a description of the proposal and the reasons for conducting such business at the annual meeting, (2) the text of the proposal or business, and (3) a description of all agreements with any other person with respect to the proposal.

	Pharmacyclics	AbbVie

Each notice for the nomination of a director must also set forth (1) all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and (2) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between the stockholder (and any affiliate or associate) and each proposed nominee (and any affiliate or associate), including all information that would be required to be disclosed pursuant to Rule 404, as well as a completed and signed questionnaire, representation and agreement by the nominee.

Stockholder Action by Written Consent

The Pharmacyclics by-laws provide that action may be taken by written consent if signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting.

The AbbVie certificate of incorporation and by-laws provide that any action required to be taken by the stockholders may not be taken by a written consent.
Amendment of Governing Documents	Stockholder approval of an amendment to the Pharmacyclics certificate of incorporation requires the affirmative vote of a majority of the outstanding shares entitled to vote.	The AbbVie certificate of incorporation provides that certain provisions may not be amended without the affirmative vote of 80% of the outstanding shares entitled to vote.

	Pharmacyclics	AbbVie

The Pharmacyclics by-laws provide that the Pharmacyclics by-laws may be amended or repealed or new by-laws adopted upon the approval of the Pharmacyclics board of directors or by the holders of at least 66 2/3% of the voting power of all of the then outstanding shares entitled to vote with respect to certain provisions.

The AbbVie certificate of incorporation provides that the AbbVie by-laws may be amended or repealed or new by-laws adopted upon the approval of the AbbVie board of directors, by a majority of the outstanding shares of common stock, except with respect to certain provisions that require an affirmative vote of at least 80% of the voting power of all of the then outstanding shares entitled to vote in the election of directors.

Exculpation of Directors

Under the DGCL and the Pharmacyclics certificate of incorporation, directors shall not be personally liable to Pharmacyclics or any stockholder for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director's duty of loyalty to Pharmacyclics or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) for intentional or negligent payment of unlawful dividends or stock purchases or redemptions; or (4) for any transaction from which the director derived an improper personal benefit. The Pharmacyclics certificate of incorporation further provides that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors of Pharmacyclics, then the liability of the directors of Pharmacyclics shall be eliminated or limited to the fullest extent permitted by the DGCL. Should Section 2115 of the California Corporations Code apply to Pharmacyclics, the foregoing may be limited by the provisions of California law.

Under the DGCL and the AbbVie certificate of incorporation, directors shall not be personally liable to AbbVie or any stockholder for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director's duty of loyalty to AbbVie or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) for intentional or negligent payment of unlawful dividends or stock purchases or redemptions; or (4) for any transaction from which the director derived an improper personal benefit. The AbbVie certificate of incorporation further provides that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors of AbbVie, then the liability of the directors of AbbVie shall be eliminated or limited to the fullest extent permitted by the DGCL.

	Pharmacyclics	AbbVie
Indemnification of Directors, Officers and Employees

Under the DGCL and the Pharmacyclics certificate of incorporation and by-laws, Pharmacyclics shall indemnify any person made a party or threatened to be made a party to any type of proceeding (other than an action by or in the right of the corporation) because he or she is or was or a person of whom he or she is the legal representative is or was an officer or director of Pharmacyclics, or was serving at the request of Pharmacyclics as a director, officer, employee or agent of another corporation or entity, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding: (2) if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; or (2) in the case of a criminal proceeding, such person had no reasonable cause to believe that his or her conduct was unlawful.

Under the DGCL and the AbbVie by-laws, AbbVie shall indemnify any person made a party or threatened to be made a party to any type of proceeding (other than an action by or in the right of the corporation) because he or she is or was or a person of whom he or she is the legal representative is or was an officer or director of AbbVie, or was serving at the request of AbbVie as a director, officer, trustee, employee or agent of another corporation or entity, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding: (1) if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; or (2) in the case of a criminal proceeding, such person had no reasonable cause to believe that his or her conduct was unlawful.

Additionally, the DGCL provides that a corporation must indemnify a director or officer against expenses (including attorneys' fees) actually and reasonably incurred if such person successfully defends himself or herself in a proceeding to which such person was a party because he or she was a director or officer of the corporation.

Additionally, the DGCL provides that a corporation must indemnify a director or officer against expenses (including attorneys' fees) actually and reasonably incurred if such person successfully defends himself or herself in a proceeding to which such person was a party because he or she was a director or officer of the corporation.

The DGCL further provides that Pharmacyclics may purchase and maintain insurance on behalf of any director, officer, employee or agent of Pharmacyclics against any liability asserted against such person and incurred by such person in any such capacity, whether or not Pharmacyclics would have the power to indemnify such person against such liability.

The DGCL and AbbVie's by-laws further provide that AbbVie may purchase and maintain insurance on behalf of any director, officer, employee or agent of AbbVie against any liability asserted against such person and incurred by such person in any such capacity, whether or not AbbVie would have the power to indemnify such person against such liability.

	Pharmacyclics	AbbVie
Should Section 2115 of the California Corporations Code apply to Pharmacyclics, the foregoing may be limited by the provisions of California law.
Exclusive Forum Provision

Pharmacyclics' by-laws provide that the sole and exclusive forum for any derivative action or proceeding brought on behalf of Pharmacyclics, any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Pharmacyclics to Pharmacyclics or the Pharmacyclics stockholders, any action asserting a claim against Pharmacyclics or any director, officer or other employee of Pharmacyclics arising pursuant to or interpreting any provision of the DGCL, Pharmacyclics' certificate of incorporation or by-laws, or any action asserting a claim against Pharmacyclics or any director, officer or other employee of Pharmacyclics governed by the internal affairs doctrine will be the courts of Santa Clara County, California (or if those courts decline to accept jurisdiction, any federal court within the Northern District of California).

AbbVie's certificate of incorporation provides that the sole and exclusive forum for any derivative action or proceeding brought on behalf of AbbVie, any action asserting a claim of breach of a fiduciary duty owed by any director or officer of AbbVie to AbbVie or AbbVie's stockholders, creditors or other constituents, any action asserting a claim against AbbVie or any director or officer of AbbVie arising pursuant to any provision of the DGCL or AbbVie's amended and restated certificate of incorporation or by-laws, or any action asserting a claim against AbbVie or any director or officer of AbbVie governed by the internal affairs doctrine will be the Court of Chancery of the State of Delaware (or if such court declines to accept jurisdiction, another court sitting in the State of Delaware).

LEGAL MATTERS

        The validity of the AbbVie common stock offered by this document will be passed upon for AbbVie by Wachtell, Lipton, Rosen & Katz, New York, New York.

EXPERTS

        The combined financial statements for the year ended December 31, 2012 incorporated in this document by reference from AbbVie's Annual Report on Form 10-K for the year ended December 31, 2014 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such combined financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        Ernst & Young LLP, an independent registered public accounting firm, has audited AbbVie's consolidated financial statements included in AbbVie's Annual Report on Form 10-K for the year ended December 31, 2014, and the effectiveness of AbbVie's internal control over financial reporting as of December 31, 2014 as set forth in their reports, which are incorporated by reference in this prospectus/offer and elsewhere in the registration statement. AbbVie's financial statements are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing

        The consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this registration statement by reference to the Annual Report on Form 10-K for the year ended December 31, 2014 of Pharmacyclics, Inc. have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

 WHERE TO OBTAIN MORE INFORMATION

        AbbVie and Pharmacyclics file annual, quarterly and current reports, proxy statements and other information with the SEC. Pharmacyclics stockholders may read and copy any reports, statements or other information that AbbVie or Pharmacyclics file with the SEC at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference room. AbbVie's and Pharmacyclics' public filings also are available to the public from commercial document retrieval services and may be obtained without charge at the SEC's website at www.sec.gov.

        AbbVie has filed a registration statement on Form S-4 with the SEC to register the offer and sale of shares of AbbVie common stock to be issued in the offer and the merger. This document is a part of that registration statement. AbbVie may also file amendments to such registration statement. In addition, on March 23, 2015, AbbVie and the Offeror filed with the SEC a Tender Offer Statement on Schedule TO under the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"), together with exhibits, to furnish certain information about the offer. AbbVie and the Offeror may file amendments to the Schedule TO. As allowed by SEC rules, this document does not contain all of the information in the registration statement or the Schedule TO, or the exhibits to the registration statement or the Schedule TO. You may obtain copies of the Form S-4 and Schedule TO (and any amendments to those documents) by contacting the information agent as directed on the back cover of this document.

        The SEC allows AbbVie to incorporate information into this document "by reference," which means that AbbVie and the Offeror can disclose important information to Pharmacyclics stockholders by referring to another document or information filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information amended or superseded by information contained in, or incorporated by reference into, this document. This document incorporates by reference the documents and information set forth below that AbbVie and Pharmacyclics have previously filed with the SEC. These documents contain important information about AbbVie and Pharmacyclics and their financial conditions.

AbbVie Filings:

AbbVie Information Incorporated by Reference	Period Covered or Date of Filing
Annual Report on Form 10-K	Fiscal year ended December 31, 2014, as filed with the SEC on February 20, 2015

The description of AbbVie common stock set forth in AbbVie's Registration Statement on Form 10, filed with the SEC on June 4, 2012, including all amendments and reports filed for the purpose of updating such description.
Current Reports on Form 8-K	Filed on: • March 5, 2015 • March 6, 2015 • March 20, 2015 • March 23, 2015

Pharmacyclics Filings:

Pharmacyclics Information Incorporated by Reference	Period Covered or Date of Filing
Annual Report on Form 10-K	Fiscal year ended December 31, 2014, as filed with the SEC on February 18, 2015.

The description of Pharmacyclics' common stock set forth in Pharmacyclics' Registration Statement on Form 8-A, filed with the SEC on August 22, 1995 and October 20, 1995, including all amendments and reports filed for the purpose of updating such description.
Current Reports on Form 8-K	Filed with the SEC on: • February 20, 2015 • March 5, 2015 • March 6, 2015 • March 17, 2015 • March 23, 2015

        AbbVie also hereby incorporates by reference any additional documents that either it or Pharmacyclics may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this document to the termination of the offer. Nothing in this document shall be deemed to incorporate information furnished but not filed with the SEC.

        Pharmacyclics stockholders may obtain any of these documents without charge upon request to the information agent, Georgeson Inc. toll free at (888) 680-1528, or from the SEC at the SEC's website at www.sec.gov.

ANNEX A

        Agreement and Plan of Reorganization, dated as of March 4, 2015, as amended as of March 22, 2015, by and among AbbVie Inc., Oxford Amherst Corporation, Oxford Amherst LLC and Pharmacyclics, Inc. (composite copy incorporating the Agreement and Plan of Reorganization, dated as of March 4, 2015 and Amendment No. 1 to Agreement and Plan of Reorganization, dated as of March 22, 2015).

        Each reference in the Agreement and Plan of Reorganization to "this Agreement," "hereof," "hereunder," "herein" or words of like import referring to the Agreement and Plan of Reorganization shall mean and be a reference to the Agreement and Plan of Reorganization as amended by Amendment No. 1 to the Agreement and Plan of Reorganization. All references in the Agreement and Plan of Reorganization to "the date hereof" or "the date of this Agreement" shall refer to March 4, 2015.

AGREEMENT AND PLAN OF REORGANIZATION

by and among

ABBVIE INC.,

OXFORD AMHERST CORPORATION,

OXFORD AMHERST LLC

and

PHARMACYCLICS, INC.

dated as of

March 4, 2015

As Amended as of March 22, 2015

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF REORGANIZATION

        This AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement"), dated as of March 4, 2015, as amended March 22, 2015, is by and among AbbVie Inc., a Delaware corporation ("Parent"), Oxford Amherst Corporation, a Delaware corporation and a direct wholly owned subsidiary of Parent ("Purchaser"), Oxford Amherst LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent ("Merger Sub 2" and, together with Purchaser, the "Merger Subs"), and Pharmacyclics, Inc., a Delaware corporation (the "Company"). All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Annex A or as otherwise defined elsewhere in this Agreement unless the context clearly provides otherwise. Parent, each of the Merger Subs and the Company are each sometimes referred to herein as a "Party" and collectively as the "Parties".

RECITALS

        WHEREAS, it is proposed that Purchaser shall commence a tender offer (the "Offer") to acquire all of the outstanding shares of common stock, $0.0001 par value per share, of the Company (the "Company Common Stock" or, such shares, "Company Shares") for the consideration and upon the terms and subject to the conditions set forth herein;

        WHEREAS, it is also proposed that, as soon as practicable following the consummation of the Offer, the Parties wish to effect the acquisition of the Company by Parent through (a) the merger of Purchaser with and into the Company, with the Company being the surviving entity (the "First Merger") and (b) immediately following the First Merger, the merger of the Company, as the surviving entity of the First Merger, with and into Merger Sub 2, with Merger Sub 2 being the surviving entity (the "Second Merger" and, together with the First Merger, the "Mergers");

        WHEREAS, the First Merger will be governed by Section 251(h) of the DGCL and will be effected as soon as practicable following the consummation of the Offer upon the terms and subject to the conditions set forth herein;

        WHEREAS, in connection with the First Merger, each outstanding share of Company Common Stock issued and outstanding immediately prior to the First Effective Time (other than Cancelled Shares or Dissenting Shares) will be automatically converted into the right to receive the Merger Consideration upon the terms and conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL");

        WHEREAS, the Offer and the Mergers have been structured to qualify as a "reorganization" within the meaning of Section 368(a) of the Code when considered together;

        WHEREAS, the board of directors of the Company (the "Company Board of Directors") (i) unanimously determined that the terms of this Agreement and the transactions contemplated hereby (the "Transactions"), including the Offer and the First Merger in connection therewith are fair to, and in the best interests of, the Company and its stockholders, (ii) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Offer, the Mergers and the other Transactions upon the terms and subject to the conditions contained herein and (iv) resolved to recommend that the holders of shares of Company Common Stock accept the Offer and tender their shares of Company Common Stock to Purchaser pursuant to the Offer (the "Company Board Recommendation");

        WHEREAS, the board of directors or sole member, as applicable, of Parent and each of the Merger Subs have approved this Agreement and determined that this Agreement and the Transactions, including the Offer, the Mergers and the issuance of Parent Common Stock in the Offer and the First

Merger, are advisable and fair to, and in the best interests of, Parent and each of the Merger Subs and its stockholders or members, as applicable;

        WHEREAS, as an inducement to and condition of Parent's willingness to enter into this Agreement, concurrently with the entry of the parties into this Agreement, Robert W. Duggan is entering into a support agreement with Parent (the "Support Agreement"), pursuant to which, among other things, Mr. Duggan agrees to tender all Company Shares beneficially owned by him into the Offer; and

        WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Mergers and also prescribe various conditions to the Offer and the Mergers.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

THE OFFER

        Section 1.1.    The Offer.

          (a)    Terms and Conditions of the Offer.    Provided that this Agreement shall not have been terminated pursuant to Article IX, as promptly as practicable after the date hereof (but in no event more than thirteen (13) business days thereafter), Purchaser shall (and Parent shall cause Purchaser to) commence (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Offer to purchase any and all of the Company Shares. In the Offer, each Company Share accepted by Purchaser in accordance with the terms and subject to the conditions of the Offer and in compliance with applicable Law shall be exchanged for the right to receive, at the election of the holder: (i) $$261.25 in cash (the "Cash Consideration"), (ii) a number of shares of Parent Common Stock equal to (x) $261.25 divided by (y) the Parent Trading Price (the "Stock Consideration"), or (iii) $152.25 in cash and a number of shares of Parent Common Stock equal to (x) $109.00 divided by (y) the Parent Trading Price (the "Mixed Consideration"), in each case subject to proration as set forth in Section 1.1(c) and the other provisions of this Article I. The Offer shall be made by means of an offer to purchase (the "Offer to Purchase") that is disseminated to all of the holders of Company Shares and contains the terms and conditions set forth in this Agreement and in Annex B. Each of Parent and Purchaser shall use its reasonable best efforts to consummate the Offer, subject to the terms and conditions hereof and thereof. The Offer shall be subject only to:

              (i)  the condition (the "Minimum Condition") that, prior to the expiration of the Offer, there be validly tendered and not withdrawn in accordance with the terms of the Offer a number of Company Shares that, together with the Company Shares then owned by Parent and Purchaser (if any), represents at least a majority of all then outstanding Company Shares (excluding Company Shares tendered pursuant to guaranteed delivery procedures that have not yet been "received," as such term is defined in Section 251(h) of the DGCL, by the depositary for the Offer pursuant to such procedures); and

             (ii)  the other conditions set forth in Annex B.

          (b)   Purchaser expressly reserves the right to waive any of the conditions to the Offer and to make any change in the terms of, or conditions to, the Offer; provided, however, that notwithstanding the foregoing or anything to the contrary set forth herein, without the prior written consent of the Company, Purchaser may not (and Parent shall not permit Purchaser to)

  (i) waive the Minimum Condition, or any of the conditions set forth in clauses (A), (C), (D), (E), (F)(1), or (F)(5) of Annex B (provided, that Parent shall (and shall cause Purchaser to) waive the condition set forth in (F)(5) of Annex B upon the written request of the Company), and (ii) make any change in the terms of or conditions to the Offer that (A) changes the form of consideration to be paid in the Offer, (B) decreases the consideration in the Offer or the number of Company Shares sought in the Offer, (C) extends the Offer, other than in a manner required by the provisions of Section 1.1(e), (D) imposes conditions to the Offer other than those set forth in Annex B, (E) modifies the conditions set forth in Annex B, or (F) amends any other term or condition of the Offer in any manner that is adverse to the holders of Company Shares.

          (c)    Election; Proration; Fractional Shares.

              (i)  Subject to the other clauses of this Section 1.1(c), each holder of Company Shares tendered in the Offer shall be entitled to elect (i) the number of Company Shares which such holder desires to exchange for the right to receive the Mixed Consideration (a "Mixed Election", and such shares, the "Mixed Election Shares"), (ii) the number of Company Shares which such holder desires to exchange for the right to receive the Cash Consideration (a "Cash Election", and such shares, the "Cash Election Shares"), and (iii) the number of Company Shares which such holder desires to exchange for the right to receive the Stock Consideration (a "Stock Election", and such shares, the "Stock Election Shares"). Any Cash Election, Stock Election or Mixed Election shall be referred to herein as an "Election," and shall be made on a form mutually agreed by Parent and the Company for that purpose (a "Form of Election in Offer"), included as part of the letter(s) of election and transmittal accompanying the Offer.

             (ii)  Any Election pursuant to the Offer shall have been properly made only if the depositary of the Offer shall have actually received a properly completed Form of Election in Offer by the expiration date of the Offer. Any Form of Election in Offer may be revoked or changed by the authorized Person properly submitting such Form of Election in Offer, by written notice received by the depositary of the Offer prior to the expiration date of the Offer. In the event a Form of Election in Offer is revoked prior to the expiration date of the Offer, the Company Shares represented by such Form of Election in Offer shall become Mixed Election Shares, except to the extent a subsequent election is properly made with respect to any or all of such Company Shares prior to expiration date of the Offer. Subject to the terms of this Agreement and of the Form of Election in Offer, the depositary of the Offer shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Form of Election in Offers, and any good faith decisions of the depositary of the Offer regarding such matters shall be binding and conclusive. None of Parent, the Company or the depositary of the Offer shall be under any obligation to notify any Person of any defect in a Form of Election in Offer.

            (iii)  Notwithstanding any other provision contained in this Agreement, but subject to Section 1.1(c)(iv), Section 1.1(c)(v) and Section 1.1 (c)(vi), the Cash Elections and the Stock Elections shall be subject to proration in the following circumstances:

              (1)   The maximum number of Company Shares validly tendered and not withdrawn in the Offer which shall be eligible to receive the Cash Consideration shall equal (x) 58.3% of the sum of (A) the aggregate number of Company Shares tendered in the Offer (and not validly withdrawn) (excluding Mixed Election Shares and No Election Shares) plus (B) all Dissenting Shares (or Company Shares that were Dissenting Shares as of the Acceptance Time), minus (y) all Dissenting Shares (or Company Shares that were Dissenting Shares as of the Acceptance Time) (the "Maximum Cash Shares in Offer").

              (2)   If the total number of Cash Election Shares validly tendered and not withdrawn in the Offer exceeds the Maximum Cash Shares in Offer, such Cash Elections shall be subject to proration as follows: For each such Cash Election, the number of Company Shares that shall be exchanged for the right to receive the Cash Consideration shall be (A) the total number of Cash Election Shares validly tendered and not withdrawn in the Offer multiplied by (B) the Offer Cash Proration Factor, rounded down to the nearest Company Share. The "Offer Cash Proration Factor" means a fraction (x) the numerator of which shall be the Maximum Cash Shares in Offer and (y) the denominator of which shall be the total number of Cash Election Shares validly tendered and not withdrawn in the Offer. The Cash Election Shares validly tendered and not withdrawn in the Offer that are not exchanged for the right to receive the Cash Consideration in accordance with this Section 1.1(c)(iii)(2) shall instead be exchanged for the right to receive the Stock Consideration.

              (3)   The maximum number of Company Shares validly tendered and not withdrawn in the Offer which shall be eligible to receive the Stock Consideration shall equal 41.7% of the sum of (A) the aggregate number of Company Shares tendered in the Offer (and were not validly withdrawn) (excluding Mixed Election Shares and No Election Shares) plus (B) all Dissenting Shares (or Company Shares that were Dissenting Shares as of the Acceptance Time) (the "Maximum Stock Shares in Offer").

              (4)   If the total number of Stock Election Shares validly tendered and not withdrawn in the Offer exceeds the Maximum Stock Shares in Offer, such Stock Elections shall be subject to proration as follows: For each such Stock Election, the number of Company Shares that shall be exchanged for the right to receive the Stock Consideration shall be (A) the total number of Stock Election Shares validly tendered and not withdrawn in the Offer multiplied by (B) the Offer Stock Proration Factor, rounded down to the nearest Company Share. The "Offer Stock Proration Factor" means a fraction (x) the numerator of which shall be the Maximum Stock Shares in Offer and (y) the denominator of which shall be the total number of Stock Election Shares validly tendered and not withdrawn in the Offer. The Stock Election Shares validly tendered and not withdrawn in the Offer that are not exchanged for the right to receive the Stock Consideration in accordance with this Section 1.1(c)(iii)(4) shall instead be exchanged for the right to receive the Cash Consideration.

            (iv)  All prorations resulting from either Section 1.1(c)(iii)(2) or Section 1.1(c)(iii)(4) shall be applied on a pro rata basis, such that each holder of Company Shares who tenders Cash Election Shares or Stock Election Shares, as applicable, bears its proportionate share of the proration, based on a percentage of the total Cash Election Shares or Stock Election Shares, as applicable, tendered in the Offer (and not validly withdrawn) by such holder of Company Shares bears to all Cash Election Shares or Stock Election Shares, as applicable, tendered in the Offer (and not validly withdrawn) by all holders of Company Shares.

             (v)  Notwithstanding any other provision of this Agreement to the contrary, including Section 1.1(c)(iii)(2) and Section 1.1(c)(iii)(4), but subject to Section 1.1(c)(vi), a sufficient number of Cash Election Shares, No Election Shares and Mixed Election Shares tendered in the Offer (and not validly withdrawn) shall be exchanged for the right to receive Stock Consideration to the extent necessary to secure the tax opinions contemplated by clause (F)(5) of Annex B as a condition to the Offer, with such Company Shares to be selected by a pro rata selection process by the Exchange Agent.

            (vi)  Notwithstanding any provision of this Agreement to the contrary, including Section 1.1(c)(v), in no event shall the total number of shares of Parent Common Stock issuable pursuant to the Offer and the Merger and upon exercise or conversion of all convertible securities assumed by Parent in the Merger constitute such a percentage of the total number of outstanding shares of Parent Common Stock the issuance of which would require any stockholder action under the NYSE Rule.

           (vii)  Each Company Share tendered in the Offer (and not validly withdrawn) but which is not the subject of a valid Election (a "No Election Share") received prior to the expiration of the Offer shall be deemed to be tendered to a Mixed Election. In no event shall any Mixed Election Shares or No Election Shares be subject to proration pursuant to Section 1.1(c)(iii)(2) or Section 1.1(c)(iii)(4), but such shares may be subject to proration pursuant to Section 1.1(c)(v) and Section 1.1(c)(vi).

          (viii)  In lieu of any fractional share of Parent Common Stock that otherwise would be issuable pursuant to the Offer, each holder of Company Shares who otherwise would be entitled to receive a fraction of a share of Parent Common Stock pursuant to the Offer (after aggregating all Company Shares tendered in the Offer (and not validly withdrawn) by such holder) will be paid an amount in cash (without interest) equal to such fractional part of a share of Parent Common Stock multiplied by the Parent Trading Price.

          (d)    Adjustments to the Offer.    The Mixed Consideration, Cash Consideration, the Stock Consideration, the Maximum Cash Shares in Offer, the Offer Cash Proration Factor, the Maximum Stock Shares in Offer and the Offer Stock Proration Factor shall each be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock or Parent Common Stock, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of Company Shares or shares of Parent Common Stock outstanding after the date hereof and prior to Purchaser's acceptance for payment of, and payment for, Company Shares that are tendered pursuant to the Offer.

          (e)    Expiration and Extension of the Offer.

              (i)  Unless the Offer is extended pursuant to and in accordance with this Agreement, the Offer shall expire at midnight, New York Time, on the date that is twenty (20) business days (for this purpose calculated in accordance with Section 14d-1(g)(3) promulgated under the Exchange Act) after the date the Offer is first commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act). In the event that the Offer is extended pursuant to and in accordance with this Agreement, then the Offer shall expire on the date and at the time to which the Offer has been so extended.

             (ii)  Notwithstanding the provisions of Section 1.1(e)(i) or anything to the contrary set forth in this Agreement, without the consent of the Company:

              (A)  Purchaser shall (and Parent shall cause Purchaser to) extend the Offer for any period required by any Law, or any rule, regulation, interpretation or position of the SEC or its staff or Nasdaq, in any such case, which is applicable to the Offer, or to the extent necessary to resolve any comments of the SEC or its staff applicable to the Offer or the Offer Documents; and

              (B)  in the event that any of the Offer Conditions (including the Minimum Condition) have not been satisfied or waived as of any then scheduled expiration of the Offer, Purchaser shall (and Parent shall cause Purchaser to) extend the Offer for successive extension periods of up to ten (10) business days each in order to further seek to satisfy the Offer Conditions (including the Minimum Condition);

    provided, however, that any such extension shall not be deemed to impair, limit, or otherwise restrict in any manner the right of the Parties to terminate this Agreement pursuant to the terms of Article IX.

            (iii)  Neither Parent nor Purchaser shall extend the Offer or provide a "subsequent offering period" within the meaning of Rule 14d-11 promulgated under the Exchange Act in any manner other than pursuant to and in accordance with the provisions of Section 1.1(e)(ii) without the prior written consent of the Company.

            (iv)  Neither Parent nor Purchaser shall terminate or withdraw the Offer prior to the then scheduled expiration of the Offer unless this Agreement is validly terminated in accordance with Article IX, in which case Purchaser shall (and Parent shall cause Purchaser to) irrevocably and unconditionally terminate the Offer promptly (but in no event more than one (1) business day) after such termination of this Agreement.

             (v)  Nothing in this Section 1.1(e) shall be deemed to impair, limit or otherwise restrict in any manner the right of the parties to terminate this Agreement pursuant to the terms of Article IX.

          (f)    Payment for Company Shares.    On the terms and subject to conditions set forth in this Agreement and the Offer, Purchaser shall (and Parent shall cause Purchaser to) accept for payment, and pay for, all Company Shares that are validly tendered and not withdrawn in the Offer promptly (within the meaning of Section 14e-1(c) promulgated under the Exchange Act) after the expiration of the Offer (as it may be extended in accordance with Section 1.1(e)(ii)) (such time, the "Acceptance Time"). Without limiting the generality of the foregoing, Parent shall provide or cause to be provided to Purchaser on a timely basis the funds and shares of Parent Common Stock necessary to pay for any Company Shares that Purchaser becomes obligated to purchase pursuant to the Offer; provided, however, that without the prior written consent of the Company, Purchaser shall not accept for payment or pay for any Company Shares if, as a result, Purchaser would acquire less than the number of Company Shares necessary to satisfy the Minimum Condition. The consideration in the Offer payable in respect of each Company Share validly tendered and not withdrawn in the Offer shall be paid net to the holder thereof in cash or shares of Parent Common Stock, as applicable, subject to reduction for any applicable withholding taxes payable in respect thereof. The Company shall register (and shall instruct its transfer agent to register) the transfer of the Company Shares accepted for payment by Purchaser effective immediately after the Acceptance Time.

          (g)    Schedule TO; Offer Documents; Form S-4.

              (i)  As soon as practicable on the date the Offer is first commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act), Parent and Purchaser shall:

              (1)   prepare and file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, and including all exhibits thereto, the "Schedule TO") with respect to the Offer, which Schedule TO shall contain (A) as an exhibit the Offer to Purchase and forms of the letter(s) of election and transmittal and summary advertisement, if any, and other customary ancillary documents, in each case, in respect of the Offer and (B) notice to holders of Company Shares informing such holders of their rights of appraisal in respect of such Company Shares in accordance with Section 262 of the DGCL (together with all amendments and supplements thereto, the "Offer Documents");

              (2)   deliver a copy of the Schedule TO, including all exhibits thereto, to the Company at its principal executive offices in accordance with Rule 14d-3(a) promulgated under the Exchange Act;

              (3)   give telephonic notice of the information required by Rule 14d-3 promulgated under the Exchange Act, and mail by means of first class mail a copy of the Schedule TO, to Nasdaq in accordance with Rule 14d-3(a) promulgated under the Exchange Act; and

              (4)   subject to the Company's compliance with Section 1.2, cause the Offer Documents to be disseminated to all holders of Company Shares as and to the extent required by the Exchange Act.

             (ii)  Concurrently with the filing of the Offer Documents, Parent shall file with the SEC a registration statement on Form S-4 to register under the Securities Act, the offer and sale of Parent Common Stock pursuant to the Offer and the First Merger (the "Form S-4"). The Form S-4 will include a preliminary prospectus containing the information required under Rule 14d-4(b) promulgated under the Exchange Act (the "Preliminary Prospectus").

            (iii)  Subject to the provisions of Section 6.3, the Offer Documents and the Form S-4 may include a description of the determinations, approvals and recommendations of the Company Board of Directors set forth in Section 1.2(a) that relate to the Offer. Each of the Company and Parent shall use its reasonable best efforts to (A) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (B) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act or Securities Act, and (C) keep the Form S-4 effective for so long as necessary to complete the First Merger. The Company shall promptly furnish in writing to Parent and Purchaser all information concerning the Company and its Subsidiaries and the holders of Company Shares that is required by applicable Law to be included in the Offer Documents and the Form S-4 so as to enable Parent and Purchaser to comply with their obligations under this Section 1.1(g). Parent, Purchaser and the Company shall cooperate in good faith to determine the information regarding the Company that is necessary to include in the Offer Documents and the Form S-4 in order to satisfy applicable Laws. Each of Parent, Purchaser and the Company shall promptly correct any information provided by it or any of its respective Representatives for use in the Offer Documents and the Form S-4 if and to the extent that such information shall have become false or misleading in any material respect. Parent and Purchaser shall, with the Company's reasonable cooperation, take all steps necessary to cause the Offer Documents and the Form S-4, as so corrected, to be filed with the SEC and to be disseminated to the holders of Company Shares, in each case as and to the extent required by applicable Laws, or by the SEC or its staff or Nasdaq. Parent shall cause the Form S-4 to comply as to form in all material respects with requirements of applicable Law. Parent and Purchaser shall provide the Company and its counsel a reasonable opportunity to review and comment on the Offer Documents and the Form S-4 prior to the filing thereof with the SEC, and Parent and Purchaser shall give reasonable and good faith consideration to any reasonable comments made by the Company and its counsel. Parent and Purchaser shall provide in writing to the Company and its counsel any and all written comments or other communications (and shall provide a summary of all substantive oral comments or communications), that Parent, Purchaser or their counsel may receive from the SEC or its staff with respect to the Offer Documents and the Form S-4 promptly after such receipt, and Parent and Purchaser shall provide the Company and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff (including a reasonable opportunity to review and comment on any such response, to which Parent and Purchaser shall give reasonable and good faith consideration to any reasonable comments made by the Company and its counsel) and to participate in any scheduled discussions with the SEC or its staff regarding any such comments. Parent shall also take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or "blue sky" Laws and the rules and regulations thereunder in connection with the issuance of the Parent Common Stock in the Offer or the First Merger, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock as may be reasonably requested in connection with any such actions.

        Section 1.2.    Company Actions.

          (a)    Company Determinations, Approvals and Recommendations.    The Company hereby approves and consents to the Offer and represents and warrants to Parent and Purchaser that, at a meeting duly called and held prior to the date hereof, the Company Board of Directors has, upon the terms and subject to the conditions set forth herein:

              (i)  determined that the terms of the Offer, the Mergers and the other transactions contemplated by this Agreement are fair to, and in the best interests of, the Company and its stockholders;

             (ii)  determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement;

            (iii)  approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Offer, the Merger and the other Transactions upon the terms and subject to the conditions contained herein; and

            (iv)  resolved to make the Company Board Recommendation; provided, however, that the Company Board of Directors may effect a Change of Recommendation in accordance with the terms of Section 6.3.

  The Company hereby consents to the inclusion of the foregoing determinations and approvals and the Company Board Recommendation in the Offer Documents, until and unless the Company Board of Directors has effected a Change of Recommendation in compliance with the terms of Section 6.3.

          (b)    Schedule 14D-9.    The Company shall (i) file with the SEC concurrently with the filing by Parent and Purchaser of the Schedule TO or as soon as practicable thereafter, a Solicitation/Recommendation Statement on Schedule 14D-9 pertaining to the Offer (together with all amendments and supplements thereto, and including all exhibits thereto, the "Schedule 14D-9") and (ii) cause the Schedule 14D-9 to be mailed to the holders of Company Shares promptly after commencement of the Offer. To the extent reasonably requested by the Company, Parent shall cause the Schedule 14D-9 to be mailed or otherwise disseminated to the holders of Company Shares together with the Offer Documents. Each of Parent and Purchaser shall furnish in writing to the Company all information concerning Parent and Purchaser that is required by applicable Laws to be included in the Schedule 14D-9 so as to enable the Company to comply with its obligations under this Section 1.2(b). Parent, Purchaser and the Company shall cooperate in good faith to determine the information regarding the Company that is necessary to include in the Schedule 14D-9 in order to satisfy applicable Laws. Each of the Company, Parent and Purchaser shall promptly correct any information provided by it or any of its respective directors, officers, employees, affiliates, agents or other representatives for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect. The Company shall take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to the holders of Company Shares, in each case as and to the extent required by applicable Laws, including by setting the Stockholder List Date as the record date for the purpose of receiving the notice required by Section 262(d) of the DGCL. The Company shall cause the Schedule 14D-9 to comply as to form in all material respects with requirements of applicable Law. The Company shall provide Parent, Purchaser and their counsel a reasonable opportunity to review and comment on the Schedule 14D-9 prior to the filing thereof with the SEC, and the Company shall give reasonable and good faith consideration to any reasonable comments made by Parent, Purchaser and their counsel (it being understood that Parent, Purchaser and their counsel shall provide any comments thereon as soon as reasonably practicable). Unless the Company Board of Directors has effected a Change of Recommendation in compliance with Section 6.3, the Company shall provide in writing to Parent, Purchaser and their counsel any comments or other communications, whether written or oral, the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after such receipt, and, unless the Company Board of Directors has effected a Change of Recommendation in compliance with Section 6.3, the Company shall provide Parent, Purchaser and their counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff (including a reasonable opportunity to review and comment on any such response, to which the Company shall give reasonable and good faith consideration to any comments made by Parent, Purchaser and their counsel) and to participate in any scheduled discussions with the SEC or its staff regarding any such comments. Until and unless the Company Board of Directors has effected a Change of Recommendation in compliance with Section 6.3, the Company shall include the Company Board Recommendation in the Schedule 14D-9. The Schedule 14D-9 shall include the fairness opinions of the Company's financial advisors referenced in Section 4.21 and the notice and other information required by Section 262(d) of the DGCL.

          (c)    Company Information.    In connection with the Offer, the Company shall, or shall cause its transfer agent to, promptly furnish Parent and Purchaser with such assistance and such information as Parent or its agents may reasonably request in order to disseminate and otherwise communicate the Offer to the record and beneficial holders of Company Shares, including a list, as of the most recent practicable date, of the stockholders of the Company, mailing labels and any available listing or computer files containing the names and addresses of all record and beneficial holders of Company Shares, and lists of security positions of Company Shares held in stock depositories (including updated lists of stockholders, mailing labels, listings or files of securities positions), in each case accurate and complete as of the most recent practicable date, and shall promptly furnish Parent and Purchaser with such additional information and assistance (including updated lists of the record and beneficial holders of Company Shares, mailing labels and lists of security positions) as Parent and Purchaser or their agents may reasonably request in order to communicate the Offer to the holders of Company Shares (the date of the list used to determine the Persons to whom the Offer Documents and Schedule 14D-9 are first disseminated, the "Stockholder List Date"). Subject to applicable Laws, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Purchaser (and their respective agents) shall:

              (i)  hold in confidence the information contained in any such lists of stockholders, mailing labels and listings or files of securities positions;

             (ii)  use such information only in connection with the Offer and the Mergers; and

            (iii)  if (A) this Agreement shall be terminated pursuant to Article IX, and (B) Parent and Purchaser shall withdraw the Offer, promptly return (and shall use their respective reasonable efforts to cause their agents to deliver) to the Company any and all copies and any extracts or summaries from such information then in their possession or control.

ARTICLE II

THE MERGERS

        Section 2.1.    The Mergers.     Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL (including Section 251(h) of the DGCL) and the Limited Liability Company Act of the State of Delaware (the "DLLCA"), (a) at the First Effective Time, Purchaser shall be merged with and into the Company, whereupon the separate existence of Purchaser will cease, with the Company surviving the First Merger (the Company, as the surviving entity in the First Merger, sometimes being referred to herein as the "First Surviving Corporation"), such that following the First Merger, the First Surviving Corporation will be a wholly owned direct subsidiary of Parent, and (b) immediately thereafter, and as part of the same plan, at the Second Effective Time, the First Surviving Corporation shall be merged with and into Merger Sub 2, whereupon the separate existence of the First Surviving Corporation will cease, with Merger Sub 2 surviving the Second Merger (Merger Sub 2, as the surviving entity of the Second Merger, sometimes being referred to herein as the "Surviving Company"), such that following the Second Merger, the Surviving Company will be a wholly owned direct subsidiary of Parent. The Mergers shall have the effects provided in this Agreement and as specified in the DGCL and the DLLCA, as applicable. The First Merger shall be governed by Section 251(h) of the DGCL.

        Section 2.2.    Closing.     The closing of the Mergers (the "Closing") will take place at 10:00 a.m., Pacific Time, at the offices of Wilson Sonsini Goodrich & Rosati, P.C., One Market Plaza, Spear Tower, Suite 3300, San Francisco, California 94105, as promptly as practicable following the Acceptance Time (and on the same date on which the Acceptance Time occurs), subject to the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article VIII (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived on the Closing Date), unless another date or place is agreed to in writing by the Company and Parent. The date on which the Closing actually takes place is referred to as the "Closing Date"). The parties shall take all necessary and appropriate actions to cause the Mergers to become effective immediately following the Acceptance Time, without a meeting of the stockholders of the Company, in accordance with Section 251(h) of the DGCL.

        Section 2.3.    Effective Times.     On the Closing Date, the Parties shall cause (a) a certificate of merger with respect to the First Merger (the "First Certificate of Merger") to be duly executed and filed with the DSOS as provided under the DGCL and make any other filings, recordings or publications required to be made by the Company or Purchaser under the DGCL in connection with the First Merger, which shall be as soon as practicable after the Acceptance Time and (b) a certificate of merger with respect to the Second Merger (the "Second Certificate of Merger") to be duly executed and filed with the DSOS as provided under the DGCL and the DLLCA and make any other filings, recordings or publications required to be made by the First Surviving Corporation or Merger Sub 2 under the DGCL and the DLLCA in connection with the Second Merger. The First Merger shall become effective at such time as the First Certificate of Merger is duly filed with the DSOS or on such other date and time as shall be agreed to by the Company and Parent and specified in the First Certificate of Merger, which shall be as soon as is practicable after the Acceptance Time (such date and time being hereinafter referred to as the "First Effective Time"). The Second Merger shall become effective at such time as the Second Certificate of Merger is duly filed with the DSOS or on such other date and time as shall be agreed to by the Company and Parent and specified in the Second Certificate of Merger (such date and time being hereinafter referred to as the "Second Effective Time"). The First Effective Time shall, in all events, precede the Second Effective Time.

        Section 2.4.    Governing Documents.

          (a)   At the First Effective Time, the Company Certificate and the Company Bylaws shall be the certificate of incorporation and bylaws, respectively, of the First Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

          (b)   At the Second Effective Time, subject to Section 7.5, the certificate of formation and limited liability company agreement of Merger Sub 2, as in effect immediately prior to the Second Effective Time, shall be the certificate of formation and limited liability company agreement of the Surviving Company, until thereafter amended in accordance with applicable Law and the applicable provisions of such certificate of formation and limited liability company agreement, provided that the name of the Surviving Company shall be "Pharmacyclics, Inc.".

        Section 2.5.    Officers, Directors and Managers of the Surviving Entities.

          (a)   The officers of the Company immediately prior to the First Effective Time, from and after the First Effective Time, shall continue as the officers of the First Surviving Corporation.

          (b)   The directors of the Purchaser immediately prior to the First Effective Time, from and after the First Effective Time, shall continue as the directors of the First Surviving Corporation.

          (c)   The officers of the First Surviving Corporation immediately prior to the Second Effective Time, from and after the Second Effective Time, shall be the officers of the Surviving Company.

          (d)   The manager of Merger Sub 2 immediately prior to the Second Effective Time shall be and become the manager of the Surviving Company as of the Second Effective Time.

        Section 2.6.    Tax Consequences.     The Parties intend that, for U.S. federal income tax purposes, (a) the Offer and the Mergers, taken together, shall qualify as a "reorganization" within the meaning of Section 368(a) of the Code and (b) this Agreement, including any amendments thereto, be, and is hereby adopted as, the "plan of reorganization" involving the Offer and the Mergers for purposes of Sections 354 and 361 of the Code.

ARTICLE III

TREATMENT OF SECURITIES

        Section 3.1.    Treatment of Capital Stock.

          (a)    Treatment of Company Common Stock.    At the First Effective Time, by virtue of the First Merger and without any action on the part of the Parties or holders of any securities of the Company or of Purchaser, subject to Section 1.1(a) and any applicable withholding Tax, each Company Share issued and outstanding immediately prior to the First Effective Time (other than any Cancelled Shares and any Dissenting Shares) shall be automatically converted into the right to receive, at the election of the holder, (i) the Mixed Consideration, (ii) the Cash Consideration or (iii) the Stock Consideration (in case, the "Merger Consideration"), in each case subject to proration as set forth in Section 3.1(e) and the other provisions of this Article III. From and after the First Effective Time, all such Company Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such Company Shares shall cease to have any rights with respect thereto, except the right to receive the applicable portion of Merger Consideration therefor upon the surrender of such Company Shares in accordance with Section 3.2, including the right to receive, pursuant to Section 3.6, cash in lieu of fractional shares of Parent Common Stock, if any, into which such Company Shares have been converted pursuant to this Section 3.1(a) (the "Fractional Share Consideration"), together with the amounts, if any, payable pursuant to Section 3.2(f).

          (b)    Cancellation of Company Common Stock.    At the First Effective Time, all Company Shares owned by the Company, Parent, the Merger Subs or by any of their respective Subsidiaries shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor (collectively, the "Cancelled Shares").

          (c)    Treatment of Purchaser Shares.    At the First Effective Time, each issued and outstanding share of common stock, par value $0.01 per share, of Purchaser (the "Purchaser Shares") shall be automatically converted into and become one fully paid and nonassessable share of common stock of the First Surviving Corporation and shall constitute the only outstanding shares of capital stock of the First Surviving Corporation. From and after the First Effective Time, all certificates representing Purchaser Shares shall be deemed for all purposes to represent the number of shares of common stock of the First Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

          (d)    Effect of Second Merger.    At the Second Effective Time, by virtue of the Second Merger and without any action on the part of any of the Parties or holders of any securities of the First Surviving Corporation or of Merger Sub 2, (i) each membership interest of Merger Sub 2 issued and outstanding immediately prior to the Second Effective Time shall remain outstanding as a membership interest of the Surviving Company and (ii) all shares of common stock of the First Surviving Corporation shall no longer be outstanding and shall automatically be cancelled and shall cease to exist without any consideration being payable therefor.

          (e)    Election; Proration.

              (i)  Subject to the other clauses of this Section 3.1(e), each holder of Company Shares as of immediately prior to the consummation of the First Merger (other than Dissenting Shares and Cancelled Shares) shall be entitled to elect (i) a number of Cash Election Shares, (ii) a number of Stock Election Shares, and (iii) a number of Mixed Election Shares. Any Cash Election, Stock Election or Mixed Election shall be made on a form mutually agreed by Parent and the Company prior to the Acceptance Time for that purpose (a "Form of Election in Merger"), which shall be mailed to such holders of Company Shares promptly after the Closing Date (such date, the "Mailing Date"). The deadline for submitting an effective, properly completed Form of Election in Merger to the Exchange Agent shall be 5:00 p.m., New York City time, on the 20th day following the Mailing Date (or such other time and date as the Parties may mutually agree) (the "Election Deadline").

             (ii)  Any election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Form of Election in Merger by the Election Deadline. Any Form of Election in Merger may be revoked or changed by the authorized Person properly submitting such Form of Election in Merger, by written notice received by the Exchange Agent prior to the Election Deadline. In the event a Form of Election in Merger is revoked prior to the Election Deadline, the Company Shares represented by such Form of Election in Merger shall become Mixed Election Shares, except to the extent a subsequent election is properly made with respect to any or all of such Company Shares prior to the Election Deadline. Subject to the terms of this Agreement and of the Form of Election in Merger, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Form of Election in Merger, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. None of Parent, the Company or the Exchange Agent shall be under any obligation to notify any Person of any defect in a Form of Election in Merger.

            (iii)  Notwithstanding any other provision contained in this Agreement, but subject to Section 3.1(e)(iv), Section 3.1(e)(v) and Section 3.1 (e)(vi), the Cash Election Shares and Stock

    Election Shares eligible to receive Merger Consideration pursuant to Section 3.1(a) shall be subject to proration in the following circumstances:

              (1)   The maximum number of Company Shares which shall be eligible to receive the Cash Consideration pursuant to Section 3.1(a) shall equal 58.3% of the aggregate number of Company Shares entitled to receive Merger Consideration pursuant to Section 3.1(a) (excluding Mixed Election Shares and the No Election Shares) (the "Maximum Cash Shares in Merger").

              (2)   If the total number of Cash Election Shares eligible to receive Merger Consideration pursuant to Section 3.1(a) exceeds the Maximum Cash Shares in Merger, such Cash Elections shall be subject to proration as follows: For each such Cash Election, the number of Company Shares that shall be converted into the right to receive the Cash Consideration shall be (A) the total number of Cash Election Shares multiplied by (B) the Merger Cash Proration Factor, rounded down to the nearest Company Share. The "Merger Cash Proration Factor" means a fraction (x) the numerator of which shall be the Maximum Cash Shares in Merger and (y) the denominator of which shall be the aggregate number of Cash Election Shares eligible to receive Merger Consideration pursuant to Section 3.1(a). The Cash Election Shares that were not converted into the right to receive the Cash Consideration in accordance with this Section 3.1(e)(iii)(2) shall be converted into the right to receive the Stock Consideration.

              (3)   The maximum number of Company Shares which shall be eligible to receive the Stock Consideration pursuant to Section 3.1(a) shall equal 41.7% of the aggregate number of Company Shares entitled to receive Merger Consideration pursuant to Section 3.1(a) (excluding Mixed Election Shares and the No Election Shares) (the "Maximum Stock Shares in Merger").

              (4)   If the total number of Stock Election Shares eligible to receive Merger Consideration pursuant to Section 3.1(a) exceeds the Maximum Stock Shares in Merger, such Stock Elections shall be subject to proration as follows: For each such Stock Election, the number of Company Shares that shall be converted into the right to receive the Stock Consideration shall be (A) the total number of Stock Election Shares multiplied by (B) the Merger Stock Proration Factor, rounded down to the nearest Company Share. The "Merger Stock Proration Factor" means a fraction (x) the numerator of which shall be the Maximum Stock Shares in Merger and (y) the denominator of which shall be the aggregate number of Stock Election Shares eligible to receive Merger Consideration pursuant to Section 3.1(a). The Stock Election Shares that were not converted into the right to receive the Stock Consideration in accordance with this Section 3.1(e)(iii)(4) shall be converted into the right to receive the Cash Consideration.

            (iv)  All prorations resulting from either Section 3.1(c)(iii)(2) or Section 3.1(c)(iii)(4) shall be applied on a pro rata basis, such that each holder of Company Shares bears its proportionate share of the proration, based on a percentage of the total Cash Election Shares or Stock Election Shares, as applicable, elected by such holder of Company Shares bears to all Cash Election Shares or Stock Election Shares, as applicable, elected by holders of Company Shares in the First Merger.

             (v)  Notwithstanding any other provision of this Agreement to the contrary, but subject to Section 3.1(e)(vi), a sufficient number of Cash Election Shares and No Election Shares and Mixed Election Shares eligible to receive Merger Consideration pursuant to Section 3.1(a) shall be converted into the right to receive Stock Consideration to the same extent as any comparable proration in the Offer pursuant to Section 1.1(c)(v).

            (vi)  Notwithstanding any provision of this Agreement to the contrary, including Section 3.1(e)(v), in no event shall the total number of shares of Parent Common Stock issued pursuant to the Offer and issuable pursuant to the Merger and upon exercise or conversion of all convertible securities assumed by Parent in the Merger constitute such a percentage of the total number of outstanding shares of Parent Common Stock the issuance of which would require any stockholder action under the NYSE Rule.

          (f)    Adjustment to Merger Consideration.    The Merger Consideration, Maximum Cash Shares in Merger, and Merger Cash Proration Factor and Merger Stock Proration Factor shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock or Parent Common Stock, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of Company Shares or Parent Common Stock outstanding after the date hereof and prior to the First Effective Time.

        Section 3.2.    Payment for Securities; Surrender of Certificates.

          (a)    Exchange Fund.    Prior to the First Effective Time, Parent or Purchaser shall designate a bank or trust company reasonably acceptable to the Company to act as the exchange agent in connection with the First Merger (the "Exchange Agent"). The Exchange Agent shall also act as the agent for the Company's stockholders for the purpose of receiving and holding their Form of Election in Merger and Certificates and Book-Entry Shares and shall obtain no rights or interests in the shares represented thereby. At or immediately after the First Effective Time, Parent or Purchaser shall deposit, or cause to be deposited, with the Exchange Agent (i) evidence of Parent Common Stock issuable pursuant to Section 3.1(a) in book-entry form equal to the aggregate Parent Common Stock portion of the Merger Consideration (excluding any Fractional Share Consideration), and (ii) cash in immediately available funds in an amount sufficient to pay the aggregate cash portion of the Merger Consideration, Fractional Share Consideration and any dividends under Section 3.2(f) (such evidence of book-entry shares of Parent Common Stock and cash amounts, together with any dividends or other distributions with respect thereto, the "Exchange Fund"), in each case, for the sole benefit of the holders of Company Shares. In the event the Exchange Fund shall be insufficient to pay the aggregate cash portion of the Merger Consideration, Fractional Share Consideration and any dividends under Section 3.2(f), Parent shall, or shall cause Parent or Purchaser to, promptly deposit additional funds with the Exchange Agent in an amount which is equal to the deficiency in the amount required to make such payment. Parent shall cause the Exchange Agent to make, and the Exchange Agent shall make, delivery of the Merger Consideration, including payment of the Fractional Share Consideration, and any amounts payable in respect of dividends or other distributions on shares of Parent Common Stock in accordance with Section 3.2(f) out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as reasonably directed by Parent; provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated P-1 or A-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this Article III. Any interest and other income resulting from such investments shall be paid to the Surviving Company on the earlier of (A) one (1) year after the First Effective Time or (B) the full payment of the Exchange Fund.

          (b)    Procedures for Surrender.    Promptly after the First Effective Time, Parent shall, and shall cause the Surviving Company to, cause the Exchange Agent to mail (and make available for collection by hand) to each holder of record of a certificate or certificates which immediately prior to the First Effective Time represented outstanding Company Shares (the "Certificates") or non-certificated Company Shares represented by book-entry ("Book-Entry Shares") and whose Company Shares were converted pursuant to Section 3.1 into the right to receive the Merger Consideration (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify and (ii) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for payment of the Merger Consideration into which such Company Shares have been converted pursuant to Section 3.1, including any amount payable in respect of Fractional Share Consideration in accordance with Section 3.6, and any dividends or other distributions on shares of Parent Common Stock in accordance with Section 3.2(f). Upon surrender of a Certificate (or an affidavit of loss in lieu thereof) or Book-Entry Share for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent or the Surviving Company, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the applicable Merger Consideration pursuant to the provisions of this Article III, any Fractional Share Consideration that such holder has the right to receive pursuant to the provisions of Section 3.6, and any amounts that such holder has the right to receive in respect of dividends or other distributions on shares of Parent Common Stock in accordance with Section 3.2(f) for each Company Share formerly represented by such Certificate or Book-Entry Share, to be mailed (or made available for collection by hand if so elected by the surrendering holder) within five (5) business days following the later to occur of (x) the Election Deadline and the determination of pro ration pursuant to Section 3.1(e) or (y) the Exchange Agent's receipt of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share, and the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share so surrendered shall be forthwith cancelled. The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (A) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (B) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Company that such Tax either has been paid or is not required to be paid. Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated by this Section 3.2, each Certificate and Book-Entry Share shall be deemed at any time after the First Effective Time to represent only the right to receive the applicable Merger Consideration as contemplated by this Article III, including any amount payable in respect of Fractional Share Consideration in accordance with Section 3.6, and any dividends or other distributions on shares of Parent Common Stock in accordance with Section 3.2(f), without interest thereon.

          (c)    Transfer Books; No Further Ownership Rights in Company Shares.    At the First Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Shares on the records of the Company. From and after the First Effective Time, the holders of Certificates outstanding immediately prior to the First Effective Time shall cease to have any rights with respect to such Company Shares except as otherwise provided for herein or by applicable Law. If, after the First Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Company for any reason, they shall be cancelled and exchanged as provided in this Agreement.

          (d)    Termination of Exchange Fund; No Liability.    At any time following twelve (12) months after the First Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) remaining in the Exchange Fund that have not been disbursed, or for which disbursement is pending subject only to the Exchange Agent's routine administrative procedures, to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to the Surviving Company and Parent (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the applicable Merger Consideration, including any amount payable in respect of Fractional Share Consideration in accordance with Section 3.6, and any dividends or other distributions on shares of Parent Common Stock in accordance with Section 3.2(f), payable upon due surrender of their Certificates or Book-Entry Shares and compliance with the procedures in Section 3.2(b), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Company, Parent or the Exchange Agent shall be liable to any holder of a Certificate or Book-Entry Share for any Merger Consideration or other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

          (e)    Lost, Stolen or Destroyed Certificates.    In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the applicable Merger Consideration payable in respect thereof pursuant to Section 3.1 hereof, including any amount payable in respect of Fractional Share Consideration in accordance with Section 3.6, and any dividends or other distributions on shares of Parent Common Stock in accordance with Section 3.2(f).

          (f)    Dividends or Distributions with Respect to Parent Common Stock.    No dividends or other distributions with respect to Parent Common Stock with a record date after the First Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the shares of Parent Common Stock issuable hereunder, and all such dividends and other distributions shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate or Book-Entry Share (or affidavit of loss in lieu thereof) in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Certificate or Book-Entry Share (or affidavit of loss in lieu thereof) there shall be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the First Effective Time theretofore paid with respect to such shares of Parent Common Stock to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the First Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.

        Section 3.3.    Dissenter's Rights.

          (a)   Notwithstanding anything to the contrary set forth in this Agreement, Company Shares issued and outstanding immediately prior to the First Effective Time (other than Cancelled Shares) and held by a holder who has not tendered into the Offer and properly exercised appraisal rights in respect of such shares in accordance with Section 262 of the DGCL (such shares being referred to collectively as the "Dissenting Shares" until such time as such holder fails to perfect, withdraws or otherwise loses such holder's appraisal rights under Delaware Law with respect to such shares) shall not be converted into a right to receive the Merger Consideration but instead shall be entitled to payment of such consideration as may be determined to be due in accordance with Section 262 of the DGCL; provided, however, that if, after the First Effective Time, such holder fails to perfect, withdraws or otherwise loses such holder's right to appraisal pursuant to Section 262 of the DGCL, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such Company Shares shall be treated as if they had been converted as of the First Effective Time into the right to receive the Merger Consideration in accordance with Section 3.1(a), without interest thereon, upon surrender of such Certificate formerly representing such share or transfer of such Book-Entry Shares, as the case may be.

          (b)   The Company shall give prompt notice to Parent of any demands received by the Company for appraisal of any Company Shares, of any withdrawals of such demands and of any other instruments served pursuant to the DGCL and received by the Company relating to Section 262 of the DGCL, and Parent shall have the opportunity to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the First Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.

        Section 3.4.    Treatment of Company Equity Awards.

          (a)   As of the First Effective Time, each Company Stock Option shall be cancelled and converted into the right to receive cash amount(s) equal to the product of: (i) the total number of Company Shares subject to such Company Stock Option multiplied by (ii) the excess, if any, of (x) the Cash Consideration over (y) the exercise price per Company Share of such Company Stock Option (the "Option Cash Payment"). With respect to the portion of the Option Cash Payment relating to any Vested Company Stock Option, such Option Cash Payment shall be payable (without interest and less applicable withholding Taxes) in a lump sum promptly following the Closing Date. With respect to the portion of the Option Cash Payment relating to any Unvested Company Stock Option, the Option Cash Payment shall be payable (without interest and less applicable withholding Taxes) through December 31 of the calendar year in which the Closing Date occurs (the "Delayed Payment Date") at the same rate as the corresponding Unvested Company Stock Option would have vested under the vesting terms in place immediately prior to the First Effective Time had such Unvested Company Stock Option not been cancelled under this Agreement with any remaining unpaid Option Cash Payment as of the Delayed Payment Date payable (without interest and less applicable withholding Taxes) in a lump sum on or before the Delayed Payment Date, in all cases subject to the holder continuing to provide services to Parent or any of its Subsidiaries following the Closing Date (and further subject to any vesting acceleration provided for in the applicable Company Equity Plan, in any award agreement or other agreement, plan, policy, or arrangement applicable to such Company Stock Option or applicable to such Company Stock Options by reason of this Agreement or the Transactions). With respect to any Company Stock Option with performance-based vesting conditions that remains outstanding as of immediately prior to the First Effective Time, the performance goals will be deemed achieved at target levels and such Company Stock Option will be vested as of immediately prior to the First Effective Time to the same extent such Company Stock Option would have been had the performance goals been achieved at target levels following the end of the performance period(s) under the vesting schedule applicable to such Company Stock Option in place immediately prior to the First Effective Time.

          (b)   As of the First Effective Time, each Company RSU shall be cancelled and converted into the right to receive cash amount(s) equal to the product of: (i) the total number of Company RSUs multiplied by (ii) the Cash Consideration (the "RSU Cash Payment"). With respect to the portion of the RSU Cash Payment relating to any Vested Company RSU, such RSU Cash Payment shall be payable (without interest and less applicable withholding Taxes) in a lump sum promptly following the Closing Date. With respect to the portion of the RSU Cash Payment relating to any Unvested Company RSU, the RSU Cash Payment shall be payable (without interest and less applicable withholding Taxes) through the Delayed Payment Date at the same rate as the corresponding Unvested Company RSU would have vested under the vesting terms in place immediately prior to the First Effective Time had such Unvested Company RSU not been cancelled under this Agreement with any remaining unpaid RSU Cash Payment payable (without interest and less applicable withholding Taxes) in a lump sum on or before the Delayed Payment Date, in all cases subject to the holder continuing to provide services to Parent or any of its Subsidiaries following the Closing Date (and further subject to any vesting acceleration provided for in the applicable Company Equity Plan, in any award agreement or other agreement, plan, policy, or arrangement applicable to such Company RSUs, or applicable to such Company RSUs by reason of this Agreement or the Transactions). With respect to any Company RSU with performance-based vesting conditions that remain outstanding as of immediately prior to the First Effective Time, the performance goals will be deemed achieved at target levels and such Company RSU will be vested as of immediately prior to the First Effective Time to the same extent such Company RSU would have been had the performance goals been achieved at target levels following the end of the performance period(s) under the vesting schedule applicable to such Company RSU in place immediately prior to the First Effective Time.

          (c)   Prior to the First Effective Time, the Company shall pass resolutions as are necessary for the treatment of the Company Equity Awards as contemplated by this Section 3.4.

          (d)   Prior to the Acceptance Time (i) each outstanding offering period then in progress (each, an "Offering Period") under the Company's Employee Stock Purchase Plan (the "ESPP") shall terminate, (ii) each ESPP participant's accumulated contributions under the ESPP shall be used to purchase Company Shares in accordance with the terms of the ESPP as of such time, and the funds, if any, that remain in the participants' accounts after such purchase shall be returned to the participants and (iii) the ESPP shall terminate. No participant may elect to participate in the ESPP after the date of this Agreement, participants may not increase their payroll deduction percentages or purchase elections from those in effect on the date of this Agreement and no new offering period under the ESPP shall commence under the ESPP following the date of this Agreement. Prior to the Acceptance Time, the Company shall pass resolutions as are necessary for the treatment of the purchase rights under the ESPP and the termination of the ESPP as contemplated by this Section 3.4.

        Section 3.5.    Withholding.     Parent, the Merger Subs, the First Surviving Corporation and the Surviving Company shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the consideration otherwise payable to a holder of Company Common Stock or Company Equity Awards pursuant to this Agreement, any amounts as are required to be withheld or deducted with respect to such consideration under the Code, or any applicable provisions of state, local or foreign Tax Law. To the extent that amounts are so withheld and timely remitted to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock or Company Equity Awards in respect of which such deduction and withholding was made.

        Section 3.6.    Fractional Shares.     No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of Company Shares converted pursuant to the First Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after aggregating all shares represented by the Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the Parent Trading Price.

ARTICLE IV

REPRESENTATIONS AND
WARRANTIES OF THE COMPANY

        Except as disclosed in the Company SEC Documents filed or furnished with the SEC since December 31, 2013 (including exhibits and other information incorporated by reference therein) and publicly available prior to the date hereof (but excluding any forward-looking disclosures set forth in any "risk factors" section, any disclosures in any "forward-looking statements" section and any other disclosures included therein to the extent they are predictive or forward-looking in nature), where the applicability of such disclosure as an exception to a particular representation is reasonably apparent on the face of such disclosure, or in the section or subsection of the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the "Company Disclosure Letter") that specifically corresponds to such section or subsection of this Article IV (or in any other section or subsection of this Article IV if the applicability of such disclosure to such section or subsection of this Article IV is reasonably apparent on the face of such disclosure), the Company represents and warrants to Parent as set forth below.

        Section 4.1.    Qualification, Organization, Subsidiaries, etc.

          (a)   Each of the Company and the Company Subsidiaries is a legal entity duly organized, validly existing and, where such concept is recognized, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized (other than the Company), validly existing (other than the Company), qualified or, where relevant, in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has filed with the SEC, prior to the date of this Agreement, a complete and accurate copy of the Company Governing Documents as amended to the date hereof. The Company Governing Documents are in full force and effect and the Company is not in violation of either of the Company Governing Documents.

          (b)   All the issued and outstanding shares of capital stock of, or other equity interests in, each Company Subsidiary have been validly issued and are fully paid and nonassessable and are wholly owned, directly or indirectly, by the Company free and clear of all Liens, other than Permitted Liens.

        Section 4.2.    Capitalization.

          (a)   The authorized capital stock of the Company consists of 150,000,000 Company Shares and 1,000,000 shares of preferred stock, par value $0.0001 per share ("Company Preferred Stock"). As of March 2, 2015 (the "Company Capitalization Date"), (i)(A) 76,179,731 Company Shares were issued and outstanding, (B) no Company Shares were held in treasury and (C) no Company Shares were held by the Company Subsidiaries, (ii) 1,776,324 Company Shares were reserved for issuance pursuant to the Company Equity Plans, (iii) 454,346 Company Shares were reserved for issuance pursuant to the ESPP, and (iv) no shares of Company Preferred Stock were issued or outstanding. All the outstanding Company Shares are, and all Company Shares reserved for issuance as noted above shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights.

          (b)   Section 4.2(b) of the Company Disclosure Letter sets forth, as of the Company Capitalization Date, (i) the aggregate number of Company Shares that are subject to Company Stock Options, (ii) the aggregate number of Company Shares that are subject to Company RSUs, (iii) the name or identification number of each holder, (iv) the number of Company Shares subject to each Company Stock Option and Company RSU, (v) the grant date of each Company Stock Option and Company RSU and (vi) the exercise price for each Company Stock Option (in the case of clauses (iii), (iv), (iv) and (vi), on a holder-by-holder basis). The Company shall provide Parent, within three (3) business days prior to the anticipated Closing Date, a complete and correct list, as of such date, of all holders of Company Stock Options and Company RSUs, specifying, on a holder-by-holder basis, (i) the name of each holder, (ii) the number of Company Shares subject to each Company Stock Option and Company RSU, (iii) the grant date of each Company Stock Option and Company RSU, (iv) the exercise price for each Company Stock Option, (v) the vesting schedule of each Company Stock Option and Company RSU, (vi) the settlement schedule of each Company RSU, (vii) the Company Equity Plan under which each Company Stock Option and Company RSU was issued and (viii) the expiration date of each Company Stock Option. No Company Stock Option is intended to qualify as an "incentive stock option" under Section 422 of the Code and each Company Stock Option has been granted with a per-share exercise price at least equal to the per-share fair market value, as determined under Section 409A of the Code, of a Company Share on the applicable date of grant.

          (c)   Except as set forth in Section 4.2(a) and Section 4.2(b) above, as of the Company Capitalization Date: (i) the Company does not have any shares of capital stock or other voting securities issued or outstanding or reserved for issuance, and (ii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock to which the Company or any of the Company Subsidiaries is a party obligating the Company or any of the Company Subsidiaries to (A) issue, transfer or sell any shares in the capital or other equity interests of the Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or equity interests (in each case other than to the Company or a wholly owned Subsidiary of the Company); (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; (C) redeem or otherwise acquire any such shares in its capital or other equity interests; or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary that is not wholly owned.

          (d)   Neither the Company nor any Company Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

          (e)   There are no voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of the capital stock or other equity interest of the Company or any Company Subsidiary.

        Section 4.3.    Corporate Authority.

          (a)   The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the Transactions, including the Offer and the Mergers. The execution and delivery of this Agreement (including the agreement of merger, as such term is used in Section 251 of the DGCL) and the consummation of the Transactions have been duly and validly authorized by the Company Board of Directors and no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the Transactions and the performance of the Company's obligations under this Agreement, except for the filing of the First Certificate of Merger with the DSOS. On or prior to the date hereof, the Company Board of Directors has unanimously (i) determined that the terms of the Offer, the Mergers and the other Transactions are fair to, and in the best interests of, the Company and its stockholders, (ii) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (iii) approved the execution and delivery by the Company of this Agreement (including the agreement of merger, as such term is used in Section 251 of the DGCL), the performance by the Company of its covenants and agreements contained herein and the consummation of the Offer, the Mergers and the other Transactions upon the terms and subject to the conditions contained herein and (iv) resolved to recommend that the holders of shares of Company Common Stock accept the Offer and tender their shares of Company Common Stock to Purchaser pursuant to the Offer.

          (b)   The affirmative vote of the holders of a majority of the issued and outstanding Company Shares is the only vote of the holders of any class or series of Company capital stock that, absent Section 251(h) of the DGCL, would have been necessary under applicable Law and the Company's certificate of incorporation and bylaws to adopt, approve or authorize this Agreement and consummate the First Merger.

          (c)   This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and each of the Merger Subs, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors' rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (collectively, the "Enforceability Limitations").

        Section 4.4.    Governmental Consents; No Violation.

          (a)   Other than in connection with or in compliance with (i) the provisions of the DGCL and the DLLCA, (ii) the Securities Act, (iii) the Exchange Act, (iv) the HSR Act, (v) any applicable requirements of other Antitrust Laws, and (vi) any applicable requirements of the Nasdaq and the Parent Stock Exchange, no authorization, consent or approval of, or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by the Company of the Transactions, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (b)   The execution and delivery by the Company of this Agreement do not, and, except as described in Section 4.4(a), the consummation of the Transactions and compliance with the provisions hereof will not (i) result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any material obligation or to the loss of a benefit under any contract or result in the creation of any Lien upon any of the properties (including Intellectual Property), rights or assets of the Company or any Company Subsidiaries, other than Permitted Liens, (ii) conflict with or result in any violation of any provision of the Company Governing Documents or (iii) conflict with or violate any Laws applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets, other than in the case of clauses (i) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (c)   The Company has not opted out of Section 251(h) of the DGCL in the Company Certificate or taken any other action to preclude the First Merger from being effected in accordance with Section 251(h) of the DGCL.

        Section 4.5.    SEC Reports and Financial Statements.

          (a)   From December 31, 2012 through the date of this Agreement, the Company has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC (such forms, documents and reports, the "Company SEC Documents"). As of their respective dates, or, if amended, as of the date of (and giving effect to) the last such amendment made prior to the date hereof, the Company SEC Documents complied in all material respects with the requirements of the Sarbanes-Oxley Act, the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (b)   The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents when filed complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with United States Generally Accepted Accounting Principles ("GAAP") (except, in the case of the unaudited statements, to the extent permitted by the SEC and as may be indicated therein or in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

        Section 4.6.    Internal Controls and Procedures.     The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company's disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the "Sarbanes Oxley Act"). Since January 1, 2013, the Company's principal executive officer and its principal financial officer have disclosed to the Company's auditors and the audit committee of the Company Board of Directors (a) all known significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company's ability to record, process, summarize and report financial information and (b) any known fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls.

        Section 4.7.    No Undisclosed Liabilities.     Neither the Company nor any Company Subsidiary has any liabilities of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its consolidated

Subsidiaries (or in the notes thereto), except (a) as disclosed, reflected or reserved against in the Company's consolidated balance sheet (or the notes thereto) as of December 31, 2014 included in the Company SEC Documents filed or furnished on or prior to the date hereof, (b) for liabilities incurred in the ordinary course of business since December 31, 2014, (c) as expressly permitted or contemplated by this Agreement, (d) for liabilities which have been discharged or paid in full in the ordinary course of business, as of the date hereof and (e) for liabilities which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

        Section 4.8.    Absence of Certain Changes or Events.

          (a)   From December 31, 2014 through the date of this Agreement, there has not occurred any event, development, occurrence, or change that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (b)   From December 31, 2014 through the date of this Agreement, neither the Company nor any Company Subsidiary has taken any action that would constitute a breach of Section 6.1(ii) (other than clauses (c), (g) and (o) and (solely to the extent relating to the foregoing clauses thereof) (p)) had such action been taken after the execution of this Agreement.

        Section 4.9.    Compliance with Laws; Permits.

          (a)   Each of the Company and each Company Subsidiary is, and since December 31, 2013 has been, in compliance with and is not in default under or in violation of any Laws applicable to the Company, such Subsidiaries or any of their respective properties or assets, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (b)   The Company and the Company Subsidiaries are and, since December 31, 2013, have been in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company and the Company Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the "Company Permits"), except where the failure to have any of the Company Permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (c)   Notwithstanding anything contained in this Section 4.7, no representation or warranty shall be deemed to be made in this Section 4.9 in respect of the matters referenced in Section 4.4, Section 4.5 or Section 4.12, or in respect of environmental, Tax, employee benefits or labor Laws matters.

        Section 4.10.    Environmental Laws and Regulations.     Except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (a) the Company and the Company Subsidiaries are now and have been since December 31, 2013 in compliance with all, and have not violated any, applicable Environmental Laws; (b) since December 31, 2013, neither the Company nor any of the Company Subsidiaries has received any notice, demand letter, claim or request for information alleging that the Company or any of the Company Subsidiaries may be in violation of or subject to liability under any Environmental Law or are allegedly subject to any Removal, Remedial or Response actions; (c) neither the Company nor any of the Company Subsidiaries is subject to any order, decree, injunction or agreement with any Governmental Entity, or any indemnity or other agreement with any third party, imposing liability or obligations relating to any Environmental Law or any Hazardous Substance; and (d) the Company has all of the material Environmental Permits necessary for the conduct and operation of its business as now being conducted, and all such Environmental Permits are in good standing.

        Section 4.11.    Employee Benefit Plans.

          (a)   Section 4.11(a) of the Company Disclosure Letter sets forth, as of the date hereof, each material Company Benefit Plan. For purposes of this Agreement, "Company Benefit Plans" means each employee benefit plan (as defined in Section 3(3) of ERISA) and each bonus, stock, stock option or other equity-based compensation arrangement or plan, incentive, deferred compensation, retirement or supplemental retirement, severance, employment, change-in-control, collective bargaining, profit sharing, pension, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, each insurance and other similar fringe or employee benefit, and each other compensatory or benefit plan, program, policy, agreement or arrangement, in each case for the benefit of current or former employees, directors or consultants (or any dependent or beneficiary thereof) of the Company or any Company Subsidiary or any of their ERISA Affiliates, or with respect to which the Company or any Company Subsidiary may have any obligation or liability (whether actual or contingent). With respect to each Company Benefit Plan, the Company has made available to Parent correct and complete copies of (or, to the extent no such copy exists, a description of), in each case, to the extent applicable, (i) all plan documents, summary plan descriptions, summaries of material modifications, and amendments related to such plans and any related trust agreement, annuity contract, insurance contract or documentation of any other funding arrangement; (ii) the most recent Form 5500 Annual Report; (iii) the most recent audited financial statement and actuarial valuation; (iv) all material filings and correspondence with any Governmental Entity; (v) all material related agreements, insurance contracts and other agreements which implement each such Company Benefit Plan; and (vi) results of non-discrimination testing for the two most recent years, if applicable.

          (b)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each of the Company Benefit Plans has been operated and administered in compliance with applicable Laws, including, but not limited to, ERISA, the Code and in each case the regulations thereunder; (ii) no Company Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code; (iii) no Company Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of the Company or its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), or comparable U.S. state Law; (iv) no liability under Title IV of ERISA has been incurred by the Company, the Company Subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full, and no condition exists that could cause the Company, the Company Subsidiaries or any of their ERISA Affiliates to incur a liability thereunder; (v) no Company Benefit Plan is a "multiemployer pension plan" (as such term is defined in Section 3(37) of ERISA) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA; (vi) all contributions or other amounts payable by the Company or the Company Subsidiaries pursuant to each Company Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP or applicable international accounting standards; (vii) neither the Company nor any of the Company Subsidiaries has engaged in a transaction in connection with which the Company or any of the Company Subsidiaries could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code; and (viii) there are no pending, or to the knowledge of the Company, threatened or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto.

          (c)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each of the Company Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter or opinion letter as to its qualification, and (ii) there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan. Each such favorable determination or opinion letter has been provided or made available to Parent.

          (d)   Except as set forth in Section 4.11(d) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will (i) result in any payment, whether in cash or property or the vesting of property (including severance, unemployment compensation, any payment that could reasonably be construed, individually or in combination with any other payment, to constitute an "excess parachute payment" (within the meaning of Section 280G(b)(1) of the Code), forgiveness of Indebtedness or otherwise), becoming due to any current or former director, employee or consultant of the Company or any Company Subsidiary under any Company Benefit Plan or otherwise, (ii) materially increase any compensation or benefits due to any current or former director, employee or consultant under any Company Benefit Plan or otherwise, or (iii) result in any acceleration of the time of payment, or result in the funding or vesting, of any compensation or benefits to any current or former director, employee or consultant under any Company Benefit Plan or otherwise. The Company has provided to Parent a good faith estimate of (A) the amount of each payment or benefit that could become payable to each "named executive officer" (as defined in Item 402(a)(3) of Regulation S-K promulgated under the Securities Act) under a Company Benefit Plan or other agreement or arrangement as a result of the transactions contemplated by this Agreement or an associated termination of employment or service, including as a result of accelerated vesting, and (B) the amount of the "excess parachute payments" within the meaning of Section 280G of the Code that could become payable to each such individual.

          (e)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Company Benefit Plan, if any, which is maintained outside of the United States (i) has been operated in conformance with the applicable statutes or governmental regulations and rulings relating to such plans in the jurisdictions in which such Company Benefit Plan is present or operates and, to the extent relevant, the United States, (ii) if intended to qualify for special tax treatment, has met (and continues to meet) all requirements for such treatment, and (iii) if intended to be funded and/or book-reserved, is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

          (f)    Each Company Benefit Plan has been maintained and operated in documentary and operational compliance in all materials respects with Section 409A of the Code or an available exemption therefrom. The Company is not a party to and it does not have any obligation under any Company Benefit Plan or any other agreement or arrangement to compensate any person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.

        Section 4.12.    Regulatory Matters.

          (a)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Company and the Company Subsidiaries holds all Company Regulatory Permits. As used herein, "Company Regulatory Permits" shall mean: (i) all authorizations, approvals and licenses under the United States Food, Drug and Cosmetic Act of 1938, as amended (the "FDCA"), the Public Health Service Act, as amended (the "PHSA"), and the regulations of the United States Food and Drug Administration (the "FDA") promulgated thereunder, and (ii) authorizations, approvals and licenses of any applicable Governmental Entity that are concerned with the quality, identity, strength, purity, safety, efficacy, manufacturing, marketing, distribution, sale, pricing, import, export or other regulations of the Company Products (any such Governmental Entity, a "Company Regulatory Agency") necessary for the lawful operating of the businesses of the Company or any Company Subsidiary. All material Company Regulatory Permits are valid and in full force and effect and the Company is in material compliance with the terms of all material Company Regulatory Permits.

          (b)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the businesses of each of the Company and each Company Subsidiary are being and have been conducted in compliance with all applicable Company Healthcare Laws. As used herein "Company Healthcare Laws" shall mean: (i) the FDCA; (ii) the PHSA; (iii) federal Medicare and Medicaid statutes and related state or local statutes; (iv) state or provincial formulary and drug pricing statutes; (v) any comparable foreign Laws for any of the foregoing applicable in jurisdictions in which material quantities of any of the Company Products are sold or intended by the Company to be sold; (vi) federal, state or provincial criminal or civil Laws (including the federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b)), Stark Law (42 U.S.C. §1395nn), False Claims Act (42 U.S.C. §1320a-7b(a)), Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act, and any comparable federal, state, provincial or local Laws); (vii) state or provincial licensing, disclosure and reporting requirements; and (viii) the rules and regulations promulgated pursuant to all such applicable Laws, each as amended from time to time. All pre-clinical and clinical investigations in respect of a Company Product conducted or sponsored by each of the Company and the Company Subsidiaries, and submitted or intended to be submitted to any Company Regulatory Agency as a basis for product approval, are being and have been conducted in material compliance with all applicable Laws administered or issued by the applicable Company Regulatory Agencies, including (i) FDA regulations for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials contained in Title 21 parts 50, 54, 56, 312, 314 and 320 of the Code of Federal Regulations, (ii) any applicable federal, state and provincial Laws restricting the collection, use and disclosure of individually identifiable health information and personal information.

          (c)   Since December 31, 2013, all reports, applications, documents, claims, permits and notices required to be filed, maintained or furnished to the FDA or any other Company Regulatory Agency by the Company and the Company Subsidiaries have been so filed, maintained or furnished, except where failure to file, maintain or furnish such reports, documents, claims, permits or notices would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All such reports, documents, claims, permits and notices were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing filed prior to the date hereof). Since December 31, 2013, neither the Company nor any Company Subsidiaries, nor, to the knowledge of the Company, any officer, employee, agent or distributor of the Company or any of the Company Subsidiaries, has made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Company Regulatory Agency, failed to disclose a material fact required to be disclosed to the FDA or any other Company Regulatory Agency, or committed an act, made a statement, or failed to make a statement, in each such case, related to the business of the Company or any of the Company Subsidiaries, that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities", set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for the FDA or any other Company Regulatory Agency to invoke any similar policy or to take any other regulatory or enforcement action against the Company, except for any act or statement or failure to make a statement that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of the Company

  Subsidiaries, nor, to the knowledge of the Company, any officer, employee, agent or distributor of the Company or any of the Company Subsidiaries, has been debarred or convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law applicable in other jurisdictions in which material quantities of any of the Company Products are sold or intended by the Company to be sold. Since December 31, 2013, neither the Company nor any of the Company Subsidiaries, nor, to the knowledge of the Company, any officer, employee, agent or distributor of the Company or any of the Company Subsidiaries, has been excluded from participation in any federal health care program or convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in any federal health care program under Section 1128 of the Social Security Act of 1935, as amended, or any similar Law or program.

          (d)   Since December 31, 2013, neither the Company nor any of the Company Subsidiaries have voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any material recall, field corrections, market withdrawal or replacement, safety alert, warning, "dear doctor" letter, or other notice or action to regulators or to wholesalers, distributors, retailers, healthcare professionals or patients relating to an alleged lack of safety, efficacy or regulatory compliance of any Company Product, other than notices or actions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the knowledge of Company, there are no facts which are reasonably likely to cause, and the Company has not received any written notice from the FDA or any other Company Regulatory Agency regarding any FDA regulatory, compliance or enforcement action, including, but not limited to, (i) the recall, market withdrawal or replacement of any Company Product sold or intended to be sold by the Company or a Company Subsidiary (other than recalls, withdrawals or replacements that are not material to the Company or the Company Subsidiaries, taken as a whole), (ii) a termination or suspension of the manufacturing, marketing, or distribution of such Company Products, or (iii) a material negative change in reimbursement status of a Company Product, in each case other than as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          (e)   Notwithstanding anything contained in this Section 4.12, no representation or warranty shall be deemed to be made in this Section 4.12 in respect of environmental, Tax, employee benefits or labor Law matters.

        Section 4.13.    Tax Matters.

          (a)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

              (i)  all Tax Returns that are required to be filed by or with respect to the Company or any of the Company Subsidiaries have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, complete and accurate;

             (ii)  the Company and the Company Subsidiaries have paid all Taxes due and owing by any of them, including any Taxes required to be withheld from amounts owing to any employee, creditor, or third party (in each case, whether or not shown on any Tax Return), other than Taxes for which adequate reserves have been established in accordance with GAAP on the financial statements of the Company and the Company Subsidiaries;

            (iii)  there is not pending or threatened in writing any audit, examination, investigation or other proceeding with respect to any Taxes of the Company or any of the Company Subsidiaries;

            (iv)  neither the Company nor any of the Company Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;

             (v)  neither the Company nor any of the Company Subsidiaries has constituted a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local, or non-U.S. Law) in the two years prior to the date of this Agreement;

            (vi)  none of the Company or any of the Company Subsidiaries is a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than any customary Tax indemnification provisions in ordinary course commercial agreements or arrangements that are not primarily related to Taxes) or has any liability for Taxes of any Person (other than the Company or any of the Company Subsidiaries) under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor;

           (vii)  there are no Liens for Taxes upon any property or assets of the Company or any of the Company Subsidiaries, except for the Permitted Liens; and

          (viii)  neither the Company nor any of the Company Subsidiaries has entered into any "listed transaction" within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

          (b)   Neither the Company nor any of the Company Subsidiaries has knowledge of any facts or has taken or agreed to take any action that would reasonably be expected to prevent or impede the Offer and the Mergers, taken together, from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

        Section 4.14.    Labor Matters.     As of the date hereof, neither the Company nor any Company Subsidiary is a party to, or bound by, any collective bargaining agreement or other Contract with a labor union or labor organization. Neither the Company nor any Company Subsidiary is subject to a labor dispute, strike or work stoppage except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or, to the knowledge of the Company, threatened involving employees of the Company or any Company Subsidiary, except for those the formation of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there has not occurred and, to the knowledge of the Company, there is not threatened, any proceeding or suit against or affecting the Company or any Company Subsidiary relating to the alleged violation of any Laws pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Entity. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and each Company Subsidiary are in compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, applicant and employee background checking, immigration and required documentation, workers' compensation, occupational safety and health requirements, plant closings, wages and hours, worker classification, withholding of Taxes, employment discrimination, disability rights or benefits, equal opportunity, labor relations, employee leave issues and unemployment insurance and related matters.

        Section 4.15.    Investigation; Litigation.     As of the date hereof, (a) there is no investigation or review pending (or, to the knowledge of the Company, threatened) by any Governmental Entity with respect to the Company or any Company Subsidiary or any of their respective properties, rights or assets, and (b) there are no claims, actions, suits or proceedings pending (or, to the knowledge of the Company, threatened) against the Company or any Company Subsidiary or any of their respective properties, rights or assets before, and there are no orders, judgments or decrees of, any Governmental Entity, which, in the case of clause (a) or (b), would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 4.16.    Intellectual Property.

          (a)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, either the Company or a Company Subsidiary owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property necessary for or material to their respective businesses as currently conducted. There are no pending or, to the knowledge of the Company, threatened claims against the Company or the Company Subsidiaries by any Person alleging that the conduct of the businesses of the Company and the Company Subsidiaries, as currently conducted, infringe, misappropriate or otherwise violate any valid and enforceable Intellectual Property of such Person or with respect to the ownership, validity, enforceability, infringement or misappropriation of any Intellectual Property, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the knowledge of the Company, the conduct of the businesses of the Company and the Company Subsidiaries does not infringe, misappropriate or otherwise violate any Intellectual Property or any other similar proprietary right of any Person. As of the date hereof, neither the Company nor any Company Subsidiaries has made any claim of infringement, misappropriation or violation by others of Intellectual Property owned by Company or any Company Subsidiary which infringement, misappropriation or violation would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (b)   Section 4.16(b) of the Company Disclosure Schedule sets forth, with the owner, country(ies) or region, registration and application numbers and dates indicated, as applicable, all patents, trademarks, patent applications and trademark applications owned by the Company or any of its Subsidiaries (solely or jointly with any other Person) and that pertain to Imbruvica® (ibrutinib) that are issued or registered or that have been applied for and pending issuance or registration with any Governmental Entity. All fees, taxes, annuities and other payments associated with filing, prosecuting, issuing, recording, registering or maintaining any such patents or patent applications due or payable before or as of the date hereof have been paid in full in a timely manner to the proper Governmental Entity. Except as set forth on Section 4.16(b) of the Company Disclosure Schedule, all Intellectual Property required to be listed on Section 4.16(b) of the Company Disclosure Schedule is owned solely by the Company or a Company Subsidiary and such ownership is free and clear of all Liens, except Permitted Liens.

          (c)   Except as set forth on Section 4.16(c) of the Company Disclosure Schedule, (i) there is no judgment or order outstanding against the Company or any Company Subsidiary, any Intellectual Property owned by the Company or any Company Subsidiary or, to the knowledge of the Company, licensed by the Company or any Company Subsidiary, in each case that would limit, in any material manner, the ability of the Company or any Company Subsidiary to exploit such Intellectual Property, and (ii) to the knowledge of the Company, none of the material Intellectual Property owned by the Company or any Company Subsidiary is the subject of any inter partes proceedings, including reexaminations, interferences, oppositions, or cancellations.

          (d)   To the knowledge of the Company, each employee of the Company or any Company Subsidiary who would reasonably be expected to be materially involved in the creation or development of Intellectual Property on behalf of the Company or any Company Subsidiary has executed an agreement that contains provisions assigning ownership of all Intellectual Property created by such individual pursuant to their activities as employees of the Company or a Company Subsidiary to the Company or such Company Subsidiary. The Company has a policy requiring each employee involved in the creation of an invention in the course of their activities as employees of the Company or a Company Subsidiary to execute a written assignment expressly assigning to the Company or such Company Subsidiary title in all such inventions.

          (e)   The Company has maintained in a diligent manner all inventor records, including notebooks. The Company has instructed all inventors of their obligation to continue to assist the Company in related patent prosecution and patent litigation.

        Section 4.17.    Real Property.     Neither the Company nor any Company Subsidiary owns any real property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each material lease, sublease and other agreement under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any material real property at which the material operations of the Company and its Subsidiaries are conducted as of the date hereof (the "Company Leased Real Property"), is valid, binding and in full force and effect, subject to the Enforceability Limitations and (ii) no uncured default of a material nature on the part of the Company or, if applicable, its Subsidiary or, to the knowledge of the Company, the landlord thereunder exists with respect to any Company Leased Real Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries has a good and valid leasehold interest in or contractual right to use or occupy, subject to the terms of the lease, sublease or other agreement applicable thereto, the Company Leased Real Property, free and clear of all Liens, except for the Permitted Liens.

        Section 4.18.    Material Contracts.

          (a)   Except for this Agreement, Section 4.18 of the Company Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of each Contract described below in this Section 4.18(a) under which the Company or any Company Subsidiary has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) or to which any of their respective properties or assets is subject, in each case as of the date of this Agreement other than Company Benefit Plans listed on Section 4.11(a) of the Company Disclosure Letter (all Contracts of the type described in this Section 4.18(a) being referred to herein as the "Material Contract"):

              (i)  each Contract that limits in any material respect the freedom of the Company or any of its Subsidiaries to compete in any line of business, therapeutic area or geographic region, or with any Person, including any Contract that requires the Company and its Subsidiaries to work exclusively with any Person in any therapeutic area or geographic region, or which by its terms would so limit the freedom of Parent and its affiliates after the First Effective Time;

             (ii)  (A) any Contract providing for a partnership entity or joint venture entity, and (B) other than any Excluded Contract, any strategic alliance, collaboration, co-promotion or research and development project Contract, which, in the case of clause (B), is material to Company and its Subsidiaries, taken as a whole;

            (iii)  each acquisition or divestiture Contract or material licensing agreement that contains representations, covenants, indemnities or other obligations (including "earnout" or other contingent payment obligations) that would reasonably be expected to result in the receipt or making of future payments in excess of $10,000,000 in the twelve (12) month period following the date hereof;

            (iv)  any Contract under which the Company or any Company Subsidiary is granted any license, option or other right (including a covenant not to be sued or right to enforce or prosecute any patents) with respect to any Intellectual Property of a third party, which Contract is material to the Company and the Company Subsidiaries, taken as a whole, other than Excluded Contracts;

             (v)  any Contract under which the Company or any Company Subsidiary has granted to a third party any license, option or other right or immunity (including a covenant not to be sued or right to enforce or prosecute any patents) with respect to any Intellectual Property, which Contract is material to the Company and the Company Subsidiaries, taken as a whole, other than Excluded Contracts;

            (vi)  any Contract involving the settlement of any claim, action or proceeding or threatened claim, action or proceeding (or series of related, claims actions or proceedings) (A) which (x) may involve payments after the date hereof, or involved payments, in excess of $5,000,000 or (y) may impose, or imposed, monitoring or reporting obligations to any other Person outside the ordinary course of business or material restrictions on Parent or any Parent Subsidiary or (B) with respect to which material conditions precedent to the settlement have not been satisfied;

           (vii)  each Contract not otherwise described in any other subsection of this Section 4.18(a) pursuant to which the Company or any Company Subsidiary (A) is obligated to pay, or entitled to receive, payments in excess of $10,000,000 in the twelve (12) month period following the date hereof, or (B) has paid, or has received, payments in excess of $2,000,000 in fiscal year 2014, in each case, which cannot be terminated by the Company or such Company Subsidiary on less than sixty (60) days' notice without material payment or penalty, other than ordinary course product or active ingredient purchase contracts;

          (viii)  each Contract relating to outstanding Indebtedness (or commitments in respect of Indebtedness) of the Company or the Company Subsidiaries for borrowed money or any financial guaranty thereof (whether incurred, assumed, guaranteed or secured by any asset) in an amount in excess of $5,000,000 or relating to any interest rate, currency or commodity derivatives or hedging transactions for which the aggregate exposure is reasonably expected to be in excess of $5,000,000, other than (A) Contracts solely among the Company and any wholly owned Company Subsidiary, (B) financial guarantees entered into in the ordinary course of business consistent with past practice not exceeding $2,500,000, individually or in the aggregate (other than surety or performance bonds, letters of credit or similar agreements entered into in the ordinary course of business consistent with past practice in each case to the extent not drawn upon), and (C) any Contracts relating to Indebtedness explicitly included in the consolidated financial statements in the Company SEC Documents;

            (ix)  each Contract between the Company or any Company Subsidiary, on the one hand, and any officer, director or affiliate (other than a wholly owned Company Subsidiary) of the Company or any Company Subsidiary or any of their respective "associates" or "immediate family" members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including any Contract pursuant to which the Company or any Company Subsidiary has an obligation to indemnify such officer, director, affiliate or family member, but not including any Company Benefit Plans;

             (x)  any material collective bargaining agreement or other material Contract with any labor union;

            (xi)  any Contract that involves the payment by the Company or a Company Subsidiary of any royalties or milestone payments;

           (xii)  any Contract relating to an Acquisition Proposal or a potential Acquisition Proposal executed prior to the date of this Agreement that includes a standstill provision that does not, by its terms, terminate upon the execution of this Agreement; and

          (xiii)  any Contract not otherwise described in any other subsection of this Section 4.18(a) that would constitute a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company.

          (b)   True, correct and complete copies of each Material Contract have been made available to Parent prior to the date hereof. Neither the Company nor any Company Subsidiary is in material breach of or default under the terms of any Material Contract, or has received any written notice alleging that the Company or any Company Subsidiary is in material breach or default under the terms of any Material Contract. To the knowledge of the Company, as of the date hereof, no other party to any Material Contract is in breach of or default under the terms of any Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Material Contract is a valid and binding obligation of the Company or the Company Subsidiary which is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, subject to the Enforceability Limitations.

        Section 4.19.    Insurance.     Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof, (a) all current, material insurance policies and Contracts of the Company and the Company Subsidiaries are in full force and effect and are valid and enforceable and cover against the risks as are customary in all material respects for companies of similar size in the same or similar lines of business, (b) all premiums due thereunder have been paid and (c) there has been no material erosion of applicable limits thereunder. Neither the Company nor any of the Company Subsidiaries has received notice of cancellation or termination with respect to any material third party insurance policies or Contracts (other than in connection with normal renewals of any such insurance policies or Contracts).

        Section 4.20.    Information Supplied.     The information relating to the Company and the Company Subsidiaries to be contained in the Offer Documents, the Schedule 14D-9 and the Form S-4 will not, on the date the Offer Documents and the Schedule 14D-9 (and any amendment or supplement thereto) are first mailed to the stockholders of the Company or at the time the Form S-4 (and any amendment or supplement thereto) is filed with the SEC, is declared effective or is mailed to the holders of Company Shares, or on the date that the Offer is consummated, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Schedule 14D-9 will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Section 4.20, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Offer Documents, the Schedule 14D-9, or the Form S-4 which were not supplied by or on behalf of the Company.

        Section 4.21.    Opinions of Financial Advisor.     The Company Board of Directors has received (i) the opinion of Centerview Partners LLC to the effect that, as of the date of such opinion, and subject to the assumptions and limitations set forth therein, the aggregate Merger Consideration to be paid to the holders of Company Shares (other than Cancelled Shares, Dissenting Shares and any Company Shares held by any affiliate of Parent) is fair from a financial point of view, to such holder, and (ii) the opinion of J.P. Morgan Securities LLC, dated the date of this Agreement, as to the fairness, from a financial point of view, of the aggregate Merger Consideration to be received by the stockholders of the Company.

        Section 4.22.    State Takeover Statutes.     Assuming the accuracy of Parent's representations and warranties in the first sentence of Section 5.15, (i) the Company Board of Directors has taken all action necessary to render inapplicable to this Agreement and the Transactions Section 203 of the DGCL and any similar provisions in the Company Governing Documents or any other Takeover Statute and (ii) to the knowledge of the Company, no other Takeover Statute is applicable to the Transactions.

        Section 4.23.    Finders and Brokers.     Other than Centerview Partners LLC and J.P. Morgan Securities LLC, neither the Company nor any Company Subsidiary has employed any investment banker, broker or finder in connection with the Transactions who might be entitled to any fee or any commission in connection with this Agreement or upon consummation of the Offer or the Mergers.

        Section 4.24.    No Other Representations.     Except for the representations and warranties contained in Article IV, the Company acknowledges that neither Parent nor any Representative of Parent makes, and the Company acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to Parent or with respect to any other information provided or made available to the Company in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to the Company or to the Company's Representatives in certain "data rooms" or management presentations in expectation of the Transactions.

ARTICLE V

REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUBS

        Except as disclosed in the Parent SEC Documents (but excluding any forward looking disclosures set forth in any "risk factors" section, any disclosures in any "forward looking statements" Section and any other disclosures included therein to the extent they are predictive or forward looking in nature), where the applicability of such disclosure as an exception to a particular representation is reasonably apparent on the face of such disclosure, or in section or subsection of the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the "Parent Disclosure Letter") that specifically corresponds to such section or subsection of this Article V (or in any other section or subsection of this Article V if the applicability of such disclosure to such section or subsection of this Article V is reasonably apparent on the face of such disclosure), Parent and Merger Subs jointly and severally represent and warrant to the Company as set forth below.

        Section 5.1.    Qualification, Organization, Subsidiaries, etc.

          (a)   Each of Parent, the Merger Subs and the Parent Subsidiaries is a legal entity duly organized, validly existing and, where such concept is recognized, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized (other than Parent), validly existing (other than Parent), qualified or, where relevant, in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent has filed with the SEC, prior to the date of this Agreement, complete and accurate copies of the charter and bylaws of Parent as amended to the date hereof (the "Parent Governing Documents"). The Parent

  Governing Documents are in full force and effect and Parent is not in violation of the Parent Governing Documents.

          (b)   All the issued and outstanding shares of capital stock of, or other equity interests in, each Parent Subsidiary have been validly issued and are fully paid and nonassessable and are wholly owned, directly or indirectly, by Parent free and clear of all Liens, other than Parent Permitted Liens.

        Section 5.2.    Capitalization.

          (a)   The authorized capital stock of Parent consists of 4,000,000,000 shares of Parent Common Stock, and 200,000,000 shares of preferred stock, par value $0.01 per share ("Parent Preferred Stock"). As of February 27, 2015 (the "Parent Capitalization Date"), (i)(A) 1,592,549,075 shares of Parent Common Stock were issued and outstanding and (B) 23,689,929 shares of Parent Common Stock were held in treasury, (ii) 125,181,427 shares of Parent Common Stock were reserved for issuance pursuant to the Parent Equity Plans, and (iii) no shares of Parent Preferred Stock were issued and outstanding. All the outstanding Parent Common Stock are, and all Parent Common Stock reserved for issuance as noted above shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights.

          (b)   Section 5.2 of the Parent Disclosure Letter sets forth with respect to Parent the categories of Parent equity interests outstanding under Parent's 2013 Incentive Stock Program (such types of equity awards, collectively, the "Parent Equity Awards"), in each case as of the Parent Capitalization Date.

          (c)   Except as set forth in Section 5.2(a) and Section 5.2(b) above, as of the date hereof: (i) Parent does not have any shares issued or outstanding other than shares of Parent Common Stock that have become outstanding after the Parent Capitalization Date, but were reserved for issuance as set forth in Section 5.2(a)(i) above, and (ii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of shares to which Parent or any of Parent Subsidiaries is a party obligating Parent or any of Parent Subsidiaries to (i) issue, transfer or sell any shares or other equity interests of Parent or any Parent Subsidiary or securities convertible into or exchangeable for such shares or equity interests (in each case other than to Parent or a wholly owned Subsidiary of Parent); (ii) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; (iii) redeem or otherwise acquire any such shares or other equity interests; or (iv) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Parent Subsidiary that is not wholly owned.

          (d)   Neither Parent nor any Parent Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.

          (e)   There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the shares or other equity interest of Parent or any of its Subsidiaries.

        Section 5.3.    Corporate Authority.

          (a)   Parent and each of the Merger Subs have all requisite corporate or similar power and authority to enter into this Agreement and, to consummate the Transactions, including the Offer and the Mergers. The execution and delivery of this Agreement and the consummation of the

  Transactions have been duly and validly authorized by all necessary corporate action of Parent and each of the Merger Subs and no other corporate proceedings on the part of Parent or any Parent Subsidiary are necessary to authorize the consummation of the Transactions.

          (b)   This Agreement has been duly and validly executed and delivered by Parent and each of the Merger Subs and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of Parent and each of the Merger Subs, enforceable against Parent and each of the Merger Subs in accordance with its terms, subject to the Enforceability Limitations.

        Section 5.4.    Governmental Consents; No Violation.

          (a)   Other than in connection with or in compliance with (i) the DGCL and the DLLCA, (ii) the Securities Act, (iii) the Exchange Act, (iv) the HSR Act, (v) any applicable requirements of other Antitrust Laws, and (vi) any applicable requirements of the Nasdaq and the Parent Stock Exchange, no authorization, consent or approval of, or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by Parent and each of the Merger Subs of the Transactions, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (b)   The execution and delivery by Parent and each of the Merger Subs of this Agreement do not, and, except as described in Section 5.4(a), the consummation of the Transactions and compliance with the provisions hereof will not (i) result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any material obligation or to the loss of a material benefit under any material Contract, loan, guarantee of Indebtedness or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise or right binding upon Parent or any of Parent's Subsidiaries or result in the creation of any Lien upon any of the properties, rights or assets of Parent or any of Parent's Subsidiaries, other than Parent Permitted Liens, (ii) conflict with or result in any violation of any provision of the Parent Governing Documents or (iii) conflict with or violate any Laws applicable to Parent or any of Parent's Subsidiaries or any of their respective properties or assets, other than in the case of clauses (i) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        Section 5.5.    SEC Reports and Financial Statements.

          (a)   From January 1, 2013 through the date of this Agreement, Parent has filed or furnished all material forms, documents and reports required to be filed or furnished prior to the date hereof by them with the SEC (such forms, documents and reports the "Parent SEC Documents"). As of their respective dates, or, if amended, as of the date of (and giving effect to) the last such amendment made prior to the date hereof, the Parent SEC Documents complied in all material respects with the requirements of the Sarbanes-Oxley Act, the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (b)   The consolidated financial statements (including all related notes and schedules) of Parent included in the Parent SEC Documents when filed complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with GAAP (except, in the case of the unaudited statements, to the extent permitted by the SEC and as may be reflected therein or in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

        Section 5.6.    Internal Controls and Procedures.     Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Parent's disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since January 1, 2013, Parent's principal executive officer and its principal financial officer have disclosed to Parent's auditors and the audit committee of the Parent Board of Directors (a) all known significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Parent's ability to record, process, summarize and report financial information and (b) any known fraud, whether or not material, that involves management or other employees who have a significant role in Parent's internal controls.

        Section 5.7.    No Undisclosed Liabilities.     Neither Parent nor any Parent Subsidiary has any liabilities of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its consolidated Subsidiaries (or in the notes thereto), except (a) as disclosed, reflected or reserved against in Parent's consolidated balance sheet (or the notes thereto) as of February 15, 2015 included in Parent SEC Documents filed or furnished on or prior to the date hereof, (b) liabilities incurred in the ordinary course of business since February 15, 2015, (c) as expressly permitted or contemplated by this Agreement, (d) for liabilities which have been discharged or paid in full in the ordinary course of business, as of the date hereof, and (e) for liabilities which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

        Section 5.8.    Absence of Certain Changes or Events.

          (a)   From February 15, 2015 through the date of this Agreement, there has not occurred any event, development, occurrence, or change that has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (b)   From February 15, 2015 through the date of this Agreement, neither Parent nor any Parent Subsidiary has taken any action that would constitute a breach of Section 6.2(ii).

        Section 5.9.    Compliance with Law.

          (a)   Parent and each of Parent's Subsidiaries are in compliance with and are not in default under or in violation of any Laws, applicable to Parent, such Subsidiaries or any of their respective properties or assets, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (b)   Parent and Parent's Subsidiaries are and have been in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for Parent and Parent's Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the "Parent Permits"), except where the failure to have any of the Parent Permits would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All Parent Permits are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        Section 5.10.    Investigations; Litigation.     As of the date hereof, (a) there is no investigation or review pending (or, to the knowledge of Parent, threatened) by any Governmental Entity with respect to Parent or any of Parent's Subsidiaries or any of their respective properties, rights or assets, and (b) there are no claims, actions, suits or proceedings pending (or, to the knowledge of Parent, threatened) against Parent or any of Parent's Subsidiaries or any of their respective properties, rights or assets before, and there are no orders, judgments or decrees of, any Governmental Entity, which, in the case of clause (a) or (b), would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        Section 5.11.    Information Supplied.     The information relating to Parent, its Subsidiaries, and the Merger Subs to be contained in the Offer Documents, the Schedule 14D-9 and the Form S-4 will not, on the date the Offer Documents and the Schedule 14D-9 (and any amendment or supplement thereto) are first mailed to stockholders of the Company or at the time the Form S-4 (and any amendment or supplement thereto) is filed with the SEC, is declared effective or is mailed to the holders of the Company Shares, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Offer Documents and the Form S-4 will comply in all material respects as to form with the requirements of both the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Section 5.11, no representation or warranty is made by Parent with respect to information or statements made or incorporated by reference in the Offer Documents, the Schedule 14D-9, or the Form S-4 which were not supplied by or on behalf of Parent

        Section 5.12.    Availability of Financing.     Parent has, or will have available to it as of the Acceptance Time and at the Closing, sufficient cash to enable Purchaser to consummate the transactions contemplated by this Agreement, including payment of the Cash Consideration at the Acceptance Time and the Merger Consideration at the Closing, and to pay all related fees and expenses of Parent, Purchaser and Merger Sub 2.

        Section 5.13.    Maintenance of 2015 Budget.     Parent has reviewed the Company's annual operating budget for fiscal year 2015 made available to Parent prior to the date hereof, and Parent currently intends to provide the Surviving Company with at least the amount of resources contemplated by such annual operating budget.

        Section 5.14.    Finders and Brokers.     Other than Morgan Stanley & Co. LLC, neither Parent nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the Transactions who might be entitled to any fee or any commission in connection with or upon consummation of the Offer and the Mergers.

        Section 5.15.    Stock Ownership.     Parent is not, nor at any time for the past three years has been, an "interested stockholder" of the Company as defined in Section 203 of the DGCL. Neither Parent nor any Parent Subsidiaries directly or indirectly owns, and at all times for the past three years, neither Parent nor any Parent Subsidiaries has owned, beneficially or otherwise, any Company Shares.

        Section 5.16.    No Merger Sub Activity.     Since the date of their formation, the Merger Subs have not engaged in any activities other than in connection with this Agreement.

        Section 5.17.    Tax Matters.     Neither Parent nor Merger Subs has knowledge of any facts or has taken or agreed to take any action that would reasonably be expected to prevent or impede the Offer and the Mergers, taken together, from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

        Section 5.18.    No Other Representations.     Except for the representations and warranties contained in Article IV, Parent acknowledges that neither the Company nor any Representative of the Company makes, and Parent acknowledges that it has not relied upon, any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided or made available to Parent in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to Parent or to Parent's Representatives in certain "data rooms" or management presentations in expectation of the Transactions.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS
PENDING THE FIRST MERGER

        Section 6.1.    Conduct of Business by the Company Pending the Closing.     The Company agrees that between the date of this Agreement and date of the First Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 9.1, except (a) as set forth in Section 6.1 of the Company Disclosure Letter, (b) as specifically permitted or required by this Agreement, (c) as required by Law or (d) as consented to in writing (including via email from the person named under Section 10.5 to receive notices on behalf of Parent hereunder) by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company (i) shall and shall cause each Company Subsidiary to, conduct its business in all material respects in the ordinary course of business consistent with past practice, including by using commercially reasonable efforts to preserve intact its and their present business organizations and to preserve its and their present relationships with customers, suppliers, Governmental Entities and other Persons with whom it and they have material business relations; provided, however, that no action that is expressly permitted by any of clauses (a) through (p) of Section 6.1(ii) shall be deemed a breach of this clause (i), and (ii) agrees that between the date of this Agreement and the First Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 9.1, the Company shall not, and shall not permit any Company Subsidiary to:

          (a)   authorize, declare or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, shares or other securities) or enter into any agreement with respect to voting of its capital stock;

          (b)   split, combine, reduce or reclassify any of its capital stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned Company Subsidiary which remains a wholly owned Company Subsidiary after consummation of such transaction;

          (c)   except as required by applicable Law or any Company Benefit Plan in existence as of the date hereof, (i) increase the compensation or benefits payable or to become payable, or pay any amount not required to be paid, to any current or former directors, executive officers, employees or consultants of the Company or any Company Subsidiary or affiliate (each, a "Service Provider") other than increases to Service Providers that are employees (other than executive officers) or consultants in annual base salaries or wages and target annual cash incentive opportunities at times and in amounts in the ordinary course of business consistent with past practice during the twelve (12) months prior to the date of this Agreement, (ii) grant to any Service Provider severance or termination pay, (iii) pay or award, or commit to pay or award, any bonuses or incentive compensation (including equity-based incentive compensation) to any Service Provider other than (with respect to Service Providers who are not executive officers) in the ordinary course of business consistent with past practice, (iv) enter into any employment, severance, or retention agreement (excluding offer letters that provide for no severance or change in control benefits, other than severance benefits provided to similarly situated employees under Company Benefit Plans in the ordinary course of business consistent with past practice) with any Service Provider or prospective Service Provider, (v) establish, adopt, enter into, amend or terminate any collective bargaining agreement or Company Benefit Plan, or any plan that would be a Company Benefit Plan if in effect on the date hereof, except (A) any amendments in the ordinary course of business consistent with past practice that do not contravene the other covenants set forth in this clause (c) or materially increase the cost to the Company, in the aggregate, of maintaining such Company Benefit Plan, or (B) as otherwise permitted by this Agreement (including this subsection (c)), (vi) establish or fund any "rabbi trust" or (vii) hire or terminate (other than for cause) any employee or consultant, other than in the ordinary course of business consistent with past practice;

          (d)   make any change in financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, applicable Law or SEC policy;

          (e)   authorize or announce an intention to authorize, or enter into agreements providing for, or consummate, any acquisitions of an equity interest in or a substantial portion of the assets of any Person or any business or division thereof, or any mergers, consolidations or business combinations, except for transactions between the Company and a wholly owned Company Subsidiary or between wholly owned Company Subsidiaries;

          (f)    amend the Company Governing Documents or restructure, reorganize, dissolve or liquidate the Company or any Company Subsidiary;

          (g)   issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares in its capital stock, voting securities or other equity interest in the Company or any Company Subsidiary or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares in its capital stock, voting securities or equity interest or any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock based performance units or grant, modify the exercisability or vesting of, or take any action to cause to be exercisable any otherwise unexercisable Company Equity Award under any existing Company Equity Plan (except as otherwise required by the express terms of any Company Equity Award outstanding on the date hereof), other than (i) issuances of Company Shares in respect of any exercise of Company Stock Options, the vesting or settlement of Company Equity Awards outstanding on the date hereof, or, subject to Section 3.4(d), the purchase of Company Shares under the ESPP and, in all cases, in accordance with their respective present terms, (ii) issuances or grants of Company Equity Awards to (x) newly hired employees or (y) existing employees under "refresh" grant policies, in each case under an existing Company Equity Plan and with values and material terms that are, individually and in the aggregate, not more favorable to such employees than values and material terms of Company Equity Awards made in the ordinary course of business consistent with past practice or (iii) transactions between the Company and a wholly owned Company Subsidiary or between wholly owned Company Subsidiaries;

          (h)   directly or indirectly, purchase, redeem or otherwise acquire any shares in its capital or any rights, warrants or options to acquire any such shares in its capital, except for (i) acquisitions of Company Shares tendered by holders of Company Equity Awards in order to satisfy obligations to pay the exercise price and/or Tax withholding obligations with respect thereto in accordance with the terms of such Company Equity Awards, (ii) the redemption for no consideration by the Company of Company Equity Awards in connection with the forfeiture of such awards in accordance with the terms of such Company Equity Awards, and (iii) transactions between the Company and a wholly owned Company Subsidiary or between wholly owned Company Subsidiaries;

          (i)    redeem, repurchase, prepay (other than prepayments of revolving loans), defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any Indebtedness for borrowed money or any interest rate, currency or commodity derivatives or hedging transactions, or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (i) any Indebtedness for borrowed money among the Company and its wholly owned Company Subsidiaries or among wholly owned Company Subsidiaries, (ii) guarantees by the Company of Indebtedness for borrowed money of Company Subsidiaries or guarantees by Company Subsidiaries of Indebtedness for borrowed money of the Company or any Company Subsidiary, which Indebtedness is incurred in compliance with this clause (i), and (iii) Indebtedness for borrowed money not to exceed $5,000,000 in aggregate principal amount outstanding or any interest rate, currency or commodity derivatives or hedging transactions for which the aggregate exposure is reasonably expected to be in excess of $5,000,000, in each case, at any time incurred by the Company or any of the Company Subsidiaries; provided that nothing contained herein shall prohibit the Company and the Company Subsidiaries from making guarantees or obtaining letters of credit or surety bonds for the benefit of commercial counterparties in the ordinary course of business consistent with past practice;

          (j)    make any loans, advances or capital contributions to any other Person, except for loans among the Company and its wholly owned Company Subsidiaries or among the Company's wholly owned Company Subsidiaries;

          (k)   sell, lease, license, transfer, exchange, swap or otherwise dispose of, or subject to any Lien (other than Permitted Liens), any of its properties or assets (including shares in the capital of its or the Company Subsidiaries and any Intellectual Property), except (i) pursuant to existing agreements in effect and disclosed to Parent prior to the execution of this Agreement, (ii) in the case of Liens, as required in connection with any Indebtedness permitted to be incurred pursuant to Section 6.1(ii)(i), (iii) sales of inventory, or dispositions of obsolete or worthless equipment, in the ordinary course of business, (iv) licenses of non-material Intellectual Property that do not relate to Imbruvica® (ibrutinib), either (A) in the ordinary course of business or (B) in connection with a compromise or settlement of any material claim, litigation, investigation or proceeding permitted by Section 6.1(ii)(l), (v) such transactions with neither a fair market value of the assets or properties nor an aggregate purchase price that exceeds $5,000,000 in the aggregate that do not relate to Imbruvica® (ibrutinib) and (vi) for transactions among the Company and its wholly owned Company Subsidiaries or among wholly owned Company Subsidiaries;

          (l)    compromise or settle any claim, litigation, investigation or proceeding, in each case made or pending by or against the Company or any of the Company Subsidiaries (including any compromise or settlement with respect to matters in which any of them is a plaintiff), or any of their officers and directors in their capacities as such, other than the compromise or settlement of claims, litigation, investigations or proceedings that: (i) is for an amount (in excess of insurance proceeds) not to exceed, for any such compromise or settlement individually or in the aggregate, $5,000,000, (ii) does not impose any injunctive or equitable relief or actions that would have a material effect on the operations of the Company and the Company Subsidiaries, (iii) does not provide for the license of any material Intellectual Property and (iv) does not relate to Imbruvica® (ibrutinib);

          (m)  make or change any material Tax election, change any Tax accounting period for purposes of a material Tax or material method of Tax accounting, file any material amended Tax Return,

  settle or compromise any audit or proceeding relating to a material amount of Taxes, except in the ordinary course of business agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes, enter into any "closing agreement" within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) with respect to any material Tax, or surrender any right to claim a material Tax refund;

          (n)   except (i) in the ordinary course of business consistent with past practice, (ii) in accordance with the Company's budget described on Section 6.1(n) of the Company Disclosure Letter or (iii) expenditures for less than $5,000,000 individually or $20,000,000 in the aggregate, make any new capital expenditure or expenditures, or commit to do so;

          (o)   except in the ordinary course of business consistent with past practice or in connection with any transaction to the extent specifically permitted by any other subclause of this Section 6.1(ii), (i) enter into any Contract that would, if entered into prior to the date hereof, be a Material Contract, or (ii) materially modify, materially amend or terminate any Material Contract or waive, release, terminate, amend, renew or assign any material rights or claims of the Company or a Company Subsidiary thereunder; or

          (p)   agree, in writing or otherwise, to take any of the foregoing actions.

        Section 6.2.    Conduct of Business by Parent Pending the Closing.     Parent agrees that between the date of this Agreement and the date of the First Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 9.1, except (a) as set forth in Section 6.2 of the Parent Disclosure Letter, (b) as specifically required by this Agreement, (c) as required by Law or (d) as consented to in writing (including via email from the person named in Section 10.5 to receive notices on behalf of the Company hereunder) by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), Parent (i) shall and shall cause each Parent Subsidiary to, conduct its business in all material respects in the ordinary course of business consistent with past practice, including by using commercially reasonable efforts to preserve intact its and their present business organizations and to preserve its and their present relationships with customers, suppliers, Governmental Entities and other Persons with whom it and they have material business relations; provided, however, that no action that is expressly permitted by any of clauses (a) through (g) of Section 6.2(ii) shall be deemed a breach of this clause (i), and (ii) agrees that between the date of this Agreement and the First Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 9.1, Parent shall not, and shall not permit any Parent Subsidiary to:

          (a)   authorize or pay any dividends on or make any distribution with respect to its outstanding shares (whether in cash, assets, stock or other securities of Parent or Parent Subsidiaries), except (i) Parent's regular quarterly dividends in an amount not to exceed $0.51 per quarter and (ii) dividends and distributions paid or made on a pro rata basis by Parent Subsidiaries in the ordinary course of business consistent with past practice or by a wholly owned Parent Subsidiary to Parent or another wholly owned Parent Subsidiary;

          (b)   split, combine, reduce or reclassify any of its issued or unissued shares, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, its shares, except for any such transaction by a wholly owned Parent Subsidiary which remains a wholly owned Parent Subsidiary after consummation of such transaction;

          (c)   authorize or announce an intention to authorize, or enter into agreements providing for, any acquisitions of an equity interest in or a substantial portion of the assets of any Person or any business or division thereof, or any mergers, consolidations or business combinations or any acquisitions of equity or assets, mergers, consolidations or business combinations that, in any case, would reasonably be expected to prevent or materially delay or impede the consummation of the Transactions;

          (d)   amend the Parent Governing Documents in a manner that would be adverse to the holders of Company Shares;

          (e)   issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares in its capital stock, voting securities or other equity interest in the Parent or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares, voting securities or equity interest or any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock based performance units, other than (i) issuances of shares of Parent Common Stock in respect of any exercise of Parent stock options or the vesting or settlement of Parent Equity Awards, (ii) transactions between Parent and a wholly owned Parent Subsidiary or between wholly owned Parent Subsidiaries, (iii) issuances of Parent Equity Awards and (iv) other issuances of shares of Parent Common Stock for an amount not exceeding a number of shares equal to 2% of the outstanding shares of Parent Common Stock in the aggregate; or

          (f)    directly or indirectly, purchase, redeem or otherwise acquire any shares in its capital or any rights, warrants or options to acquire any such shares in its capital, except for (i) acquisitions of shares of Parent Common Stock tendered by holders of Parent Equity Awards in order to satisfy obligations to pay the exercise price and/or Tax withholding obligations with respect thereto, (ii) the acquisition by the Parent of Parent Equity Awards in connection with the forfeiture of such awards, (iii) actions set forth on Section 6.2(f) of the Parent Disclosure Schedule, (iv) transactions between the Parent and a wholly owned Parent Subsidiary or between wholly owned Parent Subsidiaries and (v) other acquisitions of shares of Parent Common Stock for an amount not exceeding a number of shares equal to 2% of the outstanding shares of Parent Common Stock in the aggregate; or

          (g)   agree, in writing or otherwise, to take any of the foregoing actions.

        Section 6.3.    Solicitation by the Company.

          (a)   From and after the date of this Agreement until the earlier of the Acceptance Time or the date, if any, on which this Agreement is terminated pursuant to Section 9.1, and except as otherwise specifically provided for in this Agreement, the Company agrees that it shall not (and shall not permit any Company Subsidiary to), and that it shall not authorize or knowingly permit its directors, officers, employees and other Representatives to, and shall use its reasonable best efforts to cause the foregoing persons not to, directly or indirectly: (i) solicit, initiate or knowingly encourage or knowingly facilitate any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer which constitutes or would be reasonably expected to lead to an Acquisition Proposal, (ii) participate in any negotiations regarding, or furnish to any Person any nonpublic information relating to the Company or any Company Subsidiary in connection with an Acquisition Proposal or a potential Acquisition Proposal, (iii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, (iv) withdraw, change, amend, modify or qualify, or otherwise propose publicly to withdraw, change, amend, modify or qualify, in a manner adverse to Parent, the Company Board Recommendation, or fail to include the Company Board Recommendation in the Schedule 14D-9 when disseminated to the Company's stockholders, (v) following the receipt of any Acquisition Proposal, fail to issue a press release stating that the Company Board Recommendation has not changed within ten (10) business days of any request by Parent (or, in the event that the Offer shall be scheduled to expire earlier than such ten (10) business day period, fail to issue such press release at least two (2) business days prior to such scheduled expiration date), (vi) enter into any letter of intent or similar document relating to, or any agreement or commitment providing for, any Acquisition Proposal, other than an Acceptable Confidentiality Agreement entered into in accordance with the terms of this Section 6.3, (vii) take any action to make any Takeover Law inapplicable to any Person other than Parent or any Parent Subsidiaries, or (viii) resolve or agree to do any of the foregoing (any act described in clauses (iii), (iv), (v) or (vi) above, a "Change of Recommendation"). The Company shall immediately cease, and shall cause its directors, officers, employees and other Representatives to cease, any and all existing discussions or negotiations with any parties (or provision of any nonpublic information to any parties) conducted heretofore with respect to any Acquisition Proposal or potential Acquisition Proposal. Promptly after the date hereof, the Company shall request that each Person that has heretofore executed a confidentiality agreement relating to an Acquisition Proposal or a potential Acquisition Proposal promptly destroy or return to the Company all non-public information, documents and materials relating to such Acquisition Proposal or to the Company or its businesses, operations or assets heretofore furnished by the Company or any of its Representatives to such Person or group or any of its representatives in accordance with the terms of such confidentiality agreement. For purposes of this Section 6.3, the term "Person" means any Person or "group," as defined in Section 13(d) of the Exchange Act, other than, with respect to the Company, Parent or any Parent Subsidiaries or any of their Representatives. Notwithstanding anything to the contrary contained in this Agreement, the Company and the Company Subsidiaries and the Company's Representatives may in any event inform a Person that has made or, to the knowledge of the Company, is considering making an Acquisition Proposal of the provisions of this Section 6.3.

          (b)   Notwithstanding the limitations set forth in Section 6.3(a), if the Company receives, prior to the Acceptance Time, an unsolicited, written Acquisition Proposal that did not result from a breach of Section 6.3(a) which the Company Board of Directors determines in good faith after consultation with the Company's outside legal and financial advisors (i) constitutes a Superior Proposal or (ii) would reasonably be expected to result in a Superior Proposal, and in each case that the failure to take such action would reasonably be expected to be inconsistent with the directors' fiduciary duties under applicable Law, then in either event the Company may take the following actions: (x) furnish nonpublic information to the Person making such Acquisition Proposal, if, and only if, prior to so furnishing such information, the Company receives from such Person an executed Acceptable Confidentiality Agreement and (y) engage in discussions or negotiations with such Person with respect to the Acquisition Proposal.

          (c)   The Company shall notify Parent promptly (and in any event within twenty-four hours) after receipt of any Acquisition Proposal, any proposals or inquiries that would reasonably be expected to lead to an Acquisition Proposal, or any inquiry or request for nonpublic information relating to the Company or any Company Subsidiary by any Person who has made or would reasonably be expected to make any Acquisition Proposal. Such notice shall indicate the identity of the Person making the Acquisition Proposal, inquiry or request, and the material terms and conditions of any such proposal or offer or the nature of the information requested pursuant to such inquiry or request, including copies of all written requests, proposals or offers, including proposed agreements received by the Company. The Company shall keep Parent reasonably informed on a prompt and timely basis of the status and material terms (including any amendments or proposed amendments to such material terms) of any such Acquisition Proposal or potential Acquisition Proposal and keep Parent reasonably informed on a prompt and timely basis as to the nature of any information requested of the Company with respect thereto. The Company shall promptly provide to Parent any material nonpublic information concerning the Company provided to any other Person in connection with any Acquisition Proposal that was not previously provided to Parent.

          (d)   Notwithstanding anything in this Section 6.3 to the contrary, but subject to Section 6.3(e), at any time prior to the Acceptance Time, the Company Board of Directors may (i) make a Change of Recommendation in response to an Intervening Event (other than for an Acquisition Proposal) if the Company Board of Directors has determined in good faith after consultation with the Company's outside financial advisors and outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with the directors' fiduciary duties under applicable Law, or (ii) make a Change of Recommendation and cause the Company to terminate this Agreement pursuant to Section 9.1(g) in order to enter into an definitive agreement in connection with an unsolicited Acquisition Proposal, which the Company Board of Directors determines in good faith after consultation with the Company's outside legal and financial advisors is a Superior Proposal if the Company Board of Directors has determined in good faith after consultation with the Company's outside financial advisors and outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with the directors' fiduciary duties under applicable Law.

          (e)   Prior to the Company taking any action permitted (i) under Section 6.3(d)(i), the Company shall provide Parent with three (3) business days' prior written notice advising Parent it intends to effect a Change of Recommendation and specifying, in reasonable detail, the reasons therefor, and during such three (3) business day period, the Company shall, and shall cause its Representatives to, negotiate in good faith any proposal by Parent to amend the terms and conditions of this Agreement in a manner that would obviate the need to effect a Change of Recommendation and at the end of such three (3) business day period the Company Board of Directors again makes the determination described under Section 6.3(d)(i), or (ii) under Section 6.3(d)(ii), the Company shall provide Parent with three (3) business days' prior written notice advising Parent that the Company Board of Directors intends to take such action and specifying the material terms and conditions of the Acquisition Proposal, and during such three (3) business day period, the Company shall, and shall cause its Representatives to, negotiate in good faith any proposal by Parent to amend the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal and at the end of such three (3) business day period the Company Board of Directors again makes the determination described under Section 6.3(d)(ii). With respect to Section 6.3(e)(ii), if there are any changes to the financial or other material terms of any such Superior Proposal for which notice was previously given by the Company pursuant to Section 6.3(e)(ii) (including any revision to the amount, form or mix of consideration the Company's stockholders would receive as a result of the Superior Proposal), such change shall require the Company to comply again with Section 6.3(e)(ii) (with references to three (3) business days to be replaced by two (2) business days) prior to making the determination under Section 6.3(d)(ii).

          (f)    Nothing contained in this Agreement shall prohibit the Company or the Company Board of Directors from (i) disclosing to the Company's stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, or any substantially similar communication in connection with any Acquisition Proposal that is not a tender offer, or (ii) making any disclosure to its stockholders if the Company Board of Directors has reasonably determined in good faith after consultation with the Company's outside legal counsel that the failure to do so would be inconsistent with the director's duties under applicable Law; provided that this Section 6.3(f) shall not permit the Company Board of Directors to make a Change of Recommendation except to the extent permitted by Section 6.3(d) or Section 6.3(e).

ARTICLE VII

ADDITIONAL AGREEMENTS

        Section 7.1.    Access; Confidentiality; Notice of Certain Events.

          (a)   From the date of this Agreement until the First Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 9.1, to the extent permitted by applicable Law, each of the Company and Parent shall, and shall cause each of the Parent Subsidiaries and the Company Subsidiaries, respectively, to afford to the other Party and to the Representatives of such other Party reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books and records and, during such period, each of the Company and Parent shall, and shall cause each of the Company Subsidiaries and the Parent Subsidiaries, respectively, to, furnish reasonably promptly to the other Party all information (financial or otherwise) concerning its business, properties and personnel as such other Party may reasonably request. Notwithstanding the foregoing, neither the Company nor Parent shall be required by this Section 7.1 to provide the other Party or the Representatives of such other Party with access to or to disclose information (A) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business consistent with past practice (provided, however, that the withholding Party shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure or, if unable to do so, to make appropriate substitute arrangements to permit reasonable access or disclosure not in violation of such consent requirement), (B) the disclosure of which would violate any Law or duty (provided, however, that the withholding Party shall use its commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or duty) or (C) that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that the withholding Party shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege). Each of the Company and Parent will use its commercially reasonable efforts to minimize any disruption to the businesses of the other Party that may result from the requests for access, data and information hereunder.

          (b)   Each of the Company and Parent will hold, and will cause its Representatives and affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 7.1, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement.

          (c)   The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, (i) of any notice or other communication received by such Party from any Governmental Entity in connection with this Agreement, the Offer, the Mergers or other Transactions, or from any Person alleging that the consent of such Person is or may be required in connection with the Offer, the Mergers or the other Transactions, if the subject matter of such communication or the failure of such Party to obtain such consent could be material to the Company, the Surviving Company or Parent, (ii) of any legal proceeding commenced or, to any Party's knowledge, threatened against, such Party or any of its Subsidiaries or affiliates or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or affiliates, in each case in connection with, arising from or otherwise relating to the Offer, the Mergers or any other Transaction, and (iii) upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of the Company Subsidiaries or the Parent Subsidiaries, respectively, which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be, or which would reasonably be expected to prevent or materially delay or impede the consummation of the Transactions; provided, however, that the delivery of any notice pursuant to this Section 7.1(c) shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to any Party. The failure to deliver any such notice shall not affect any of the conditions set forth in Annex B or give rise to any right to terminate under Article IX.

        Section 7.2.    Reasonable Best Efforts.

          (a)   Subject to the terms and conditions of this Agreement, each Party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Offer, the Mergers and the other Transactions as soon as practicable after the date hereof, including (i) preparing and filing, in consultation with the other Party and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Offer, the Mergers or any of the other Transactions and (ii) using reasonable best efforts to take all steps as may be necessary to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals. In furtherance and not in limitation of the foregoing, each Party agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable, and in any event within ten (10) business days after the execution of this Agreement (unless a later date is mutually agreed between the Parties), and to supply as promptly as practicable and advisable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

          (b)   Each of Parent and the Company shall, in connection with the efforts referenced in Section 7.2(a) to obtain all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations for the Transactions under the HSR Act or any other Antitrust Law, (i) cooperate in all respects and consult with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, including by allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions; (ii) promptly inform the other Party of any communication received by such Party from, or given by such Party to, the Antitrust Division of the Department of Justice (the "DOJ"), the Federal Trade Commission (the "FTC") or any other Governmental Entity, by promptly providing copies to the other Party of any such written communications, and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions; and (iii) permit the other Party to review in advance any communication that it gives to, and consult with each other in advance of any meeting, substantive telephone call or conference with, the DOJ, the FTC or any other Governmental Entity, or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the DOJ, the FTC or any other applicable Governmental Entity or other Person, give the other Party the opportunity to attend and participate in any in-person meetings with the DOJ, the FTC or any other Governmental Entity or other Person provided, however, that materials required to be provided pursuant to clauses (i) and (ii) may be redacted (A) to remove references concerning the valuation of Parent, Company or any of their Subsidiaries, (B) as necessary to comply with contractual arrangements, and (C) as necessary to address reasonable privilege or confidentiality concerns.

        Section 7.3.    Financing.

          (a)   Prior to the First Effective Time, the Company shall, and shall cause its Company Subsidiaries to, and shall use its reasonable best efforts to cause its Representatives to, provide all cooperation that is necessary, customary or advisable and reasonably requested by Parent to assist Parent in the arrangement of any third party debt or equity financing for the purpose of financing the aggregate Cash Consideration, Merger Consideration and any other amounts required to be paid in connection with the consummation of the transactions contemplated hereby and all related fees and expenses of Parent, Purchaser and Merger Sub 2 (the "Financing"). Such cooperation shall include, without limitation, (i) making senior management and advisors of the Company and the Company Subsidiaries available to participate in a reasonable number of informational meetings, presentations, road shows and due diligence sessions with proposed lenders, underwriters, initial purchasers or placement agents, and in sessions with rating agencies, (ii) providing reasonable and timely assistance with the preparation of materials for presentations, offering memoranda, prospectuses and similar documents required in connection with the Financing, (iii) as promptly as practicable on an ongoing basis, and in any event at least ten (10) days prior to the Acceptance Time, furnishing Parent and its financing sources with (I)(A) audited consolidated balance sheets and related audited statements of operations, comprehensive income, stockholders' equity and cash flows of the Company for each of the three most recently ended fiscal years that have ended at least sixty (60) days prior to the First Effective Time (and the audit reports for such financial statements shall not be subject to any "going concern" qualifications) and (B) unaudited consolidated balance sheets and related unaudited statements of operations, comprehensive income and cash flows of the Company for each subsequent interim quarterly period that has ended at least forty (40) days prior to the First Effective Time, in the case of each of clauses (I)(A) and (I)(B), prepared in accordance with GAAP and (meeting the requirements of Regulation S-X under the Exchange Act as would be applicable to an Annual Report on Form 10-K or a Quarterly Report on Form 10-Q, as applicable; and (C) all other financial statements, financial data, audit reports and other information (including, without limitation, such information as is necessary to prepare pro forma financial statements of the Parent of the nature required) regarding the Company and the Company Subsidiaries of the type required by Regulation S-X and Regulation S-K under the Securities Act for a registered public offering of debt or equity securities of Parent or as otherwise necessary to permit the Company's independent accountants to issue "comfort letters" to Parent's financing sources (which such accountants have confirmed they are prepared to issue), including as to customary negative assurances and change period in order to consummate any debt or equity capital markets transaction comprising a part of the Financing, and (II) such other financial and other information relating to the Company and the Company Subsidiaries customary or reasonably necessary for the completion of such Financing to the extent reasonably requested by Parent to assist in preparation of customary offering or confidential information memoranda or otherwise to be used in connection with the marketing or consummation of the Financing and (iv) using commercially reasonable efforts to cause the Company's independent accountants to provide reasonable assistance to Parent consistent with their customary practice (including to consent to the use of their audit reports on the consolidated financial statements of the Company in any materials relating to the Financing or in connection with any filings made with the SEC or pursuant to the Securities Act or the Exchange Act, and to provide any "comfort letters" necessary and reasonably requested by Parent in connection with any debt or equity capital markets transaction comprising a part of the Financing, in each case, on customary terms and consistent with their customary practice).

          (b)   Notwithstanding the provisions of Section 7.3(a) or any other provision of this Agreement to the contrary, nothing in the foregoing Section 7.3(a) will require the Company or any of the Company Subsidiaries to (A) waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses prior to the Acceptance Time for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Parent, (B) enter into any definitive agreement prior to the Acceptance Time (other than delivery of customary authorization and representation letters in connection with the Financing), (C) give any indemnities that are effective prior to the Acceptance Time, (D) take any action that, in the good faith determination of the Company, would unreasonably interfere with the conduct of the business of the Company and the Company Subsidiaries, (E) provide any information the disclosure of which is prohibited or restricted under applicable Law or that, in the reasonable good faith determination of the Company, is legally privileged, or (F) take any action that will conflict with or violate its organizational documents or any applicable Laws. In addition, no action, liability or obligation of the Company, any of the Company Subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument (other than customary authorization and representation letters) relating to the Financing will be effective until the Acceptance Time, and neither the Company nor any of its Subsidiaries will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument (including being an issuer or other obligor with respect to the Financing) that is not contingent on the occurrence of the Acceptance Time or that must be effective prior to the Acceptance Time (other than customary authorization and representation letters). Nothing in this Agreement will require (A) any Representative of the Company or any of its Subsidiaries to deliver any certificate or opinion or take any other action pursuant to Section 7.3(a) or any other provision of this Agreement that would reasonably be expected to result in personal liability to such officer or Representative, or (B) the Company Board of Directors to approve any financing or Contracts related thereto prior to the Acceptance Time.

          (c)   All non-public or other confidential information provided by the Company or any of its Representatives to Parent pursuant to this Agreement will be kept confidential in accordance with the Confidentiality Agreement, except that Parent will be permitted to disclose such information to any financing sources or prospective financing sources that are or may become parties to the Financing (and, in each case, to their respective counsel and auditors) so long as such information is furnished by Parent subject to customary confidentiality undertakings in connection with the Financing.

          (d)   Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable costs and expenses (including reasonable attorneys' fees, but excluding the costs of the Company's preparation of its annual and quarterly financial statements) incurred by the Company or any of the Company Subsidiaries or their respective Representatives in connection with the Financing, including the cooperation of the Company and the Company Subsidiaries and Representatives contemplated by Section 7.3(a), and shall indemnify and hold harmless the Company, the Company Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing and any information used in connection therewith, except with respect to (a) any information provided in writing by the Company or any of the Company Subsidiaries for use in connection with the Financing or (b) any fraud or intentional misrepresentation or willful misconduct by any such persons.

        Section 7.4.    Publicity.     So long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective affiliates or Representatives, shall issue or cause the publication of any press release or other public announcement with respect to the Offer, the Mergers or this Agreement without the prior consent of the other Party, unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other public announcement with respect to the Offer, the Mergers or this Agreement, in which event such Party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other Party to review and comment upon such press release or other announcement in advance and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that the Company shall not be required by this Section 7.4 to provide any such review or comment to Parent in connection with the receipt and existence of an Acquisition Proposal or a Change of Recommendation and matters related thereto;

provided, further, that the Parties shall not be required by this Section 7.4 to provide any such review or comment to the other Party to the event of any dispute between the Parties relating to this Agreement; provided, further, each Party and their respective affiliates or Representatives may make statements that are not inconsistent with previous press releases, public disclosures or public statements made by Parent and the Company in compliance with this Section 7.4.

        Section 7.5.    Directors' and Officers' Insurance and Indemnification.

          (a)   For not less than six (6) years from and after the First Effective Time, Parent agrees to cause the Surviving Company to, indemnify and hold harmless all past and present directors, officers and employees of the Company and the Company Subsidiaries (collectively, the "Indemnified Parties") against any costs or expenses (including advancing attorneys' fees and expenses in advance of the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law; provided such Indemnified Party agrees in advance to return any such funds to which a court of competent jurisdiction has determined in a final, nonappealable judgment such Indemnified Party is not ultimately entitled), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit or proceeding in respect of acts or omissions occurring or alleged to have occurred at or prior to the First Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Offer, the Mergers or any of the other Transactions), whether asserted or claimed prior to, at or after the First Effective Time, in connection with such persons serving as an officer, director, employee or other fiduciary of the Company or any of the Company Subsidiaries or of any Person if such service was at the request or for the benefit of the Company or any of the Company Subsidiaries, to the fullest extent permitted by Law or provided pursuant to the Company Governing Documents or the organizational documents of any Company Subsidiary or any indemnification agreements, if any, in existence on the date of this Agreement. The Parties agree that all rights to elimination of liability, indemnification and advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the First Effective Time, whether asserted or claimed prior to, at or after the First Effective Time, now existing in favor of the Indemnified Parties as provided in their respective certificate of incorporation or by-laws (or comparable organizational documents) or in any agreement shall survive the First Merger and shall continue in full force and effect. Notwithstanding anything herein to the contrary, if any Indemnified Party notifies the Surviving Company on or prior to the sixth anniversary of the First Effective Time of a matter in respect of which such Person may seek indemnification pursuant to this Section 7.5, the provisions of this Section 7.5 shall continue in effect with respect to such matter until the final disposition of all claims, actions, investigations, suits and proceedings relating thereto.

          (b)   For six years after the First Effective Time, the Surviving Company shall cause to be maintained in effect the provisions in (i) the Company Governing Documents and the organizational documents of any Company Subsidiary and (ii) any other agreements of the Company and the Company Subsidiaries with any Indemnified Party, in each case, regarding elimination of liability, indemnification of officers, directors and employees and advancement of expenses that are in existence on the date of this Agreement, and no such provision shall be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder of any such Indemnified Party in respect of acts or omissions occurring or alleged to have occurred at or prior to the First Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Offer, the Mergers or any of the other Transactions).

          (c)   Parent shall cause the Surviving Company to provide, for an aggregate period of not less than six (6) years from the First Effective Time, the Company's current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the First Effective Time (the "D&O Insurance") that is no less favorable than the Company's existing policy or, if insurance coverage that is no less favorable is unavailable, the best available coverage; provided, however, that the Surviving Company shall not be required to pay an annual premium for the D&O Insurance in excess of three hundred percent (300%) of the last annual premium paid prior to the date of this Agreement; provided, further, that the Company may prior to the First Effective Time substitute therefor a single premium tail coverage with respect to D&O Insurance with an annual cost not in excess of three hundred percent (300%) of the last annual premium paid prior to the date of this Agreement.

          (d)   In the event Parent or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall assume the obligations set forth in this Section 7.5. The rights and obligations under this Section 7.5 shall survive consummation of the Offer and the Mergers and shall not be terminated or amended in a manner that is adverse to any Indemnified Party without the written consent of such Indemnified Party.

        Section 7.6.    Takeover Statutes.     The Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Offer, the Mergers, the Support Agreement or any of the other Transactions and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Offer, the Mergers, the Support Agreement and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Offer, the Mergers, the Support Agreement and the other Transactions. No Change of Recommendation shall change the approval of the Company Board of Directors for purposes of causing any Takeover Statute to be applicable to the Offer, the Mergers, the Support Agreement or any of the other Transactions.

        Section 7.7.    Obligations of Merger Subs.     Parent shall take all action necessary to cause each of the Merger Subs, the First Surviving Corporation and the Surviving Company to perform their respective obligations under this Agreement and to consummate the Transactions, including the Offer and the Mergers, upon the terms and subject to the conditions set forth in this Agreement.

        Section 7.8.    Employee Benefits Matters.

          (a)   Subject to this Section 7.8, Parent shall, or shall cause the Surviving Company to, assume, honor and fulfill all of the Company Benefit Plans in accordance with their terms as in effect immediately prior to the date of this Agreement or as subsequently amended as permitted pursuant to the terms of such Company Benefit Plans. Effective as of the First Effective Time and for a period of no less than two (2) years thereafter, Parent shall provide, or shall cause the Surviving Company to provide, to each employee of the Company and/or any Company Subsidiary who continues to be employed by the Parent or the Surviving Company or any Subsidiary thereof (the "Continuing Employees"), (i) cash compensation opportunities (including, without limitation, cash incentive compensation opportunities, but excluding any equity-based compensation), that are no less favorable in the aggregate than the cash compensation opportunities provided to such Continuing Employee as of immediately prior to the Acceptance Time, and (ii) employee benefits that are, in the aggregate, substantially comparable to those provided to such Continuing Employee as of immediately prior to the Acceptance Time. Effective as of the First Effective Time and thereafter, Parent shall provide, or shall cause the Surviving Company to provide, that periods of employment with the Company (including any current or former affiliate of the Company or any predecessor of the Company) shall, to the extent recognized under the corresponding Company Benefit Plan, be taken into account for all purposes under all employee benefit plans maintained by Parent or an affiliate of Parent for the benefit of the Continuing Employees, including vacation or other paid-time-off plans or arrangements, 401(k), pension or other retirement plans and any severance or health or welfare plans (other than for purposes of determining any accrued benefit under any defined benefit pension plan, eligibility for retirement under an equity-based compensation plan, eligibility for any retiree health plan or as would result in a duplication of benefits).

          (b)   Effective as of the First Effective Time and thereafter, Parent shall, and shall cause the Surviving Company to, use commercially reasonable efforts to (i) ensure that no eligibility waiting periods, actively-at-work requirements or pre-existing condition limitations or exclusions shall apply with respect to the Continuing Employees under the applicable health and welfare benefits plan of Parent or any affiliate of Parent (except to the extent applicable under Company Benefit Plans immediately prior to the First Effective Time), (ii) waive any and all evidence of insurability requirements with respect to such Continuing Employees to the extent such evidence of insurability requirements were not applicable to the Continuing Employees under the Company Benefit Plans immediately prior to the First Effective Time, and (iii) credit each Continuing Employee with all deductible payments, out-of-pocket or other co-payments paid by such employee under the Company Benefit Plans prior to the Closing Date during the year in which the Closing occurs for the purpose of determining the extent to which any such employee has satisfied his or her deductible and whether he or she has reached the out-of-pocket maximum under any corresponding health benefit plan of Parent or an affiliate of Parent for such year. The Mergers shall not affect any Continuing Employee's accrual of, or right to use, in accordance with Company policy as in effect immediately prior to the First Effective Time, any personal, sick, vacation or other paid-time-off accrued but unused by such Continuing Employee immediately prior to the First Effective Time.

          (c)   If, at least ten (10) business days prior to the First Effective Time, Parent provides written notice to the Company directing the Company to terminate its 401(k) plan(s), the Company shall terminate any and all 401(k) plans effective as of the day immediately preceding the First Effective Time (the "401(k) Termination Date"). In the event that Parent requests that such 401(k) plan(s) be terminated, the Company shall provide Parent with evidence that such 401(k) plan(s) have been terminated pursuant to resolution of the Company's Board of Directors.

          (d)   Nothing in this Agreement shall confer upon any Continuing Employee any right to continue in the employ or service of Parent, the Surviving Company or any affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent, the Surviving Company or any affiliate of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause or shall prohibit Parent, the Surviving Company or any affiliate of Parent from amending or terminating any employee benefit plan (including any Company Benefit Plan) to the extent such amendment or termination is permitted by the terms of the applicable plan. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 7.8 shall (i) be deemed or construed to be an amendment or other modification of any Company Benefit Plan, employee benefit plan of any of the Merger Subs, or other employee benefit plan, or (ii) create any third party rights or remedies (including any right to compensation or benefits of any nature or kind whatsoever or any right under an employee benefit plan that such person would not otherwise have under the terms of that employee benefit plan without regard to this Agreement) in any current or former service provider of the Company or its affiliates (or any legal representatives, beneficiaries or dependents thereof).

        Section 7.9.    Rule 16b-3.     Prior to the First Effective Time, the Company and Parent shall, as applicable, take all such steps as may be reasonably necessary or advisable hereto to cause any dispositions of Company equity securities (including derivative securities) and acquisitions of Parent equity securities pursuant to the Transactions contemplated by this Agreement by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        Section 7.10.    Security Holder Litigation.     Each Party shall provide the other Party prompt notice of any litigation brought by any stockholder of that Party against such Party, any of its Subsidiaries and/or any of their respective directors relating to the Offer, the Mergers, this Agreement or any of the Transactions, and shall keep the other party informed on a prompt and timely basis with respect to the status thereof. The Company shall give Parent the opportunity to participate (at Parent's expense) in the defense or settlement of any such litigation, and no such settlement shall be agreed to without the Parent's prior written consent, which consent shall not be unreasonably withheld or delayed, except that Parent shall not be obligated to consent to any settlement which does not include a full release of Parent and its affiliates or which imposes an injunction or other equitable relief after the First Effective Time upon Parent or any of its affiliates. In the event of, and to the extent of, any conflict or overlap between the provisions of this Section 7.10 and Section 6.1 or Section 7.2, the provisions of this Section 7.10 shall control.

        Section 7.11.    Delisting.     Each of the Parties agrees to cooperate with the other Parties in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from the Nasdaq and terminate its registration under the Exchange Act, in each case, as promptly as practicable after the First Effective Time, provided that such delisting and termination shall not be effective until after the First Effective Time.

        Section 7.12.    Director Resignations.     The Company shall use its reasonable best efforts to cause to be delivered to Parent resignations executed by each director of the Company in office as of immediately prior to the First Effective Time and effective upon the First Effective Time.

        Section 7.13.    Certain Tax Matters.     Each of the Parties shall use its reasonable best efforts to cause the Offer and the Mergers, taken together, to qualify as a "reorganization" within the meaning of Section 368(a) of the Code, including by executing and delivering customary tax representation letters to the Company's and/or Parent's counsel, as applicable, in form and substance reasonably satisfactory to such counsel, in connection with (i) any tax opinion or description of the U.S. federal income tax consequences of the Offer and the Mergers contained or set forth in the Form S-4 or (ii) the tax opinions required by the conditions to the offer set forth in clauses (F)(5)(i) and (F)(5)(ii) of Annex B. None of the Parties shall (and each of the Parties shall cause their respective Subsidiaries not to) take any action, or fail to take any action, that could reasonably be expected to cause the Offer and the Mergers, taken together, to fail to qualify as a "reorganization" within the meaning of Section 368(a) of the Code. The Parties intend to report and, except to the extent otherwise required by Law, shall report, for federal income tax purposes, the Offer and the Mergers, taken together as a "reorganization" within the meaning of Section 368(a) of the Code.

        Section 7.14.    Stock Exchange Listing.     Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the First Merger to be approved for listing on the Parent Stock Exchange, subject to official notice of issuance, prior to the Acceptance Time.

        Section 7.15.    14d-10 Matters.     The parties acknowledge that certain payments have been made or are to be made and certain benefits have been granted or are to be granted according to employment compensation, severance and other employee benefit plans of the Company, including the Company Benefit Plans (collectively, the "Arrangements"), to certain holders of Company Shares and holders of Company Equity Awards. The Compensation Committee of the Company Board of Directors (the

"Company Compensation Committee") (A) at a meeting to be held prior to the Acceptance Time, will duly adopt resolutions approving as an "employment compensation, severance or other employee benefit arrangement" within the meaning of Rule 14d-10(d)(1) under the Exchange Act (1) each Arrangement presented to the Company Compensation Committee on or prior to the date hereof, (2) the treatment of the Company Equity Awards, as applicable, in accordance with the terms set forth in this Agreement, and (3) the terms of Section 7.5 and Section 7.8, and (B) will take all other actions necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to the foregoing arrangements. Each member of the Company Compensation Committee is an "independent director" in accordance with the requirements of Rule 14d 10(d)(2) under the Exchange Act.

        Section 7.16.    Company and Product Name.     For a period of five (5) years after the Closing, Parent shall cause (and shall cause its affiliates and any future acquiror of the Surviving Company or all or substantially all of assets to): (a) maintain the name of the Surviving Company as "Pharmacyclics", (b) maintain the Surviving Company as the primary operating entity which owns and markets Imbruvica® (ibrutinib) in the United States (it being understood that Parent may elect to utilize an entity or entities through which Imbruvica® (ibrutinib) will be owned and marketed, other than the Surviving Company, to facilitate Parent's tax planning and legal entity management so long as Parent causes any entity that holds the product rights, including the New Drug Application, for Imbruvica® (ibrutinib) in the US to contain "Pharmacyclics" in its legal name), and (c) market the Company's Imbruvica® (ibrutinib) (and any future versions thereof) in the United States under the "Imbruvica®" trade name, in greater size and prominence than any other company trade name on such products, and display, on all packaging materials, labels and promotional materials relating to such products in the United States, the "Imbruvica®" trade name in that manner; provided, that, nothing in this Section 7.16 will restrict Parent and its Subsidiaries from taking any action (i) reasonably required to comply with applicable Law, (ii) necessary in the reasonable judgment of Parent's Board of Directors to exercise its fiduciary duties or (iii) reasonably required to comply with any agreement of the Company and its Subsidiaries in effect as of the date hereof. Any holder or "group" (as defined in Section 13(d)(3) of the Exchange Act) of holders of Company Shares who beneficially owned 15% or more of the outstanding Company Shares as of immediately prior to the Acceptance Time shall be express third party beneficiaries of this Section 7.16.

ARTICLE VIII

CONDITIONS TO CONSUMMATION OF THE MERGERS

        Section 8.1.    Conditions to Each Party's Obligations to Effect the Mergers.     The respective obligations of each Party to effect the Mergers shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent, the Merger Subs and the Company, as the case may be, to the extent permitted by applicable Law:

          (a)    Purchase of Shares of Company Common Stock.    Purchaser shall have accepted for payment all of the Company Shares validly tendered and not withdrawn in the Offer.

          (b)    No Legal Prohibition.    No Governmental Entity of competent jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect as of immediately prior to the First Effective Time, or (ii) issued or granted any orders or injunctions that is in effect as of immediately prior to the First Effective Time, in each case which has the effect of restraining, enjoining or otherwise prohibiting the consummation of the Mergers.

ARTICLE IX

TERMINATION

        Section 9.1.    Termination.     This Agreement may be terminated and the Offers, the Mergers and the other Transactions may be abandoned, at any time before the Acceptance Time, as follows:

          (a)   by mutual written consent of Parent and the Company;

          (b)   by the Company, in the event that (i) the Company is not then in material breach of this Agreement and (ii) (A) Parent and/or Merger Subs shall have breached its respective covenants or agreements under this Agreement, or (B) any of the representations and warranties of Parent and Merger Subs set forth in this Agreement shall have become inaccurate, which inaccuracy would reasonably be expected to have a Parent Material Adverse Effect, in each of clauses (A) and (B) to the extent such breach, violation or inaccuracy is incapable of being cured or is not cured by Parent and/or Merger Subs within the earlier of (x) thirty (30) calendar days following receipt of written notice from the Company of such breach, violation or inaccuracy or (y) the then-scheduled expiration date of the Offer (provided, for purposes of this clause (y), Parent may irrevocably extend the expiration date of the Offer to the thirtieth (30th) calendar day after the written notice contemplated in clause (x) in order to extend the cure period to thirty (30) calendar days);

          (c)   by Parent, in the event that (i) Parent and Merger Subs are not then in material breach of this Agreement and (ii) the Company shall have breached its covenants or agreements under this Agreement, or any of the representations and warranties of the Company set forth in this Agreement shall have become inaccurate, in either case such that (A) the conditions to the Offer set forth in clause (F)(2) or (F)(3) to Annex B are not capable of being satisfied by the Outside Date and (B) such breach, violation or inaccuracy is incapable of being cured, or is not cured, by the Company within thirty (30) calendar days following receipt of written notice from Parent of such breach, violation or inaccuracy;

          (d)   by either Parent or the Company, if the Acceptance Time shall not have occurred by midnight, Pacific Time, on September 4, 2015 (the "Outside Date"); provided, however, that if the conditions set forth in clause (A) or clause (D) of Annex B or clause (F)(1) of Annex B solely with respect to Antitrust Laws shall not have been satisfied on the Outside Date, the Outside Date may be extended by any Party, by written notice to the other party, up to a date not beyond December 3, 2015; provided, further, that the right to terminate this Agreement pursuant to this Section 9.1(d) shall not be available to any Party whose action or failure to fulfill any obligation under this Agreement proximately caused (i) any of the conditions to the Offer set forth in Annex B having failed to be satisfied and such action or failure to act constitutes a material breach of this Agreement or (ii) the expiration or termination of the Offer in accordance with the terms of this Agreement and the Offer without Purchaser having accepted for payment any Company Shares tendered in the Offer and such action or failure to act constitutes a material breach of this Agreement;

          (e)   by Parent, if, prior to the Acceptance Time, the Company Board of Directors shall have effected a Change of Recommendation;

          (f)    by either the Company or Parent if a Governmental Entity of competent jurisdiction shall have issued a final, non-appealable order, injunction, decree or ruling in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Offer or the First Merger;

          (g)   by the Company in order to effect a Change of Recommendation and enter into a definitive agreement in connection with a Superior Proposal either concurrently with or immediately following such termination, provided that (i) the Company has complied in all material respects with the terms of Section 6.3(e)(ii), and (ii)  immediately prior (and as a condition) to the termination of this Agreement, the Company pays to Parent the Company Termination Fee payable pursuant to Section 9.2(b); or

          (h)   by the Company, in the event that there shall be any change, state of facts, condition, event, circumstance, effect, occurrence or development after the date of this Agreement that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        Section 9.2.    Effect of Termination.

          (a)   In the event of the valid termination of this Agreement as provided in Section 9.1, written notice thereof shall forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent, the Merger Subs or the Company, except that the Confidentiality Agreement, this Section 9.2 and Section 10.3 through Section 10.12 shall survive such termination; provided, however, that subject to Section 9.2(c), nothing herein shall relieve any Party from liability for a Willful Breach of this Agreement prior to such termination (which the Parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs and may include the benefit of the bargain lost by (x) the Company or its stockholders (taking into consideration relevant matters, including the total amount payable to such stockholders under this Agreement and the time value of money), which shall be deemed in such event to be damages of the Company, or (y) Parent, as applicable).

          (b)    Company Termination Fee.

              (i)  If (A) Parent or the Company terminates this Agreement pursuant to Section 9.1(d) as a result of the failure to satisfy the Minimum Condition prior to such termination, (B) an Acquisition Proposal shall have been publicly disclosed and not withdrawn after the date of this Agreement and prior to the date of such termination, and (C) an Acquisition Proposal is consummated within twelve (12) months of such termination or a definitive agreement with respect to an Acquisition Proposal is entered into within twelve (12) months of such termination within two (2) business days after the date any such Acquisition Proposal is consummated the Company shall pay a fee of $680,000,000 in cash (the "Termination Fee"). Solely for purposes of this Section 9.2(b)(i), the term "Acquisition Proposal" shall have the meaning assigned to such term in Annex A, except that all references to "20%" therein shall be deemed to be references to "50%".

             (ii)  If Parent terminates this Agreement pursuant to Section 9.1(e) or the Company terminates this Agreement pursuant to Section 9.1(g), within three (3) business days after such termination, the Company shall pay or cause to be paid to Parent the Termination Fee.

            (iii)  In the event any amount is payable by the Company pursuant to the preceding clauses (i) or (ii), such amount shall be paid by wire transfer of immediately available funds to an account designated in writing by Parent. In no event shall the Company be obligated to pay the Termination Fee on more than one occasion.

          (c)   Each of the Parties acknowledges that the agreements contained in this Section 9.2 are an integral part of the Transactions and that the Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and the Merger Subs in the circumstances in which the Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions. In addition, if the Company fails to pay in a timely manner any amount due pursuant to Section 9.2(b), then (i) the Company shall reimburse Parent for all costs and expenses (including disbursements and fees of counsel) incurred in the collection of such overdue amount, including in connection with any related claims, actions or proceedings commenced and (ii) the Company shall pay to Parent interest on the amount payable pursuant to Section 9.2(b) from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made. Notwithstanding anything to the contrary in this Agreement, if the Company Termination Fee is payable pursuant to this Section 9.2 and upon such payment pursuant to this Section 9.2, none of the Company, any of its Subsidiaries or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.

ARTICLE X

MISCELLANEOUS

        Section 10.1.    Amendment and Modification; Waiver.

          (a)   Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented by written agreement of the Parties (by action taken by their respective boards of directors). This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

          (b)   At any time and from time to time prior to the First Effective Time, either the Company, on the one hand, or Parent and Merger Subs, on the other hand, may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of Parent or Merger Subs, in the case of an extension by the Company, or of the Company, in the case of an extension by Parent and Merger Subs, as applicable, (ii) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of any such Party contained herein. Any agreement on the part of Parent, Merger Subs or the Company to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of Parent or the Company, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

          (c)   Notwithstanding the foregoing, in the event that any party seeks an amendment, modification, consent or waiver to any of Section 10.7(b), Section 10.9, Section 10.10, Section 10.13 and/or this Section 10.1(c) that is adverse to the Financing Sources, the prior written consent the Financing Sources shall be required before any such amendment, modification, consent or waiver may become effective.

        Section 10.2.    Non-Survival of Representations and Warranties.     None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the First Effective Time. This Section 10.2 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the First Effective Time.

        Section 10.3.    Expenses.     Except as otherwise expressly provided in this Agreement, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such Expenses.

        Section 10.4.    Notices.     All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), telecopied (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

        if to Parent or the Merger Subs, to:

AbbVie Inc. 1 North Waukegan Road North Chicago, Illinois 60064-6400
Attention:	Laura J. Schumacher, Executive Vice President, Business Development, External Affairs and General Counsel
Facsimile:	(847) 935-3294

        with a copy to:

Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019
Attention:	Edward D. Herlihy
David C. Karp David K. Lam
Facsimile:	(212) 403-2000

        and

        if to the Company, to:

Pharmacyclics, Inc. 995 E. Arques Avenue Sunnyvale, California 94085-4521
Attention:	Robert W. Duggan
Facsimile:	(408) 774-0340
with a copy to:
Wilson Sonsini Goodrich & Rosati P.C. One Market Plaza, Spear Tower, Suite 3300 San Francisco, CA 94105
Attention:	Robert T. Ishii and Denny Kwon
Facsimile:	(415) 947-2099

        Section 10.5.    Interpretation.     When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." As used in this Agreement, the term "affiliates" shall have the meaning set forth in Rule 12b-2 of the Exchange Act. The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

        Section 10.6.    Counterparts.     This Agreement may be executed manually or by facsimile by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties.

        Section 10.7.    Entire Agreement; Third-Party Beneficiaries.

          (a)   This Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements (except that the Confidentiality Agreement shall be deemed amended hereby so that until the termination of this Agreement in accordance with Section 9.1 hereof, Parent and the Merger Subs shall be permitted to take the actions contemplated by this Agreement) and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.

          (b)   Except as provided in Section 7.5 and Section 7.16 (and, as to the Financing Sources, as provided in of Section 10.1(c), Section 10.7(b), Section 10.9, Section 10.10 and Section 10.13), nothing in this Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter), express or implied, is intended to confer upon any Person other than the Parties any rights or remedies hereunder.

        Section 10.8.    Severability.     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Offers and the Mergers is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Offers and the Mergers are fulfilled to the extent possible.

        Section 10.9.    Governing Law; Jurisdiction.

          (a)   This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state.

          (b)   Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party to this Agreement irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 10.9(b) in the manner provided for notices in Section 10.4. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by Law.

          (c)   Notwithstanding anything herein to the contrary, each of the Parties to this Agreement agrees that (i) it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Financing Sources and their respective current, former or future directors, officers, general or limited partners, stockholders, members, managers, controlling persons, affiliates, employees or advisors, in each case, that are not parties hereto, in any way relating to this agreement or any of the transactions contemplated by this agreement, including any dispute arising out of or relating in any way to the Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York or, if under applicable law jurisdiction is vested in the Federal Courts, the United States District Court for the Southern District of New York (and appellate courts thereof) and (ii) any such action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, shall be governed by the laws of the State of New York.

        Section 10.10.    Waiver of Jury Trial.     EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGERS AND OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING THE FINANCING). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.

        Section 10.11.    Assignment.     This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

        Section 10.12.    Enforcement; Remedies.

          (a)   Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

          (b)   The Parties agree that irreparable injury will occur in the event that any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached. It is agreed that prior to the valid termination of this Agreement pursuant to Article IX, each Party shall be entitled to an injunction or injunctions to prevent or remedy any breaches or threatened breaches of this Agreement by any other Party, to a decree or order of specific performance specifically enforce the terms and provisions of this Agreement and to any further equitable relief.

          (c)   The Parties' rights in this Section 10.12 are an integral part of the Transactions and each Party hereby waives any objections to any remedy referred to in this Section 10.12 (including any objection on the basis that there is an adequate remedy at Law or that an award of such remedy is not an appropriate remedy for any reason at Law or equity). Each Party agrees that there is not an adequate remedy at Law for a breach of this Agreement by any Party. In the event any Party seeks any remedy referred to in this Section 10.12, such Party shall not be required to obtain, furnish, post or provide any bond or other security in connection with or as a condition to obtaining any such remedy.

        Section 10.13.    Waiver of Claims Against Financing Sources.     None of the Financing Sources shall have any liability to the Company or its affiliates (other than Parent and its Subsidiaries (other than the Company and its Subsidiaries)) relating to or arising out of this Agreement or the Transactions, including the financing of the Transactions, whether at law or equity, in contract, in tort or otherwise, and neither the Company nor any of its affiliates (other than Parent and its Subsidiaries (other than the Company and its Subsidiaries)) will have any rights or claims against any Financing Sources under this Agreement and any other agreement contemplated by, or entered into in connection with, the Transactions, including any commitments by the Financing Sources in respect of financing the Transactions. Notwithstanding anything herein to the contrary, in no event shall the Company or its affiliates (other than Parent and its Subsidiaries (other than the Company and its Subsidiaries)) be entitled to seek the remedy of specific performance of this Agreement against any of the Financing Sources, nor shall the Parent or its affiliates have any obligation to any Party to enforce any commitments, or other agreement, by any of the Financing Sources in respect of financing the Transactions.

(Remainder of Page Intentionally Left Blank)

        IN WITNESS WHEREOF, Parent, the Merger Subs and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

ABBVIE INC.
By	/s/ WILLIAM J. CHASE
	Name:	William J. Chase
	Title:	Chief Financial Officer and Executive Vice President
OXFORD AMHERST CORPORATION
By	/s/ WILLIAM J. CHASE
	Name:	William J. Chase
	Title:	President
OXFORD AMHERST LLC
By	/s/ WILLIAM J. CHASE
	Name:	William J. Chase
	Title:	Manager
PHARMACYCLICS, INC.
By	/s/ ROBERT W. DUGGAN
	Name:	Robert W. Duggan
	Title:	Chairman and CEO

[Signature Page to Agreement and Plan of Reorganization]

Annex A

Certain Defined Terms

        For the purposes of this Agreement, the term:

        "Acceptable Confidentiality Agreement" means a confidentiality agreement that contains terms that are no less favorable in the aggregate to the Company, as applicable, than those contained in the Confidentiality Agreement and that expressly permits the Company's compliance with the provisions of this Agreement; provided, however, that an Acceptable Confidentiality Agreement shall not be required to contain standstill provisions.

        "Antitrust Laws" mean any antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act.

        "Acquisition Proposal" means any offer, proposal or indication of interest from a Person or group (other than a proposal or offer by Parent or any of its Subsidiaries) at any time relating to a any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase by any Person or group, directly or indirectly, of more than twenty percent (20%) of any class of outstanding equity securities of the Company, or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person or group beneficially owning more than twenty percent (20%) of any class of outstanding equity securities of the Company; (ii) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Company and a Person or group pursuant to which the stockholders of the Company immediately preceding such transaction hold less than eighty percent (80%) of the equity interests in the surviving or resulting entity of such transaction; or (iii) any sale, lease (other than in the ordinary course of business), exchange, transfer or other disposition to a Person or group of more than twenty percent (20%) of the consolidated assets of the Company and the Company Subsidiaries (measured by the fair market value thereof).

        "business days" means any day, other than a Saturday, Sunday and any day which is a legal holiday under the Laws of the State of California or New York or is a day on which banking institutions located in such States are authorized or required by applicable Law or other governmental action to close.

        "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any regulations promulgated thereunder.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Company Bylaws" means the bylaws of the Company, as amended and restated as of the date of this Agreement.

        "Company Certificate" means the Certificate of Incorporation of the Company as amended, amended and restated and supplemented and in effect on the date hereof.

        "Company Equity Awards" means the Company Stock Options and Company RSUs.

        "Company Equity Plans" means the Company's 2014 Equity Incentive Award Plan, 2004 Equity Incentive Award Plan and the Company's 1995 Stock Option Plan.

        "Company Governing Documents" means the Company Bylaws and the Company Certificate.

        "Company Material Adverse Effect" means any Effect that, individually or in the aggregate, has a material adverse effect on the condition (financial or otherwise), business, assets or operations of the Company and the Company Subsidiaries, taken as a whole, or on the Company's assets associated with

A-i-i

Imbruvica® (ibrutinib); provided, however, that no Effects resulting or arising from the following shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect exists or has occurred or is reasonably likely to exist or occur: (a) any changes in general United States or global economic conditions, (b) conditions (or changes therein) in any industry or industries in which the Company operates, (c) general legal, tax, economic, political and/or regulatory conditions (or changes therein), including any changes affecting financial, credit or capital market conditions, (d) any change in GAAP or interpretation thereof, (e) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable Law of or by any Governmental Entity, (f) any actions expressly required by, or the failure to take any action expressly prohibited by, the terms of this Agreement, (g) any failure by the Company to meet any internal or published projections, estimates or expectations of the Company's revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a "Company Material Adverse Effect" may be taken into account), (h) Effects arising out of changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement, (i) any matter disclosed in the Company Disclosure Letter, where the applicability of such disclosure as an exception to a particular representation is reasonably apparent on the face of such disclosure, (j) the execution and delivery of this Agreement or the consummation of the Transactions, or the public announcement of this Agreement or the Transactions, including any litigation arising out of or relating to this Agreement or the Transactions or the events leading thereto (provided that this clause (j) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Transactions) and (k) any action or failure to take any action that is consented to or requested by Parent in writing, provided that with respect to the exceptions set forth in clauses (a), (b), (c), (d), (e), and (h), such Effect shall be taken into account in the determination of whether a Company Material Adverse Effect has occurred solely to the extent such Effect materially and disproportionately affected the Company relative to other participants in the industry in which the Company operates.

        "Company Product" means all products that are being researched, tested, developed, commercialized, manufactured, sold or distributed by the Company or any Company Subsidiary and all products with respect to which the Company or any Company Subsidiary has royalty rights.

        "Company RSU" means each outstanding restricted stock unit and any associated rights to the issuance of additional Company Common Stock granted under a Company Equity Plan that is outstanding immediately prior to the First Effective Time.

        "Company Stock Option" means each option to purchase Company Common Stock granted under any Company Equity Plan that is outstanding and unexercised immediately prior to the First Effective Time.

        "Company Subsidiaries" means the Subsidiaries of the Company.

        "Confidentiality Agreement" means the Confidentiality Agreement, dated January 22, 2015, between Parent and the Company, as amended.

        "Contract" means any written or oral agreement, contract, subcontract, settlement agreement, lease, sublease, binding understanding, note, option, bond, mortgage, indenture, trust document, loan

A-i-ii

or credit agreement, license, sublicense, insurance policy or other legally binding commitment or undertaking of any nature, as in effect as of the date hereof.

        "DSOS" means the Secretary of State of the State of Delaware.

        "Effect" means any change, effect, development, circumstance, condition, state of facts, event or occurrence.

        "Environmental Law" means any and all applicable Laws which (a) regulate or relate to the protection or clean-up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of persons or property, including protection of the health and safety of employees; or (b) impose liability or responsibility with respect to any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other Law of similar effect.

        "Environmental Liability" means any obligations or liabilities (including any notices, claims, complaints, suits or other assertions of obligations or liabilities) that are: (a) related to the environment (including on-site or off-site contamination by Hazardous Substances of surface or subsurface soil or water); and (b) based upon (i) any provision of Environmental Laws or (ii) any order, consent, decree, writ, injunction or judgment issued or otherwise imposed by any Governmental Entity and includes: fines, penalties, judgments, awards, settlements, losses, damages, costs, fees (including attorneys' and consultants' fees), expenses and disbursements relating to environmental matters; defense and other responses to any administrative or judicial action (including notices, claims, complaints, suits and other assertions of liability) relating to environmental matters; and financial responsibility for (x) clean-up costs and injunctive relief, including any Removal, Remedial or Response actions, and (y) compliance or remedial measures under other Environmental Laws.

        "Environmental Permits" means any material permit, license, authorization or approval required under applicable Environmental Laws.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.

        "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

        "Exchange Act" means the United States Securities Exchange Act of 1934, as amended.

        "Excluded Contracts" means any and all (i) licenses for computer software and/or other Intellectual Property that is generally available to the public, (ii) non disclosure or confidentiality agreements; (iii) Contracts with contractors or vendors providing services to the Company (including any consulting arrangements, sponsored research arrangements, Contracts with contract research organizations, master services Contracts and non-exclusive distribution arrangements), (iv) material transfer Contracts (other than Contracts with any academic or research institution pursuant to which patentable Intellectual Property was created and a patent application was filed relating thereto), (v) Contracts relating to the clinical development of any Company Product (including any clinical trial agreement) (other than clinical trial agreements relating to pivotal trials sponsored by the Company or any Company Subsidiary) and (vi) intra-company Contract between the Company and any of the Company Subsidiaries or between Company Subsidiaries.

A-i-iii

        "Expenses" means all reasonable out-of-pocket expenses (including all fees and expenses of counsel, financing sources, accountants, investment bankers, experts and consultants to a Party and its affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Offer Documents, Schedule 14D-9, the Form S-4, any other filings with the SEC and all other matters related to the closing of the Offers, the Mergers and the other Transactions.

        "Financing Sources" means any Person (other than Parent or any of its Affiliates) that has committed to provide or otherwise entered into agreements in connection with the Financing and the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, each together with their respective former, current and future equityholders, controlling persons, Representatives, Affiliates, members, managers, general or limited partners or successors or assignees of such Persons and/or their respective Affiliates, successors and assigns.

        "Governmental Entity" means (a) any national, federal, state, county, municipal, local, or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of or pertaining to government, (b) any public international governmental organization, or (c) any agency, division, bureau, department, or other political subdivision of any government, entity or organization described in the foregoing clauses (a) or (b) of this definition.

        "Hazardous Substances" means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, chemical compound, hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of petroleum product or byproduct, solvent, flammable or explosive material, radioactive material, asbestos, lead paint, polychlorinated biphenyls (or PCBs), dioxins, dibenzofurans, heavy metals, radon gas, mold, mold spores, and mycotoxins.

        "HSR Act" means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

        "Indebtedness" means with respect to any Person, all obligations of such Person (a) for borrowed money, whether secured or unsecured, (b) evidenced by notes, bonds, debentures or similar Contracts, (c) in respect of outstanding letters of credit, and (d) in respect of any guarantee (other than customary non-recourse carve-out or "badboy" guarantees), keepwell or similar arrangement for any of the foregoing.

        "Intellectual Property" means all rights in or to all U.S. or foreign: (a) inventions (whether or not patentable), patents and patent applications and any other governmental grant for the protection of inventions or industrial designs, (b) trademarks, service marks, trade dress, logos, brand names, trade names and corporate names, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications for registration thereof, (c) copyrights, whether registered or unregistered, and any registrations and applications for registration thereof, (d) trade secrets and confidential information, including know-how, concepts, methods, processes, designs, schematics, drawings, formulae, technical data, specifications, research and development information, technology, and business plans, (e) domain name registrations and (f) extensions, reissues, registrations, renewals, reexaminations and applications relating to any of the foregoing.

        "Intervening Event" means an event, fact, development or occurrence (other than any event, fact, development or occurrence resulting from a material breach of this Agreement by the Company) that was not known to the Company Board of Directors as of the date hereof and becomes known to the Company Board of Directors after the date hereof and prior to the Acceptance Time; provided, however, that the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof shall not constitute an Intervening Event.

A-i-iv

        "knowledge" will be deemed to be, as the case may be, the actual knowledge of (a) the Persons listed in Section A of the Parent Disclosure Letter with respect to Parent or the Merger Subs, or (b) the Persons listed in Section A of the Company Disclosure Letter with respect to the Company.

        "Law" means any law, requirement, statute, code, rule, regulation, order, ordinance, judgment or decree or other pronouncement of any Governmental Entity.

        "Lien" means any lien, pledge, hypothecation, mortgage, security interest, encumbrance, claim, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

        "Nasdaq" means the Nasdaq Capital Market.

        "NYSE Rule" means Rule 312.03 of the New York Stock Exchange's Listed Company Manual.

        "Parent Equity Plans" means the Parent 2013 Incentive Stock Program.

        "Parent Material Adverse Effect" means any Effect that, individually or in the aggregate, has a material adverse effect on the condition (financial or otherwise), business, assets or operations of Parent and the Parent Subsidiaries, taken as a whole; provided, however, that no Effects resulting or arising from the following shall be deemed to constitute a Parent Material Adverse Effect or shall be taken into account when determining whether a Parent Material Adverse Effect exists or has occurred or is reasonably likely to exist or occur: (a) any changes in general United States or global economic conditions, (b) conditions (or changes therein) in any industry or industries in which Parent operates, (c) general legal, tax, economic, political and/or regulatory conditions (or changes therein), including any changes affecting financial, credit or capital market conditions, (d) any change in GAAP or interpretation thereof, (e) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable Law of or by any Governmental Entity, (f) any actions expressly required by, or the failure to take any action expressly prohibited by, the terms of this Agreement, (g) any failure by Parent to meet any internal or published projections, estimates or expectations of Parent's revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Parent to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a "Parent Material Adverse Effect" may be taken into account), (h) Effects arising out of changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement, (i) any matter disclosed in the Parent Disclosure Letter, where the applicability of such disclosure as an exception to a particular representation is reasonably apparent on the face of such disclosure, (j) the execution and delivery of this Agreement or the consummation of the Transactions, or the public announcement of this Agreement or the Transactions, including any litigation arising out of or relating to this Agreement or the Transactions or the events leading thereto (provided that this clause (j) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Transactions) and (k) any action or failure to take any action that is consented to or requested by the Company in writing, provided that with respect to the exceptions set forth in clauses (a), (b), (c), (d), (e), and (h), such Effect shall be taken into account in the determination of whether a Parent Material Adverse Effect has occurred solely to the extent such Effect materially and disproportionately affected Parent relative to other participants in the industry in which Parent operates.

A-i-v

        "Parent Common Stock" means the common stock, $0.01 par value per share, of Parent.

        "Parent Subsidiaries" means the Subsidiaries of Parent.

        "Parent Stock Exchange" means the New York Stock Exchange.

        "Parent Trading Price" means the volume weighted average sale price per share of Parent Common Stock as reported on the Parent Stock Exchange for the ten (10) consecutive trading days ending on and including the second trading day prior to the expiration date of the Offer, as calculated by Bloomberg Financial LP under the function "ABBV UN Equity AQR" (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).

        "Permitted Liens" means any Lien (i) for Taxes or governmental assessments, charges or claims of payment not yet due and payable or are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established, (ii) which is a carriers', warehousemen's, mechanics', materialmen's, repairmen's or other similar Lien arising in the ordinary course of business, (iii) which is disclosed on the most recent consolidated balance sheet of the Company or notes thereto or securing liabilities reflected on such balance sheet or (iv) which are not material in amount and would not reasonably be expected to materially impair the continued use of the applicable property for the purposes for which the property is currently being used.

        "Person" means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

        "RCRA" means the Resource Conservation and Recovery Act, as amended, and any regulations promulgated thereunder.

        "Release" means any intentional or unintentional spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, placing, discarding, abandonment, or disposing into the environment (including the placing, discarding or abandonment of any barrel, container or other receptacle containing any Hazardous Substance or other material).

        "Removal, Remedial or Response" actions include the types of activities covered by CERCLA, RCRA, and other comparable Environmental Laws, and whether such activities are those which might be taken by a Governmental Entity or those which a Governmental Entity or any other Person might seek to require of waste generators, handlers, distributors, processors, users, storers, treaters, owners, operators, transporters, recyclers, reusers, disposers, or other Persons under "removal," "remedial," or other "response" actions.

        "Representatives" means, when used with respect to any Person, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and representatives of such Person and its Subsidiaries.

        "SEC" means the United States Securities and Exchange Commission.

        "Securities Act" means the United States Securities Act of 1933, as amended.

        "Subsidiary" or "Subsidiaries" means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.

A-i-vi

        "Superior Proposal" means an Acquisition Proposal (with references to 20% and 80% being deemed to be replaced with references to 50%), which the Company Board of Directors determines in good faith after consultation with the Company's outside legal and financial advisors to be more favorable to the stockholders of the Company than the Offer and the Mergers, taking into account all relevant factors (including all the terms and conditions of such proposal or offer and this Agreement, and any changes to the terms of this Agreement proposed by Parent pursuant to Section 6.3).

        "Takeover Statutes" mean any "business combination," "control share acquisition," "fair price," "moratorium" or other takeover or anti-takeover statute or similar Law.

        "Tax" or "Taxes" means any and all taxes, levies, duties, tariffs, imposts and other similar charges and fees imposed by any Governmental Entity or domestic or foreign taxing authority, including, income, franchise, windfall or other profits, gross receipts, premiums, property, sales, use, net worth, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, gains tax and license, registration and documentation fees, severance, occupation, environmental, customs duties, disability, real property, personal property, registration, alternative or add-on minimum, or estimated tax, including any interest, penalty, additions to tax or additional amounts imposed with respect thereto, whether disputed or not.

        "Tax Return" means any report, return, certificate, claim for refund, election, estimated tax filing or declaration required to be filed with any Governmental Entity or domestic or foreign taxing authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

        "Total Consideration" means the aggregate amount of all Stock Consideration, Cash Consideration and Mixed Consideration payable to holders of Company Common Stock as a result of the Transactions, including in connection with the Offer and the Merger.

        "Unvested Company RSU" means each Company RSU other than a Vested Company RSU.

        "Unvested Company Stock Option" means each Company Stock Option other than a Vested Company Stock Option.

        "Vested Company RSU" means each Company RSU that is vested and unsettled as of immediately prior to the First Effective Time (after taking into account any vesting acceleration in the applicable Company Equity Plan, in any award agreement or other agreement, plan, policy, or arrangement applicable to such Company RSUs, or in such Company RSUs, by reason of this Agreement or the Transactions).

        "Vested Company Stock Option" means each Company Stock Option that is vested as of immediately prior to the First Effective Time (after taking into account any vesting acceleration in the applicable Company Equity Plan, in any award agreement or other agreement, plan, policy, or arrangement applicable to such Company Stock Option, or in such Company Stock Options, by reason of this Agreement or the Transactions).

        "Willful Breach" means a deliberate act or a deliberate failure to act, taken or not taken with the actual knowledge that such act or failure to act constitutes in and of itself a material breach of this Agreement, regardless of whether breaching was the object of the act or failure to act.

A-i-vii

        Terms Defined Elsewhere The following terms are defined elsewhere in this Agreement, as indicated below:

401(k) Termination Date	Section 7.8(c)
Acceptance Time	Section 1.1(f)
Acquisition Proposal	Section 9.2(b)(i)
Agreement	Preamble
Arrangements	Section 7.15
Book-Entry Shares	Section 3.2(b)
Cancelled Shares	Section 3.1(b)
Cash Consideration	Section 1.1(a)
Cash Election	Section 1.1(c)(i)
Cash Election Shares	Section 1.1(c)(i)
Certificates	Section 3.2(b)
Change of Recommendation	Section 6.3(a)
Closing	Section 2.2
Closing Date	Section 2.2
COBRA	Section 4.11(b)
Company	Preamble
Company Benefit Plans	Section 4.11(a)
Company Board of Directors	RECITALS
Company Board Recommendation	RECITALS
Company Capitalization Date	Section 4.2(a)
Company Common Stock	RECITALS
Company Compensation Committee	Section 7.15
Company Disclosure Letter	Article IV
Company Healthcare Laws	Section 4.12(b)
Company Leased Real Property	Section 4.17
Company Permits	Section 4.9(b)
Company Preferred Stock	Section 4.2(a)
Company Regulatory Agency	Section 4.12(a)
Company Regulatory Permits	Section 4.12(a)
Company SEC Documents	Section 4.5(a)
Company Shares	RECITALS
Continuing Employees	Section 7.8(a)
D&O Insurance	Section 7.5(c)
Delayed Payment Date	Section 3.4(a)
DGCL	RECITALS
Dissenting Shares	Section 3.3(a)
DLLCA	Section 2.1
DOJ	Section 7.2(b)
Election	Section 1.1(c)(i)
Election Deadline	Section 3.1(e)(i)
Enforceability Limitations	Section 4.3(c)
ESPP	Section 3.4(d)
Exchange Agent	Section 3.2(a)
Exchange Fund	Section 3.2(a)
FDA	Section 4.12(a)
FDCA	Section 4.12(a)
Financing	Section 7.3(a)
First Certificate of Merger	Section 2.3

A-i-viii

First Effective Time	Section 2.3
First Merger	RECITALS
First Surviving Corporation	Section 2.1
Form of Election in Merger	Section 3.1(e)(i)
Form of Election in Offer	Section 1.1(c)(i)
Form S-4	Section 1.1(g)(ii)
Fractional Share Consideration	Section 3.1(a)
FTC	Section 7.2(b)
GAAP	Section 4.5(b)
Indemnified Parties	Section 7.5(a)
Mailing Date	Section 3.1(e)(i)
Material Contract	Section 4.18(a)
Maximum Cash Shares in Merger	Section 3.1(e)(iii)(1)
Maximum Cash Shares in Offer	Section 1.1(c)(iii)(1)
Maximum Stock Shares in Merger	Section 3.1(e)(iii)(3)
Merger Cash Proration Factor	Section 3.1(e)(iii)(2)
Merger Consideration	Section 3.1(a)
Merger Stock Proration Factor	Section 3.1(e)(iii)(4)
Merger Sub 2	Preamble
Merger Subs	Preamble
Mergers	RECITALS
Minimum Condition	Section 1.1(a)(i)
Mixed Consideration	Section 1.1(a)
Mixed Election	Section 1.1(c)(i)
Mixed Election Shares	Section 1.1(c)(i)
No Election Share	Section 1.1(c)(vii)
Offer	RECITALS
Offer Cash Proration Factor	Section 1.1(c)(iii)(2)
Offer Documents	Section 1.1(g)(i)(1)
Offer Stock Proration Factor	Section 1.1(c)(iii)(4)
Offer to Purchase	Section 1.1(a)
Offering Period	Section 3.4(d)
Option Cash Payment	Section 3.4(a)
Outside Date	Section 9.1(b)
Parent	Preamble
Parent Capitalization Date	Section 5.2(a)
Parent Disclosure Letter	Article V
Parent Equity Awards	Section 5.2(b)
Parent Governing Documents	Section 5.1(a)
Parent Permits	Section 5.9(b)
Parent Preferred Stock	Section 5.2(a)
Parent SEC Documents	Section 5.5(a)
Parties	Preamble
Party	Preamble
PHSA	Section 4.12(a)
Preliminary Prospectus	Section 1.1(g)(ii)
Purchaser	Preamble
Purchaser Shares	Section 3.1(c)
RSU Cash Payment	Section 3.4(b)
Sarbanes Oxley Act	Section 4.6
Schedule TO	Section 1.1(g)(i)(1)

A-i-ix

Schedule 14D-9	Section 1.2(b)
Second Certificate of Merger	Section 2.3
Second Effective Time	Section 2.3
Second Merger	RECITALS
Service Provider	Section 6.1(c)
Stock Consideration	Section 1.1(a)
Stock Election	Section 1.1(c)(i)
Stock Election Shares	Section 1.1(c)(i)
Stockholder List Date	Section 1.2(c)
Support Agreement	RECITALS
Surviving Company	Section 2.1
Termination Fee	Section 9.2(b)(i)
Transactions	RECITALS

A-i-x

Annex B

Conditions to the Offer

        Notwithstanding any other provisions of the Offer, but subject to compliance with the terms and conditions of that certain Agreement and Plan of Reorganization, dated as of March 4, 2015 (the "Agreement") by and among AbbVie Inc., a Delaware corporation ("Parent"), Oxford Amherst Corporation, a Delaware corporation and a direct wholly owned subsidiary of Parent ("Purchaser"), Oxford Amherst LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent ("Merger Sub 2" and, together with Purchaser, the "Merger Subs") and Pharmacyclics, Inc., a Delaware corporation (the "Company") (capitalized terms that are used but not otherwise defined in this Annex B shall have the respective meanings ascribed thereto in the Agreement), and in addition to (and not in limitation of) the obligations of Purchaser to extend the Offer pursuant to the terms and conditions of the Agreement, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) promulgated under the Exchange Act (relating to the obligation of Purchaser to pay for or return tendered Company Shares promptly after termination or withdrawal of the Offer)), pay for any Company Shares that are validly tendered in the Offer and not withdrawn prior to the expiration of the Offer in the event that, at or prior to the expiration of the Offer:

          (A)  any waiting period (and extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act or the Antitrust Laws of the jurisdictions set forth on Schedule B of the Company Disclosure Letter shall not have expired or been terminated;

          (B)  the Minimum Condition shall not have been satisfied;

          (C)  the Form S-4 shall not have become effective under the Securities Act or shall be the subject of any stop order or proceedings seeking a stop order;

          (D)  any pre-closing approvals or clearances reasonably required under the Antitrust Laws of the jurisdictions set forth on Schedule B of the Company Disclosure Letter shall not have been obtained;

          (E)  the shares of Parent Common Stock to be issued in the Offer and the Merger shall not have been approved for listing on the Parent Stock Exchange, subject to official notice of issuance, and shall not be exempt from such requirement under then applicable Laws, regulations and rules of the Parent Stock Exchange (provided that Parent shall not be entitled to invoke this condition if it has not complied in all material respects with Section 7.14); or

          (F)  any of the following shall have occurred and continue to exist as of immediately prior to the expiration of the Offer:

            (1)   any Governmental Entity of competent jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect as of immediately prior to the expiration of the Offer, or (ii) issued or granted any orders or injunctions that is in effect as of immediately prior to the expiration of the Offer, in each case which has the effect of restraining, enjoining or otherwise prohibiting the consummation of the Offer or the Mergers;

            (2)   (a) any of the representations or warranties of the Company set forth in the first sentence of Section 4.1(a), Section 4.3(a), Section 4.3(b) or Section 4.23 shall not be true and correct in any material respect as of the date of this Agreement and the date of the expiration of the Offer as though made on and as of the date of the expiration of the Offer (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date, in which case as of such date), (b) any of the representations and warranties of the Company set forth in Section 4.2(a) or Section 4.2(b) shall not be true and correct in all respects as of the date of this Agreement and the date of the expiration of the

B-i-i

    Offer as though made on and as of the date of the expiration of the Offer (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date, in which case as of such date), except in each case for any failures to be true and correct that would not, individually or in the aggregate, increase the aggregate Total Consideration payable in the Transactions by more than one quarter of one percent (0.25%) and (c) any of the other representations and warranties of the Company set forth in this Agreement shall not be true and correct as of the date of this Agreement and as of the date of the expiration of the Offer as though made on and as of the expiration of the Offer (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date, in which case as of such date), except, in the case of this clause (c), where any failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

            (3)   the Company shall not have performed or complied in all material respects with the covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the expiration of the Offer;

            (4)   there shall be any change, state of facts, condition, event, circumstance, effect, occurrence or development after the date of this Agreement that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and that is continuing as of immediately prior to the expiration of the Offer;

            (5)   (i) Parent shall not have received an opinion of counsel to Parent, dated as of the date of the expiration of the Offer and based on facts, representations and assumptions described in such opinion to the effect that the Offer and the Mergers, taken together, will qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and (ii) the Company shall not have received an opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to the Company ("WSGR"), dated as of the date of the expiration of the Offer and based on facts, representations and assumptions described in such opinion to the effect that the Offer and the Mergers, taken together, will qualify as a "reorganization" within the meaning of Section 368(a) of the Code; or

            (6)   the Merger Agreement shall have been terminated in accordance with its terms or shall have been amended in accordance with its terms to provide for such termination.

* * *

B-i-ii

ANNEX B

Centerview Partners LLC 31 West 52nd Street New York, NY 10019 March 4, 2015

The Board of Directors
Pharmacyclics, Inc.
995 East Arques Avenue
Sunnyvale, California 94085

The Board of Directors:

        You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock, par value $.0001 per share (the "Company Shares") (other than Excluded Shares, as defined below), of Pharmacyclics, Inc., a Delaware corporation (the "Company"), of the Merger Consideration (as defined below) proposed to be paid to such holders pursuant to the Agreement and Plan of Reorganization proposed to be entered into (the "Agreement") by and among AbbVie Inc., a Delaware corporation ("Parent"), Oxford Amherst Corporation, a Delaware corporation and a direct wholly owned subsidiary of Parent ("Purchaser"), Oxford Amherst LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent ("Merger Sub 2" and, together with Purchaser, the "Merger Subs"), and the Company. The Agreement provides that:

  (i)
  the Purchaser shall commence a tender offer (the "Offer") to acquire all of the Company Shares in exchange for the right to receive per Company Share, at the election of the holder: (a) $261.25 in cash (the "Cash Consideration"), (b) a number of shares of common stock, $0.01 par value per share, of Parent (the "Parent Common Stock") equal to (x) $261.25 divided by (y) the Parent Trading Price (as defined below) (the "Stock Consideration"), or (c) $152.25 in cash and a number of shares of Parent Common Stock equal to (x) $109.00 divided by (y) the Parent Trading Price (the "Mixed Consideration"), in each case subject to proration as set forth in the Agreement (as to which we express no view or opinion);

  (ii)
  as soon as practicable following the consummation of the Offer, the Purchaser will be merged with and into the Company (the "First Merger"), as a result of which the Company will become a wholly owned subsidiary of Parent and each issued and outstanding Company Share immediately prior to the effective time of the First Merger (other than (x) Company Shares owned by the Company, Parent, the Merger Subs or by any of their respective Subsidiaries (as defined in the Agreement) and (y) Company Shares held by a holder who has not tendered into the Offer and properly exercised appraisal rights in respect of such Company Shares in accordance with Section 262 of the Delaware General Corporation Law (until such time as such holder fails to perfect, withdraws or otherwise loses such holder's appraisal rights under Delaware Law (as defined in the Agreement) with respect to such shares) (the Company Shares referred to in clauses (x) and (y), together with any Company Shares held by any affiliate of Parent, "Excluded Shares")) will be converted into the right to receive, at the election of the holder: (a) the Cash Consideration, (b) the Stock Consideration or (c) the

    Mixed Consideration, in each case subject to proration as set forth in the Agreement (as to which we express no view or opinion); and

  (iii)
  immediately following the First Merger, the Company will be merged with and into Merger Sub 2, with Merger Sub 2 being the surviving entity (the "Second Merger" and, together with the First Merger, the "Mergers" and, collectively with the First Merger, the Offer and the other transactions contemplated by the Agreement, the "Transaction").

        The "Parent Trading Price" means the volume weighted average closing sale price of one share of Parent Common Stock as reported on the New York Stock Exchange for the ten (10) consecutive trading days ending on the trading day immediately preceding the time that the Purchaser accepts for payment, and pays for, all Company Shares that are validly tendered and not withdrawn in the Offer (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events). The aggregate Mixed Consideration together with the aggregate Cash Consideration and the aggregate Stock Consideration to be paid to the holders of Company Shares (other than Excluded Shares) in the Transaction, taken together (and not separately), is referred to as the "Merger Consideration". The Merger Consideration will be subject to certain proration procedures as set forth in the Agreement, as to which we express no view or opinion. The terms and conditions of the Transaction are more fully set forth in the Agreement.

        We have acted as financial advisor to the Board of Directors of the Company in connection with the Transaction. We will receive a fee for our services in connection with the Transaction, a portion of which is payable upon the rendering of this opinion and a substantial portion of which is contingent upon the consummation of the Transaction. In addition, the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement.

        We are a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the past two years, we have not provided any financial advisory or other services to the Company or Parent for which we have received any compensation. We may provide investment banking and other services to or with respect to the Company or Parent or their respective affiliates in the future, for which we may receive compensation. Certain (i) of our and our affiliates' directors, officers, members and employees, or family members of such persons, (ii) of our affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, the Company, Parent or any of their respective affiliates, or any other party that may be involved in the Transaction.

        In connection with this opinion, we have reviewed, among other things: (i) a draft of the Agreement dated March 4, 2015 (the "Draft Agreement"); (ii) Annual Reports on Form 10-K of the Company for the years ended December 31, 2014, 2013 and 2012 and Annual Reports on Form 10-K of Parent for the years ended December 31, 2014, 2013 and 2012; (iii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Parent; (iv) certain publicly available research analyst reports for the Company and Parent; (v) certain other communications from the Company and Parent to their respective stockholders; (vi) certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of the Company, including certain financial forecasts, analyses and projections relating to the Company prepared by management of the Company and furnished to us by the Company for purposes of our analysis (the "Company Forecasts") (collectively, the "Company Internal Data"); and (vii) certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of Parent (the "Parent Internal Data"). We have conducted discussions with members of the senior management and representatives of the Company and Parent regarding their assessment of the Company Internal Data, the Parent Internal Data, as appropriate, and the strategic rationale for the Transaction. In addition, we reviewed publicly available financial and stock market data, including valuation multiples, for the Company and compared that data with similar data for certain other companies, the securities of which are publicly traded, in lines of business that we deemed relevant. We also compared certain of the proposed financial terms of the Transaction with the financial terms, to the extent publicly available, of certain other transactions that we deemed relevant and conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

        We have assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by us for purposes of this opinion and have, with your consent, relied upon such information as being complete and accurate. In that regard, we have assumed, at your direction, that the Company Internal Data (including, without limitation, the Company Forecasts) have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby, and we have relied, at your direction, on the Company Internal Data for purposes of our analysis and this opinion. We express no view or opinion as to the Company Internal Data or the assumptions on which it is based. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of the Company or Parent, nor have we been furnished with any such evaluation or appraisal, and we have not been asked to conduct, and did not conduct, a physical inspection of the properties or assets of the Company or Parent. We have assumed, at your direction, that the final executed Agreement will not differ in any respect material to our analysis or this opinion from the Draft Agreement reviewed by us. We have also assumed, at your direction, that the Transaction will be consummated on the terms set forth in the Agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to our analysis or this opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction, condition or other change, including any divestiture requirements or amendments or modifications, will be imposed, the effect of which would be material to our analysis or this opinion. We have further assumed, at your direction, that the Transaction will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, without adjustment to the relative mix of Cash Consideration and Stock Consideration. We have not evaluated and do not express any opinion as to the solvency or fair value of the Company or Parent, or the ability of the Company or Parent to pay their respective obligations when they come due, or as to the impact of the Transaction on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We are not legal, regulatory, tax or accounting advisors, and we express no opinion as to any legal, regulatory, tax or accounting matters.

        We express no view as to, and our opinion does not address, the Company's underlying business decision to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company or in which the Company might engage. This opinion is limited to and addresses only the fairness, from a financial point of view, as of the date hereof, to the holders of the Company Shares (other than Excluded Shares) of the Merger Consideration to be paid to such holders pursuant to the Agreement. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Agreement or the Transaction, including, without limitation, the structure or form of the Transaction, or any other agreements or arrangements contemplated by the Agreement (including the Support Agreement, as defined in the Agreement) or entered into in connection with or otherwise contemplated by the Transaction, including, without limitation, (i) the fairness of the Transaction or any other term or aspect of the Transaction to, or any consideration to be received in connection therewith by, or the impact of the Transaction on, the holders of any other class of securities, creditors or other constituencies of the Company or any other party, (ii) the allocation of the Merger Consideration as among holders of Company Shares who receive the Cash Consideration, the Stock Consideration or the Mixed Consideration, or (iii) the relative fairness of the Cash Consideration, the Stock Consideration and the Mixed Consideration. In addition, we express no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of the Company or any party, or class of such persons in connection with the Transaction, whether relative to the Merger Consideration to be paid to holders of Company Shares (other than Excluded Shares) pursuant to the Agreement or otherwise. Our opinion is necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof, and we do not have any obligation or responsibility to update, revise or reaffirm this opinion based on circumstances, developments or events occurring after the date hereof. We express no view or opinion as to what the value of the Parent Common Stock actually will be when issued pursuant to the Transaction or the prices at which the Company Shares or Parent Common Stock will trade or otherwise be transferable at any time, including following the announcement or consummation of the Transaction. Our opinion does not constitute a recommendation to any stockholder of the Company as to whether or not such holder should tender Company Shares in connection with the Offer, or how such stockholder or other person should otherwise act with respect to the Transaction or any other matter, including, without limitation, whether such stockholder should elect to receive the Cash Consideration, the Stock Consideration or the Mixed Consideration, or make no election, in the Transaction.

        Our financial advisory services and the opinion expressed herein are provided for the information and assistance of the members of the Board of Directors of the Company (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction. The issuance of this opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.

        Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion, as of the date hereof, that the Merger Consideration to be paid to the holders of Company Shares (other than Excluded Shares) pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,
/s/ Centerview Partners LLC CENTERVIEW PARTNERS LLC

ANNEX C

March 4, 2015

The Board of Directors
Pharmacyclics, Inc.
995 E. Arques Avenue
Sunnyvale, California 94085

Members of the Board of Directors:

        You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.0001 per share (the "Company Common Stock"), of Pharmacyclics, Inc., a Delaware corporation (the "Company"), of the consideration to be paid to such holders in the proposed Transaction (as defined below) with AbbVie Inc., a Delaware corporation ("Parent"). Pursuant to the Agreement and Plan of Reorganization (the "Agreement"), to be entered into among the Company, Parent, Oxford Amherst Corporation, a Delaware corporation and a direct wholly owned subsidiary of Parent ("Purchaser") and Oxford Amherst LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent ("Merger Sub 2" and, together with Purchaser, the "Merger Subs"), the following will occur:

  •
  Purchaser will commence a tender offer for all the shares of the Company Common Stock (the "Tender Offer") for the Consideration (as defined below).

  •
  Following completion of the Tender Offer, Purchaser will be merged with and into the Company, with the Company being the surviving entity (the "Merger"), and each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or owned by Parent, the Merger Subs or by any of their respective subsidiaries and Dissenting Shares (as defined in the Agreement), will be converted into the right to receive, at the election of the holder, either (i) $261.25 in cash (the "Cash Election Consideration"), (ii) a number of shares (the "Stock Election Consideration") of Parent's common stock, par value $0.01 per share (the "Parent Common Stock"), equal to (A) $261.25 divided by (B) the Parent Trading Price (as defined in the Agreement), or (iii) $152.25 in cash and a number of shares of Parent Common Stock (the "Mixed Election Consideration") equal to (A) $109.00 divided by (B) the Parent Trading Price (as defined in the Agreement), and with respect to each holder of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock, an amount in cash (without interest) equal to such fraction of a share of Parent Common Stock multiplied by the Parent Trading Price (as defined in the Agreement). The aggregate Mixed Election Consideration together with the aggregate Cash Election Consideration and the aggregate Stock Election Consideration to be received by the holders of Company Common Stock in the Transaction is referred to as the "Consideration". The Consideration will be subject to certain proration procedures as set forth in the Agreement, as to which we express no view or opinion.

  •
  Immediately following the First Merger, the Company will be merged with and into Merger Sub 2, and Merger Sub 2 will continue as a direct wholly owned subsidiary of Parent.

        The Tender Offer and the Merger, together and not separately, are referred to herein as the "Transaction."

        In connection with preparing our opinion, we have (i) reviewed a draft dated March 4, 2015 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the

Company and Parent and the industries in which they operate; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company and Parent with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and the Parent Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

        In addition, we have held discussions with certain members of the management of the Company and Parent with respect to certain aspects of the Transaction, and the past and current business operations of the Company and Parent, the financial condition and future prospects and operations of the Company and Parent, the effects of the Transaction on the financial condition and future prospects of the Company and Parent, and certain other matters we believed necessary or appropriate to our inquiry.

        In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and Parent or otherwise reviewed by or for us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company, Parent or the Merger Subs under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and Parent to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will qualify as a tax-free reorganization for United States federal income tax purposes and will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company, Parent and the Merger Subs in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company, Parent or the Merger Subs or on the contemplated benefits of the Transaction.

        Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction and we express no opinion as to the fairness of any consideration paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Company Common Stock or the Parent Common Stock will trade at any future time.

        We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company and Parent, for which we and such affiliates have received customary compensation. Such services during such period have included acting as bookrunner on the Company's equity offering in March 2013, as financial advisor to Parent in connection with its proposed acquisition of Shire plc in July 2014, as bookrunner and administrative agent on Parent's bridge financing in connection with such proposed acquisition in July 2014, as financial advisor to Parent in connection with certain strategic planning (other than the Transaction) in January 2015 and as bookrunner and arranger for Parent's revolving credit facility in October 2014. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of Parent, for which it receives customary compensation or other financial benefits. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or Parent for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

        On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction is fair, from a financial point of view, to such holders.

        The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to whether such shareholder should tender its shares in the Tender Offer or how such shareholder should vote with respect to the Transaction or any other matter, including, without limitation, whether any shareholder should elect to receive the Mixed Election Consideration, the Cash Election Consideration or the Stock Election Consideration or make no election in the Transaction. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

/s/ J.P. Morgan Securities LLC
J.P. MORGAN SECURITIES LLC

ANNEX D

DIRECTORS AND EXECUTIVE OFFICERS OF ABBVIE AND THE OFFEROR

        The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of AbbVie and the Offeror are set forth below. Unless otherwise indicated below, the current business address of each director and officer is c/o AbbVie Inc., 1 North Waukegan Road, North Chicago, Illinois 60064. Unless otherwise indicated below, the current business telephone number of each director and officer is (847) 937-6100.

        Where no date is shown, the individual has occupied the position indicated since at least January 1, 2013, when AbbVie became an independent company as a result of the distribution by Abbott Laboratories ("Abbott") of 100% of the outstanding common stock of AbbVie to Abbott's shareholders. Unless otherwise indicated, each occupation set forth opposite the name of an officer or director of AbbVie refers to a position with AbbVie, and each occupation set forth opposite the name of an officer or director of Oxford Amherst Corporation (the "Offeror") refers to a position with the Offeror.

        During the past five years, none of the directors and officers of AbbVie or the Offeror listed below has (a) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Unless otherwise indicated below, each such person is a citizen of the United States of America.

Directors and Executive Officers of AbbVie

Name/Age	Title	Present Principal Occupation and Five-Year Employment History
Richard A. Gonzalez, 61	Chairman of the Board and Chief Executive Officer, AbbVie Inc.	Mr. Gonzalez is the chairman and chief executive officer of AbbVie. He served as Abbott's executive vice president of the pharmaceutical products group from July 2010 to December 2012, and was responsible for Abbott's worldwide pharmaceutical business, including commercial operations, research and development, and manufacturing. He also served as president, Abbott Ventures Inc., Abbott's medical technology investment arm, from 2009 to 2011. Mr. Gonzalez joined Abbott in 1977 and held various management positions before briefly retiring in 2007, including: Abbott's president and chief operating officer; president, chief operating officer of Abbott's Medical Products Group; senior vice president and president of Abbott's former Hospital Products Division (now Hospira, Inc.); vice president and president of Abbott's Health Systems Division; and divisional vice president and general manager for Abbott's Diagnostics Operations in the United States and Canada. As a result of his service as Abbott's executive vice president, Pharmaceutical Products Group since July 2010, his previous service as Abbott's president and chief operating officer and his more than 30-year career at Abbott, Mr. Gonzalez has developed valuable business, management and leadership experience, as well as extensive knowledge of AbbVie and its global operations. Mr. Gonzalez's experience and knowledge enable him to contribute to AbbVie's board key insights into strategic, management, and operational matters.
Robert J. Alpern, M.D., 64	Director

Dr. Alpern has served as the Ensign Professor of Medicine, Professor of Internal Medicine, and Dean of Yale School of Medicine since June 2004. From July 1998 to June 2004, Dr. Alpern was the Dean of The University of Texas Southwestern Medical Center. Dr. Alpern also serves as a director of Abbott Laboratories and as a director on the Board of Yale—New Haven Hospital. As the Ensign Professor of Medicine, Professor of Internal Medicine, and Dean of Yale School of Medicine, Dean of The University of Texas Southwestern Medical Center, and as a director on the Board of Yale—New Haven Hospital, Dr. Alpern contributes valuable insights to the board through his medical and scientific expertise and his knowledge of the health care environment and the scientific nature of AbbVie's key research and development initiatives.

Name/Age	Title	Present Principal Occupation and Five-Year Employment History
Roxanne S. Austin, 54	Director

Ms. Austin is president of Austin Investment Advisors, a private investment and consulting firm, a position she has held since 2004. From July 2009 through July 2010, Ms. Austin also served as the president and chief executive officer of Move Networks, Inc., a provider of Internet television services. Ms. Austin previously served as president and chief operating officer of DIRECTV,  Inc. Ms. Austin also previously served as executive vice president and chief financial officer of Hughes Electronics Corporation and as a partner of Deloitte & Touche LLP. Ms. Austin is also a director of Abbott Laboratories, Target Corporation, Teledyne Technologies, Inc. and Telefonaktiebolaget LM Ericsson. Through her extensive management and operating roles, including her financial roles, Ms. Austin contributes significant oversight and leadership experience, including financial expertise and knowledge of financial statements, corporate finance and accounting matters.

William H.L. Burnside, 63	Director

Mr. Burnside is a retired senior vice president and director at The Boston Consulting Group (BCG), where he currently serves as an advisor. Prior to becoming managing partner of BCG's Los Angeles office in 1987, he worked in BCG's London and Chicago offices, servicing clients in telecommunications, media, defense, financial services, and manufacturing. Mr. Burnside is a director at Executive Service Corps of Southern California and Audubon California. Through his experience with The Boston Consulting Group, Mr. Burnside acquired knowledge and understanding of corporate finance and capital markets matters, as well as global and domestic strategic advisory experience across a broad base of industries. Mr. Burnside is a citizen of the United Kingdom and of the United States.

Name/Age	Title	Present Principal Occupation and Five-Year Employment History
Edward M. Liddy, 69	Director

Mr. Liddy has been a partner in the private equity investment firm Clayton, Dubilier & Rice, LLC since January 2010, having also been a partner at such firm from April to September 2008. From September 2008 to August 2009, Mr. Liddy was the interim chairman and chief executive officer of American International Group, Inc. (AIG). He served at AIG at the request of the U.S. Department of the Treasury. From January 1999 to April 2008, Mr. Liddy served as chairman of the board of the Allstate Corporation. He served as chief executive officer of Allstate from January 1999 to December 2006, President from January 1995 to May 2005, and chief operating officer from August 1994 to January 1999. Mr. Liddy currently serves on the board of directors of Abbott Laboratories, 3M Company, and The Boeing Company. In addition, Mr. Liddy formerly served on the board of The Boeing Company from 2007 to 2008. As the chairman and chief executive officer of Allstate Corporation and American International Group, Inc., Mr. Liddy brings valuable insights from the perspective of the insurance industry into AbbVie's business. As a partner of Clayton, Dubilier & Rice, LLC, Mr. Liddy gained significant knowledge and understanding of finance and capital markets matters as well as global and domestic strategic advisory experience.

Edward J. Rapp, 57	Director

Mr. Rapp was appointed in late 2014 as the Caterpillar Inc. group president for resource industries. He previously served at Caterpillar as group president based in Singapore in 2013 and 2014 and as the chief financial officer from 2010 to 2013, and he was named a group president in 2007. Mr. Rapp is presently a board member for FM Global and Junior Achievement USA. He is currently a member of the University of Missouri College of Business Strategic Development Board and a board member of the U.S.-China Business Council. As a result of his tenure as group president and chief financial officer at Caterpillar Inc., Mr. Rapp has acquired management, operational, and financial expertise with extensive global experience and provides the board with an informed perspective on financial and operational matters faced by a complex international company.

Name/Age	Title	Present Principal Occupation and Five-Year Employment History
Roy S. Roberts, 75	Director

Mr. Roberts was the emergency financial manager for Detroit Public Schools from 2011 until his retirement in 2013. Previously, he served as managing director of Reliant Equity Investors from 2000 to 2011. Mr. Roberts retired from General Motors in April 2000. At the time of his retirement, he was group vice president for North American Vehicle Sales, Service and Marketing of General Motors Corporation, having been elected to that position in October 1998. Mr. Roberts has served as director on the following boards: Thermon Manufacturing Company 2007 to 2010, Enova Systems, Inc., 2008 to 2011, Burlington Northern Santa Fe, 1991 to 2010, and Abbott Laboratories, 1998 to 2011. As a former executive of a major international corporation, Mr. Roberts has a strong record of valuable business, leadership, operational, and management experience which he brings to the board.

Glenn F. Tilton, 66	Director

Mr. Tilton was chairman of the Midwest for JPMorgan Chase & Co. from 2011 until his retirement in 2014. From October 2010 to December 2012, Mr. Tilton also served as the non-executive chairman of the board of United Continental Holdings, Inc. From September 2002 to October 2010, he served as chairman, president and chief executive officer of UAL Corporation, and chairman and chief executive officer of United Air Lines, Inc., its wholly owned subsidiary. Prior to becoming the vice chairman of Chevron Texaco following the merger of Texaco Inc. and Chevron Corp., Mr. Tilton enjoyed a 30-year multi-disciplinary career with Texaco Inc., culminating in his election as chairman and chief executive officer. Mr. Tilton is also a director of Abbott Laboratories and Phillips 66. Mr. Tilton also served on the board of directors of Lincoln National Corporation from 2002 to 2007, of TXU Corporation from 2005 to 2007, of Corning Incorporated from 2010 to 2012, and of United Continental Holdings, Inc. from 2010 to 2012. As chairman of the Midwest for JPMorgan Chase & Co. and having previously served as non-executive chairman of the board of United Continental Holdings, Inc., and chairman, president, and chief executive officer of UAL Corporation and United Air Lines, vice chairman of Chevron Texaco and as interim chairman of Dynegy, Inc., Mr. Tilton acquired strong management experience overseeing complex multinational businesses operating in highly regulated industries, as well as expertise in finance and capital markets matters.

Name/Age	Title	Present Principal Occupation and Five-Year Employment History
Frederick H. Waddell, 61	Director

Mr. Waddell has served as the chief executive officer of Northern Trust Corporation and The Northern Trust Company ("Northern Trust") since January 2008 and as chairman of the board since November 2009. He served as president from February 2006 through September 2011, and as chief operating officer from February 2006 to January 2008. Mr. Waddell served as a board member of Northern Trust from February 2006 to November 2009 prior to becoming the chairman of the board. As chairman and chief executive officer of Northern Trust, Mr. Waddell possesses broad financial services experience with a strong record of leadership in a highly regulated industry.

Mr. Waddell is currently the Chairman and Chief Executive Officer of Northern Trust Corporation (together with its subsidiaries, "Northern Trust"). Northern Trust, in the ordinary course of its business, from time to time possesses voting and/or dispositive power over Pharmacyclics shares owned, held or controlled in client trusts and other fiduciary accounts for which Northern Trust serves as sole or co-fiduciary, including through certain mutual funds managed by Northern Trust. In its most recent publicly filed report on Form 13-F, dated as of December 31, 2014, Northern Trust reported sole or shared dispositive power over 358,970 Pharmacyclics shares, with sole or shared voting power over all but 22 of such shares. Further, Northern Trust has indicated that it possesses sole or shared voting power over certain additional shares in client accounts which are not required to be reported on Form 13-F, as Northern Trust does not possess dispositive power with respect to such shares.

Laura J. Schumacher, 51	Executive Vice President, Business Development, External Affairs and General Counsel

Ms. Schumacher is AbbVie's Executive Vice President, Business Development, External Affairs and General Counsel. She served as Abbott's Executive Vice President, General Counsel, and Corporate Secretary from 2007 to 2012, and as Senior Vice President, Corporate Secretary, and General Counsel from 2005 to 2007. Ms. Schumacher was also responsible for Abbott's licensing and acquisitions function and its Office of Ethics and Compliance. Ms. Schumacher joined Abbott in 1990. She currently serves as a director of General Dynamics Corporation.

Name/Age	Title	Present Principal Occupation and Five-Year Employment History
William J. Chase, 47	Executive Vice President, Chief Financial Officer

Mr. Chase is AbbVie's Executive Vice President, Chief Financial Officer. He served as Abbott's Vice President, Licensing and Acquisitions from 2010 to 2012, as Vice President, Treasurer from 2007 to 2010, and as Divisional Vice President, Controller of Abbott International from 2004 to 2007. Mr. Chase joined Abbott in 1989.

Carlos Alban, 52	Executive Vice President, Commercial Operations

Mr. Alban is AbbVie's Executive Vice President, Commercial Operations. He served as Abbott's Senior Vice President, Proprietary Pharmaceutical Products, Global Commercial Operations from 2011 to 2012, as Senior Vice President, International Pharmaceuticals from 2009 to 2011, as Vice President, Western Europe and Canada from 2007 to 2009, and as Vice President, European Operations from 2006 to 2007. Mr. Alban joined Abbott in 1986.

Michael E. Severino, M.D., 49	Executive Vice President, Research and Development, Chief Scientific Officer

Dr. Severino is AbbVie's Executive Vice President, Research and Development, Chief Scientific Officer. Dr. Severino served at Amgen Inc. as Senior Vice President, Global Development and Corporate Chief Medical Officer from 2012 to 2014, as Vice President, Global Development from 2010 to 2012 and as Vice President, Therapeutic Area Head, General Medicine and Inflammation Global Clinical Development from 2007 to 2012. He joined AbbVie in 2014.

Timothy J. Richmond, 48	Senior Vice President, Human Resources

Mr. Richmond is AbbVie's Senior Vice President, Human Resources. He served as Abbott's Divisional Vice President of Compensation & Benefits from 2008 to 2012, as Group Vice President of Talent and Rewards from 2007 to 2008, and as Divisional Vice President of Talent Acquisition from 2006 to 2007. Mr. Richmond joined Abbott in 2006.

Azita Saleki-Gerhardt, Ph.D., 51	Senior Vice President, Operations

Dr. Saleki-Gerhardt is AbbVie's Senior Vice President, Operations. She served as Abbott's Vice President, Pharmaceuticals Manufacturing and Supply from 2011 to 2012, and as Divisional Vice President, Quality Assurance, Global Pharmaceutical Operations from 2008 to 2011. Dr. Saleki-Gerhardt joined Abbott in 1993.

Name/Age	Title	Present Principal Occupation and Five-Year Employment History
Thomas A. Hurwich, 54	Vice President, Controller

Mr. Hurwich is AbbVie's Vice President, Controller. He served as Abbott's Vice President, Internal Audit from 2009 to 2012, and as Divisional Vice President, Controller, Abbott Diagnostics Division from 2003 to 2009. Mr. Hurwich joined Abbott in 1983.

Directors and Executive Officers of the Offeror

Name/Age	Title	Present Principal Occupation and Five-Year Employment History
William J. Chase, 47	President and Director	Mr. Chase is President and Director of the Offeror. He is also AbbVie's Executive Vice President, Chief Financial Officer. He served as Abbott's Vice President, Licensing and Acquisitions from 2010 to 2012, as Vice President, Treasurer from 2007 to 2010, and as Divisional Vice President, Controller of Abbott International from 2004 to 2007. Mr. Chase joined Abbott in 1989.
Scott T. Reents, 47	Vice President, Tax

Mr. Reents is Vice President, Tax of the Offeror and of AbbVie. He served as Abbott's Divisional Vice President and Associated General Tax Counsel from 2010 to 2012 and as Senior Director of International Taxes located in Europe from 2008 to 2010.

Amarendra Duvvur, 46	Vice President and Treasurer

Mr. Duvvur is Vice President, Treasurer of the Offeror and of AbbVie. He served as Senior Vice President, Treasurer of CareFusion Corporation from 2009 to 2012. Mr. Duvvur joined Abbott in 2012 pending the separation of AbbVie.

Kathleen Sheil Scheidt, 42	Secretary

Ms. Scheidt is Secretary of the Offeror and Vice President, Securities & Benefits and Legal Operations of AbbVie Inc. She joined AbbVie in 2013 in connection with the company's separation from Abbott. Ms. Scheidt was Senior Counsel, Securities & Benefits at Abbott from October 2010 through 2012. She was a partner in a Chicago-based law firm for several years before joining Abbott.

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

        Delaware law provides that directors of a corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability:

  •
  for any breach of their duty of loyalty to the corporation or its stockholders;

  •
  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  under Section 174 of the Delaware General Corporation Law (the "DGCL") relating to unlawful payments of dividends or unlawful stock repurchases or redemptions; or

  •
  for any transaction from which the director derived an improper personal benefit.

        The limitation of liability does not apply to liabilities arising under the federal or state securities laws and does not affect the availability of equitable remedies, such as injunctive relief or rescission.

        AbbVie's amended and restated certificate of incorporation and by-laws include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of AbbVie, or for serving at AbbVie's request as a director or officer or another position at another corporation or enterprise, as the case may be. AbbVie's amended and restated certificate of incorporation and by-laws also provide that AbbVie must indemnify and advance reasonable expenses to its directors and officers, subject to its receipt of an undertaking from the indemnified party as may be required under the DGCL. AbbVie's by-laws expressly authorize AbbVie to carry directors' and officers' insurance to protect AbbVie, its directors, officers and certain employees for some liabilities.

Item 21.    Exhibits and Financial Statement Schedules.

        A list of exhibits filed with this registration statement is contained in the index to exhibits, which is incorporated by reference.

Item 22.    Undertakings.

        (a)   The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus/offer to exchange required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

             (ii)  To reflect in the prospectus/offer to exchange any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus/offer to exchange filed with the SEC pursuant to Rule 424(b) promulgated under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange of 1934 (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

          (2)   That every prospectus (i) that is filed pursuant to paragraph (c)(1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (d)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (e)   To respond to requests for information that are incorporated by reference into the prospectus/offer to exchange pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

        (f)    To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of North Chicago, State of Illinois, on March 23, 2015.

ABBVIE INC.
By:	/s/ RICHARD A. GONZALEZ
	Name:	Richard A. Gonzalez
	Title:	Chairman of the Board and Chief Executive Officer

        KNOW ALL MEN BY THESE PRESENTS: That each person whose name is signed hereto has made, constituted and appointed, and does hereby make, constitute and appoint, Richard A. Gonzalez, Laura J. Schumacher and William J. Chase, and each of them, his or her true and lawful attorney-in-fact, for him or her and in his or her name, place and stead to affix his or her signature as director or officer or both, as the case may be, of the registrant, to any and all registration statements and amendments thereto (including post-effective amendments) and to file the same, with all exhibits thereto, and other documents in connection therewith, and to file with the SEC, granting unto each such attorney-in-fact full power and authority to do and perform every act and thing whatsoever necessary to be done in the premises, as fully as he or she might or could do if personally present, hereby ratifying and confirming all that each such attorney-in-fact shall lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated below on March 23, 2015.

Signature	Title

/s/ RICHARD A. GONZALEZ Richard A. Gonzalez	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
/s/ WILLIAM J. CHASE William J. Chase	Executive Vice President, Chief Financial Officer (Principal Financial Officer)
/s/ THOMAS A. HURWICH Thomas A. Hurwich	Vice President, Controller (Principal Accounting Officer)
/s/ ROBERT J. ALPERN, M.D. Robert J. Alpern, M.D.	Director
/s/ ROXANNE S. AUSTIN Roxanne S. Austin	Director

Signature	Title

/s/ WILLIAM H.L. BURNSIDE William H.L. Burnside	Director
/s/ EDWARD M. LIDDY Edward M. Liddy	Director
/s/ EDWARD J. RAPP Edward J. Rapp	Director
/s/ ROY S. ROBERTS Roy S. Roberts	Director
/s/ GLENN F. TILTON Glenn F. Tilton	Director
/s/ FREDERICK H. WADDELL Frederick H. Waddell	Director

EXHIBIT INDEX

Exhibit Number		Description of Exhibit
2.1	*	Agreement and Plan of Reorganization, dated as of March 4, 2015, by and among AbbVie Inc., Oxford Amherst Corporation, Oxford Amherst LLC and Pharmacyclics, Inc., as amended by Amendment No. 1 to Agreement and Plan of Reorganization, dated as of March 22, 2015 (incorporated by reference to composite copy included as Annex A to Part I of this Registration Statement)
3.1		Amended and Restated Certificate of Incorporation of AbbVie Inc. (incorporated by reference to Exhibit 3.1 of AbbVie's Current Report on Form 8-K filed on January 2, 2013)
3.2		Amended and Restated By-Laws of AbbVie Inc. (incorporated by reference to Exhibit 3.2 of AbbVie's Current Report on Form 8-K filed on January 2, 2013)
4.1
Indenture dated as of November 8, 2012 between AbbVie Inc. and U.S. Bank National Association (incorporated by reference to Exhibit 4.1 of Amendment No. 5 to AbbVie's Registration Statement on Form 10 filed on November 16, 2012)
4.2
Supplemental Indenture No. 1 dated as of November 8, 2012 among AbbVie Inc. and U.S. Bank National Association (incorporated by reference to Exhibit 4.2 of Amendment No. 5 to AbbVie's Registration Statement on Form 10 filed on November 16, 2012)
4.3
Support Agreement by and among AbbVie Inc., Oxford Amherst Corporation and Pharmacyclics, Inc. dated as of March 4, 2015 (incorporated by reference to Exhibit 4.1 of AbbVie's Current Report on Form 8-K filed on March 6, 2015)
5.1	*	Opinion of Wachtell, Lipton, Rosen & Katz regarding legality of securities being registered
8.1	*	Form of opinion of Wachtell, Lipton, Rosen & Katz as to tax matters.
8.2	*	Form of opinion of Wilson Sonsini Goodrich & Rosati P.C. as to tax matters
10.1
U.S. Transition Services Agreement dated as of December 31, 2012 by and between Abbott Laboratories and AbbVie Inc. (incorporated by reference to Exhibit 10.1 of AbbVie's Current Report on Form 8-K filed on January 2, 2013)
10.2
Ex-U.S. Transition Services Agreement dated as of December 31, 2012 by and between Abbott Laboratories and AbbVie Inc. (incorporated by reference to Exhibit 10.2 of AbbVie's Current Report on Form 8-K filed on January 2, 2013)
10.3
Tax Sharing Agreement entered into as of December 31, 2012 by and between Abbott Laboratories and AbbVie Inc. (incorporated by reference to Exhibit 10.3 of AbbVie's Current Report on Form 8-K filed on January 2, 2013)
10.4
Special Products Master Agreement dated as of December 31, 2012 by and between Abbott Laboratories and AbbVie Inc. (incorporated by reference to Exhibit 10.4 of AbbVie's Current Report on Form 8-K filed on January 2, 2013)
10.5
Employee Matters Agreement dated as of December 31, 2012 by and between Abbott Laboratories and AbbVie Inc. (incorporated by reference to Exhibit 10.5 of AbbVie's Current Report on Form 8-K filed on January 2, 2013)
10.6
Information Technology Agreement dated as of December 31, 2012 by and between Abbott Laboratories and AbbVie Inc. (incorporated by reference to Exhibit 10.8 of AbbVie's Current Report on Form 8-K filed on January 2, 2013)

Exhibit Number	Description of Exhibit
10.7	Transitional Trademark License Agreement dated as of December 31, 2012 by and between Abbott Laboratories and AbbVie Inc. (incorporated by reference to Exhibit 10.9 of AbbVie's Current Report on Form 8-K filed on January 2, 2013).
10.8
Form of Finished Goods Supply Agreements by and between Abbott Laboratories and AbbVie Inc. (incorporated by reference to Exhibit 10.11 of Amendment No. 2 to AbbVie's Registration Statement on Form 10 filed on September 4, 2012)
10.9
Form of Contract Manufacturing Agreements by and between Abbott Laboratories and AbbVie Inc. (incorporated by reference to Exhibit 10.12 of Amendment No. 2 to AbbVie's Registration Statement on Form 10 filed on September 4, 2012)
10.10
Form of Agreement Regarding Change in Control by and between AbbVie Inc. and its named executive officers (incorporated by reference to Exhibit 10.13 of Amendment No. 5 to AbbVie's Registration Statement on Form 10 filed on November 16, 2012)
10.11	AbbVie 2013 Incentive Stock Program (incorporated by reference to Exhibit A to the AbbVie Inc. Definitive Proxy Statement on Schedule 14A dated March 15, 2013)
10.12	AbbVie 2013 Management Incentive Plan (incorporated by reference to Exhibit 10.14 of AbbVie's Annual Report on Form 10-K filed on March 15, 2013)
10.13	AbbVie 2013 Performance Incentive Plan (incorporated by reference to Exhibit 10.15 of AbbVie's Annual Report on Form 10-K filed on March 15, 2013)
10.14	AbbVie Deferred Compensation Plan (incorporated by reference to Exhibit 10.16 of AbbVie's Annual Report on Form 10-K filed on March 15, 2013)
10.15	AbbVie Non-Employee Directors' Fee Plan (incorporated by reference to Exhibit 10.17 of AbbVie's Annual Report on Form 10-K filed on March 15, 2013)
10.16	AbbVie Supplemental Pension Plan (incorporated by reference to Exhibit 10.18 of AbbVie's Annual Report on Form 10-K filed on March 15, 2013)
10.17	AbbVie Supplemental Savings Plan (incorporated by reference to Exhibit 10.19 of AbbVie's Annual Report on Form 10-K filed on March 15, 2013)
10.18
Purchase Agreement dated November 5, 2012 between AbbVie Inc., Abbott Laboratories, as guarantor, and Morgan Stanley & Co. LLC, Barclays Capital Inc., J.P. Morgan Securities LLC, and Merrill Lynch, Pierce, Fenner & AbbVie Incorporated (incorporated by reference to Exhibit 10.21 of Amendment No. 6 to AbbVie's Registration Statement on Form 10 filed on November 30, 2012)
10.19
Form of AbbVie Inc. Non-Employee Director Restricted Stock Unit Agreement (incorporated by reference to Exhibit 10.2 of AbbVie's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013)
10.20
Form of AbbVie Inc. Non-Employee Director Non-Qualified Stock Option Agreement (incorporated by reference to Exhibit 10.3 of AbbVie's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013)
10.21
Form of AbbVie Inc. Performance Restricted Stock Agreement (CEO/Chairman) (incorporated by reference to Exhibit 10.4 of AbbVie's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013)

Exhibit Number		Description of Exhibit
10.22		Form of AbbVie Inc. Performance Restricted Stock Agreement (Annual) (incorporated by reference to Exhibit 10.5 of AbbVie's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013)
10.23		Form of AbbVie Inc. Performance Restricted Stock Agreement (Interim) (incorporated by reference to Exhibit 10.6 of AbbVie's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013)
10.24		Form of AbbVie Inc. Non-Qualified Stock Option Agreement (incorporated by reference to Exhibit 10.7 of AbbVie's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013)
10.25		Form of AbbVie Inc. Non-Qualified Replacement Stock Option Agreement (incorporated by reference to Exhibit 10.8 of AbbVie's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013)
10.26
Revolving Credit Agreement, dated as of August 18, 2014, among AbbVie, New AbbVie, Foreign HoldCo, JPMorgan Chase Bank, N.A. and the lenders and other parties party thereto (incorporated by reference to Exhibit 10.2 of AbbVie's Current Report on Form 8-K filed on August 21, 2014)
10.27
Amendment No. 1 to Revolving Credit Agreement, dated as of March 16, 2015, by and among AbbVie Inc., JPMorgan Chase Bank, N.A., as Administrative Agent, and the lenders party thereto (incorporated by reference to Exhibit 10.1 of AbbVie's Current Report on Form 8-K filed on March 20, 2015)
21.1		Subsidiaries of AbbVie (incorporated by reference to Exhibit 21.1 to AbbVie's Annual Report on Form 10-K for the year ended December 31, 2014)
23.1	*	Consent of Deloitte & Touche LLP
23.2	*	Consent of Ernst & Young LLP
23.3	*	Consent of PricewaterhouseCoopers LLP
23.4	*	Consent of Wachtell, Lipton, Rosen & Katz for legality opinion (included in the opinion filed as Exhibit 5.1 and incorporated herein by reference)
23.5	*	Consent of Wachtell, Lipton, Rosen & Katz for tax matters opinion (included in the opinion filed as Exhibit 8.1 and incorporated herein by reference)
23.6	*	Consent of Wilson Sonsini Goodrich & Rosati P.C. for tax matters opinion (included in the opinion filed as Exhibit 8.2 and incorporated herein by reference)
99.1	*	Consent of Centerview Partners LLC
99.2	*	Consent of J.P. Morgan Securities LLC
99.3	*	Form of Letter of Election and Transmittal
99.4	*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees
99.5	*	Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

*
Filed herewith.